UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

AGILE THERAPEUTICS, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required
☒	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

AGILE THERAPEUTICS, INC.

500 College Road East, Suite 310

Princeton, New Jersey 08540

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

July 25, 2024

Dear Fellow Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Agile Therapeutics, Inc., a Delaware corporation (“Agile,” the “Company,” “we,” “us” or “our”), to be held virtually on August 22, 2024, at 9:00 a.m. Eastern Time (including any adjournments or postponements thereof, the “Special Meeting”). Stockholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/AGRX2024SM and using the 16-digit control number included in your proxy materials. You will not be able to attend the Special Meeting in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” shall mean virtually present at the Special Meeting.

We have entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of June 25, 2024, with Insud Pharma, S.L., a Spanish company (“Insud”), and Exeltis Project, Inc., a Delaware corporation and indirect, wholly owned subsidiary of Insud (“Merger Sub”). Pursuant to and subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into Agile, with Agile surviving the merger as an indirect, wholly owned subsidiary of Insud (the “Merger”).

If the Merger is consummated, you will be entitled to receive $1.52 in cash, without interest, for each share of Company Common Stock that you own (unless you have properly exercised appraisal rights, including by not voting in favor of the Merger Proposal). Such merger consideration represents a premium of approximately 356% over the closing price of the shares of Company Common Stock of $0.33 on June 25, 2024, the last trading day before the public announcement that Agile entered into the Merger Agreement.

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Merger Agreement (the “Merger Proposal”). The affirmative vote of the holders of a majority of the outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), issued and outstanding as of the close of business on July 19, 2024 (the “Record Date”) is required to approve the Merger Proposal. At the Special Meeting, you also will be asked to consider and vote on a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the consummation of the Merger (the “Advisory Compensation Proposal”). The affirmative vote of the holders of a majority of the shares of Company Common Stock present or represented by proxy at the Special Meeting is required to approve the Advisory Compensation Proposal. Finally, at the Special Meeting, you will be asked to consider and vote on a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes or by proxy to approve the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”). The affirmative vote of the holders of a majority of the shares of Company Common Stock present or represented by proxy at the Special Meeting is required to approve the Adjournment Proposal.

The Board of Directors of Agile (the “Board”), after considering the factors more fully described in the enclosed proxy statement, has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Agile and the holders of shares of Company Common Stock, (ii) adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, in accordance with the General

Corporation Law of the State of Delaware, and approved the execution and performance by Agile of the Merger Agreement and the consummation by Agile of the transactions contemplated thereby, including the Merger, and (iii) resolved to recommend that holders of shares of Company Common Stock vote to approve the adoption of the Merger Agreement. The Board unanimously recommends that holders of shares of Company Common Stock vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the proxy statement, and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information. You may also obtain more information about Agile from documents we file with the Securities and Exchange Commission from time to time.

Whether or not you plan to attend the Special Meeting, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying postage prepaid envelope or grant your proxy electronically over the Internet or by telephone. Only your last-dated proxy will be counted, and any proxy may be revoked prior to its exercise at the Special Meeting. If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted.

Your vote is very important, regardless of the number of shares of Company Common Stock that you own. We cannot consummate the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock as of the Record Date.

If you have questions or need assistance voting your shares of Company Common Stock, please contact:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Fl.

Bloomfield, NJ 07003

Toll Free: 1-855-835-8315

Email: AGRX@allianceadvisors.com

On behalf of the Board, I thank you for your support and appreciate your consideration of this matter.

Very truly yours,

/s/ Al Altomari

Al Altomari

Chairperson and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. This proxy statement is dated July 25, 2024 and, together with the enclosed form of proxy card, is first being mailed to stockholders on or about July 25, 2024.

AGILE THERAPEUTICS, INC.

500 College Road East, Suite 310

Princeton, New Jersey 08540

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 22, 2024

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Agile Therapeutics, Inc., a Delaware corporation (“Agile,” the “Company,” “we,” “us” or “our”), will be held virtually via live webcast at www.virtualshareholdermeeting.com/AGRX2024SM on August 22, 2024 at 9:00 a.m. Eastern Time (including any adjournments or postponements thereof, the “Special Meeting”). The Special Meeting is being held for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of June 25, 2024, with Insud Pharma, S.L., a Spanish company (“Insud”), and Exeltis Project, Inc., a Delaware corporation and indirect, wholly owned subsidiary of Insud (“Merger Sub”). Pursuant to and subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged (the “Merger”) with and into Agile, with Agile surviving the merger as an indirect, wholly owned subsidiary of Insud (the “Merger Proposal”);
2.	To consider and vote on a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the consummation of the Merger (the “Advisory Compensation Proposal”); and
3.	To consider and vote on a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes or by proxy to approve the proposal to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Only Agile stockholders of record as of the close of business on July 19, 2024 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof.

The Board unanimously recommends that you vote:

1. “FOR” the Merger Proposal;

2. “FOR” the Advisory Compensation Proposal; and

3. “FOR” the Adjournment Proposal.

Your vote is very important, regardless of the number of shares of Agile common stock, par value $0.0001 per share (“Company Common Stock”), that you own. Whether or not you plan to attend the Special Meeting, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or attend the Special Meeting, your shares of Company

Common Stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal.

Under Delaware law, stockholders and beneficial owners who do not vote in favor of the Merger Proposal will have the right to seek appraisal of the fair value of their issued and outstanding shares of Company Common Stock as determined by the Delaware Court of Chancery if the Merger is consummated, but only if they submit a written demand for such an appraisal to Agile before the vote on the Merger Proposal and comply with the other Delaware law procedures explained in the accompanying proxy statement.

By Order of the Board of Directors,

/s/ Al Altomari

Al Altomari

Chairperson and Chief Executive Officer

Princeton, New Jersey

July 25, 2024

YOUR VOTE IS VERY IMPORTANT!

Whether or not you plan to attend the Special Meeting, please submit your proxy as soon as possible, whether over the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail in the prepaid reply envelope. You may revoke your proxy or change your vote before it is voted at the Special Meeting.

If your shares of Company Common Stock are held in the name of a bank, broker or other nominee, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided to you by your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

If your shares of Company Common Stock are registered directly in your name, voting electronically at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares of Company Common Stock through a bank, broker or other nominee and do not have a 16 digit control number, you must obtain a “legal proxy” in order to vote at the Special Meeting.

If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or vote by virtual ballot at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting, and if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal.

We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and its annexes, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or require assistance in submitting your proxy or voting your shares of Company Common Stock, please contact our proxy solicitor by using the contact information provided below:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Fl.

Bloomfield, NJ 07003

Toll Free: 1-855-835-8315

Email: AGRX@allianceadvisors.com

i

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Special Meeting, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Please refer to the “Summary” beginning on page  14 of this proxy statement and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference or referred to in this proxy statement, which you should read carefully and in their entirety.

Except as otherwise specifically noted in this proxy statement or as the context otherwise requires, “Agile,” “we,” “our,” “us,” the “Company” and similar words in this proxy statement refer to Agile Therapeutics, Inc. Throughout this proxy statement, we refer to Insud Pharma, S.L., a Spanish company, as “Insud” and Exeltis Project, Inc., a Delaware corporation and indirect, wholly owned subsidiary of Insud, as “Merger Sub.” In addition, throughout this proxy statement, we refer to: (1) the Agreement and Plan of Merger, dated as of June 25, 2024, as it may be amended from time to time, by and among Insud, Merger Sub and Agile, as the “Merger Agreement”; (2) the merger of Merger Sub with and into Agile, with Agile surviving as an indirect, wholly owned subsidiary of Insud as the “Merger”; (3) shares of our common stock, par value $0.0001 per share, as the “Company Common Stock”; (4) the holders of shares of Company Common Stock as the “Stockholders”; and (5) the special meeting of Stockholders described in this proxy statement, including any adjournments or postponements thereof, as the “Special Meeting”. Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

Q:Why am I receiving these proxy materials?

A:

On June 25, 2024, Agile entered into the Merger Agreement providing for the merger of Merger Sub, an indirect wholly owned subsidiary of Insud, with and into Agile, with Agile surviving the Merger as an indirect, wholly owned subsidiary of Insud. The Board of Directors of Agile (the “Board”) is furnishing this proxy statement and form of proxy card to the holders of shares of Company Common Stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:What is the proposed transaction?

A:

The proposed transaction is the acquisition of Agile by Insud pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement (the “Merger Proposal”) is approved by the holders of a majority of the shares of Company Common Stock issued and outstanding and entitled to vote thereon and the other closing conditions set forth in the Merger Agreement have been satisfied or, to the extent permitted by applicable law, waived, Merger Sub will be merged with and into Agile, with Agile surviving the Merger as an indirect, wholly owned subsidiary of Insud. As a result of the Merger, the shares of Company Common Stock will no longer be publicly traded and will no longer be quoted on the OTCQB Market (“OTCQB”). In addition, the shares of Company Common Stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Agile will no longer file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”).

Q:What will holders of shares of Company Common Stock receive if the Merger is consummated?

A:

Upon consummation of the Merger, you will be entitled to receive $1.52 in cash, without interest (the “Merger Consideration”), less any applicable withholding taxes, for each share of Company Common Stock that you own as of the effective time of the Merger (the “Effective Time”), unless you have properly exercised and not failed to perfect, waived, withdrawn or otherwise lost your right to appraisal in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”). For example, if you own 100 shares of Company Common Stock as of the Effective Time, you will receive $152.00 in cash in exchange for your shares of Company Common Stock (less any applicable withholding taxes). You will not be entitled to receive shares in the surviving corporation or in Insud as a result of the Merger.

Q:	How does the Merger Consideration compare to the market price of the shares of Company Common Stock as of a recent trading date?
A:

The Merger Consideration represents a premium of approximately 356% over the closing price of the shares of Company Common Stock on the OTCQB of $0.33 on June 25, 2024, the last trading day before the public announcement that Agile had entered into the Merger Agreement. You are encouraged to obtain current market quotations for the shares of Company Common Stock.

Q:	When and where is the Special Meeting?
A:

The Special Meeting will take place virtually on August 22, 2024, at 9:00 a.m. Eastern Time. There will not be a physical meeting location. Stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/AGRX2024SM and by using the 16-digit control number included in their proxy materials. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” shall mean virtually present at the Special Meeting.

Q:	Who is entitled to vote at the Special Meeting?
A:

Only holders of record of shares of Company Common Stock as of the close of business on July 19, 2024 (the “Record Date”) will be entitled to notice of, and to vote at, the Special Meeting. As of the close of business on the Record Date, there were 6,904,498 shares of Company Common Stock issued and outstanding. Each issued and outstanding share of Company Common Stock on that date will entitle its holder to one vote, virtually or by proxy, on all matters to be voted on at the Special Meeting.

Q:	What are Stockholders being asked to vote on at the Special Meeting?
A:	You are being asked to consider and vote on the following proposals:
●	The Merger Proposal;
●	The Advisory Compensation Proposal; and
●	A proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes virtually or by proxy to adopt the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

Pursuant to Agile’s amended and restated bylaws, the only business that will be transacted at the Special Meeting is the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal, as stated in the accompanying notice of the Special Meeting.

Q:	What vote is required to approve the proposal to adopt the Merger Agreement?
A:

The affirmative vote of the holders of a majority of the shares of Company Common Stock issued and outstanding as of the Record Date is required to approve the Merger Proposal. As a result, the failure to grant a proxy to vote your shares of Company Common Stock by submitting a signed proxy card, granting a proxy electronically over the Internet or by telephone or to vote virtually at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal.

Q:	What factors did the Board consider in deciding to enter into the Merger Agreement and recommending the adoption of the Merger Agreement by the Stockholders?
A:

In reaching its decision to unanimously adopt, approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and to recommend that the Stockholders approve the

Merger Proposal, the Board consulted with our senior management, as well as our legal and financial advisors, and considered the terms of the proposed Merger Agreement and the transactions contemplated thereby, including the Merger, as well as other alternatives, including, among other things, the Company’s ability to continue as a going concern. For a more detailed description of these factors, see “The Merger—Recommendation of the Agile Board of Directors and Reasons for the Merger” beginning on page 49 of this proxy statement.

Q:	What is a quorum and how many shares of Company Common Stock are needed to constitute a quorum?
A:

A quorum of Stockholders is the presence of Stockholders holding the minimum number of shares necessary to transact business at the Special Meeting. The holders of at least one-third of the shares of Company Common Stock entitled to vote at the Special Meeting, either present virtually or represented by proxy, will constitute a quorum at the Special Meeting. If a quorum is not present, then under our amended and restated bylaws, either (1) a majority in voting power of the Stockholders entitled to vote at the Special Meeting, present at the Special Meeting virtually or represented by proxy, or (2) any officer entitled to preside at, or act as secretary of the Special Meeting, may adjourn the meeting until Stockholders holding the requisite amount of shares of Company Common Stock to constitute a quorum shall be present virtually or represented, and the meeting may be held as adjourned without further notice other than an announcement at the meeting at which the adjournment is taken of the time, place, if any, and the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present virtually and vote at such adjourned meeting.

Q:

What vote is required to approve the proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the consummation of the Merger?

A:

The affirmative vote of the holders of a majority of the shares of Company Common Stock present virtually or represented by proxy at the Special Meeting is required to approve the Advisory Compensation Proposal.

Q:	What vote is required to approve the proposal to approve the adjournment of the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies?
A:

The affirmative vote of the holders of a majority of the shares of Company Common Stock present virtually or represented by proxy at the Special Meeting is required to approve the Adjournment Proposal.

Q:	How does the Board recommend that I vote?
A:

The Board, after considering the various factors described under “The Merger—Recommendation of the Agile Board of Directors and Reasons for the Merger” beginning on page 49 of this proxy statement, unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Agile and the Stockholders, (2) adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, in accordance with the DGCL, and approved the execution, delivery and performance by Agile of the Merger Agreement and the consummation by Agile of the transactions contemplated thereby, including the Merger, and (3) resolved to recommend that the Stockholders vote to approve the adoption of the Merger Agreement.

The Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Q:	What do I need to do now?
A:

We encourage you to read this proxy statement, the annexes to this proxy statement, including the Merger Agreement, and the documents we incorporate by reference and refer to in this proxy statement carefully and consider how the Merger affects you, and then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically on the Internet or by telephone, so that your shares of Company Common Stock can be voted at the Special Meeting. If you hold your shares of Company Common Stock in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares of Company Common Stock. Please do not send your stock certificates with your proxy card.

Q:	How can I vote my shares at the Special Meeting?
A:

Shares of Company Common Stock held in your name as the stockholder of record may be voted online at the virtual Special Meeting. You may cast your vote electronically during the Special Meeting using the 16 digit control number found on your proxy card or voting information form and following the instructions at www.virtualshareholdermeeting.com/AGRX2024SM. Even if you plan to attend the Special Meeting, we recommend that you vote before the Special Meeting, so that your vote will be counted if you later decide not to virtually attend the Special Meeting.

Q:	How can I vote my shares without attending the Special Meeting?
A:	Whether you hold your shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Special Meeting, as summarized below.

Internet - Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” until 11:59 p.m., Eastern Time, on August 21, 2024 by following the instructions at www.proxyvote.com. Most of our Stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. (“Broadridge”) online program. This program provides eligible Stockholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for Stockholders whose bank or brokerage firm is participating in the Broadridge program.

Telephone - Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will have received information with the proxy card explaining this procedure.

Mail - If you are a record holder (i.e., you own your shares directly and not through a broker), you may request a proxy card from us on which you can indicate your vote by completing, signing and dating the card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. If you hold your shares in street name, the voting instructions provided by your broker, trustee or nominee will indicate how you may vote by mail.

Q:	What is the difference between holding shares of Company Common Stock as a stockholder of record and as a beneficial owner?
A:

If your shares of Company Common Stock are registered directly in your name with our transfer agent, Broadridge, you are considered, with respect to those shares of Company Common Stock, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by or on behalf of Agile.

If your shares of Company Common Stock are held through a bank, broker or other nominee, you are considered the “beneficial owner” of such shares of Company Common Stock and are considered to hold them in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares of Company Common Stock, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares of Company Common Stock by following their instructions for voting. You are also invited to attend the Special Meeting and may vote via the Special Meeting website using the 16 digit control number included in your proxy materials. If you did not receive a 16 digit control number, you should follow the instructions from your bank, broker or other nominee, including any requirement to obtain a legal proxy.

Q:

Will my shares of Company Common Stock held in “street name” or another form of record ownership be combined for voting purposes with shares of Company Common Stock I hold as the stockholder of record?

A:

No. Because any shares of Company Common Stock you may hold in “street name” will be deemed to be held of record by a different stockholder than any shares of Company Common Stock you hold directly as the stockholder of record, any shares of Company Common Stock held in “street name” will not be combined for voting purposes with the shares of Company Common Stock you hold as the stockholder of record. Similarly, if you own shares of Company Common Stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of Company Common Stock because they are held in a different form of record ownership. Shares of Company Common Stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of Company Common Stock held in an individual retirement account must be voted under the rules governing the account.

Q:

If I hold my shares of Company Common Stock in “street name,” will my bank, broker or other nominee vote my shares of Company Common Stock for me on the proposals to be considered at the Special Meeting?

A:

Not without your direction. Your bank, broker or other nominee will only be permitted to vote your shares of Company Common Stock on any “non-routine” proposal if you instruct your bank, broker or other nominee on how to vote. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote your shares of Company Common Stock on routine matters if you fail to instruct your bank, broker or other nominee on how to vote your shares of Company Common Stock with respect to such matters. The proposals in this proxy statement are non-routine matters, and banks, brokers and other nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your bank, broker or other nominee on how you wish to vote your shares of Company Common Stock.

You should follow the procedures provided by your bank, broker or other nominee to instruct them, as applicable, to vote your shares of Company Common Stock. Without such instructions, your shares of Company Common Stock will not be voted at the Special Meeting. A failure to vote will have the same effect as if you voted “AGAINST” the Merger Proposal.

Q:	What happens if I do not vote?
A:

The required vote to approve the Merger Proposal is based on the total number of shares of Company Common Stock issued and outstanding as of the close of business on the Record Date, not just the shares of Company Common Stock that are voted at the Special Meeting. If you do not vote directly or by proxy, it will have the same effect as a vote “AGAINST” the Merger Proposal.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote by proxy?
A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy by:
●	delivering a written notice of revocation of your proxy to our Corporate Secretary at Agile Therapeutics, Inc., Attention: Corporate Secretary, 500 College Road East, Suite 310, Princeton, NJ 08540, prior to the Special Meeting;
●	signing a new proxy card with a date later than the date of the previously submitted proxy card relating to the same shares of Company Common Stock and returning it to us by mail prior to the Special Meeting;

●	submitting a new proxy by telephone prior to 11:59 p.m. Eastern Time on August 21, 2024, the day preceding the Special Meeting;
●	submitting a new proxy by Internet prior to 11:59 p.m. Eastern Time on August 21, 2024, the day preceding the Special Meeting; or
●	attending the Special Meeting and voting thereat (simply attending the Special Meeting will not cause your proxy to be revoked).

Please note, however, that only your last-dated proxy will count. Attending the Special Meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to Agile or by sending a written notice of revocation to Agile, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by Agile before the Special Meeting.

Please note that if you hold your shares of Company Common Stock in “street name,” and you have instructed a bank, broker or other nominee to vote your shares of Company Common Stock, the above-described options for revoking your voting instructions do not apply, and instead you should contact your bank, broker or other nominee for instructions regarding how to change or revoke your vote.

Q:	What is a proxy?
A:

A “proxy” is your legal designation of another person to vote your shares of Company Common Stock. This written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company Common Stock is called a “proxy card.” The Board has designated each of Scott M. Coiante and Geoffrey P. Gilmore, with full power of substitution, as proxies for the Special Meeting.

Q:	If a Company Stockholder gives a proxy, how are the shares of Company Common Stock voted?
A:

Regardless of the method you choose to grant a proxy to vote your shares of Company Common Stock, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Company Common Stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares of Company Common Stock should be voted “FOR” or “AGAINST” or to abstain from voting on the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company Common Stock should be voted on a matter, the shares of Company Common Stock represented by your properly signed proxy will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Q.	What if I vote for some but not all of the proposals?
A.

Shares of Company Common Stock represented by proxies received by the Company (whether received through the return of the enclosed proxy card or received via telephone or the Internet) where the stockholder has provided voting instructions with respect to the proposals described in this proxy statement will be voted in accordance with the voting instructions so made. If your proxy card is properly executed and returned but does not contain voting instructions as to one or more of the proposals to be voted upon at the Special Meeting, or if you give your proxy by telephone or via the Internet without indicating how you want to vote on each of the proposals to be voted upon at the Special Meeting, your shares will be voted:

●	FOR the Merger Proposal;

●	FOR the Advisory Compensation Proposal; and
●	FOR the Adjournment Proposal.

If your shares are held through a bank, broker or other nominee and you do not properly instruct your bank, broker or other nominee how to vote your shares on any proposal to be brought before the Special Meeting, your bank, broker or other nominee matters will not be able to vote your shares on such proposal. We encourage you to provide instructions to your bank, broker or other nominee by carefully following the instructions provided to ensure that your shares are voted at the Special Meeting in accordance with your desires.

Q:	May I attend the Special Meeting and vote in person?
A:

All Stockholders as of the Record Date may attend and vote at the virtual Special Meeting by visiting www.virtualshareholdermeeting.com/AGRX2024SM and by using the 16 digit control number included in their proxy materials. You will not be able to attend the Special Meeting physically in person.

●	Stockholders of record: If you are a stockholder of record, in order to participate in the Special Meeting, you will need your 16-digit control number included on the proxy notice, proxy card or the voting instruction form previously distributed to you. If you are a stockholder of record, you may vote electronically during the Special Meeting by following the instructions available at www.virtualshareholdermeeting.com/AGRX2024SM.
●	Stockholders holding shares in “street” name: If your shares are held in “street name” through a brokerage firm, bank, trust or other similar organization and you do not have a 16-digit control number, in order to participate in the Special Meeting, you must first obtain a legal proxy from your bank, broker or other nominee reflecting the number of shares of Company Common Stock you held as of the record date, your name and email address. If you hold your shares of Company Common Stock in “street name,” you must obtain the appropriate documents from your bank, broker or other nominee giving you the right to vote the shares at the Special Meeting.

Instructions on how to attend and participate in the Special Meeting via the webcast are posted at www.virtualshareholdermeeting.com/AGRX2024SM.

You should ensure that you have a strong Internet connection and allow plenty of time to log in and ensure that you can hear streaming audio prior to the start of the Special Meeting. We will offer live technical support for all Stockholders attending the meeting. Technical support phone numbers will be available on the virtual-only meeting platform at www.virtualshareholdermeeting.com/AGRX2024SM.

Even if you plan to attend the Special Meeting, we encourage you to complete, sign, date and return the enclosed proxy or grant a proxy electronically over the Internet or via telephone to ensure that your shares of Company Common Stock will be represented at the Special Meeting. If you hold your shares of Company Common Stock in “street name,” because you are not the stockholder of record, we encourage you to provide voting instructions to your bank, broker or other nominee.

Q:	What happens if I sell or otherwise transfer my shares of Company Common Stock before consummation of the Merger?
A:

If you sell or transfer your shares of Company Common Stock before consummation of the Merger, you will have transferred your right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your shares of Company Common Stock through consummation of the Merger.

The Record Date for stockholders entitled to vote at the Special Meeting is earlier than the date the Merger is anticipated to be consummated. Accordingly, if you sell or transfer your shares of Company Common Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of Company Common Stock, and each of you notifies Agile in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is consummated, to the person to whom you sell or transfer your shares of Company Common Stock, but you will have retained your right to vote these shares of Company Common Stock at the Special Meeting. Even if you sell or otherwise transfer your shares of Company Common Stock after the Record Date, we encourage you to complete, date, sign and return the enclosed proxy card or grant a proxy via the Internet or telephone.

Q:	How will I receive the Merger Consideration to which I am entitled?
A:

If you hold your shares of Company Common Stock in certificated form, you will receive a letter of transmittal shortly after the Merger is consummated instructing you how to surrender your stock certificates to a paying agent to be designated by Insud (which will be the Company’s transfer agent or another bank or trust company acceptable to the Company) in order to receive the Merger Consideration to which you are entitled. Please do not send in your stock certificates now. If you hold your shares of Company Common Stock in book-entry form but not through the Depository Trust Company (“DTC”), you will receive instructions regarding delivery of an “agent’s message” with respect to such book-entry shares. If your shares of Company Common Stock are held in “street name” by your bank, broker or other nominee, you may receive instructions from your bank, broker or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares of Company Common Stock in exchange for the Merger Consideration.

Q:	Should I send in my stock certificate(s) or other evidence of ownership now?
A:	No. Please do not send in your stock certificates or other documents evidencing ownership of your shares of Company Common Stock now or with your proxy card.
Q:	I do not know where my stock certificate is. How will I get the Merger Consideration for my shares of Company Common Stock?
A:

If the Merger is consummated, the transmittal materials you will receive after the consummation of the Merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. You may also be required to post a bond as indemnity against any potential loss.

Q:	When do you expect the Merger to be consummated?
A:

Consummation of the Merger is subject to various closing conditions, including, among others, adoption of the Merger Agreement by the holders of a majority of the shares of Company Common Stock issued and outstanding and entitled to vote as of the Record Date and certain other conditions described below in the Section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 99 of this proxy statement.

We currently anticipate that the Merger will be consummated in the third quarter of 2024, assuming satisfaction or waiver of all of the conditions to the Merger. However, it is possible, including as a result of factors outside the control of Agile and Insud, that the Merger will be consummated at a later time or not at all.

Q:	What effects will the Merger have on Agile?
A:

The shares of Company Common Stock are currently quoted on the OTCQB under the symbol “AGRX.” As a result of the Merger, Agile will cease to be a publicly traded company and will become an indirect, wholly owned subsidiary of Insud. As soon as reasonably practicable following the consummation of the Merger, the shares of Company Common Stock will cease trading on and no longer be quoted on the OTCQB and will be deregistered under the Exchange Act, and Agile will no longer be required to file periodic reports with the SEC.

Q:	What happens if the Merger is not consummated?
A:

If the Merger Agreement is not adopted by the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote as of the Record Date or if the Merger is not consummated for any other reason, Stockholders will not receive any payment for their shares of Company Common Stock pursuant to the Merger Agreement. Instead, Agile will remain a public company, the shares of Company Common Stock will continue to be quoted and traded on the OTCQB and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. The Company has serious concerns about its ability to continue as a going concern if the Merger is not approved.

Under specified circumstances, we may be required to pay Insud a termination fee of $1,260,000 and repay to Insud’s subsidiary Exeltis USA, Inc. (“Exeltis”) amounts outstanding under the Bridge Loan (as defined herein) upon the termination of the Merger Agreement as described under “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 101 of this proxy statement.

Q:	Do any directors or executive officers have interests in the Merger that may differ from those of Stockholders generally?
A:

In considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder, including that (a) certain executive officers and members of the Board hold Agile equity awards that may accelerate in connection with the Merger, (b) certain executive officers may receive severance payments and other benefits (described further below) pursuant to their employment agreements with Agile or Agile’s change in control severance plan in the event of certain terminations of employment in connection with, or following, the Merger, if consummated, and (c) if the Merger is consummated, Agile will make payments to members of our Board for unpaid director fees (earned in the ordinary course of each director’s service on the Board) that have been accruing since April of 2023.

Q:	Who will count the votes obtained at the Special Meeting?
A:	The votes will be counted by the inspector of elections appointed for the Special Meeting.
Q:	Who will bear the cost of soliciting votes for the Special Meeting?
A:

We will bear all expenses of this solicitation. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Agile may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.

Q:	Where can I find the voting results of the Special Meeting?
A:

We intend to publish final voting results in a Current Report on Form 8-K that we will file with the SEC within four business days of the Special Meeting. All reports that we file with the SEC are publicly available when filed. See “Where You Can Find More Information” beginning on page 111 of this proxy statement.

Q:	What are the material U.S. federal income tax consequences to Stockholders of the exchange of the shares of Company Common Stock for cash pursuant to the Merger?
A:

The exchange of the shares of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A “U.S. Holder” (as defined below under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Shares of Company Common Stock” beginning on page 78 of this proxy statement) generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder pursuant to the Merger and such U.S. Holder’s adjusted tax basis in the shares of Company Common Stock surrendered pursuant to the Merger. A “Non-U.S. Holder” (as defined below under “The Merger— Material U.S. Federal Income Tax Consequences of the Merger to Holders of Shares of Company Common Stock” beginning on page 78 of this proxy statement) generally will not be subject to U.S. federal income tax with respect to the exchange of the shares of Company Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding. You are urged to consult your tax advisors to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction or other tax laws. A more complete description of the material U.S. federal income tax consequences of the Merger is provided under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Shares of Company Common Stock” beginning on page 78 of this proxy statement.

Q:	What will holders of Company warrants receive in the Merger?
A:

In connection with the Merger Agreement described above, on June 25, 2024, the holders of an aggregate of approximately 95% of the outstanding Company Warrants signed a cash-out acknowledgment and cancellation agreement dated as of June 25, 2024 (the “Warrant Cash-Out Agreement”). In the Warrant Cash-Out Agreement, the relevant warrant holders agreed to terminate and cancel all of their outstanding warrants in exchange for the right to receive a cash payment (the “Cash Payment”), which in aggregate totals approximately $10.6 million. Following the execution of the Merger Agreement and prior to the Effective Time, the Company shall use its best efforts (without requiring any incremental payment to the holder of any Company Warrant prior to the Closing Date) to cause each holder of Company Warrants to execute an agreement, in form and substance reasonably acceptable to Insud and substantially identical to the Warrant Cash-Out Agreement, providing for the termination and cancellation of such Company Warrants in exchange for the payment by the Company of a cash payment specified therein to such holder following the Effective Time. In the event the holder of any Company Warrant does not enter into such a substantially identical cancellation agreement or elect to exercise its rights to settlement under any “Fundamental Transaction” provisions of the relevant Company Warrant (which is expected to be approximately equal to the cash payment proposed to be included in such substantially identical cancellation agreement) prior to the Closing Date or within 30 days thereafter, such Company Warrant will continue to be outstanding, but represent only the right to the difference (if any) between the applicable exercise price and the Common Stock Merger Consideration. For additional information regarding the treatment of Company Warrants, see “The Merger Agreement—Treatment of Company Warrants” beginning on page 84 of this proxy statement.

Q:	What will the holders of Agile equity awards receive in the Merger?
A:

Under the Merger Agreement, each outstanding and unexercised Agile stock option will, to the extent unvested, become fully vested and exercisable immediately prior to, and contingent upon, the Effective Time. At the Effective Time, each Agile stock option that is outstanding and unexercised immediately prior to the Effective Time and that has a per share exercise price that is less than the per share Merger Consideration (each, an “In the Money Option”) will be cancelled and, in exchange therefor, each former holder thereof will be entitled to receive a payment in cash (without interest and subject to any applicable withholding or other taxes required by applicable law) equal to the product of (1) the total number of shares of Company Common Stock subject to such In the Money Option immediately prior to the Effective Time and (2) the excess, if any, of the per share

Merger Consideration over the per share exercise price payable for such In the Money Option (the “Option Consideration”). At the Effective Time, each Agile stock option other than an In the Money Option that is then outstanding and unexercised will be cancelled with no consideration payable in respect thereof. Note that none of the Agile stock options currently outstanding are In the Money Options. Therefore, such Agile stock options will be cancelled with no consideration payable in respect thereof.

At the Effective Time, each Agile restricted stock unit award (each, a “Agile RSU”) that is outstanding immediately prior to the Effective Time will be cancelled and converted automatically into the right to receive a payment in cash (without interest and subject to any applicable withholding or other taxes required by applicable law), equal to the product of (1) the Merger Consideration multiplied by (2) the total number of shares of Company Common Stock subject to such Agile RSU immediately prior to the Effective Time (the “RSU Consideration”).

For additional information regarding the treatment of Agile equity awards, see “The Merger Agreement—Treatment of Equity Awards and the Stock Plans” beginning on page 83 of this proxy statement.

Q:	What will happen to the Agile 2023 Equity Incentive Plan?
A:

Under the Merger Agreement, as of the Effective Time, the Agile Therapeutics, Inc. 2023 Equity Incentive Plan and all other historical equity or equity-based incentive compensation plans (collectively, the “Stock Plans”) and all outstanding equity and equity-based awards granted thereunder will terminate, and no further shares of Company Common Stock, Agile stock options, Agile RSUs, equity interests or other rights with respect to shares of stock of Agile will be granted under the Stock Plans.

For additional information regarding Agile’s equity compensation and the Stock Plans, see “The Merger Agreement—Treatment of Equity Awards and the Stock Plans” beginning on page 83 of this proxy statement.

Q:	Are holders of shares of Company Common Stock entitled to appraisal rights in connection with the Merger under the DGCL?
A:

Yes. As a holder of record or beneficial owner of shares of Company Common Stock, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. Under the DGCL, holders and beneficial owners of shares of Company Common Stock who do not vote for the adoption of the Merger Agreement have the right to seek appraisal of the fair value of their shares of Company Common Stock, as determined by the Delaware Court of Chancery if the Merger is consummated. Appraisal rights are only available if the holder or beneficial owner of the shares of Company Common Stock comply fully with all applicable requirements of Section 262 of the DGCL. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the consideration that such holder of shares of Company Common Stock may receive in the Merger. Any stockholder or beneficial owner intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Agile before the vote on the adoption of the Merger Agreement is taken and must not vote or otherwise submit a proxy to vote in favor of adoption of the Merger Agreement. Failure to follow exactly the procedures specified under Section 262 of the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights we encourage you to seek the advice of your own legal counsel. See “The Merger—Appraisal Rights” beginning on page 73 of this proxy statement.

Q:	What should I do if I receive more than one set of voting materials?
A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if your shares of Company Common Stock are held in more than one brokerage account or are registered differently, you will receive more than one proxy card or voting instruction card. Please complete, date, sign and return (or grant a proxy to vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive to ensure that all of your shares of Company Common Stock are voted.

Q:	What does it mean if multiple members of my household are stockholders, but we only received one full set of proxy materials in the mail?
A:

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the notice of the Special Meeting and the proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees and is beneficial for the environment. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the notice of the Special Meeting and the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the notice of the Special Meeting and the proxy materials, stockholders should send their requests to our principal executive offices, Attention: Corporate Secretary as provided below. Stockholders who hold shares in street name (as described above) may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding shares of Company Common Stock.

Q:	Who can help answer my questions?
A:

If you have any more questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or enclosed proxy card, or require assistance in submitting your proxy or voting your shares of Company Common Stock, please contact our proxy solicitor at the contact information provided below:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Fl.

Bloomfield, NJ 07003

Toll Free: 1-855-835-8315

Email: AGRX@allianceadvisors.com

If your bank, broker or other nominee holds your shares of Company Common Stock, you should also call your bank, broker or other nominee for additional information.

SUMMARY

This summary highlights selected information contained in this proxy statement, including with respect to the Merger and the Merger Agreement. This summary may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire proxy statement, the annexes, including the Merger Agreement, and the documents we incorporate by reference into this proxy statement. You may obtain the documents and information incorporated by reference into this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 111 of this proxy statement. The Merger Agreement is attached as Annex A to this proxy statement and incorporated herein by reference.

The Companies (page 29)

Agile Therapeutics, Inc.

Agile is a Delaware corporation with its principal executive offices located at 500 College Road East, Suite 310, Princeton, NJ 08540, telephone number (609) 683-1880. Agile is a women’s healthcare company dedicated to fulfilling the unmet health needs of today’s women. Agile is committed to innovating in women’s healthcare where there continues to be unmet needs – not only in contraception – but also in other meaningful women’s health therapeutic areas. Agile is focused on its advancement as a commercial company and the growth of its first and only product, Twirla, a once-weekly prescriptions combination hormonal contraceptive patch. Twirla exposes patients to an estrogen dose consistent with commonly prescribed combined hormonal contraceptives, or CHCs, and is lower than the estrogen dose found in other marketed contraceptive patches. Agile believes there is a market need for a contraceptive patch that is designed to deliver hormonal exposure equivalent to 30 mcg of estrogen and 120 mcg of progestin in a convenient once-weekly dosage form that may support compliance in a noninvasive fashion. Twirla leverages Agile’s proprietary transdermal patch technology called Skinfusion®. Skinfusion is designed to allow drug delivery through the skin while promoting patch adhesion and patient comfort and wearability, which may help support compliance.

The shares of Company Common Stock are quoted on the OTCQB under the symbol “AGRX.” See “The Companies—Agile Therapeutics, Inc.” beginning on page 29 of this proxy statement.

Additional information about Agile is contained in certain of its public filings that are incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 111 of this proxy statement.

Insud Pharma, S.L.

Insud is the holding company parent of a pharmaceutical group with more than 45 years of history and a presence in around 50 countries. Insud also has approximately 9,000 employees worldwide and 20 manufacturing plants.

Insud operates throughout different segments of the pharmaceutical industry, offering specialized knowledge in scientific research, development, manufacturing, and sales and marketing of a wide range of active pharmaceutical ingredients (APIs), finished dosage forms (FDFs), branded pharmaceutical products, and biopharmaceuticals.

Insud seeks to improve health throughout the world by providing accessible, effective, safe and quality pharmacological treatments through its different business units, with continuous investment in R&D and the latest technologies.

Exeltis Project, Inc.

Merger Sub is a Delaware corporation and indirect, wholly owned subsidiary of Insud that was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Prior to the effective time of the Merger, Merger Sub will have engaged in no other business activities and will have no assets, liabilities or obligations other than as expressly contemplated in connection with the transactions contemplated by the Merger Agreement and liabilities and obligations incidental to its formation and the transactions contemplated by the Merger Agreement or the maintenance of its existence.

The Special Meeting (page 30)

This proxy statement is being furnished to Stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held virtually on August 22, 2024, at 9:00 a.m. Eastern Time, or at any adjournment or postponement thereof. Stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/AGRX2024SM and by using the 16-digit control number included in their proxy materials. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” shall mean virtually present at the Special Meeting.

Shares of Company Common Stock held directly in your name as a stockholder of record may be voted at the Special Meeting via the Special Meeting website. Shares held in “street name” may be voted at the Special Meeting via the Special Meeting website using the 16-digit control number included in your proxy materials. If you did not receive a 16-digit control number, you should follow the instructions from your bank, broker or other nominee, including any requirement to obtain a legal proxy.

At the Special Meeting, Stockholders of record as of the Record Date will be asked to vote on the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal, each as further described below.

The Merger Proposal (page 104)

Stockholders will be asked to consider and vote upon the proposal to adopt the Merger Agreement. The Merger Agreement provides, among other things, that, upon the terms and subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth therein, Merger Sub will be merged with and into Agile, with Agile surviving the Merger as an indirect, wholly owned subsidiary of Insud. At the Effective Time and as a result of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held by stockholders who have perfected their statutory rights of appraisal under Section 262 of the DGCL (the “Excluded Shares”)) will be cancelled and converted automatically into the right to receive $1.52 per shares in cash, without interest and less any applicable withholding tax.

Following the Merger, the shares of Company Common Stock will no longer be publicly quoted and traded on the OTCQB; the shares of Company Common Stock will be deregistered under the Exchange Act; Agile will no longer file periodic reports with the SEC; and existing Stockholders will cease to have any ownership interest in Agile.

Record Date; Shares Entitled to Vote; Quorum (page 30)

You are entitled to receive notice and to vote at the Special Meeting if you owned shares of Company Common Stock as of the close of business on July 19, 2024, which is the Record Date for the Special Meeting. As of the Record Date, there were 6,904,498 shares of Company Common Stock issued and outstanding and entitled to vote at the Special Meeting. A quorum of Stockholders is necessary to transact business at the Special Meeting. The presence at the Special Meeting, virtually or by proxy, of the holders of at least one-third of our issued and outstanding shares of Company Common Stock entitled to vote at the Special Meeting, will constitute a quorum at the Special Meeting and permit Agile to transact business at the Special Meeting.

Vote Required (page 31)

Each share of Company Common Stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting.

Approval of the Merger Proposal requires the holders of a majority of the shares of Company Common Stock issued and outstanding as of the Record Date to vote “FOR” the Merger Proposal. A failure to vote your shares of Company Common Stock or an abstention from voting for the Merger Proposal will have the same effect as a vote

“AGAINST” the Merger Proposal. If you hold your shares of Company Common Stock in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares of Company Common Stock on the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal.

Approval of the Advisory Compensation Proposal and Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Company Common Stock present virtually or represented by proxy at the Special Meeting. An abstention from voting for the Advisory Compensation Proposal or Adjournment Proposal will have the same effect as a vote “AGAINST” the Advisory Compensation Proposal and Adjournment Proposal. If you hold your shares of Company Common Stock in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares of Company Common Stock on the Advisory Compensation Proposal or Adjournment Proposal will have no effect on the outcome of these proposals. The vote on each of the Advisory Compensation Proposal and the Adjournment Proposal is a vote separate and apart from the vote to approve the Merger Proposal.

Recommendation of the Agile Board of Directors and Reasons for the Merger (page 49)

The Board recommends that the Stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal. In its determinations and in reaching its recommendations, the Board held a number of meetings, consulted with Agile senior management and its outside legal and financial advisors, and considered a number of factors and a substantial amount of information. For a description of the factors considered by the Board in reaching this decision, including potentially negative factors against which the anticipated benefits of the Merger were weighed, and additional information on the recommendations of the Board, see the section of this proxy statement titled “The Merger—Recommendation of the Agile Board of Directors and Reasons for the Merger” beginning on page 49 of this proxy statement.

Opinion of H.C. Wainwright & Co., LLC (page 54)

Agile retained H.C. Wainwright & Co., LLC (“Wainwright”) as financial advisor in connection with the Merger. In connection with this engagement, the Board requested that Wainwright evaluate the fairness, from a financial point of view, to the holders of shares of Company Common Stock (other than the Excluded Shares and any shares of Company Common Stock held by any affiliate of Agile or Insud) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. On June 25, 2024, Wainwright rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated June 25, 2024 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Wainwright in preparing its opinion, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement (the “Common Stock Merger Consideration”), was fair, from a financial point of view, to such holders.

The full text of Wainwright’s written opinion, dated June 25, 2024, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Wainwright in preparing its opinion, is attached as Annex B and is incorporated herein by reference. Wainwright’s financial advisory services and opinion were provided for the information and assistance of the members of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Merger and Wainwright’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of shares of Company Common Stock (other than Excluded Shares and any shares of Company Common Stock held by any affiliate of Agile or Insud) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Wainwright’s opinion did not address any other term or aspect of the Merger Agreement or the Merger and does not constitute a recommendation to any Company Stockholder or any other person as to how such Company Stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Merger or any other matter.

The full text of Wainwright’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Wainwright in preparing its opinion.

Certain Effects of the Merger on Agile (page 37)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into Agile, with Agile surviving as a wholly owned indirect subsidiary of Insud. Throughout this proxy statement, we use the term “Surviving Corporation” to refer to Agile as the surviving corporation following the Merger. If the Merger is consummated, you will not own any shares of the capital stock of the Surviving Corporation. The Effective Time will occur, if it occurs, upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date and time as we and Insud may agree in writing and specify in such certificate of merger). Throughout this proxy statement, we use the term “Closing Date” to refer to the date on which the closing of the Merger occurs.

Effect on Agile if the Merger Is Not Consummated (page 37)

If the Merger Agreement is not adopted by the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote as of the Record Date or if the Merger is not consummated for any other reason, Stockholders will not receive any payment for their shares of Company Common Stock pursuant to the Merger Agreement. Instead, Agile will remain a public company, the shares of Company Common Stock will continue to be quoted and traded on the OTCQB and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Under specified circumstances, upon termination of the Merger Agreement, Agile may be required to pay Insud a termination fee and repay amounts outstanding under the Bridge Loan, as described under “The Merger Agreement— Termination Fee; Certain Expenses” beginning on page 101 of this proxy statement.

Furthermore, if the Merger is not consummated, depending on the circumstances that caused the Merger not to be consummated, the price of the shares of Company Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the shares of Company Common Stock would return to the price at which the shares of Company Common Stock trade as of the date of this proxy statement. The Company has serious concerns about its ability to continue as a going concern if the Merger is not approved. The Company currently has a net working capital deficiency, and if the Merger is not consummated, the Company may not be able to continue in the ordinary course and may need to seek bankruptcy protection.

Additionally, concurrently with the execution of the Merger Agreement, Insud made available to the Company a line of credit in a maximum aggregate principal amount of up to $8,000,000 (the “Commitment Amount” and such loan, the “Bridge Loan”) pursuant to a Revolving Promissory Note (the “Note”), issued by the Company, as borrower, in favor of Exeltis (a wholly owned subsidiary of Insud), which is secured by certain intellectual property assets and rights of the Company. In the event the Merger is not consummated in certain instances, Exeltis shall have the right to declare an ‘Event of Default’ under the Note and immediately declare any amounts outstanding under the Notes due and payable and Agile shall be obligated to repay any amounts outstanding under the Bride Loan. Since the Bridge Loan is secured by Agile’s intellectual property, if Agile cannot repay the Bridge Loan, Exeltis would have the right to foreclose on such collateral as recourse for the failure to pay. For further description of the terms and conditions of the Bridge Loan, see the section of this proxy statement titled “The Merger—Effect on Agile if the Merger is Not Consummated” beginning on page 37 of this proxy statement.

Merger Consideration (page 38)

At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be cancelled and cease to exist and will be converted automatically into the right to receive $1.52 per share in cash, without interest and subject to applicable withholding taxes.

After the Merger is consummated, holders of shares of Company Common Stock will no longer have any rights as an Agile stockholder as a result of the Merger, nor will they be entitled to receive any shares in Insud or the Surviving Corporation.

Treatment of Company Warrants (page 84)

Prior to the execution of the Merger Agreement, the Majority Warrant Holders entered into an agreement with the Company to receive the Cash Payment from the Company following the Effective Time in exchange for the automatic termination and cancellation of their respective warrants. Pursuant to the Merger Agreement, the Company is obligated to use its best efforts (without requiring any incremental payment to the holder of any Company Warrant prior to the Closing Date) to cause each other holder of warrants to execute an agreement, in form and substance reasonably acceptable to Insud and substantially identical to the Warrant Cash-Out Agreement, providing for the termination and cancellation of such warrants in exchange for the payment by the Company of a cash payment specified therein to such holder following the Effective Time. In the event the holder of any Company Warrant does not enter into such a substantially identical cancellation agreement or elect to exercise its rights to settlement under any “Fundamental Transaction” provisions of the relevant Company Warrant (which is expected to be approximately equal to the cash payment proposed to be included in such substantially identical cancellation agreement) prior to the Closing Date or within 30 days thereafter, such Company Warrant will continue to be outstanding, but represent only the right to the difference (if any) between the applicable exercise price and the Common Stock Merger Consideration. For additional information regarding the treatment of Company Warrants, see “The Merger Agreement—Treatment of Company Warrants” beginning on page 84 of this proxy statement.

Treatment of Equity Awards and the Stock Plans (page 83)

None of the Agile stock options currently outstanding are In the Money Options. Therefore, such Agile stock options will be cancelled with no consideration payable in respect thereof.

At the Effective Time, each Agile RSU that is outstanding immediately prior to the Effective Time will be cancelled and converted automatically into the right to receive a payment in cash (without interest and subject to any applicable withholding or other taxes required by applicable law), equal to the RSU Consideration for such Agile RSU.

Under the Merger Agreement, as of the Effective Time, all Stock Plans and all outstanding equity and equity-based awards granted thereunder will terminate, and no further shares of Company Common Stock, Agile stock options, Agile RSUs, equity interests or other rights with respect to shares of stock of Agile will be granted under the Stock Plans. Promptly following June 25, 2024, Agile and the Board (or, if appropriate, any committee thereof) will adopt appropriate resolutions and take all other actions necessary, prior to the Effective Time, to effect the treatment of the Agile stock options, Agile RSUs, and Agile warrants and termination of the Stock Plans, as applicable, under the Merger Agreement.

Interests of the Directors and Executive Officers of Agile in the Merger (page 64)

Certain of Agile’s directors and executive officers may have financial interests in the Merger that are different from, or in addition to, the interests of stockholders of Agile generally. The Board was aware of these potential interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Stockholders adopt the Merger Agreement. These interests include the following, among others:

●	The Agile equity awards held by Agile’s directors and executive officers will accelerate and vest and be treated as detailed above;
●	Pursuant to an employment agreement or Agile’s change of control severance plan, Agile’s executive officers are each eligible for severance payments and benefits upon a qualifying termination of employment in connection with or following the Merger;
●	If the Merger is consummated, Agile will make payments to members of our Board for unpaid director fees (earned in the ordinary course of each director’s service on the Board) that have been accruing since April 2023; and

●	Agile’s directors and executive officers are entitled to continued indemnification following the Merger.

The interests of Agile’s directors and executive officers are described in more detail in the section titled “The Merger—Interests of the Directors and Executive Officers of Agile in the Merger” beginning on page 64 of this proxy statement.

Financing of the Merger (page 72)

The consummation of the Merger is not conditioned upon receipt of financing by Insud. Insud has represented in the Merger Agreement that it has access to, and will cause Merger Sub to have, at the closing of the Merger (the “Closing”) and the Effective Time, sufficient funds for the consummation of the Merger and other transactions contemplated by the Merger Agreement, including payment in cash of the aggregate consideration payable under the Merger Agreement, and to pay all related fees and expenses required to be paid by Insud and Merger Sub pursuant to the terms of the Merger Agreement.

Appraisal Rights (page 73)

Under Section 262 DGCL, stockholders who do not vote in favor of the adoption of the Merger Agreement are entitled to seek appraisal of the “fair value” of their shares of Company Common Stock as determined by the Delaware Court of Chancery but only if all procedures described in Section 262 are strictly complied with. This means that Agile stockholders (and beneficial owners) who perfect their appraisal rights, who do not thereafter withdraw their demand for appraisal and who follow the procedures set forth in Section 262 of the DGCL may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash for the fair value of their shares of Company Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of shares of Company Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262 of the DGCL.

Persons who exercise appraisal rights under Section 262 of the DGCL will not receive the consideration that they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of Company Common Stock, following petition to, and an appraisal by, the Delaware Court of Chancery. Persons considering seeking appraisal should recognize that the fair value of their shares of Company Common Stock determined under Section 262 could be more than, the same as or less than the consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A holder of record of shares of Company Common Stock and a beneficial owner of shares of Company Common Stock who:

●	properly demands appraisal of the applicable shares before the vote is taken on the Merger Proposal and continuously holds or beneficially owns, as applicable, such shares from the date of making the demand for appraisal pursuant to Section 262 through the effective date of the Merger;
●	has not consented to the Merger in writing or otherwise voted (either virtually at the Special Meeting or by proxy) in favor of the Merger Proposal or otherwise withdrawn, lost or waived appraisal rights;
●	strictly complies with the procedures under Section 262 of the DGCL;

●	does not thereafter withdraw his, her or its demand for appraisal of such shares; and
●	in the case of a holder of record of shares, reasonably informs Agile of the identity of such holder and that such holder intends thereby to demand appraisal of such holder’s shares and, in the case of a beneficial owner, a person who (1) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (2) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provides an address at which such beneficial owner consents to receive notices given by Agile and to be set forth on the Chancery List (as defined in the section entitled “The Merger—Appraisal Rights” beginning on page 73 of this proxy statement);

will be entitled to receive the fair value of his, her or its shares of Company Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

A copy of Section 262 of the DGCL is attached to this proxy statement as Annex C. The foregoing summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. For more information, please see the section entitled “The Merger—Appraisal Rights” beginning on page 73 of this proxy statement and Annex C.

Material U.S. Federal Income Tax Consequences of the Merger to Holders of Shares of Company Common Stock (page 78)

The receipt of cash for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. Holder (as defined below under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Shares of Company Common Stock”) in exchange for such U.S. Holder’s shares of Company Common Stock in the Merger generally will result in such U.S. Holder’s recognition of gain or loss in an amount equal to the difference, if any, between the cash such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Company Common Stock surrendered in the Merger. A Non-U.S. Holder (as defined below under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Shares of Company Common Stock” beginning on page 78 of this proxy statement) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of Company Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding. For more information, stockholders should refer to the discussion under “The Merger— Material U.S. Federal Income Tax Consequences of the Merger to Holders of Shares of Company Common Stock” beginning on page 78 of this proxy statement and consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction or other tax laws.

No Solicitation of Acquisition Proposals (page 93)

During the period from June 25, 2024 until the earlier of the Effective Time and the valid termination of the Merger Agreement (the “Pre-Closing Period”), Agile may not, and may not authorize or knowingly permit its representatives to, directly or indirectly (other than with respect to Insud or Merger Sub):

●	solicit, initiate, propose or take any action to knowingly facilitate or encourage any inquiries regarding, or the submission of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as described under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Company Acquisition Proposals; Board Recommendation Change” beginning on page 93 of this proxy statement);

●	except as otherwise expressly permitted by the Merger Agreement, enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any third party any information or data relating to, afford access to the business, personnel, properties, assets, books or records of Agile in connection with, or otherwise cooperate with any person with respect to, any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (except to provide notice as to the existence of these provisions or solely to the extent necessary to clarify the terms and conditions of any Acquisition Proposal);
●	grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other contract) with respect to any potential Acquisition Proposal, unless the Board determines in good faith, after consultation with Agile’s outside legal counsel, that the failure to take such action would be reasonably expected to be inconsistent with the fiduciary duties of the Board under applicable law;
●	enter into any letter of intent, contract, commitment or agreement in principle with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement (as described under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Company Acquisition Proposals; Board Recommendation Change” beginning on page 93 of this proxy statement) entered into in accordance with the terms of the Merger Agreement) or enter into any contract or commitment requiring Agile to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or that would otherwise materially impede the ability of Insud and Merger Sub to consummate the Merger;
●	take any action or exempt any third party from the restriction on “business combinations” or any similar provision contained in applicable takeover provisions or Agile’s organizational documents or grant a waiver under Section 203 of the DGCL; or
●	resolve, propose or agree to do any of the foregoing.

However, if before obtaining approval of the Merger Proposal by the Stockholders, Agile or any of its representatives has received an unsolicited bona fide written Acquisition Proposal made by a third party after June 25, 2024 and prior to obtaining such approval, which Acquisition Proposal did not result from a breach of Agile’s obligations under the non-solicit provisions of the Merger Agreement, and the Board determines in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal (as described under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Company Acquisition Proposals; Board Recommendation Change” beginning on page 93 of this proxy statement) and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, then Agile may, at any time prior to obtaining such approval, subject to certain requirements:

●	enter into an Acceptable Confidentiality Agreement with the third party making such an Acquisition Proposal and thereafter;
●	furnish information and data (including nonpublic information) with respect to Agile and afford access to the business, personnel, properties, assets, books or records of Agile, in each case, pursuant to such Acceptable Confidentiality Agreement; and
●	enter into, maintain and participate in discussions or negotiations with, the third party making the Acquisition Proposal and its representatives.

No Change in Recommendation (page 93)

Subject to certain exceptions described below, the Board may not make a change in its recommendation to Stockholders to vote in favor of the Merger Proposal as set forth in this proxy statement. Prior to the approval of the Merger Proposal by the Stockholders:

●	The Board may make a change in recommendation in connection with an Intervening Event (as described under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Company Acquisition Proposals; Board Recommendation Change” beginning on page 93 of this proxy statement) if (1) the Board determines in good faith, after consultation with outside legal counsel, that the failure to make a change in recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law and (2) certain other conditions are met, as described in the section of this proxy statement titled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Company Acquisition Proposals; Board Recommendation Change”.
●	The Board may make a change in recommendation with respect to an Acquisition Proposal or terminate the Merger Agreement to enter into a definitive agreement with a third party, in each case, if (1) such Acquisition Proposal did not result from a breach of Agile’s obligations under the non-solicit provisions of the Merger Agreement, (2) the Board determines that such Acquisition Proposal is a Superior Proposal, (3) the Board determines in good faith, after consultation with outside legal counsel, that the failure take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, and (4) certain other conditions are met, as described in the section of this proxy statement titled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Company Acquisition Proposals; Board Recommendation Change”.

For a further discussion of the limitations on changing the Board Recommendation, approving or recommending a Superior Proposal, or terminating the Merger Agreement to enter into a definitive agreement for a Superior Proposal, see “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Company Acquisition Proposals; Board Recommendation Change” beginning on page 93 of this proxy statement.

Conditions to the Merger (page 99)

The respective obligations of Agile, Insud and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by applicable law, waiver by Agile and Insud) on or prior to the Closing Date of the following conditions:

●	Company Stockholder approval of the Merger Proposal shall have been obtained; and
●	no governmental restraints enjoining, making illegal or otherwise prohibiting the consummation of the Merger shall be in effect.

The obligations of Insud and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by applicable law, waiver by Insud) on or prior to the Closing Date of the following conditions:

●	the representations and warranties made by Agile in the Merger Agreement with respect to the occurrence of a Company Material Adverse Effect (as described in the section of this proxy statement titled “The Merger Agreement—Representations and Warranties” beginning on page 85 of this proxy statement) being true and correct as of June 25, 2024 and as of the Closing Date as though made as of such date;
●	except for any inaccuracies that are, individually or in the aggregate, de minimis in the context of the transactions contemplated by the Merger Agreement, certain specified representations and warranties made by Agile in the Merger Agreement with respect to the capitalization of Agile being true and correct as of June 21, 2024 and as of the Closing Date as though made as of such date;

●	the representations and warranties made by Agile in the Merger Agreement with respect to corporate organization, authorization, no conflict, broker’s or finder’s fees and takeover provisions being true and correct in all material respects as of June 25, 2024 and as of the Closing Date as though made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);
●	except where any failures of any such representations and warranties to be true and correct would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the other representations and warranties made by Agile in the Merger Agreement being true and correct (without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers set forth therein) as of June 25, 2024 and as of the Closing Date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date);
●	Agile shall have performed or complied in all material respects with all of the obligations, agreements and covenants required to be performed or complied with by it under the Merger Agreement prior to the Closing;
●	since June 25, 2024, there shall have not occurred and be continuing any event, effect, condition, change, occurrence, development, circumstance or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
●	the delivery by Agile of a certificate signed by the Chief Executive Officer or the Chief Financial Officer of Agile, certifying that the conditions described in the preceding six bullets have been satisfied;
●	the delivery by Agile of a statement and accompanying IRS notice issued pursuant to Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)(i) certifying that the stock of Agile is not a “United States real property interest” within the meaning of Section 897 of the Code; provided, that if Agile fails to provide such certificate, the sole and exclusive remedy of Insud will be that it may withhold the amount required to be withheld pursuant to Section 1445 of the Code from any payment made to or for the benefit of a Stockholder under the Merger Agreement; and
●	the Company’s performance with all of its obligations under Amendment No. 3 to that certain Manufacturing and Commercialization Agreement, dated April 30, 2020, by and between Agile and Corium Innovations, Inc. (“Corium”) and such amendment being in force and not capable of termination by Corium.

The obligations of Agile to consummate the Merger are subject to the satisfaction (or, to the extent permitted by applicable law, waiver by Agile) on or prior to the Closing Date of the following conditions:

●	the representations and warranties of Insud or Merger Sub made in the Merger Agreement with respect to corporate organization, authorization, no conflict, and broker’s or finder’s fees being true and correct in all material respects as of June 25, 2024 and as of the Closing Date as though made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);
●	the other representations and warranties of Insud or Merger Sub made in the Merger Agreement being true and correct (without giving effect to any qualification as to “materiality” qualifiers set forth therein) as of June 25, 2024 and as of the Closing Date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except, in each case, where the failure to be so true and correct would not, and would not reasonably be expected to, have, individually or in the aggregate, a material adverse effect on the ability of Insud or Merger Sub to consummate the transactions contemplated by the Merger Agreement on or before the Outside Date (as defined below);
●	Insud shall have performed or complied in all material respects with all of the obligations, agreements and covenants required to be performed or complied with by it under the Merger Agreement prior to the Closing; and

●	the delivery by Insud of a certificate signed on behalf of Insud by an authorized representative certifying that the conditions described in the preceding three bullets have been satisfied.

Termination (page 100)

The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time as follows:

●	by mutual written agreement of Agile and Insud;
●	by either Agile or Insud, if:
●	the Effective Time shall not have occurred on or before September 30, 2024 (the “Outside Date”); however, such right to terminate shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to have occurred on or prior to the Outside Date;
●	any governmental restraint enjoining, making illegal or otherwise prohibiting the consummation of the Merger shall have become final and non-appealable, provided that such right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a principal cause or, or resulted in, the issuance, entry of or failure to lift such governmental restraint; or
●	the Special Meeting shall have been held and Company Stockholder approval of the Merger Proposal shall not have been obtained;
●	by Insud, if:
●	at any time prior to obtaining Company Stockholder approval of the Merger Proposal, if a Company Adverse Recommendation Change (as described in the section of this proxy statement titled “The Merger Agreement—Other Covenants and Agreements— No Solicitation; Company Acquisition Proposals; Board Recommendation Change” beginning on page 93 of this proxy statement) shall have occurred; or
●	at any time prior to the Effective Time, for an uncured breach of any representation or warranty or failure to perform any covenant or agreement on the part of Agile set forth in the Merger Agreement that would cause the conditions to closing with respect to the accuracy of representations and warranties or the performance of covenants of Agile not to be satisfied.
●	by Agile, if:
●	at any time prior to obtaining Company Stockholder approval of the Merger Proposal, in order to accept a Superior Proposal (as defined in the section of this proxy statement titled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Company Acquisition Proposals; Board Recommendation Change” beginning on page 93 of this proxy statement) and enter into a written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Proposal (a “Specified Agreement”), subject to certain conditions; or
●	at any time prior to the Effective Time, for an uncured breach of any representation or warranty or failure to perform any covenant or agreement on the part of Insud or Merger Sub set forth in the Merger Agreement that would cause the conditions to closing with respect to the accuracy of representations and warranties or the performance of covenants of Insud and Merger Sub not to be satisfied.

Termination Fee (page 101)

Under certain circumstances, Agile will be required to pay Insud a termination fee equal to $1,260,000 (the “Termination Fee”) and any amounts outstanding under the Bridge Loan (collectively, the “Termination Payments”), as applicable, including upon:

●	termination of the Merger Agreement by Insud for a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Agile set forth in the Merger Agreement that would cause the conditions to closing with respect to the accuracy of representations and warranties or the performance of covenants of Agile not to be satisfied (subject to the cure periods and procedures set forth in the Merger Agreement);
●	termination of the Merger Agreement by Insud or Agile as a result of the failure to consummate the Merger by the Outside Date (but in the case of a termination by Agile, only if at such time (1) Insud would not be prohibited from terminating the Merger Agreement for failure to fulfill any obligation under the Merger Agreement that has been a principal cause of, or resulted in, the failure of the Effective Time to occur on or prior to the Outside Date or (2) Company Stockholder approval has not been obtained at the Special Meeting);
●	termination of the Merger Agreement by Insud due to a Company Adverse Recommendation Change;
●	termination of the Merger Agreement by Agile to enter into a Specified Agreement relating to a Superior Proposal, subject to certain conditions; and
●	termination of the Merger Agreement by Insud or Agile under certain circumstances where (1) an Acquisition Proposal shall have been made, proposed or otherwise communicated to Agile or the Stockholders or shall have become publicly known after June 25, 2024 and shall not have been withdrawn prior to the termination of the Merger Agreement or the date of the Special Meeting, as applicable, and (2) within 12 months of such termination, Agile enters into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated.

For more information, please see “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 101 of this proxy statement.

Expenses Generally (page 103)

Except as otherwise described in this proxy statement, including under “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 101 of this proxy statement, whether or not the Merger is consummated, Agile, Insud and Merger Sub are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the transactions contemplated by the Merger Agreement.

Market Prices and Dividend Data (page 107)

The shares of Company Common Stock are quoted on the OTCQB under the symbol “AGRX.” On June 25, 2024, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing price of the shares of Company Common Stock on the OTCQB was $0.33 per share. You are encouraged to obtain current market quotations for the shares of Company Common Stock.

Agile has never declared or paid any cash dividends on the shares of Company Common Stock, and Agile does not currently intend to pay, nor under the Merger Agreement may Agile pay without the prior written consent of Insud, any cash dividends on its capital stock.

Termination of Quotation and Deregistration of Shares of Company Common Stock (page 81)

If the Merger is consummated, following the Effective Time, the shares of Company Common Stock will cease trading on the OTCQB and will be deregistered under the Exchange Act. As such, we would no longer file periodic reports with the SEC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain “forward-looking statements” that do not directly or exclusively relate to historical facts. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “project,” “may,” “might,” “opinion,” “plan,” “possible,” “potential,” “should,” “will,” “would” and similar words or expressions. Stockholders are cautioned that any such forward-looking statements, such as statements about the consummation of the proposed Merger and the anticipated benefits thereof, are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and healthcare, regulatory and scientific developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this proxy statement, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this proxy statement.

In addition, with respect to all our forward looking statements, we claim the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Some of the factors that we believe could cause actual results to differ from those anticipated or predicted include:

●	the inability to consummate the Merger within the anticipated time period, or at all, including, but not limited to, as a result of the failure to obtain the required approval of the Stockholders or the failure to satisfy the other conditions to the consummation of the Merger;
●	the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including, but not limited to, the risk that the Merger Agreement may be terminated in circumstances requiring us to pay a termination fee to Insud;
●	the risk that our stock price may decline significantly, including below our stock price prior to the public announcement of the execution of the Merger Agreement, if the Merger is not consummated;
●	the effect of the announcement, pendency or consummation of the Merger on our business relationships (including, but not limited to, employees, suppliers, vendors, other business partners and governmental entities), operating results, cash flows and business generally;
●	risks that the proposed Merger may disrupt our current plans and operations or affect our ability to retain or recruit key employees;
●	the response of our competitors to the proposed Merger, including competitors who were involved in the bidding process and had access to confidential information;
●	the amount of the costs, fees, expenses and charges incurred by Agile related to the Merger Agreement or the Merger;
●	risks related to the diversion of the attention of our management and employees from ongoing business operations;

●	the effect of the restrictions placed on our business activities pursuant to the Merger Agreement and the limitations on our ability to pursue certain business opportunities and alternatives to the Merger during the pendency of the Merger;
●	the nature, cost and outcome of any litigation and other legal proceedings, including, but not limited to, any such proceedings related to the Merger and instituted against us and others;
●	the fact that under the terms of the Merger Agreement, we are unable to solicit other Acquisition Proposals during the pendency of the Merger;
●	the fact that receipt of the all-cash Merger Consideration would be taxable to our stockholders that are treated as U.S. Holders for United States federal income tax purposes;
●	risks related to the implementation of our business model and strategic plans for our business and product candidates;
●	risks and uncertainties related to the regulatory application, review and approval processes and our compliance with applicable legal and regulatory requirements;
●	risks related to general industry conditions and competition; and
●	risks related to the potential impact of general economic, political and market factors on the parties to the proposed Merger.

Any forward-looking statements that we make in this proxy statement speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this proxy statement. You should also read carefully the factors described in the “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Securities and Exchange Commission on March 28, 2024 to better understand significant risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this proxy statement will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, any such inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard any of these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all.

We qualify all of our forward-looking statements by these cautionary statements.

THE COMPANIES

Agile Therapeutics, Inc.

Agile is a women’s healthcare company dedicated to fulfilling the unmet health needs of today’s women. Agile is committed to innovating in women’s healthcare where there continues to be unmet needs – not only in contraception – but also in other meaningful women’s health therapeutic areas. Agile is focused on its advancement as a commercial company and the growth of its first and only product, Twirla, a once-weekly prescriptions combination hormonal contraceptive patch. Twirla exposes patients to an estrogen dose consistent with commonly prescribed combined hormonal contraceptives, or CHCs, and is lower than the estrogen dose found in other marketed contraceptive patches. Agile believes there is a market need for a contraceptive patch that is designed to deliver hormonal exposure equivalent to 30 mcg of estrogen and 120 mcg of progestin in a convenient once-weekly dosage form that may support compliance in a noninvasive fashion. Twirla leverages our proprietary transdermal patch technology called Skinfusion®. Skinfusion is designed to allow drug delivery through the skin while promoting patch adhesion and patient comfort and wearability, which may help support compliance.

The shares of Company Common Stock are listed on the OTCQB under the symbol “AGRX.” Additional information about Agile is contained in certain of its public filings that are incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 111 of this proxy statement.

Agile is a Delaware corporation with its principal executive offices located at 500 College Road East, Suite 310, Princeton, NJ 08540, telephone number (609) 683-1880.

Insud Pharma, S.L.

Insud is the holding company parent of a pharmaceutical group with more than 45 years of history and a presence in around 50 countries. Insud also has approximately 9,000 employees worldwide and 20 manufacturing plants.

Insud operates throughout different segments of the pharmaceutical industry, offering specialized knowledge in scientific research, development, manufacturing, sales and marketing of a wide range of active pharmaceutical ingredients (APIs), finished dosage forms (FDFs), branded pharmaceutical products for the care of humans and animals and biopharmaceuticals.

Insud seeks to improve human health throughout the world by providing accessible, effective, safe and quality pharmacological treatments through its different business units, with continuous investment in R&D and the latest technologies.

Exeltis Project, Inc.

Merger Sub is a Delaware corporation and indirect, wholly owned subsidiary of Insud that was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Prior to the effective time of the Merger, Merger Sub will have engaged in no other business activities and will have no assets, liabilities or obligations other than as expressly contemplated in connection with the transactions contemplated by the Merger Agreement and liabilities and obligations incidental to its formation and the transactions contemplated by the Merger Agreement or the maintenance of its existence.

THE SPECIAL MEETING

We are furnishing this proxy statement to Stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to Stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held virtually on August 22, 2024, at 9:00 a.m. Eastern Time. Stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/AGRX2024SM.

Shares of Company Common Stock held directly in your name as a stockholder of record may be voted at the Special Meeting via the Special Meeting website. Shares held in “street name” may be voted at the Special Meeting via the Special Meeting website using the 16-digit control number included in your proxy materials. If you did not receive a 16-digit control and wish to vote at the Special Meeting, you should follow the instructions from your bank, broker or other nominee, including any requirement to obtain a legal proxy.

Purpose of the Special Meeting

At the Special Meeting, we will ask the Stockholders as of the Record Date to vote on the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal. If holders of shares of Company Common Stock fail to adopt the Merger Agreement by approving the Merger Proposal, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A and incorporated herein by reference, and the material provisions of the Merger Agreement are described under “The Merger Agreement” beginning on page 82 of this proxy statement.

This proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about July 25, 2024.

Record Date; Shares Entitled to Vote; Quorum

Only Stockholders of record as of the close of business on July 19, 2024, the Record Date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting or at any adjournments or postponements thereof. A list of stockholders entitled to vote at the Special Meeting will be available in our offices located at 500 College Road East, Suite 310, Princeton, New Jersey 08540, during regular business hours for a period of at least 10 days before the Special Meeting.

As of the Record Date, there were 6,904,498 shares of Company Common Stock issued and outstanding and entitled to be voted at the Special Meeting.

A quorum of Stockholders is necessary to transact business at the Special Meeting. Our amended and restated bylaws provide that the presence at the Special Meeting, virtually, by remote communication, or by proxy, of the holders of at least one-third of our outstanding shares of Company Common Stock entitled to vote at the Special Meeting will constitute a quorum for Agile to transact business at the Special Meeting. In general, shares of Company Common Stock that were issued and outstanding as of the Record Date and are represented by a properly signed and returned proxy card will be counted as shares of Company Common Stock present and entitled to vote at the Special Meeting for purposes of determining a quorum. Shares of Company Common Stock represented by proxies received but marked “ABSTAIN” will be included in the calculation of the number of shares of Company Common Stock considered to be present at the Special Meeting for purposes of determining a quorum. If a beneficial owner of shares of Company Common Stock held in street name gives voting instructions to the bank, broker or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those shares of Company Common Stock will be deemed present at the Special Meeting and for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal.

In the event that a quorum is not present at the Special Meeting, it is expected that the meeting would be adjourned to a later date to solicit additional proxies, and a quorum will have to be established at such adjourned date.

Vote Required; Abstentions and Broker Non-Votes

Each share of Company Common Stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting.

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Company Common Stock that are outstanding as of the Record Date. Adoption of the Merger Agreement by Stockholders is a condition to the closing of the Merger. A failure to vote your shares of Company Common Stock or an abstention from voting for the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares of Company Common Stock in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares of Company Common Stock on the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal.

Approval of the Advisory Compensation Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Company Common Stock present virtually or represented by proxy at the Special Meeting. An abstention from voting for the Advisory Compensation Proposal or Adjournment Proposal will have the same effect as a vote “AGAINST” the Advisory Compensation Proposal and Adjournment Proposal. If you hold your shares of Company Common Stock in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares of Company Common Stock on the Advisory Compensation Proposal or Adjournment Proposal will have no effect on the outcome of these proposals. The vote on each of the Advisory Compensation Proposal and the Adjournment Proposal is a vote separate and apart from the vote to approve the Merger Proposal.

Shares of Company Common Stock Held by Directors and Executive Officers

As of the close of business on the Record Date, directors and executive officers of Agile and their affiliates beneficially owned and were entitled to vote, in the aggregate, 44,861 shares of Company Common Stock, which represented approximately 0.6% of the shares of Company Common Stock issued and outstanding on that date.

Voting; Proxies

Voting at the Special Meeting

You can vote at the virtual Special Meeting, which will be held on August 22, 2024 at 9:00 a.m. Eastern Time, at www.virtualshareholdermeeting.com/AGRX2024SM (unless the Special Meeting is adjourned or postponed).

You also may authorize the persons named as proxies on the proxy card to vote your shares by returning the proxy card in advance by mail, over the Internet or by telephone. Although Agile offers four different voting methods, Agile encourages you to vote over the Internet or by phone as Agile believes they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the Special Meeting, so that the vote count will not be delayed.

Providing Voting Instructions by Proxy

To ensure that your shares of Company Common Stock are voted at the Special Meeting, we recommend that you submit your proxy or provide voting instructions for your shares of Company Common Stock held in “street name” to your bank, broker or other nominee promptly, even if you plan to attend the Special Meeting.

Shares of Company Common Stock Held by Record Holders

If you are a stockholder of record and your shares of Company Common Stock are registered in your name with our transfer agent, Broadridge, you may submit your proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting a proxy. You can grant a proxy by telephone by calling the toll-free number 1-800-690-6903 or via the Internet by following the instructions specified on the enclosed proxy card. Votes submitted by telephone or via the Internet for the matters brought before the Special Meeting as described in this proxy statement must be received by 11:59 p.m. Eastern Time on August 21, 2024, the day preceding the Special Meeting. Your shares of Company Common Stock will be voted as you direct, and in the same manner as if you had completed, signed, dated and returned your proxy card, as described below. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received prior to 11:59 p.m. Eastern Time on August 21, 2024, the day preceding the Special Meeting, your shares of Company Common Stock will be voted in the manner directed by you on your proxy card.

Voting instructions are included on your proxy card. All shares of Company Common Stock represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. If you sign, date and return your proxy card without indicating how you wish to vote, such shares of Company Common Stock represented by your properly signed proxy card will be voted “FOR” each of the Merger Proposal, Advisory Compensation Proposal and the Adjournment Proposal. If you fail to return your proxy card and you are a holder of record as of the close of business on the Record Date, unless you attend the Special Meeting, your shares of Company Common Stock will not be considered present at the Special Meeting for purposes of determining whether a quorum is present, and your failure to vote will have the same effect as a vote “AGAINST” the Merger Proposal.

Shares of Company Common Stock Held in “Street Name”

If your shares of Company Common Stock are held in “street name” through a bank, broker or other nominee, your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares of Company Common Stock. You may cause your shares of Company Common Stock to be voted through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or by the Internet or telephone through your bank, broker or other nominee by following the instructions provided to you by them if such a service is available, or by attending the Special Meeting and voting using your control number, or, if you did not obtain a control number, by contacting your bank, broker or other nominee to obtain a control number so that you may vote.

Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote your shares of Company Common Stock on “routine” matters if you fail to instruct your bank, broker or other nominee on how to vote your shares of Company Common Stock with respect to such matters. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of the relevant shares. Agile does not expect any broker non-votes at the Special Meeting because the Merger Proposal, Advisory Compensation Proposal and the Adjournment Proposal described in this proxy statement are “non-routine” matters, and your bank, broker or other nominee therefore cannot vote on these proposals without your instructions. Accordingly, if you do not return your bank’s, broker’s or other nominee’s voting form, do not provide voting instructions via the Internet or telephone through your bank, broker or other nominee, if applicable, or do not attend the Special Meeting and vote virtually with a “legal proxy” from your bank, broker or other nominee, your shares of Company Common Stock will not be considered present at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting, and your failure to vote will have the same effect as if you voted “AGAINST” the Merger Proposal and will have no effect on the Advisory Compensation Proposal or Adjournment Proposal. However, if a beneficial owner of shares of common stock held in street name gives voting instructions to the bank, broker or other nominee with respect to one of the proposals, but gives no instruction as to the other proposal, then those shares will be deemed present at the Special Meeting and for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal. For shares of Company Common Stock held in “street name,” only shares of Company Common Stock affirmatively voted “FOR” the Merger Proposal, Advisory Compensation Proposal or the Adjournment Proposal will be counted as a vote in favor of such proposal.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted at the Special Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:

●	delivering a written notice of revocation of your proxy to our Corporate Secretary at Agile Therapeutics, Inc., Attention: Corporate Secretary, 500 College Road East, Suite 310, Princeton, NJ 08540, prior to the Special Meeting;
●	signing a new proxy card with a date later than the date of the previously submitted proxy card relating to the same shares of Company Common Stock and returning it to us by mail prior the Special Meeting;
●	submitting a new proxy by telephone prior to 11:59 p.m. Eastern Time on August 21, 2024, the day preceding the Special Meeting;
●	submitting a new proxy by Internet prior to 11:59 p.m. Eastern Time on August 21, 2024, the day preceding the Special Meeting; or
●	attending the Special Meeting and voting thereat (simply attending the Special Meeting will not cause your proxy to be revoked).

Please note, however, that only your last-dated proxy will count. Attending the Special Meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to Agile or by sending a written notice of revocation to Agile, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by Agile before the Special Meeting.

If you hold your shares of Company Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote or submit new voting instructions. You may also vote virtually at the Special Meeting with your control number, or, if you did not obtain a control number, by contacting your bank, broker or other nominee to obtain a control number. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned or postponed.

Abstentions

An abstention occurs when a stockholder attends a meeting, either virtually or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of Company Common Stock represented at the Special Meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.

Adjournments and Postponements

Although it is not currently expected, subject to certain restrictions in the Merger Agreement, the Special Meeting may be adjourned or postponed, among other reasons, for the purpose of soliciting additional proxies. If a quorum is not present, then under our amended and restated bylaws, either (1) any officer entitled to preside at, or act as secretary of the Special Meeting or (2) the majority of the voting power of the shares present virtually or represented by proxy at the Special Meeting, shall have power to adjourn the Special Meeting until a quorum is present or represented, and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present virtually and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. However, our amended and restated bylaws provide that if any such adjournment is for more than 30 days, or if after an adjournment a new record date for determining stockholders entitled to vote is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

If the Special Meeting is adjourned or postponed to solicit additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the Special Meeting, as adjourned or postponed.

In the event that there is a quorum at the Special Meeting, virtually or by proxy, with sufficiently favorable voting power to secure the vote of the Stockholders necessary to adopt the Merger Agreement, we do not currently anticipate that we will adjourn or postpone the Special Meeting.

Board Recommendation

The Board, after considering the various factors more fully described under “The Merger—Recommendation of the Agile Board of Directors and Reasons for the Merger” beginning on page 49 of this proxy statement, unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Agile and the Stockholders, (2) adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, in accordance with the DGCL, and approved the execution, delivery and performance by Agile of the Merger Agreement and the consummation by Agile of the transactions contemplated thereby, including the Merger, and (3) resolved to recommend that the Stockholders vote to approve the adoption of the Merger Agreement (the matters described in clauses (1) through (3), the “Board Recommendation”).

The Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Solicitation of Proxies

The Board is soliciting your proxy, and we will bear the cost of the solicitation of proxies.

We have retained Alliance Advisors, LLC, a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $25,000 plus expenses. We will also indemnify the proxy solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares of Company Common Stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Consummation of the Merger

We currently anticipate that the Merger will be consummated in the third quarter of 2024, assuming satisfaction or, to the extent permitted by applicable law, waiver of all of the conditions to the Merger. However, the Merger is subject to various conditions, and it is possible, including as a result of factors outside the control of Agile and Insud, that the Merger will be consummated at a later time or not at all.

Appraisal Rights

Under Section 262 DGCL, stockholders who do not vote in favor of the adoption of the Merger Agreement are entitled to seek appraisal of the “fair value” of their shares of Company Common Stock as determined by the Delaware Court of Chancery but only if all procedures described in Section 262 are strictly complied with. This means that Agile stockholders (and beneficial owners) who perfect their appraisal rights, who do not thereafter withdraw their demand for appraisal and who follow the procedures set forth in Section 262 of the DGCL may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash for the fair value of their shares of Company Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of shares of Company Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the consideration that such holder of shares of Company Common Stock may receive in the Merger. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262 of the DGCL.

Persons who exercise appraisal rights under Section 262 of the DGCL will not receive the consideration that they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of Company Common Stock, as applicable, following petition to, and an appraisal by, the Delaware Court of Chancery. Persons considering seeking appraisal should recognize that the fair value of their shares of Company Common Stock determined under Section 262 of the DGCL could be more than, the same as or less than the consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 of the DGCL is required. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262 of the DGCL, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A holder of record of shares of Company Common Stock and a beneficial owner who (1) continuously holds or beneficially owns, as applicable, such shares through the Effective Time, (2) has not consented to the Merger in writing, voted in favor of the Merger or otherwise withdrawn, lost or waived appraisal rights, (3) strictly complies with the procedures under Section 262 of the DGCL, (4) does not thereafter withdraw his, her or its demand for appraisal of such shares and (5) in the case of a beneficial owner, is a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by Agile and to be set forth on the Chancery List (as defined in the section entitled “The Merger—Appraisal Rights” beginning on page 73 of this proxy statement), will be entitled to receive the fair value of his, her or its shares of Company Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

A copy of Section 262 of the DGCL is attached to this proxy statement as Annex C. The foregoing summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. For more information, please see the section entitled “The Merger—Appraisal Rights” beginning on page 73 of this proxy statement and Annex C.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as

“householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

We will promptly deliver a separate copy of our proxy statement to any stockholder without charge upon a written request or verbal request to Agile Therapeutics, Inc., Attention: Corporate Secretary, 500 College Road East, Suite 310, Princeton, NJ 08540, telephone number (609) 683-1880. Stockholders sharing an address that are receiving multiple copies of this proxy statement can request delivery of a single copy of the proxy materials by contacting their bank, broker or other intermediary or sending a written request to us at the address above.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Fl.

Bloomfield, NJ 07003

Toll Free: 1-855-835-8315

Email: AGRX@allianceadvisors.com

If your bank, broker or other nominee holds your shares of Company Common Stock, you should also call your bank, broker or other nominee for additional information.

THE MERGER

This discussion of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Certain Effects of the Merger on Agile

If the Merger Agreement is adopted by the Stockholders and the other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into Agile, with Agile continuing as the Surviving Corporation and a wholly owned indirect subsidiary of Insud, and the separate corporate existence of Agile, with all of its rights, privileges, immunities, powers and franchises, will continue unaffected by the Merger.

The shares of Company Common Stock are quoted and trade on the OTCQB under the symbol “AGRX.” As a result of the Merger, Agile will cease to be a publicly traded company and will become a wholly owned indirect subsidiary of Insud. Pursuant to the Merger Agreement, we are obligated to use our reasonable best efforts to cause the termination of quotation of the shares of Company Common Stock on the OTCQB as promptly as practicable after the Effective Time and deregister the shares of Company Common Stock under the Exchange Act. Upon such quotation termination and deregistration, we will no longer be a publicly traded company and will no longer be required to file periodic reports with the SEC, in each case in accordance with applicable law, rules and regulations. If the Merger is consummated, you will not own any shares of the capital stock of the Surviving Corporation or Insud.

Effect on Agile if the Merger Is Not Consummated

If the Merger Agreement is not adopted by the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote as of the Record Date or if the Merger is not consummated for any other reason, Stockholders will not receive any payment for their shares of Company Common Stock pursuant to the Merger Agreement. Instead, Agile will remain a public company, the shares of Company Common Stock will continue to be quoted and traded on OTCQB and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Furthermore, if the Merger is not consummated, depending on the circumstances that caused the Merger not to be consummated, the price of the shares of Company Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the shares of Company Common Stock would return to the price at which the shares of Company Common Stock traded after the public announcement of the execution of the Merger Agreement on June 25, 2024 or as of the date of this proxy statement.

Additionally, concurrently with the execution of the Merger Agreement, Insud made available to the Company the Bridge Loan pursuant to the Note, issued by the Company, as borrower, in favor of Exeltis. The principal amount of any loans made under the Bridge Loan accrue interest at a rate per annum equal to the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Lender) or any similar release by the Federal Reserve Board, which is subject to automatic increase by 4% upon the occurrence of certain events of default (the “Default Rate”). The principal amount due under the Note and all accrued and unpaid interest is payable by Agile on the earlier of (i) November 22, 2024, and (ii) the date on which the Commitment Amount is reduced to zero or otherwise terminated (the “Stated Expiry Date”), unless accelerated as the result of an Event of Default under the Note occurring. The initial loan advance of $6.5 million was made on July 1, 2024. Subsequent requests for advances under the Note shall be made by the Company (in such amounts as necessary) after July 15, 2024. The Note is secured pursuant to an Intellectual Property Security Agreement under which the Company granted a security interest in its intellectual property assets and rights. Furthermore, in the event the Merger is not consummated in certain instances, Exeltis shall have the right to declare an “Event of Default” under the Note and immediately declare any amounts outstanding under the Notes due and payable and Agile shall be obligated to repay any amounts outstanding (including interest accrued) under the Bridge Loan. Since the Bridge Loan is secured by Agile’s intellectual property, if Agile cannot repay the Bridge Loan, Exeltis would have the right to foreclose on such collateral as recourse for the failure to pay.

Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Company Common Stock. If the Merger is not consummated, the Board will continue to evaluate and review our business, operations, assets, operating results, financial condition, prospects and business strategy, among other things, and make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the Merger Agreement is not adopted by the Stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Agile will be offered or that our business, prospects or results of operations will not be adversely impacted. Additionally, the Company has serious concerns about its ability to continue as a going concern if the Merger is not approved. The Company currently has a net working capital deficiency, and if the Merger is not consummated, the Company may not be able to continue in the ordinary course and may need to seek bankruptcy protection.

In addition, upon termination of the Merger Agreement, under specified circumstances, Agile may be required to pay Insud a termination fee of $1,260,000 and repay amounts owed under the Bridge Loan, as described under the section titled “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 101 of this proxy statement.

Merger Consideration

At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be cancelled and automatically cease to exist and will be converted into the right to receive in the case of the shares of Company Common Stock, $1.52 per share in cash, without interest.

Each share of Company Common Stock, if any, held in the treasury of Agile or owned by Insud or Merger Sub or any direct or indirect wholly owned subsidiary of Insud or Agile immediately prior to the Effective Time will automatically be cancelled without any conversion and will cease to exist and no payment or distribution will be made. As of the date hereof, no such shares of Company Common Stock exist.

None of the Agile stock option In the Money Options. Therefore, such Agile stock options will be cancelled with no consideration payable in respect thereof.

The vesting of each unvested Agile RSU that is outstanding immediately prior to the Effective Time will accelerate, and then each such Agile RSU will be cancelled and converted automatically into the right to receive the RSU Consideration.

Prior to the execution of the Merger Agreement, the Majority Warrant Holders have entered into the Warrant Cash-Out Agreement with the Company to receive the Cash Payment from the Company following the Effective Time in exchange for the automatic termination and cancellation of its warrants pursuant to the Merger. Pursuant to the Merger Agreement, the Company is obligated to use its best efforts (without requiring any incremental payment to the holder of any Company Warrant prior to the Closing Date) to cause each holder of Company Warrants to execute an agreement, in form and substance reasonably acceptable to Insud and substantially identical to the Warrant Cash-Out Agreement, providing for the termination and cancellation of such warrants in exchange for the payment by the Company of a cash payment specified therein to such holder following the Effective Time. In the event the holder of any Company Warrant does not enter into such a substantially identical cancellation agreement or elect to exercise its rights to settlement under any “Fundamental Transaction” provisions of the relevant Company Warrant (which is expected to be approximately equal to the cash payment proposed to be included in such substantially identical cancellation agreement) prior to the Closing Date or within 30 days thereafter, such Company Warrant will continue to be outstanding, but represent only the right to the difference (if any) between the applicable exercise price and the Common Stock Merger Consideration.

After the Merger is consummated, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as an Agile stockholder as a result of the Merger

(except that any holder of Appraisal Shares (as defined in the Merger Agreement) will have those rights granted under Section 262 of the DGCL), nor will you be entitled to receive any shares in Insud or the Surviving Corporation.

Each of the paying agent, the Surviving Corporation, Merger Sub, and Insud will be entitled to deduct and withhold from any amounts payable pursuant to the Merger Agreement such amounts as are required to be deducted and withheld therefrom under applicable tax laws. If the paying agent, the Surviving Corporation, Merger Sub, or Insud, as the case may be, so deducts and withholds amounts and timely and properly remits such amounts to the applicable governmental authority, such amounts will be treated for all purposes under the Merger Agreement as having been paid to the person to whom such amounts would otherwise have been paid. Each of Insud, Merger Sub, the Surviving Corporation and the paying agent will use efforts to reduce or eliminate any such withholding, including providing recipients of Common Stock Merger Consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalog every conversation of or among members of the Board, Insud, Agile’s representatives, Insud’s representatives and other parties. Other than as described below, there have been no material contacts between Agile and Insud in the past two years.

With the support of the Board, management of Agile in the ordinary course met with other biotechnology and pharmaceutical companies regarding a variety of potential partnerships, licensing arrangements, joint ventures, collaborations and other forms of commercial and/or strategic transactions. The Board periodically evaluated Agile’s historical performance, future growth prospects and long-term strategic plan, and various strategic opportunities available to Agile as well as ways to enhance shareholder value and implement Agile’s business plan. In evaluating these matters, the Board and management of Agile considered the business, competitive, regulatory, financing and economic environment and developments generally in the pharmaceutical industry, and specifically with respect to the women’s health segment. The Board also considered specific challenges facing Agile including its non-compliance with the minimum shareholder equity listing requirement of the Nasdaq Stock Market (“Nasdaq”) and the risk of delisting, the scheduled repayment of its loan facility with Perceptive Credit Holdings III, L.P. (“Perceptive”) and the potential effect of these issues on the Company’s ability to raise capital and fund its operations. These reviews have included discussions as to whether Agile should continue to execute on its strategy as a stand-alone company, which as a loss-making company would require raising substantial additional equity capital, thereby further diluting existing shareholders, pursuing various partnerships, collaborations or licensing arrangements, seeking to improve its capital structure or pursue a sale of the entire company or part of the Company. In this regard, and at the direction of the Board, members of Agile management have engaged in confidential discussions regarding Agile’s business plan to grow Twirla and/or potential strategic transactions in response to inbound interest from various global pharmaceutical companies and private equity firms on an ongoing basis as part of ordinary course business development activities.

On September 27, 2023, Nasdaq notified Agile that the Company was not in compliance with Nasdaq’s minimum stockholder equity requirement and that, unless the Company requested an appeal, it would be delisted. Agile appealed and on December 5, 2023, the Company received a letter from the Hearing Panel (“Nasdaq Panel”) of Nasdaq granting it until February 16, 2024 to regain compliance. The Company viewed maintaining its listing on Nasdaq as an important component of its ability to raise capital and fund its business plan.

On December 2, 2023, management of Agile met with the Board to present the Company’s plan to finance the Company and regain compliance with the Nasdaq listing requirement for stockholder equity. Agile’s management identified the need to raise at least $20 million though a public offering of the Company’s common stock, which would likely include additional warrants to purchase the Company's common stock (the “Offering”), and a plan to restructure certain outstanding warrants to purchase the Company’s common stock (“Warrants”) owned by an investor with the largest holding of Warrants. After discussion of Agile’s management’s plan, the Board authorized management to pursue the Offering through a Registration Statement on Form S-1 (“S-1”) for an amount of up to $20 million, led by Wainwright as placement agent. The Board also authorized the Finance Committee of the Board (“Finance Committee”), which consisted of the independent directors, Sharon Barbari, Seth H.Z. Fischer and Dr. John Hubbard, to

approve the final terms of the Offering. The Board also authorized Agile’s management to enter into an agreement to amend the Warrants and to seek reclassification of the Warrants as equity, rather than liabilities on the Company’s balance sheet, which would help Agile reduce its negative stockholder equity.

On December 11, 2023, Agile filed the S-1 with the SEC for the sale of up to $15 million in common stock and warrants through the Offering. On December 18, 2023, the SEC issued a letter indicating it did not plan to review the S-1. The Company began conducting exploratory meetings with investors and working with Wainwright to identify potential investors.

On December 14, 2023, management of Agile met with the Board to provide an update on the Company’s business and present to the Board its three-year strategic plan and financial forecast for the Company (“December 2023 Financial Forecast”). Agile’s management also reviewed the Company’s cash position and the need to raise additional capital. Agile’s management reported that preliminary meetings with potential investors were indicating that the capital markets continued to be challenging and that there was intense competition for available capital. The Strategic Plan presented by Agile’s management highlighted several insights on the future of the Company’s business including that additional investment in sales and marketing was required to accelerate Twirla’s growth, and external partnerships could potentially increase the sales reach for Twirla, increase growth and reduce operating expenses. Based on these insights, Agile’s management had developed a plan to pursue a broader active business development strategy and explore all potential strategic transactions. Agile’s management reported that while it had been searching for opportunities to expand its business through business development partnerships and/or acquiring an additional product through co-promotion or in-licensing arrangements, these efforts had proven challenging given Agile’s size and financial resources. Therefore, Agile’s management recommended that if the Offering process was not successful retaining the services of an investment bank to assist management in identifying and evaluating a broad array of strategic alternatives for the Company would be recommended. After discussion, the Board authorized senior management and the Finance Committee to (i) explore and approve financing opportunities for the Company and (ii) oversee evaluations of business development and strategic opportunities and retaining an investment bank to assist with these efforts.

Between December 28, 2023 and January 5, 2024, Mr. Altomari met with the Chief Executive Officer and the Chief Financial Officer of Party A, a private, U.S. private-equity-backed commercial stage diversified pharmaceutical company with existing women’s health products, to discuss potential business development activities. The CEO of Party A indicated that Party A was interested in a strategic transaction including the acquisition of Twirla. The parties discussed both a potential asset purchase transaction and a potential acquisition of the Company. Mr. Altomari indicated Agile was willing to consider all possibilities. The parties agreed to continue the discussion and entered into a confidentiality agreement, which was signed on January 3, 2024 and contained customary standstill provisions (including a don’t ask, don’t waive provision) that expire upon execution of a definitive purchase agreement. Agile provided Party A access to the Company’s due diligence data room.

Between December 29, 2023 and January 8, 2024, Agile and Party B, a publicly traded foreign research and development stage pharmaceutical company, had a series of interactions to consider a potential merger of equals. After an initial discussion, the parties entered into a confidentiality agreement, which was signed on January 8, 2024 and contained customary standstill provisions (including a don’t ask, don’t waive provision) that expire upon execution of a definitive purchase agreement. During an initial meeting on January 8, 2024, the parties concluded that there was not a business rationale strong enough to justify further conversations and, on January 8, 2024, the parties agreed to end discussions.

Between December 28, 2023 and January 12, 2024, Agile prepared a virtual due diligence room to support its financing and business development activities which contained material documents of the Company, including among other items, the Company’s December 2023 Financial Forecast.

From January 7, 2024 to January 11, 2024, Mr. Altomari attended the J.P. Morgan Health Care Conference (“J.P. Morgan Conference”) in San Francisco, California. At the J.P. Morgan Conference, Mr. Altomari had meetings with various companies to discuss interest in potential collaborations or strategic transactions, and with investors to discuss interest in a potential financing transaction. In addition to the meetings described in more detail in this section,

Mr. Altomari had customary introductory meetings with companies to discuss potential strategic transactions that did not progress further.

Between January 7, 2024 and February 27, 2024, Agile and Party C, a publicly traded U.S. research and development stage pharmaceutical company, had a series of interactions to consider a potential merger of equals. After an initial discussion, the parties entered into a confidentiality agreement, which was signed on February 12, 2024 and contained customary standstill provisions (including a don’t ask, don’t waive provision) that expire upon execution of a definitive purchase agreement. After a series of due diligence meetings in February 2024, the parties concluded that there was not a business rationale strong enough to justify further conversations and, on February 27, 2024, the parties agreed to end discussions.

Between January 8, 2024 and January 16, 2024, Agile and Party D, a foreign, publicly traded commercial-stage pharmaceutical company with women’s health products complimentary to Twirla, had a series of discussions about potential business collaborations, including the possibility of merging the two companies due to Party D’s interest in Twirla and Agile’s U.S. Nasdaq listing. The parties entered into a confidentiality agreement, which was signed on January 16, 2024 and contained customary standstill provisions (including a don’t ask, don’t waive provision, which permitted Party D to privately request a waiver of such standstill provisions) that expire upon execution of a definitive purchase agreement. Agile granted Party D access to the Company’s due diligence data room.

On January 8, 2024, at the J.P. Morgan Conference, Mr. Altomari met with the representatives of the business development group and the Global Women’s Health Lead of Party E, a publicly traded global pharmaceutical company with a women’s health business. Mr. Altomari presented an overview of Agile and its commercial capabilities and indicated that Agile was open to partnering on the sales and marketing of Twirla. The parties agreed to stay in touch.

Between January 9, 2024 and January 11, 2024, Agile and Party A had a series of interactions related to potential deal structures for an acquisition and due diligence on Agile’s relationship with Corium, the Company’s contract manufacturer of Twirla, and the Corium Supply Agreement.

On January 9, 2024, the Board met with Agile’s management to discuss an update on Agile’s business development activities, which it was continuing to explore while simultaneously searching for a financial advisor to assist management. Agile’s management reported that two of the business opportunities that management had been evaluating were no longer available and that the plan to implement its financing strategy was facing challenges because of the difficult capital markets environment for micro-cap companies like Agile. The Board authorized the Finance Committee to work with Agile’s management to coordinate the strategic transaction deal process, subject to approval of any recommended strategic transaction by the Board.

From January 12, 2024 through March 26, 2024, Agile senior management and the Finance Committee met with four (4) investment banks to discuss and negotiate an engagement to assist the Company with its business development and strategic transaction plan. During this time, the Company continued to pursue efforts to implement its plan to regain compliance with the Nasdaq listing requirements, raise capital in the Offering that would enable it to implement its strategic business plan, and explore strategic transactions. On March 27, 2024, the Company retained Wainwright to act as its financial advisor for its strategic transaction process.

On January 19, 2024, Party A submitted a non-binding indication of interest to acquire Twirla from Agile for asset value of $5 million net of all liabilities arising from activities prior to the proposed asset purchase transaction. The indication of interest was subject to several customary conditions, including completion of due diligence, and provided the possibility of milestone payments based on Party A’s performance after closing.

On January 20, 2024, after discussions with the Finance Committee members, Mr. Altomari communicated to Party A that the proposal to acquire Twirla was not satisfactory because it did not provide enough consideration up-front, contained too many highly uncertain milestones based on Party A’s commercial capabilities, and left Agile with all the liabilities of the Company, which ultimately would not provide enough consideration to pay all of its outstanding accounts payable and provide stockholders with any value.

On January 25, 2024, Party A submitted a revised non-binding indication of interest to acquire Twirla from Agile for an increased asset value of $10 million net of all liabilities arising from activities prior to the transaction in a proposed asset purchase. The indication of interest contained the same conditions as the January 19, 2024 letter and included revised milestone payments tied to the performance of Party A after the closing. Mr. Altomari communicated to Party A that Agile would consider the revised indication of interest.

Between January 29, 2024 and February 23, 2024, representatives of management of Agile and management of Party D met several times by videoconference to discuss due diligence on Twirla and Agile.

On February 9, 2024, after discussions with the Finance Committee, Mr. Altomari informed Party A that the revised letter of interest submitted on January 25, 2024, was still insufficient because the upfront payments did not reflect the fact that Twirla was a growth stage asset and the proposal had not addressed the issues raised by Agile after the initial letter of interest. Mr. Altomari also communicated to Party A that Agile preferred the purchase of the entire company rather than an asset sale.

On February 9, 2024, Agile and Perceptive entered into the eighth amendment to the Credit Agreement and Guaranty (as amended, the “Credit Agreement”) between Agile and Perceptive to extend the maturity date when all the remaining principal amount outstanding was due. At the time of the eighth amendment, approximately $1.5 million was due to Perceptive under the Credit Agreement. The maturity date was extended from February 10, 2024 to March 11, 2024. The amendment allowed the Company additional time to raise the funds to pay off the remaining principal amount and avoid an event of default, which would have potentially triggered certain remedies for Perceptive under the secured credit agreement.

On February 13, 2024, the Company received a letter from the Nasdaq Panel of Nasdaq granting Agile an additional period, until March 25, 2024, to regain compliance with the minimum stockholder equity requirement, and effectively extending the time the Company had to complete the Offering and raise additional funds to finance its stand-alone strategy.

From February 14, 2024 through April 5, 2024, senior management of Agile had several discussions with Party F, a publicly traded foreign company looking for a U.S. partner to market its product. On April 10, 2024, the parties entered into a confidentiality agreement with customary standstill provisions (including a don’t ask, don’t waive provision) that expire upon execution of a definitive purchase agreement. The discussions did not lead to a transaction because the parties could not agree on a viable transaction structure and Agile’s need for additional capital limited its ability to implement a transaction with Party F.

On February 15, 2024, the Board met with senior management of Agile to discuss updates on the Company’s commercial performance, plans to finance the Company and recent business development activity. Agile’s management reported that the marketing of the Offering was not coming together and that the Company was in discussions with an investor regarding a warrant exchange transaction that could potentially raise between $4 and $5 million. Agile’s management reported the Company was also exploring a range of other potential financings. After discussion, the Board authorized the Finance Committee to approve the final terms of the warrant exchange transaction. Mr. Altomari also reported on the search process for a financial advisor.

From February 16, 2024 through March 25, 2024, Mr. Altomari had several discussions with Party G, a private equity firm that proposed a leveraged buy-out of the Company. These discussions were eventually discontinued based on the financial infeasibility of the proposal.

On February 20, 2024, as part of the Company’s efforts to finance its operations, Messrs. Coiante and Gilmore met with investors to explore the possibility of a royalty-backed note or debt facility transaction. After discussions with Mr. Altomari following the call, Agile concluded that the terms of the facility were cost prohibitive and not worth pursuing.

Between February 21, 2024 and April 15, 2024, Agile and Party A had several interactions to discuss deal structures and due diligence on Twirla.

On February 25, 2024, the Finance Committee approved a warrant exchange transaction that resulted in the Company raising gross proceeds of $4.8 million. The Company used these funds to pay off the remaining amount of the Perceptive credit facility and for working capital to allow the Company to continue its strategic transaction process.

Between March 6, 2024 and May 6, 2024, the Vice President of Business Development for Women’s Health of Party E contacted Mr. Altomari to discuss the possibility of an acquisition of Agile. The parties agreed to enter into a confidentiality agreement, which was signed on March 8, 2024 and contained customary standstill provisions (including a don’t waive provision) that expire upon execution of a definitive purchase agreement. Agile granted Party E access to the Company’s due diligence data room. The parties had several meetings by videoconference to discuss due diligence on Twirla and Agile.

On March 13, 2024, Agile paid off the remainder of its debt facility with Perceptive, which terminated the security interest in all the Company’s assets held by Perceptive, and left the Company free of secured creditors, which in turn allowed the Company to pursue a sale of either Twirla or the Company without any blocking liens.

On March 21, 2024, the Board met with senior management of Agile in a regularly scheduled meeting. Mr. Altomari provided an update on the Company’s strategic partnering activities, and the process to hire a financial advisor. Mr. Altomari reviewed the terms of the proposal to engage Wainwright and the Board authorized senior management to engage Wainwright as Agile’s financial advisor, which occurred on March 27, 2024. A representative of the law firm Morgan Lewis & Bockius (“MLB”), the Company’s corporate counsel, reviewed the Board’s fiduciary duties in general and in the context of a sale transaction.

On March 25, 2024, Agile received a final delisting notice from Nasdaq and on March 26, 2024 was eligible for quotation and trading on the "over the counter" market operated by the OTC Markets Group Inc. The final delisting notice increased the difficulty the Company faced in raising additional equity capital from public market investors to fund its operations.

On March 29, 2024, Mr. Altomari received a telephone call from Party H, an investment fund with an interest in women’s health companies that proposed an investment in preferred stock of Agile that could lead to an acquisition of the Company. During the period from March 29, 2024 through April 10, 2024, Mr. Altomari had a series of follow-up calls to understand the proposal, which assumed the Company was heading to bankruptcy. Mr. Altomari consulted with the members of the Finance Committee on the proposed terms and discussed the proposal with the Board on April 10, 2024, which concluded that the terms would not provide Agile with the ability to address its working capital deficiency or provide a return for Agile common stockholders and that there were better alternatives for the Company based on the interest expressed by other parties. After April 10, 2024, the discussions between the Company and Party H did not progress.

On April 1, 2024, senior management of Agile and representatives of Wainwright met by videoconference to discuss the proposed process to identify a strategic partner.

Between April 2, 2024 and April 24, 2024, Agile and Party I, a global pharmaceutical company, had a series of interactions regarding the possibility of discussing potential collaborations. The parties entered into a confidentiality agreement, which was signed on April 10, 2024 and contained customary standstill provisions (including a don’t ask, don’t waive provision) that expire upon execution of a definitive purchase agreement. After initial due diligence, Party I withdrew from the process due to Agile’s financial condition and the risk of entering bankruptcy prior to closing a transaction.

On April 3, 2024, Mr. Altomari contacted the chief executive officers of Parties A and D, and the Vice President of Business Development of Party E to inform them that Agile had retained Wainwright to implement a process to explore strategic alternatives with a preference for a sale of the Company, and secondarily the potential for a sale of its Twirla product.

Between April 4, 2024 and April 5, 2024, Eduardo Fernandez, Vice President of Business Operations & Business Development of Exeltis, contacted Mr. Altomari and asked whether the Company would be open to discussing broad partnerships. Mr. Altomari informed Mr. Fernandez about the process that the Company was conducting with Wainwright, and the parties agreed to enter into a confidentiality agreement, which was signed on April 5, 2024 and contained customary standstill provisions (including a don’t ask, don’t waive provision) that expire upon execution of a definitive purchase agreement. Following the execution of the confidentiality agreement, Insud began its due diligence.

On April 4, 2024, Party D submitted a non-binding letter of interest to purchase Agile in cash for an enterprise value of $25 million inclusive of all close out costs of Agile, liabilities and payments to warrant holders and subject to completion of due diligence, renegotiation of the Corium Supply Agreement, and other customary closing conditions. Party D proposed to structure the acquisition as a tender offer. The proposed transaction was not conditioned on obtaining third-party financing. The Company distributed the letter to the Board for its review.

On April 8, 2024, Wainwright sent out written requests for proposals to acquire the Company (“Proposal Letter”). In addition to Parties A, B, C, D, E, F and Insud, Wainwright sent the Proposal letter to fourteen (14) other parties, which included U.S and global pharmaceutical companies and private equity firms. The Proposal Letter provided that the Company and Board, in consultation with Wainwright and MLB, would review Proposals in the context of valuation, transaction certainty, transaction structure, transaction execution risk and proposed contractual terms, among other considerations, in determining the party or parties to advance toward a definitive transaction. The Proposal Letter requested that bids be submitted by April 24, 2024.

On April 8, 2024, Messrs. Gilmore and Coiante and Colleen Kelly, Agile Vice President, Legal met with representatives from Insud, including Ignacio Ponce, Chief Financial Officer, Alvaro Temes, Director Corporate Finance and M&A, Marta Bustos, Manager M&A, and Mr. Fernandez to discuss potential transaction structures, outstanding warrants and Insud conducting financial and corporate due diligence on Agile.

On April 10, 2024, the Board met with members of senior management at a regularly scheduled meeting along with representatives from Wainwright and MLB. Representatives from Wainwright provided an update on the outreach process relating to potential acquirors. Wainwright reported that twenty one (21) target acquirors had been contacted, including U.S. and global pharmaceutical companies and private equity firms. Wainwright also reviewed with the Board and Company management a proposed timeline for pursuing a transaction with potential acquirors.

On April 16, 2024, Insud submitted a non-binding letter of interest to purchase Agile in cash for an enterprise value of $25 million inclusive of a bridge loan in an unspecified amount to provide pre-closing working capital for Agile, and free of all liens, encumbrances and/or rights of third parties, including outstanding warrants, and subject to completion of due diligence, renegotiation of the Corium Supply Agreement, and other customary closing conditions. Insud also proposed a contingent variable payment of a maximum of $10 million based on the results of the Company’s net sales and number of units sold in 2024. Insud proposed to provide a price per share to the Board once it received full information on the valuation of the Company’s outstanding warrants. Insud proposed to structure the acquisition as a statutory merger. Insud also requested a sixty-day period of exclusivity to complete due diligence and reach a definitive agreement. The proposed transaction was not conditioned on Insud obtaining third-party financing. The Company distributed the letter to the Board for its review.

On April 19, 2024, Party A submitted a revised non-binding letter of interest to purchase Twirla in cash through an asset purchase for $25 million net of all liabilities arising from activities prior to the transaction. The purchase price would be paid upfront and not subject to Party A financing the acquisition. Closing would be subject to completion of due diligence, renegotiation of the Corium Supply Agreement, and other customary closing conditions. The proposed transaction was not conditioned on Party A obtaining third-party financing. The Company distributed the letter to the Board for its review.

On April 23, 2024, Mr. Fernandez of Insud met with Mr. Altomari at Agile’s corporate offices to discuss Insud’s interest in Agile and the potential for an acquisition. Mr. Fernandez then met with senior management of Agile to discuss Insud’s interest in Agile and background on Insud’s commercial operations.

On April 24, 2024, Mr. Altomari met with representatives of Insud including Salustiano Perez, the Chief Executive Officer of the pharmaceutical business, Mr. Fernandez, and Lucas Sigman, the Chief Executive Officer of

Insud. The representatives of Insud provided an overview of Exeltis, Insud’s U.S. affiliate, Insud Pharma and Insud’s interest in acquiring Agile.

On April 24, 2024, representatives of Wainwright informed Parties A, D, E and Insud that the deadline for submitting best and final bids to acquire Agile was extended to May 9, 2024 to accommodate further due diligence.

Between April 25, 2024 and May 13, 2024, Agile and the U.S. subsidiary of Party J, a publicly traded foreign global pharmaceutical company, had several interactions relating to a potential strategic transaction and due diligence. The parties agreed to enter into a confidentiality agreement, which was signed on April 26, 2024 and contained customary standstill provisions (including a don’t ask, don’t waive provision) that expire upon execution of a definitive purchase agreement. Agile granted Party J access to the Company’s due diligence data room. On May 13, 2024, Party J informed Wainwright that it would not submit a bid.

On April 30, 2024, Party D submitted an updated, non-binding letter of interest to purchase Agile in cash for an enterprise value of $30 million inclusive of a $5 million bridge loan to provide pre-closing working capital for Agile, all close out costs of Agile, liabilities and payments to warrant holders and subject to completion of due diligence, renegotiation of the Corium Supply Agreement, and other customary closing conditions. Party D proposed to structure the acquisition as a tender offer but remained open to other deal structures as well. The proposed transaction was not conditioned on Party D obtaining third-party financing. The Company distributed the letter to the Board for its review.

On April 30, 2024, Party E submitted a non-binding letter of interest to purchase Agile in cash for an enterprise value of $33.7 million inclusive of a bridge loan in an unspecified amount to provide pre-closing working capital for Agile, all liabilities, transaction expenses and payments to warrant holders. The closing of the transaction was subject to completion of due diligence, renegotiation of the Corium Supply Agreement, and other customary closing conditions. The proposed transaction was not conditioned on Party E obtaining third-party financing. The Company distributed the letter to the Board for its review. Representatives of Party E also met with representatives of Agile by videoconference to discuss tax and financial due diligence.

Between May 6, 2024 and May 7, 2024, Representatives of Party D met with representatives of Agile along with representatives of Wainwright by videoconference to discuss due diligence.

On May 8, 2024, Mr. Gilmore, representatives of senior management of Corium and representatives of Insud, including Messrs. Fernandez and Temes and Ms. Bustos, along with representatives of Wainwright met by videoconference to discuss due diligence on Twirla manufacturing and the terms of the Corium Supply Agreement.

On May 9, 2024, Insud submitted an updated, non-binding letter of interest to purchase Agile in cash for an enterprise value of $42 million inclusive of a $6 million bridge loan to provide pre-closing working capital for Agile, and free of all liens, encumbrances and/or rights of third parties, including outstanding warrants, and subject to completion of due diligence, renegotiation of the Corium Supply Agreement, and other customary closing conditions. Insud proposed to provide a price per share to the Company’s Board once it received full information on the valuation of the Company’s outstanding warrants. Insud proposed to structure the acquisition as a statutory merger. The proposed transaction was not conditioned on Insud obtaining third-party financing and the full purchase price was payable at Closing. Insud also requested a sixty-day period of exclusivity to complete due diligence and reach a definitive agreement. The Company distributed the letter to the Board for its review.

On May 9, 2024, several parties responded to Wainwright’s Proposal Letter. Party A informed Wainwright that it would not be improving its offer submitted on April 19, 2024. Party D informed Wainwright that the company needed more time to assemble its offer due to feedback from its board of directors. After consulting with senior management of Agile and representatives of MLB, Wainwright informed the chief executive officer of Party D that the deadline was extended until Monday, May 13, 2024. Party E withdrew its bid based on its manufacturing and supply chain due diligence of Agile and Corium and the anticipated difficulty of entering into a revised supply agreement satisfactory to both Corium and Party E.

On May 13, 2024, Party D informed Wainwright that due to internal financial constraints, Party D was not able to submit an updated offer.

On May 13, 2024, the Finance Committee met with Messrs. Altomari, Coiante and Gilmore along with representatives of Wainwright and MLB. Representatives of Wainwright presented an update on the outreach process, which now included contact with twenty-one (21) potential acquirors, and an overview of all the non-binding bids to acquire the Company that had been submitted to Wainwright and/or the Company, all of which had been provided to the full Board as they were submitted. Wainwright also shared feedback from the parties that had declined to submit a non-binding bid or had withdrawn their non-binding bid. Wainwright also reported that three primary issues had emerged as having significance to the potential acquirors: (i) the Company’s working capital deficiency, (ii) the value of the outstanding warrants in the event of an acquisition, and (iii) the ability to enter into an amendment of the Corium Supply Agreement. Senior management discussed its plans to address these issues. Wainwright then provided an analysis comparing the financial terms of the bids. After discussion, the Finance Committee, with the input of senior management, Wainwright, and MLB, authorized senior management and Wainwright to negotiate a period of exclusivity between the Company and Insud to reach a definitive agreement to acquire Agile.

Between May 14, 2024 and May 22, 2024, representatives of Wainwright and Insud negotiated the terms of an exclusive period of negotiations, the Bridge Loan and whether it should be secured, and conditions to signing the definitive merger agreement, including the requirement to have the significant warrant holders agree to a fixed value in exchange for cancellation at closing and an amendment to the Corium Supply Agreement on terms reasonably satisfactory to Insud.

On May 22, 2024, Insud submitted a "best and final" non-binding letter of interest to purchase Agile in cash for an enterprise value of $42 million inclusive of a $6 million unsecured bridge loan to provide pre-closing working capital for Agile, and free of all liens, encumbrances and/or rights of third parties, including outstanding warrants, and subject to completion of due diligence, renegotiation of the Corium Supply Agreement, and other customary closing conditions. Insud proposed to provide a price per share to Board once it received full information on the valuation of the Company’s outstanding warrants. Insud proposed to structure the acquisition as a statutory merger. The proposed transaction was not conditioned on Insud obtaining third-party financing. The letter of interest also contained a proposal for a period of twenty business (20) days of exclusivity to complete due diligence and reach a definitive agreement. After ten (10) business days, Insud would need to advance $600,000 for each additional five business days of exclusivity up to a total of $1.2 million. The Company distributed the letter to the Board for its review.

On May 22, 2024, the Board met with Messrs. Altomari, Coiante and Gilmore along with representatives of Wainwright and MLB to discuss the strategic transaction process. Mr. Altomari and representatives of Wainwright provided an update on the ongoing negotiations. Representatives of Wainwright reviewed the updated bid from Insud, the terms it had proposed relating to exclusive negotiations, and the conditions to closing the transaction. Mr. Altomari then reviewed Agile’s senior management’s recommendation that the Board approve the "best and final" non-binding offer from Insud as presented to the Board and authorize management to finalize and execute the non-binding offer on behalf of Agile, which included binding exclusivity provisions between the parties. After discussion and with input from Wainwright and MLB, the Board approved Agile’s senior management’s recommendation.

On May 23, 2024, Agile and Insud signed the offer letter to purchase Agile, Agile excluded all other parties from the Company’s due diligence data room at this time.

On May 24, 2024, at the instruction of the Company, representatives of Wainwright began negotiations, on behalf of Agile, with the largest holder of the Company’s outstanding warrants to cancel the warrants at closing in exchange for a fixed value. After several days of negotiations, Agile reached a tentative agreement with Armistice Capital, the major warrant holder, on a $9.5 million warrant cancellation price based on the terms set forth in the Insud non-binding offer letter and Wainwright indicated that the Wainwright affiliated warrant holders would agree to the same economic deal as Armistice Capital, resulting in holders of more than 95% of the outstanding warrants receiving fixed determinable compensation for cancellation of their outstanding warrants.

Between May 24, 2024 and June 5, 2024, representatives of Agile and Insud met several times by videoconference to discuss manufacturing and supply chain due diligence and integration issues, and representatives of Agile, MLB, Insud and Loeb & Loeb LLP (“Loeb”) and RC Law, LLP (“RCL”), Insud’s outside corporate co-counsel, met by videoconference to discuss matters arising from review of certain diligence issues and exchanged preliminary drafts of the Merger Agreement and the Note

Between May 25, 2024 and June 24, 2024, representatives from Insud and Corium negotiated an amendment to the Corium Supply Agreement that would be contingent upon closing of the transaction.

On June 6, 2024, the Chief Executive Officer of Party D called Mr. Altomari to inform him that the previous internal financial issue prohibiting further bidding had been resolved and that Party D was still interested in acquiring Agile. Mr. Altomari replied that Agile was in a period of exclusivity and that he could not further discuss any potential transaction at this time.

On June 7, 2024, the initial period of binding exclusivity with Insud expired, and Insud did not extend exclusivity by making a payment of $600,000 and the parties continued to negotiate on a non-exclusive basis.

On June 8, 2024, representatives of Wainwright contacted the Chief Executive Officer of Party D and informed him that the exclusivity period with Insud had expired. Party D expressed interest in submitting a new bid and re-engaged in due diligence.

On June 10, 2024, Messrs. Gilmore and Coiante met with representatives of Insud, including Messrs. Fernandez and Temes, Tomos Shillingford, the general counsel of Insud, and Ms. Bustos to discuss issues relating to the Company’s outstanding warrants and the mechanics of a stockholder’s meeting to approve the proposed merger transaction.

On June 11, 2024, Party D submitted a revised non-binding letter of interest to purchase Agile in cash for an enterprise value of $43 million free of all liens, encumbrances and/or rights of third parties, including outstanding warrants, and subject to completion of due diligence, renegotiation of the Corium Supply Agreement, and other customary closing conditions. Party D proposed to structure the acquisition as a tender offer. The proposed transaction was not conditioned on Party D obtaining third-party financing and the purchase price was payable at Closing. The Company distributed the letter to the Board for its review.

On June 11, 2024, representatives from Wainwright spoke with the Chief Executive Officer of Party D and provided feedback on the terms of the non-binding letter and indicated that to be competitive, the proposal should include a bridge loan to provide Agile pre-closing working capital and include a list of open issues that would need to be addressed to reach a definitive agreement.

On June 12, 2024, representatives of Wainwright met with Messrs. Ponce and Temes of Insud by videoconference to discuss the open issues surrounding securing the proposed bridge loan, risk of failing to obtain approval of Agile’s stockholders for the proposed transaction and the treatment of the outstanding warrants.

On June 13, 2024, Party D submitted a revised non-binding letter of interest to purchase Agile that in addition to the terms of the June 11, 2024 offer letter, included a $6 million bridge loan to provide pre-closing working capital for Agile secured by all the assets of the Company and was subject to completion of due diligence, renegotiation of the Corium Supply Agreement, satisfaction agreements with all companies that had unpaid accounts payable with Agile, and other customary closing conditions. The proposed transaction was not conditioned on Party D obtaining third-party financing, and the purchase price was payable at Closing.

On June 14, 2024, the Board met with Messrs. Altomari, Gilmore and Coiante along with representatives of Wainwright and MLB. Mr. Gilmore provided an update on the negotiating process and the outstanding issues with Insud. There was a discussion of Insud’s request for collateral to secure the bridge loan. Representatives of Wainwright then reviewed the non-binding bids submitted by Party D on June 11, 2024 and June 13, 2024. Representatives of Wainwright reviewed the outstanding issues with Party D, which were similar to those issues being discussed with Insud plus an additional requirement of Party D that Agile reach written agreements with each its creditors to fix all Agile accounts payable and other liability amounts due at closing. Wainwright then provided an analysis comparing the financial terms of the two offers. After discussion, the Board authorized senior management and Wainwright to continue negotiations with both parties and to offer the Company’s intellectual property as collateral for a pre-closing bridge loan.

On June 14, 2024, a representative of Wainwright communicated to Mr. Temes of Insud by email that the Company would be willing to secure the proposed bridge loan with a security interest in the company’s intellectual property and confirmed the other terms of the bridge loan. Wainwright also proposed a maximum break-up fee of three percent of the total enterprise value of the transaction set out in the May 22, 2024 Insud bid letter and asked Insud to consider a tender offer structure as a potential way to close more quickly.

Between June 15, 2024 and June 18, 2024, Mr. Coiante and representatives of Wainwright had discussions regarding Wainwright’s preliminary financial analyses of Agile based on the updated forecasts prepared by management and presented to the Board and based on the December 2023 Financial Forecast (collectively, the “Projections”).

On June 16, 2024, Mr. Temes of Insud sent an email to representatives of Wainwright clarifying the proposed approach to securing the bridge loan and indicating that Insud preferred to structure the deal as a statutory merger rather than a tender offer.

On June 17, 2024, representatives from Wainwright, acting on the instructions of Agile, and Messrs. Ponce and Temes of Insud met by videoconference and Wainwright informed the Insud representatives that during the period after the exclusive negotiating period expired, Agile had been approached by one of the former bidders who had expressed interest in submitting a new bid. The parties then discussed the remaining open issues on the potential transaction.

On June 18, 2024, at the instruction of Agile, Wainwright sent each of Insud and Party D a letter requesting "best and final" offers by June 19, 2024.

On June 18, 2024, Mr. Temes of Insud sent Wainwright an email outlining the proposed terms of Insud’s revised "best and final" offer, which included a proposal to purchase Agile for an enterprise value of $45 million inclusive of a pre-closing bridge loan for $8 million and conditioned on entering into warrant cancellation agreements with Perceptive, members of Wainwright and Armistice Capital in exchange for a fixed payment and finalization of the amendment to the Corium Supply Agreement. Also on June 18, 2024, Loeb sent a revised draft of the Note to MLB reflecting addition of the intellectual property security interest, together with a preliminary draft of the related security agreement (the “Security Agreement”).

On June 19, 2024, Insud submitted its formal non-binding offer letter reflecting the terms in Mr. Temes’ email of June 18, 2024. The Company distributed the letter to the Board for its review. Party D did not submit another bid and the CEO of Party D indicated that, in the absence of written satisfaction agreements with all liability holders or a sale of the Company pursuant to section 363 of the U.S. bankruptcy code, the price per share offered by Party D would not result in a meaningful amount to Agile common shareholders.

On June 20, 2024, Messrs. Gilmore and Coiante met with Messrs. Temes and Fernandez and Ms. Bustos of Insud along with representatives of Wainwright on a videoconference to discuss the financial issues relating to Insud’s ability to bridge the enterprise value offered to Agile to a price per share for Agile’s common stock. The parties discussed the potential value of the liability to cancel the outstanding warrants and the working capital deficiency and identified follow-up analyses to be completed. The parties also discussed the structure of the bridge loan payments and agreed to an initial draw of $6.5 million by Agile under the bridge loan arrangements with Insud, which would allow Agile to meet its obligations to Corium, which was a condition of the amendment to the Corium Supply Agreement. Later in the day a broader working group of representatives from Agile, Wainwright, MLB, Insud and Loeb & Loeb (“Loeb”), Insud’s outside corporate counsel, met by videoconference to discuss the open issues that needed to be addressed to reach a final definitive agreement.

On June 21, 2024, Messrs. Gilmore and Coiante and representatives from Wainwright met with Messrs. Temes and Shillingford and Ms. Bustos of Insud to discuss the open issues relating to finalizing a price per share. The representatives of Insud indicated that based on their analysis the value on a price per share basis was approximately $1.43 per share, due to the working capital deficiency. Agile countered with a value of $1.55 per share based on its analysis. The parties discussed the variance between the two positions and agreed to resume discussions on the next day. Later in the day, the Company circulated drafts of the transaction documents to the Board for review.

On June 22, 2024, representatives of Wainwright (acting on the express instructions of Agile regarding final issues and pricing) met with Messrs. Ponce and Temes of Insud and after reviewing and discussing all the outstanding issues, the parties agreed to a price per share of $1.52.

Between June 24, 2024 and June 25, 2024, representatives of Wainwright (acting on the express instructions of Agile with regard to final issues and consideration), finalized negotiations with Armistice Capital to cancel the Warrants at closing in exchange for a revised fixed value of $10.2 million based on the terms set forth in the Insud non-binding letter of June 19, 2024 and the agreed upon price per share to be paid to common stockholders. Agile and the warrant holder entered into the cancellation agreement on June 25, 2024.

On June 24, 2024, a working group of representatives from Agile, Wainwright, MLB, Insud and Loeb met by videoconference to discuss the open issues that the parties needed to address to reach a final definitive agreement. Agile drafted a press release announcing the transaction and Current Report on Form 8-K describing the transaction for filing with the U. S. Securities Exchange Commission, both of which were circulated to the working group.

On June 25, 2024, the Board held a meeting including members of Agile’s senior management and representatives of Wainwright and MLB. After Mr. Gilmore reviewed the Merger Agreement with the Board, the Board discussed the reasons for entering into the Merger Agreement, including a range of factors described in the section of this proxy statement titled “Recommendation of the Board and Reasons for the Merger.” Wainwright reviewed with the Board their financial analyses of Agile based on the Projections previously provided to Wainwright by Agile's management and the Board, which instructed Wainwright to utilize such Projections for purposes of Wainwright’s analyses. For more information on the Projections, see the section of this proxy statement titled “Certain Financial Projections.” Wainwright reviewed with the Board Wainwright’s financial analyses of the Merger Consideration, and rendered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated such date that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the Merger Consideration to be paid to the holders of shares of Agile common stock (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For a detailed discussion of Wainwright’s opinion, please see the section of this proxy statement titled “—Opinion of H.C. Wainwright & Co., LLC.” After further discussion, including a discussion regarding the various factors described under the section of this proxy statement titled “—Recommendation of the Board of Directors and Reasons for the Merger,” the Board unanimously: (1) determined that the Merger Agreement, including the Merger, between Agile and Insud are advisable and fair to, and in the best interests of Agile and its stockholders; (2) declared that it is advisable for Agile to enter into the Merger Agreement; and (3) approved the execution, delivery and performance by Agile of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (4) directed that the Merger Agreement be submitted to the Agile stockholders for adoption; and (5) recommended that Agile stockholders adopt the Merger Agreement.

On the evening of June 25, 2024, Agile, Insud and Merger Sub executed and delivered the Merger Agreement, the Note and the Security Agreement.

On the morning of June 26, 2024, Agile issued a press release announcing the execution of the Merger Agreement, the Note and the Security Agreement and filed its Form 8-K with the SEC and terminated access for Party D to its due diligence data room.

Recommendation of the Agile Board of Directors and Reasons for the Merger

At a special meeting held on June 25, 2024, the Board unanimously: (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable, fair to and in the best interests of Agile and the Stockholders; (2) adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, in accordance with the DGCL; (3) approved the execution, delivery and performance by Agile of the Merger Agreement and the consummation by Agile of the transactions contemplated thereby, including the Merger; and (4) resolved to recommend that the Stockholders vote to approve the adoption of the Merger Agreement. Accordingly, the Board recommends that the Stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

In its determinations and in reaching its recommendations, the Board, as described in the section titled “Background of the Merger” of this proxy statement, held a number of meetings, consulted with Agile senior management and its outside legal and financial advisors, and considered a number of factors and a substantial amount of information, including, but not limited to, the following (not necessarily presented in order of relative importance) that weighed in favor of the Merger:

Consideration. The Board considered:

●	the conditions of the capital markets and the historical market prices, volatility and trading information with respect to the shares of Company Common Stock;
●	the delisting of the Company Common Stock from Nasdaq, which caused the Company Common Stock to become significantly less liquid and diminished the ability of the Company to maintain analyst coverage, attract investor interest, and access capital;
●	that in the Board’s view it had obtained Insud’s best and final offer, and that, as of the date of the Merger Agreement, the proposed consideration of $1.52 per share of Company Common Stock represented the highest per share consideration reasonably obtainable;
●	the thorough sale process managed by Wainwright;

●	the Board’s determination that (i) the Company cannot reach cash flow positive at current revenue level, (ii) the Company cannot materially increase revenue without additional financing for additional marketing expenditures and sales representatives, and (iii) sufficient financing is not available to the Company in the current market or, if available, would be highly dilutive to the existing common stockholders; and
●	in the absence of the Merger, the Company’s ability to continue as a going concern.

Agile’s Business, Financial Condition and Prospects. The Board considered Agile’s current and historical financial condition and results of operations, competitive position, assets, business and prospects, including certain long-term financial projections for Agile prepared by members of its senior management, as well as that Agile will not be able to generate sufficient revenue without financing to meet its obligations or continue to operate in the ordinary course of business. In considering the Company’s ability to raise additional capital, the Board considered the Company’s delisting from Nasdaq, the challenges of micro-cap companies like Agile in raising capital, and size of the negative working capital of the Company. Without raising significant additional capital, the Company had serious concerns about its ability to continue as a going concern. In considering the prospects of Agile, the Board reviewed certain financial projections for Agile prepared by Agile senior management, which reflect an application of various assumptions of management. The Board considered the inherent uncertainty of achieving management’s financial projections, as set forth under the heading titled “ —Certain Unaudited Prospective Financial Information,” and that, as a result, Agile’s actual financial results in future periods could differ materially from such financial projections. The Board considered that Agile stockholders would continue to be subject to the risks and uncertainties of Agile executing on its business plan if it remained independent, including the current and prospective business environment in which Agile operates, industry and market conditions negatively impacting valuations of and the outlook for pharmaceutical companies such as Agile, competition, and the likely effect of these factors on Agile and its prospects as a standalone women’s healthcare company.

Attractive Value. The Board of Directors considered the fact that the Common Stock Merger Consideration represented an attractive value for the shares of Agile common stock, and after its review, believed that the Common Stock Merger Consideration represented the best value reasonably available for Agile stockholders.

Potential Strategic Alternatives. The Board considered the risks and potential benefits associated with other strategic alternatives and the potential for stockholder value creation associated with those alternatives. As part of these evaluations, the Board considered continuing to execute Agile’s strategy on a stand-alone basis, which would require the need to raise significant additional capital and result in substantial shareholder dilution. Senior management of Agile has explored and reviewed with the Board its business development plan, which included pursuing collaborations ranging from co-promotions to in-licensing of other products. One of the key insights management shared with the Board was the fact that many companies were unwilling to collaborate with Agile based on the Company’s size and financial condition. After a thorough review of strategic alternatives and discussions with management and Agile’s financial and legal advisors, the Board determined that the Common Stock Merger Consideration is more favorable to Agile stockholders than the potential value that might result from other available strategic options. The Board also considered that if the Merger is not consummated, in the absence of a financing event or alternative merger transaction, Agile will not be able to meet its obligations or continue to operate in the ordinary course of business.

Wainwright’s Opinion and Analysis. The Board considered the oral opinion of Wainwright rendered to the Board on June 25, 2024 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Wainwright in preparing its opinion, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than Excluded Shares and any shares of Company Common Stock held by any affiliate of Agile or Insud) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below under the caption “Opinion of H.C. Wainwright & Co., LLC”.

Competition. The Board considered competitive considerations, including that other pharmaceutical companies are discovering, developing, marketing, and selling women’s healthcare product candidates, including in the hormonal contraceptive market; and that Agile may not be able to develop, market or sell its own products at an equivalent pace with its available capital and grow its current market position.

Existing Resources. The Board considered the fact that Agile will require significant additional capital in order to grow Twirla and, ultimately, become profitable, as well as fund its other ongoing operations, and the challenges that Agile has faced in the past in raising necessary capital. The Board also took into consideration that, while Agile may seek additional funding through future debt and equity financings, collaborations or strategic partnerships, any such fundraising could be highly dilutive to Agile’s existing securityholders, might be available only on unfavorable terms, or might not be available at all at the times or in the amounts necessary or desirable.

Negotiation Process. The Board considered the fact that the terms of the Merger Agreement were the result of arm’s-length negotiations conducted by Agile with the knowledge and at the direction of the Board and with the assistance of its financial and legal advisors. The Board also considered the enhancements that Agile and its advisors were able to obtain as a result of arm’s-length negotiations with Insud, including the valuation offered by Insud and the inclusion of provisions in the Merger Agreement that the Board believes increase the likelihood of completing the Merger. The Board believed, after consultation with representatives of Wainwright, that the Common Stock Merger Consideration was the maximum price at which Insud would conduct the acquisition of Agile and that further negotiations would have created a risk of causing Insud to abandon the Merger altogether or materially delaying the entry into definitive transaction agreements with respect to the Merger, that it was unlikely that any other potential acquiror would be willing and able to acquire Agile at a price in excess of the Common Stock Merger Consideration even if Agile were to conduct additional outreach, and that it was unlikely that any other potential counterparties would be willing and able to consummate a transaction with Agile that the Board would view as more value-maximizing for Agile’s stockholders than the proposed transaction with Insud.

Potentially Interested Counterparties. The Board considered the process conducted by Agile and Wainwright to identify potential acquirors, which involved contacting 21 potential acquirors and taking into account (1) the expected interest of such parties in prescribed combined hormonal contraceptives, (2) their financial capability to consummate a transaction of this size, and (3) their ability to move quickly and efficiently in a process. In particular, the Board considered the recent discussions conducted by Agile with other industry participants, the outcome of those discussions, and the fact that none of these parties were willing to bid as high as Insud. In addition, the Board noted that the other global pharmaceutical companies that were considered reasonably likely to have potential interest in acquiring Agile had declined to engage with Agile regarding a potential transaction at the time of the proposed Merger.

The Merger Agreement; Ability to Consider, Receive and Respond to Unsolicited Proposals. The Board considered the provisions of the Merger Agreement, including (1) the ability of Agile under certain circumstances to entertain unsolicited proposals for an acquisition that constitutes or could reasonably be expected to lead to an offer that is superior to the Merger, (2) the ability of the Board under certain circumstances to withdraw or modify its recommendation that Stockholders vote to adopt the Merger Agreement and to terminate the Merger Agreement in order to accept a Superior Proposal and enter into a definitive agreement with respect to such Superior Proposal, and (3) the $1,260,000 termination fee and the repayment by Agile of the Bridge Loan under certain circumstances, which the Board believed was reasonable relative to termination fees in transactions of a similar size, would not likely preclude competing bids, and would not likely be payable unless Agile entered into a definitive agreement for a Superior Proposal.

Conditions to the Consummation of the Merger; Likelihood of Completion. The Board considered the likelihood of completing the Merger, particularly in light of the terms of the Merger Agreement, including (1) the conditions to the Merger being specific and limited, and (2) the exceptions contained within the “Company Material Adverse Effect” definition, which generally defines the standard for closing risk. The Board also considered the fact that there is no financing condition to the completion of the Merger, and Agile’s ability to obtain specific enforcement of the obligations of Insud and Merger Sub under the Merger Agreement, thereby ensuring that Agile has an appropriate remedy in the event Insud and Merger Sub were to decline to comply with their obligations under the Merger Agreement.

Business Reputation of Insud. The Board considered the business reputation and capabilities of Insud and its management, its strong strategic commitment to women’s health, and the substantial financial resources of Insud and, by extension, Merger Sub, which the Board believed supported the conclusion that a transaction with Insud and Merger Sub was likely to be completed in a timely and orderly manner.

Certainty of Consideration. The Board considered the all-cash nature of the consideration to be paid in the Merger, which allows Agile’s securityholders to realize immediate value, in cash, for their investment in Agile, while avoiding Agile’s clinical, regulatory, commercialization and other business risks, and while also providing such holders with certainty of value and liquidity for their Agile securities.

Appraisal Rights. The Board considered the availability of statutory appraisal rights to the holders of shares of Company Common Stock who object to the Merger and otherwise comply with all required procedures under the DGCL.

Opportunity of Our Stockholders to Vote; Rights to Adjourn or Postpone to Solicit Additional Proxies. The Board considered the fact that the Merger would be subject to the approval of Agile’s stockholders, and that Agile’s stockholders would be free to evaluate the Merger and vote for or against the approval of the Merger at the Special Meeting. In addition, the Board considered the fact that Agile could require the adjournment or postponement of the Special Meeting, upon the terms and subject to the conditions specified in the Merger Agreement, for the absence of a quorum at the Special Meeting or to allow additional solicitation of votes in order to obtain the adoption of the Merger Agreement by holders representing at least a majority of all outstanding shares of our common stock entitled to vote thereon.

In the course of its deliberations, the Board also considered a variety of material risks and other countervailing factors related to entering into the Merger Agreement, including, but not limited to, the following (which are not necessarily presented in order of relative importance):

●	the fact that Agile’s securityholders will not be entitled to participate in any potential future benefit from the execution of Agile management’s standalone business plan;
●	the effect of the public announcement of the Merger Agreement, including effects on Agile’s business relationships and Agile’s ability to attract and retain key management and personnel;
●	the fact that the Merger Agreement precludes Agile from actively soliciting alternative acquisition proposals and requires payment by Agile of a termination fee to Insud under certain circumstances and repay certain amounts to Insud, including in the event that the Merger Agreement is terminated by Agile to accept a Superior Proposal, which could discourage the making of a competing acquisition proposal or adversely impact the price offered in such a proposal;
●	the possibility that the Merger might not be consummated, the Company’s ability to continue as a going concern, and the fact that if the Merger is not consummated, Agile’s directors, management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Merger, and Agile’s relationships with its suppliers, vendors, partners, employees and other third parties may be adversely affected;
●	the substantial transaction expenses to be incurred in connection with the transactions contemplated by the Merger Agreement and the negative impact of such expenses on the Company’s cash reserves and operating results should the Merger not be consummated;
●	the restrictions imposed by the Merger Agreement on the conduct of Agile’s business prior to completion of the Merger, which could delay or prevent Agile from undertaking certain business opportunities that may arise during that time;
●	the fact that significant transaction and opportunity costs have been and will continue to be incurred in connection with negotiating and entering into the Merger Agreement and completing the Merger;
●	the inherent risk of litigation in relation to the sale of the Company, including potential stockholder litigation in connection with the execution of the Merger Agreement and the consummation of the Merger; and

●	the treatment of the consideration to be received by the holders of shares of Company Common Stock in the Merger as taxable to such holders for U.S. federal income tax purposes.

In addition, the Board was aware of and considered the interests of Agile’s directors and executive officers that may be different from, or in addition to, the interests of Stockholders generally when approving the Merger Agreement and recommending that Stockholders vote to adopt the Merger Agreement, including, but not limited to, (a) certain executive officers and members of the Board hold Agile equity awards that may accelerate in connection with the Merger, (b) certain executive officers may receive severance payments and other benefits (described further below) pursuant to their employment agreements with Agile or Agile’s change in control severance plan in the event of certain terminations of employment in connection with, or following, the Merger, if consummated, and (c) if the Merger is consummated, Agile will make payments to members of our Board for unpaid director fees (earned in the ordinary course of each director’s service on the Board) that have been accruing since April 2023. For more information, see the section of this proxy statement titled “—Interests of the Directors and Executive Officers of Agile in the Merger.”

The foregoing discussion of the information and factors considered by the Board in reaching their respective conclusions and recommendations is intended to be illustrative and not exhaustive. In light of the variety of factors considered in connection with their evaluation of the Merger and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise attempt to rank or assign relative weights to the various factors considered in reaching their respective determinations. In considering the factors described above and any other factors, individual members of the Board may have viewed factors differently or given different weight, merit or consideration to different factors. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board, but rather the Board conducted an overall review of the factors described above, including discussions with Agile’s senior management and legal and financial advisors.

The foregoing discussion of the reasoning and consideration of certain factors by the Board and the resulting determinations and recommendation, and certain other information presented in this section, as well as similar information included in this proxy statement, is forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section of this proxy statement titled “Cautionary Note Regarding Forward-Looking Statements.” For the reasons described above, and in light of other factors that the Board believed were appropriate to consider, the Board approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommends that the Stockholders vote in favor of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.

Opinion of H.C. Wainwright & Co., LLC

At a meeting of the Board, Wainwright rendered its oral opinion, subsequently confirmed in Wainwright’s written opinion dated as of June 25, 2024, to the effect that, as of the date of Wainwright’s written opinion, and based upon and subject to the factors and assumptions set forth in Wainwright’s written opinion, the consideration to be paid to holders of common stock of Agile pursuant to the Merger Agreement, consisting of the Common Stock Merger Consideration, was fair from a financial point of view to such holders.

The full text of the written opinion of Wainwright, dated June 25, 2024, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with Wainwright’s opinion, is attached to this proxy statement as Annex B. The summary of Wainwright’s opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Wainwright’s written opinion. Wainwright’s opinion was provided for the information and assistance of the Board in connection with its consideration of the Merger and the transactions contemplated by the Merger Agreement (the “Transactions”). The opinion does not constitute a recommendation to the Board, to Agile, to any security holder or to any other party as to how to act or vote or make any election with respect to any matter relating to the Transactions or otherwise. Wainwright’s opinion was approved by a fairness committee of Wainwright.

In connection with rendering the opinion described above and performing its related financial analyses, Wainwright reviewed, among other things:

●	a draft of the Merger Agreement (which Wainwright assumed, with the permission of the Board, to be identical in all material respects to the final Merger Agreement); references to the Merger Agreement in this summary of Wainwright’s opinion are to the draft Merger Agreement;
●	certain internal financial analyses and forecasts for Agile, including financial forecasts for the years 2024 through 2028 prepared by Agile’s management and on which Wainwright was instructed to rely by the Board (the “Forecasts”);
●	certain publicly available information, including Agile’s recent filings with the SEC and the financial statements set forth therein;
●	certain published research reports on Agile; and
●	standalone capitalization information prepared by the management of Agile and on which Wainwright was instructed to rely by the Board (the “Capitalization Information”).

Wainwright also held discussions with members of senior management of Agile regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of Agile; reviewed the reported prices and trading activity for Agile’s common stock; and performed such other studies and analyses, and considered such other factors, as Wainwright deemed appropriate, including comparisons of the financial and operating performance of Agile’s business with that of companies with publicly traded equity securities that Wainwright deemed relevant and compared the terms of the Merger to selected transactions which Wainwright deemed relevant.

For purposes of rendering its opinion, Wainwright, with the consent of the Board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Wainwright, without assuming any responsibility for independent verification thereof. In that regard, Wainwright assumed with the consent of the Board that the Forecasts were prepared in good faith and were reasonable and consistent with the best currently available estimates and judgments of the management of Agile. At the direction of the Board, Wainwright assumed that the Forecasts provided a reasonable basis on which to evaluate Agile’s business and the Transactions. Further, Wainwright was instructed by management of Agile to rely on the Forecasts, at the direction of the Board. Wainwright used and relied upon the Forecasts for purposes of its analyses and its opinion. Wainwright expressed no view or opinion with respect to the Forecasts or the assumptions or estimates upon which they are based.

Wainwright has not made an independent evaluation, appraisal or regulatory or technical assessment of the assets and liabilities (including any contingent, derivative or other off balance-sheet assets and liabilities) of Agile, Insud, Merger Sub or any of their respective subsidiaries and Wainwright was not furnished with any such evaluation, appraisal or assessment. Wainwright assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions, if any, will be obtained without any adverse effect on Agile, Insud, Merger Sub or on the expected benefits of the Transactions in any way meaningful to Wainwright’s analysis. Wainwright also assumed that the Transactions would be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis. Wainwright’s opinion did not address the underlying business decision of Agile to engage in the Merger as compared to any strategic alternatives that may be available to Agile; nor did it address any legal, regulatory, tax or accounting matters.

Wainwright’s opinion addressed only the fairness from a financial point of view of the Common Stock Merger Consideration to be received by the holders of Agile common stock (other than common stock held by Insud or its affiliates, held in treasury of Agile, or held by persons who are entitled to demand and properly demand appraisal of such shares in accordance with Delaware law) pursuant to the Merger Agreement, as of the date of Wainwright’s written opinion. Wainwright did not express any view on, and its opinion does not address, any other term, portion or aspect of the Merger Agreement or the Transactions including (i) the form, structure or any other portion, term or aspect of the Transactions, (ii) any term or aspect of any other agreement, understanding, document or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Transactions or (iii) any determination of the Board as to the use or distribution of the Common Stock Merger Consideration following the consummation of the Transactions. Wainwright did not express any opinion as to the prices at which Agile’s common stock would trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on Agile, or the Transactions, or as to the impact of the Transactions on Insud, Merger Sub or Agile. Wainwright’s opinion did not address any actual or potential “interested party” aspects of the Transactions. Wainwright expressed no opinion and made no recommendation as to how any member of the Board, any Agile stockholder or any other person should vote or act with respect to any matter relating to the Transactions or otherwise. Wainwright’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Wainwright as of, the date of its written opinion and Wainwright assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion or otherwise considering or commenting on circumstances, developments or events occurring or coming to Wainwright’s attention after the date of its written opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses presented by Wainwright to the Board in connection with Wainwright’s rendering to the Board the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Wainwright, nor does the order of analyses described represent the relative importance or weight given to those analyses by Wainwright. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are not, in isolation, a complete description of Wainwright’s financial analyses. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Wainwright’s opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 21, 2024, and is not necessarily indicative of current market conditions.

In furnishing its opinion, Wainwright did not attempt to combine the analyses described herein into one composite valuation range, nor did Wainwright assign any quantitative weight to any of the analyses or the other factors considered. Furthermore, in arriving at its opinion, Wainwright did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor in light of one another, although Wainwright did state its belief that its discounted cash flow analysis should be given greater weight in evaluating the Transactions because the analyses regarding Agile’s publicly traded comparable companies and selected transactions do not account for (i) the significant dilution that Agile would need to take on to fund future operations, (ii) Agile’s high cost of capital, and (iii) the inability for Agile to access the capital markets.

Illustrative Discounted Cash Flow Analyses – Base Case and ACA Case

Based on the Forecasts (utilizing both a "Base Case" and a sensitivity analysis, the Affordable Care Act analysis, referred to herein as the "ACA Case"), Wainwright performed illustrative discounted cash flow analyses on Agile on a stand-alone basis. A discounted cash flow analysis is a valuation methodology used to derive a valuation of asset or set of assets by calculating the present value of the asset's or set of assets’ estimated future cash flows. An asset's or set of assets' “estimated future cash flows” are its projected unlevered free cash flows, and “present value” refers to the value today or as of an assumed date of the future cash flows or amounts and is obtained by discounting the estimated future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors. Wainwright utilized discount rates ranging from 14.3% to 19.3%.

In both the Base Case analysis and the ACA Case analysis, Wainwright discounted to present value as of March 31, 2024, (i) estimates of the unlevered free cash flows calculated by Wainwright based on information provided by the Company’s management and reviewed and approved by the Board for purposes of Wainwright’s discounted cash flow analyses described in this section, for the period from April 1, 2024 to December 31, 2028 based on the Forecasts (which differed in the Base Case and the ACA Case) and (ii) a range of illustrative terminal values for Agile, which were calculated by applying perpetuity growth rates ranging from 1.00% to 3.00% to a terminal year estimate of free cash flow to be generated by Agile as reflected in the Forecasts (which differed in the Base Case and the ACA Case). Wainwright derived a range of illustrative enterprise values (“Enterprise Values”), which is defined as the market value of common equity plus the book value of preferred stock, the book value of debt, plus capitalized leases and less cash and cash equivalents, for Agile on a standalone basis, while taking into account applicable working capital deficiencies, severance payments, warrant liabilities, transaction costs, bridge loan repayments and lease liabilities. This analysis indicated implied Enterprise Values of ($72) million to ($55) million in the Base Case and ($48) million to ($39) million in the ACA Case, in each case, by adding the ranges of present values it derived as described above (the parentheses indicate negative Enterprise Values).

Wainwright derived a range of implied equity values for Agile as of March 31, 2024 for both the Base Case analysis and the ACA Case analysis based on the ranges of implied Enterprise Values for Agile as of such date. Wainwright then divided each such range of implied equity values by the issued and outstanding common stock of Agile on a standalone basis as provided in the Capitalization Information, to derive a range of implied values per fully diluted share of common stock of Agile as of such dates for each of the Base Case and the ACA Case. This analysis indicated the following approximate implied equity value reference range for Agile (the parentheses indicate negative implied equity values per share), as compared to the Common Stock Merger Consideration:

Implied Equity Value	Common Stock
Per Share Reference Range	Merger Consideration
Base Case: ($14.71) – ($12.22)	$1.52
ACA Case: ($11.35) – ($10.06)	$1.52

Select Companies Analysis

Wainwright reviewed and compared certain financial information for Agile to corresponding financial information, ratios and public market multiples for the following publicly traded companies (including historical and forecasted revenues for such companies and enterprise value/revenue multiples for such companies) which, in the exercise of its professional judgment, Wainwright determined to be relevant to its analysis:

●	Organon & Co.;
●	Avadel Pharmaceuticals plc;
●	Ironwood Pharmaceuticals, Inc.;
●	Emergent BioSolutions, Inc.
●	Ocular Therapeutix, Inc.
●	Aquestive Therapeutics, Inc.
●	Mayne Pharma Group Ltd.
●	Coherus BioSciences, Inc.
●	OptiNose, Inc.
●	scPharmaceuticals, Inc.
●	Eton Pharmaceuticals, Inc.

●	Dare Bioscience, Inc.
●	Mithra Pharmaceuticals S.A.
●	Palatin Technologies, Inc.
●	TherapeuticsMD, Inc.
●	Aspira Women’s Health, Inc.
●	Femasys, Inc.
●	SCYNEXIS, Inc.

Although none of the selected companies is directly comparable to Agile, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Agile. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies or Agile. Wainwright calculated and compared various financial multiples and ratios based on information it obtained from SEC filings, FactSet, and market data as of June 21, 2024.

The financial data reviewed included, to the extent meaningful, enterprise values, calculated as implied equity values based on closing stock prices on June 21, 2024 as multiples of 2023 actual revenue (referred to in this section as “revenue multiples”). Financial data of the selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of Agile was based on public filings and financial analyses, financial forecasts, reports and other information concerning Agile prepared by the management of Agile.

The overall low to high 2023 actual revenue multiples observed for the selected companies were 0.8x to 7.8x (with a 25th percentile of 0.8x, a mean of 6.6x, a median of 2.4x, and a 75th percentile of 7.8x). Wainwright then applied the 25th percentile to median revenue multiples of 0.8x to 2.4x to Agile’s 2023 (full-year) revenue of approximately $20 million to yield implied Enterprise Values ranging from $16 million to $46 million. This analysis indicated the following approximate implied equity value reference ranges for Agile (the parentheses indicate negative implied equity values per share), as compared to the Common Stock Merger Consideration:

Implied Equity Value
Per Share Reference Range Based Upon	Common Stock
Agile's 2023 Full Year Revenue	Merger Consideration
($2.49) – $1.68	$1.52

Selected Transactions Analysis

Wainwright analyzed certain publicly available information relating to certain acquisition or selected transactions announced since August 19, 2020, involving target companies in the women’s health and specialty pharmaceuticals industries.

While none of the target companies in the selected transactions are directly comparable to Agile and none of the selected transactions are directly comparable to the Transactions, the target companies in the selected transactions listed below are companies with certain operations that, for the purposes of analysis, may be considered similar to certain operations of Agile, and as such, for purposes of the analysis, the selected transactions may be considered similar to the Transactions. The selected transactions were chosen because they were transactions that, based on Wainwright’s experience, expertise and knowledge of the women’s health and specialty pharmaceuticals industries, taking into account their respective proposed or existing product lines, therapeutic focus, technological approach, and other factors, have operations that Wainwright considered generally similar to certain operations of Agile for purposes of its analysis.

Announcement Date	Target	Acquiror
March 4, 2024	Rovers Medical Devices B.V.	Halma plc
November 30, 2023	Bonafide Health, LLC	Pharmavite LLC
December 12, 2022	Horizon Therapeutics plc	Amgen Inc.
November 14, 2022	Opiant Pharmaceuticals, Inc.	Indivior plc
October 23, 2022	Myovant Sciences Ltd.	Sumitovant Biopharma Ltd.
August 30, 2022	Diurnal Group plc	Neurocrine Biosciences, Inc.
June 23, 2022	Radius Heath, Inc.	Gurnet Point Capital LLC & Patient Square Capital, LP
April 13, 2022	Antares Pharma, Inc.	Halozyme Therapeutics, Inc.
February 14, 2022	BioDelivery Sciences International, Inc.	Collegium Pharmaceutical, Inc.
November 29, 2021	Kaléo, Inc.	Marathon Asset Management, LP
November 11, 2021	Forendo Pharma Ltd.	Organon & Co.
October 11, 2021	Flexion Therapeutics, Inc.	Pacira BioSciences, Inc.
March 9, 2021	Novitium Pharma LLC	ANI Pharmaceuticals, Inc.
December 10, 2020	Neos Therapeutics, Inc.	Aytu BioPharma, Inc.
August 19, 2020	Momenta Pharmaceuticals, Inc.	Johnson & Johnson

Using publicly available information, for each of the selected transactions, Wainwright calculated and compared various financial multiples, ratios and premiums based on information it obtained from SEC filings, FactSet, and market data as of June 21, 2024. For purposes of the selected transactions analysis, Wainwright used revenue multiples, as compared to EBITDA or EBIT multiples, since most of the target companies in the selected transactions did not generate positive EBITDA or EBIT, nor does Agile generate positive EBIT or EBITDA.

Total Consideration Paid as a Multiple of Revenues Analysis

Wainwright calculated, the total consideration paid in the selected transactions as a multiple of each target company’s last 12 months (“LTM”) of revenue as of the time of the announcement of the transaction.

The overall low to high total consideration/LTM revenue multiples observed for the selected transactions were 3.7x to 7.3x (with 25th percentile of 3.7x, a mean of 5.2x, a median of 5.8x, and a 75th percentile of 7.3x). Wainwright then applied the 25th percentile to median revenue multiples of 3.7x to 5.8x to Agile’s LTM revenue of $21 million to yield implied Enterprise Values from $79 million to $124 million. This analysis indicated the following approximate implied equity value reference ranges for Agile, as compared to the Common Stock Merger Consideration:

Implied Equity Value
Per Share Reference Range Based Upon	Common Stock
Agile’s LTM Revenue	Merger Consideration
$6.01 - $11.97	$1.52

Percentage Premiums Paid Analysis

Wainwright calculated the percentage premiums paid for the selected transactions, measuring the premium paid to the stock price of the target company 30 days prior to the announcement of the transaction.

The overall low to high percentage premiums for the selected transactions were 49.1% to 92.9% (with a 25th percentile of 49.1%, a mean of 72.9%, a median of 56.9% and a 75th percentile of 92.9%). Wainwright then compared that range of percentage premiums to the premium that the Common Stock Merger Consideration represented to Agile’s stock price 30 days prior to the public announcement of the Transactions and to Agile’s stock price one day prior to the public announcement of the Transactions:

25th percentile to 75th percentile	Common Stock
Percentage Premiums to 30-days Prior Stock Price	Merger Consideration as Premium to:
	30 days prior	One day prior
	stock price of Agile	stock price of Agile
49.1% - 92.9%	305.3%	379.5%

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Wainwright’s opinion. In arriving at its fairness determination, Wainwright considered the results of all of its analyses and, except as expressly noted above regarding Wainwright giving additional weight to the discounted cash flow analysis, did not attribute any particular weight to any factor or analysis considered by it. Rather, Wainwright made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Agile or the Transactions.

Wainwright prepared these analyses for purposes of providing its opinion to the Board that, as of the date of the opinion, the consideration to be paid to holders of common stock of Agile pursuant to the Merger Agreement, consisting of the Common Stock Merger Consideration, was fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Since these analyses are inherently subject to uncertainty, based upon numerous factors or events beyond the control of the parties or their respective advisors, Wainwright does not assume responsibility if future results are materially different from those forecast.

The Common Stock Merger Consideration to be paid pursuant to the Merger Agreement was determined through arm’s-length negotiations between Agile and Insud and was approved by the Board. Wainwright did not recommend to Agile that any specific amount or kind of consideration be paid or that any specific amount or kind of consideration constituted the only appropriate consideration for the Transactions.

As described above, Wainwright’s opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Transactions. The foregoing summary does not purport to be a complete description of the analyses performed by Wainwright in connection with the delivery of its fairness opinion to the Board and is qualified in its entirety by reference to the written opinion of Wainwright attached as Annex B to this proxy statement.

Wainwright is engaged in strategic advisory, underwriting and agency financing, principal investing, sales and trading, research and other financial and non-financial activities and services for various persons and entities. Wainwright and its employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Agile, Insud, any of their respective affiliates, third parties and, as applicable, portfolio companies. Wainwright has provided certain principal and agency services to Agile from time to time for which it has received compensation, including (i) acting as placement agent in the exercise of certain warrants of Agile in February 2024, (ii) acting as placement agent in a registered offering of 1,896,286 shares of Agile common stock (or pre-funded warrants in lieu thereof), together with accompanying warrants to purchase Agile common stock in May 2024, (iii) acting as placement agent in a registered offering of 26,666,666 shares of Agile common stock (or pre-funded warrants in lieu thereof), together with accompanying warrants to purchase Agile common stock in July 2022, and (iv) acting as principal and placement agent under Agile’s ongoing at the market offering program. Wainwright received compensation, including but not limited to, warrants to purchase shares of Agile common stock in connection with certain of the foregoing arrangements. Such warrants are to be cancelled in exchange for consideration in connection with the Transactions. During the two-year period ended June 25, 2024, Wainwright recognized compensation for underwriting and agency services provided by it to Agile in the amount of approximately $3,035,444. During the two-year period ended June 25, 2024, Wainwright has not been engaged by Insud and/or its respective affiliates to provide financial advisory, underwriting and/or agency financing services for which Wainwright has recognized compensation. Wainwright may also in the future provide financial advisory, agency and/or underwriting services to Agile, Insud and their respective third parties and affiliates, for which Wainwright may receive compensation.

Agile selected Wainwright as its financial advisor because, among other things, of its experience and reputation as a financial advisor, underwriter and agent in the women’s health and specialty pharmaceuticals sector. Pursuant to an engagement letter dated March 27, 2024, Wainwright was engaged to render a fairness opinion to the Board in connection with the proposed Transactions. The engagement letter between Agile and Wainwright provides for an advisory fee in an amount equal to $1,350,000 to be paid to Wainwright at the closing of the Transactions. The engagement letter also provides for the payment to Wainwright of a fee in an amount equal to $350,000, payable on the date on which the opinion was delivered that is not conditioned upon the results of Wainwright’s evaluation and analysis or upon the conclusions reached in the opinion. In addition, Agile agreed to reimburse Wainwright for certain of its expenses, including reasonable attorneys’ fees and disbursements, and to indemnify Wainwright and related persons against various liabilities, including certain liabilities under federal securities laws.

Certain Unaudited Prospective Financial Information

Other than in prior periods when the Company provided certain financial projections, which the Company ceased providing in 2024, the Company does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, in connection with the Board’s evaluation of strategic and financial alternatives and their evaluation of the Merger, the Company’s management prepared certain nonpublic, unaudited prospective financial information for the fiscal years 2024 through 2028 (which we refer to as the “Forecasts”) and the Company has included a summary of the Forecasts in this proxy statement. The Forecasts were furnished to the Board and Wainwright in connection with the discussions concerning the Merger.

The Forecasts were not prepared with a view toward public disclosure or complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles in the United States (“GAAP”).

No assurances can be made regarding future events and the estimates and assumptions underlying the Forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which the Company operates and the risks and uncertainties described under “Cautionary Note Regarding Forward-Looking Statements” beginning on page 27 of this proxy statement, all of which are difficult to predict and many of which are outside the control of the Company and, upon consummation of the Merger, will be beyond the control of Parent. The Company’s stockholders are urged to review the Company’s SEC filings for a description of risk factors with respect to the Company and its business. There can be no assurance that the assumptions underlying the Forecasts will prove to be accurate or that the projected results will be realized. Actual results may differ materially from those reflected in the Forecasts, whether or not the Merger is consummated. The inclusion of the Forecasts in this proxy statement should not be regarded as an indication that the Company, the Board, Wainwright, Parent or any other person considered, or now considers, these forecasts to be a reliable predictor of future results. The Forecasts are not fact, and neither they nor any underlying assumptions should be relied on as being indicative of future results. Readers of this proxy statement are cautioned not to place reliance on this information. The Forecasts assumed that the Company would continue to operate as a standalone company and do not reflect any impacts of the Merger. If the Company were to continue as a standalone company, the Company would need to raise significant additional funds to meet its projected operating requirements, including the continued commercialization of Twirla under each of the scenarios detailed below.

The Forecasts include assumptions regarding probabilities of technical and regulatory success, sales ramp, market size, market share, peak sales, duration, pricing, relative positioning versus competition, market exclusivity, estimated costs and expenses, utilization of net operating losses, future equity raises conducted by Agile, expected cash burn rate, and other relevant factors related to Agile’s long-range operating plan. The foregoing is a summary of certain key assumptions and does not purport to be a comprehensive or exhaustive overview of all metrics and assumptions included or reflected in the Forecasts.

Certain of the financial measures included in the Forecasts are “non-GAAP financial measures.” These are financial performance measures that are not calculated in accordance with GAAP. Investors should also note that the non-GAAP financial measures presented in this proxy statement are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Investors should also note that the non-GAAP financial measures presented in this proxy statement have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, the non-GAAP financial measures in this proxy statement and the accompanying footnotes may be calculated differently from, and may not be directly comparable to, similarly titled measures used by the Company’s competitors and other companies, or any similarly titled measures used by Parent or any of its affiliates.

Due to the inherent limitations of non-GAAP financial measures, investors should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures.

The Forecasts included in this document have been prepared by, and are the responsibility of, the Company’s management. Ernst & Young LLP, the Company’s independent registered public accounting firm, has not audited, reviewed, examined, compiled or applied agreed upon procedures with respect to the accompanying Forecasts and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report incorporated by reference in this document relates to the Company’s previously issued financial statements. It does not extend to the Forecasts and should not be read to do so.

The non-GAAP financial measures included in the Forecasts were first provided to Wainwright on June 18, 2024 and were approved by the Board on June 25, 2024 for use by Wainwright and were relied on by Wainwright for its financial analyses in connection with the preparation of its opinion and by the Board for its consideration of the Merger. Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the Forecasts, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Forecasts are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to the most directly comparable GAAP financial measure. Reconciliations of these non-GAAP financial measures were not provided to or relied on by the Board or Wainwright in connection with their respective evaluations of the Merger. Accordingly, the Company has not provided a reconciliation of the non-GAAP financial measures included in the Forecasts to the relevant GAAP financial measures.

By including in this proxy statement the Forecasts below, neither the Company nor Parent nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the Forecasts. Accordingly, the Forecasts should not be construed as financial guidance, nor relied on as such. The inclusion of the Forecasts in this proxy statement does not constitute an admission or representation by the Company that the information contained therein is material. The Forecasts reflected the opinions, estimates and judgments of the Company’s management at the time they were prepared and have not been updated to reflect any subsequent changes. NONE OF THE COMPANY, PARENT OR MERGER SUB OR, AFTER CONSUMMATION OF THE MERGER, THE COMPANY , AS THE SURVIVING CORPORATION,

UNDERTAKES ANY OBLIGATION, EXCEPT AS REQUIRED BY LAW, TO UPDATE OR OTHERWISE REVISE THE FORECASTS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION, CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS OR THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR.

The Forecasts were relied on by the Board in reaching its determination on June 25, 2024 to (1) authorize and approve the execution, delivery and performance by the Company of the Merger Agreement and the consummation by the Company of the Merger, (2) determine that it is fair and in the best interests of the Company and its stockholders for the Company to enter into the Merger Agreement and consummate the Merger, and declare the Merger Agreement and the Merger advisable and (3) resolve to recommend that the stockholders approve the Merger. The Forecasts were the only forecasts prepared by management that were authorized by the Board for use by Wainwright, and were the only forecasts used by Wainwright, in connection with rendering its oral opinion delivered to the Board, which was subsequently confirmed by delivery of a written opinion dated as of June 25, 2024, and in performing its financial analyses in connection therewith, as summarized in “—Opinion of H.C. Wainwright & Co., LLC” beginning on page 54 of the proxy statement.

The following tables set forth a summary of the Forecasts. The summary of the Forecasts is not included in this proxy statement to induce any Company stockholder to vote in favor of the Merger or to influence any Company stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to their Shares. The Company prepared financial forecasts based on the following scenarios (i) a base case which assumed the business would continue to operate as is and (ii) an ACA case which assumed that net revenue would be positively impacted by the Affordable Care Act (ACA).

Financial Forecasts – Base Case

	Fiscal Year Ending December 31,
($ in millions)	2024E (excludes Q1)	2025E	2026E	2027E	2028E
Product revenues, net	$21.9	$34.4	$42.0	$50.3	$59.2
Cost of product revenues	11.0	21.9	22.2	25.1	28.4
Gross Profit	$10.9	$12.5	$19.8	$25.2	$30.8
Operating expenses, excluding depreciation and amortization	20.2	30.0	31.2	32.6	34.7
Depreciation and amortization	0.2	0.3	0.3	0.3	0.3
EBIT(1)	$(9.5)	$(17.8)	$(11.7)	$(7.7)	$(4.2)
Provision for income taxes	-	-	-	-	-
Net Operating Profit after Tax(2)	$(9.5)	$(17.8)	$(11.7)	$(7.7)	$(4.2)
Depreciation and amortization	0.2	0.3	0.3	0.3	0.3
Capital expenditures	-	(0.1)	-	-	(0.1)
Change in net working capital	(3.0)	(2.2)	(2.0)	(2.0)	(1.8)
Unlevered Free Cash Flow(3)	$(12.3)	$(19.8)	$(13.4)	$(9.4)	$(5.8)
(1)	EBIT, a non-GAAP term, is defined as earnings before interest expense and income taxes.
(2)

Net Operating Profit after Tax, a non-GAAP term, is defined as EBIT less income taxes and was calculated by Wainwright based on information provided by the Company’s management and reviewed and approved by the Board for purposes of Wainwright’s discounted cash flow analyses described in the section “—Opinion of H.C. Wainwright & Co., LLC.

(3)

Unlevered Free Cash Flow, a non-GAAP term, is defined as Net Operating Profit after Tax plus depreciation and amortization less total capital expenditures and changes in net working capital and was calculated by Wainwright based on information provided by the Company’s management and reviewed and approved by the Board for purposes of Wainwright’s discounted cash flow analyses described in the section “—Opinion of H.C. Wainwright & Co., LLC.”

Financial Forecasts – ACA Case

	Fiscal Year Ending December 31,
($ in millions)	2024E (excludes Q1)	2025E	2026E	2027E	2028E
Product revenues, net	$21.9	$35.8	$45.7	$55.3	$65.1
Cost of product revenues	11.0	19.7	21.9	26.5	31.3
Gross Profit	$10.9	$16.1	$23.8	$28.8	$33.8
Operating expenses, excluding depreciation and amortization	20.2	30.0	31.2	32.6	34.7
Depreciation and amortization	0.2	0.3	0.3	0.3	0.3
EBIT(1)	$(9.5)	$(14.2)	$(7.7)	$(4.1)	$(1.2)
Provision for income taxes	-	-	-	-	-
Net Operating Profit after Tax(2)	$(9.5)	$(14.2)	$(7.7)	$(4.1)	$(1.2)
Depreciation and amortization	0.2	0.3	0.3	0.3	0.3
Capital expenditures	-	(0.1)	-	-	(0.1)
Change in net working capital	(3.0)	(2.2)	(2.0)	(2.0)	(1.8)
Unlevered Free Cash Flow(3)	$(12.3)	$(16.2)	$(9.4)	$(5.8)	$(2.8)
(1)	EBIT, a non-GAAP term, is defined as earnings before interest expense and income taxes.
(2)

Net Operating Profit after Tax, a non-GAAP term, is defined as EBIT less income taxes and was calculated by Wainwright based on information provided by the Company’s management and reviewed and approved by the Board for purposes of Wainwright’s discounted cash flow analyses described in the section “—Opinion of H.C. Wainwright & Co., LLC.”

(3)

Unlevered Free Cash Flow, a non-GAAP term, is defined as Net Operating Profit after Tax plus depreciation and amortization less total capital expenditures and changes in net working capital and was calculated by Wainwright based on information provided by the Company’s management and reviewed and approved by the Board for purposes of Wainwright’s discounted cash flow analyses described in the section “—Opinion of H.C. Wainwright & Co., LLC.”

Interests of the Directors and Executive Officers of Agile in the Merger

Certain of Agile’s executive officers and directors may have financial interests in the Merger that are different from, or in addition to, the interests of Stockholders generally. In considering the recommendation of our Board with respect to the approval of the Merger, our shareholders should be aware that (a) certain executive officers and members of the Board hold Agile equity awards that may accelerate in connection with the Merger, (b) certain executive officers may receive severance payments and other benefits (described further below) pursuant to their employment agreements with Agile or Agile’s change in control severance plan in the event of certain terminations of employment in connection with, or following, the Merger, if consummated, and (c) if the Merger is consummated, Agile will make payments to members of our Board for unpaid director fees (earned in the ordinary course of each director’s service on the Board) that have been accruing since April 2023. The Board was aware of these potential interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Stockholders approve the Merger Agreement as more fully discussed in “—Recommendation of the Agile Board of Directors and Reasons for the Merger.”

Agile’s current executive officers and their respective positions are as follows:

Name	Position
Al Altomari	Chairperson and Chief Executive Officer
Scott M. Coiante	Senior Vice President, Chief Financial Officer
Geoffrey P. Gilmore	Senior Vice President, Chief Administrative Officer
Robert G. Conway	Senior Vice President, Chief Corporate Planning & Supply Chain Officer
Paul Korner, M.D.	Senior Vice President, Chief Medical Officer
Amy Welsh	Senior Vice President, Chief Commercial Officer

Agile’s current non-employee directors are as follows:

Name
Sharon Barbari
Sandra Carson, M.D., FACOG
Seth H.Z. Fischer
John Hubbard, Ph.D.
Josephine Torrente

See the section of this proxy statement titled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 108.

Treatment of Equity and Equity-Based Awards

Agile’s directors and executive officers who own shares of Company Common Stock will receive the Merger Consideration on the same terms and conditions, as the other holders of shares of Company Common Stock in the Merger. The following table sets forth the number of shares of Company Common Stock owned, as of July 19, 2024 by each of Agile’s executive officers and non-employee members of the Board (which, for this purpose, excludes (1) shares underlying Agile stock options, whether or not currently exercisable, and (2) shares subject to outstanding and unvested Agile RSUs, which are, in each case, described further below.

		Value of
	Shares	Shares
	Owned	Owned
Name	(#)	($)
Employees
Al Altomari	19,624	29,828
Scott M. Coiante	80	122
Geoffrey P. Gilmore	10,131	15,399
Robert G. Conway	3,404	5,174
Paul Korner	3,375	5,130
Amy Welsh	3,375	5,130

Non-Employee Directors
Sharon Barbari	973	1,479
Sandra Carson, M.D., FACOG	973	1,479
Seth H.Z. Fischer	976	1,484
John Hubbard, Ph.D.	976	1,484
Josephine Torrente	974	1,480

Agile Stock Options

None of the Agile stock options currently outstanding are In the Money Options. Therefore, such Agile stock options will be cancelled with no consideration payable in respect thereof.

The following table sets forth, for each of Agile’s executive officers and the non-employee members of the Board, (a) the aggregate number of shares of Company Common Stock underlying vested Agile stock options held by such individual as of July 19, 2024, (b) the aggregate number of shares of Company Common Stock underlying unvested Agile stock options as of July 19, 2024 and (c) the estimated value that the executive officers and non-employee members of the Board will receive in respect of such Agile stock options in connection with the Merger.

		Value of		Value of
	Unvested	Unvested	Vested	Vested
	Stock	Stock	Stock	Stock
	Options	Options	Options	Options
Name	(#)	($)(1)	(#)	($)(1)
Employees
Al Altomari	9,894	—	5,110	—
Scott M. Coiante	—	—	—	—
Geoffrey P. Gilmore	3,542	—	2,015	—
Robert G. Conway	3,533	—	1,680	—
Paul Korner	3,532	—	1,438	—
Amy Welsh	3,500	—	1,270	—
Non-Employee Directors
Sharon Barbari	—	—	1,117	—
Sandra Carson, M.D., FACOG	—	—	1,117	—
Seth H.Z. Fischer	—	—	1,185	—
John Hubbard, Ph.D.	—	—	1,199	—
Josephine Torrente	—	—	1,129	—

(1)	The value of the vested and unvested Agile stock options is calculated by subtracting the per share exercise price from the per share Merger Consideration for each share of Company Common Stock underlying such Agile stock option. None of the vested and unvested Agile stock options held by Agile’s executive officers and the non-employee members of the Board are In the Money Options, and accordingly each such Agile stock option will be cancelled with no consideration payable in respect thereof. See the section of this proxy statement titled “The Merger Agreement—Treatment of Equity Awards and the Stock Plans” beginning on page 83 of this proxy statement.

Agile Restricted Stock Units

Each Agile RSU that is outstanding immediately prior to the Effective Time will be cancelled and converted automatically into the right to receive the RSU Consideration for such Agile RSU.

The following table sets forth, for each of Agile’s executive officers and the non-employee members of the Board, (1) the aggregate number of shares of Company Common Stock underlying Agile RSUs held as of July 19, 2024, and (2) the estimated value that the executive officers and non-employee members of the Board will receive in respect of such Agile RSUs in connection with the Merger.

		Value of
	Agile	Agile
	RSUs	RSUs
Name	(#)	($)
Employees
Al Altomari	28,125	42,750
Scott M. Coiante	20,000	30,400
Geoffrey P. Gilmore	10,125	15,390
Robert G. Conway	10,125	15,390
Paul Korner	10,125	15,390
Amy Welsh	10,125	15,390
Non-Employee Directors
Sharon Barbari	—	—
Sandra Carson, M.D., FACOG	—	—
Seth H.Z. Fischer	—	—
John Hubbard, Ph.D.	—	—
Josephine Torrente	13	20

Severance Entitlements

Employment Agreements

Each of Messrs. Altomari, Coiante, Conway and Gilmore, Dr. Korner, and Ms. Welsh has entered into an employment agreement with Agile (each, an “Employment Agreement”). Each Employment Agreement provides for certain payments and benefits if the executive’s employment with Agile is terminated by Agile without “reasonable cause,” and other than as a result of the executive’s death or disability, or by the executive for “good reason,” in any case, within 12 months following a “change in control” of Agile (as such terms are defined in the applicable Employment Agreement) (any such termination, a “CIC Termination”). The Merger will qualify as a “change in control” under the Employment Agreements.

Upon a CIC Termination, each of Messrs. Altomari, Coiante, Conway and Gilmore, Dr. Korner and Ms. Welsh is entitled to receive the following payments and benefits:

●	lump sum cash severance equal to 1.5 times the executive’s base salary then in effect (or 2 times for Mr. Altomari) plus one times the executive’s target bonus;
●	in the event that the executive elects continued group medical coverage under COBRA, reimbursement by Agile of payments for COBRA coverage (in an amount not to exceed the amount that Agile then pays for health insurance coverage for active employees) for 18 months following the termination of employment (or 24 months for Mr. Altomari), or, if earlier, until the executive becomes employed by another entity offering health coverage; and
●	acceleration of vesting of all outstanding equity awards.

All of the severance payments and benefits described above are subject to, among other things, the executive’s timely execution and non-revocation of a general release of claims. The Employment Agreements also provide that payments and benefits payable to each executive officer will be reduced so that no portion of such payments and benefits are subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), unless the executive officer would be better off on an after-tax basis receiving all such payments and benefits.

Agile Change in Control Severance Plan

Certain other senior employees are entitled to receive severance benefits under Agile’s Change in Control Severance Plan (the “Severance Plan”) and an individual award letter that will be entered into prior to the Effective Time specifying benefits under the Severance Plan. Under the Severance Plan, generally, each “eligible employee” who experiences a “termination without cause” within six months following a “change of control” (as such terms are defined in the Severance Plan) (such termination, a “Qualifying Termination”) may receive the following severance benefits:

●	lump sum cash severance equal to the three months of the eligible employee’s then in effect base salary, plus an additional two weeks for each full year of service completed prior to the change of control, subject to applicable tax withholding; and
●	acceleration of vesting of all outstanding equity awards.

However, Agile may determine to pay a fixed level or schedule of benefits in connection with a special termination program that it designs rather than the severance set forth above. Agile expects that certain senior employees will enter into individual award letter agreements that set forth the severance benefits set forth above.

The Merger will qualify as a “change in control” under the Severance Plan. To receive severance under the Severance Plan, eligible employees must execute and not revoke a release of claims. In addition, if Agile determines in its discretion and subject to applicable law, such eligible employees may be required to agree to confidentiality, non-competition, non-solicitation, trade secret, non-disparagement, or similar covenants, as well as any additional terms and conditions related to their termination of employment that Agile determines to be a condition of receiving severance benefits under the Severance Plan.

Note that the Employment Agreements and Severance Plan provide for the acceleration of vesting of outstanding equity awards in certain circumstances (e.g., with respect to awards granted under the Stock Plans); however, as described in more detail above, all equity awards (whether or not granted under the Stock Plans) are accelerating in connection with the Merger, see “The Merger Agreement—Treatment of Equity Awards and the Stock Plans” beginning on page 83 of this proxy statement.

The following table sets forth the potential amounts payable to Agile’s executive officers upon a CIC Termination under the Employment Agreements or upon a Qualifying Termination under the Severance Plan, other than the value of accelerated Agile equity awards, which are detailed above.

		Value of
	Cash	COBRA
	Severance	Benefits
Name	($)	($)
Al Altomari	1,561,440	60,326
Scott M. Coiante	838,500	63,853
Geoffrey P. Gilmore	877,500	45,245
Robert G. Conway	653,250	45,245
Paul Korner	633,750	63,853
Amy Welsh	861,900	63,853

Golden Parachute Compensation

Each of Messrs. Altomari, Coiante, and Gilmore, and Dr. Korner (Agile’s named executive officers) are entitled to receive certain “golden parachute” compensation that is based on, or otherwise relates to, the Merger. The amounts set forth in the tables below are estimates of this golden parachute compensation that are based on multiple assumptions that may or may not actually occur. As a result, the actual amounts, if any, that a named executive officer receives may materially differ from the amounts set forth in the table.

The following table assumes that (i) the Effective Time will occur on August 31, 2024, (ii) the employment of each named executive officer will be terminated immediately following the Effective Time in a manner entitling such individual to receive severance payments and benefits under such individual’s applicable Employment Agreement, (iii) the named executive officers have each timely executed and not revoked a release of claims and have complied with any restrictive covenants applicable to them for the full duration of such obligations, (iv) the named executive officers’ base salaries and target annual bonus opportunities will remain unchanged from those in place as of June 25, 2024, (v) no named executive officers will enter into new agreements with Agile or are legally entitled to, prior to the Effective Time, additional compensation or benefits, and (vi) no named executive officers will receive any additional equity or equity-based awards prior to the Effective Time.

The table below does not account for any payments or benefits that would have been earned, or any amounts associated with Agile equity awards that would vest according to their terms on or prior to the Effective Time or amounts under contracts, agreements, plans, or arrangements to the extent that they do not discriminate in scope, terms, or operation in favor of the named executive officers and that they are generally available to all salaried employees of Agile. The values and descriptions also (1) do not reflect applicable tax withholdings that are applicable to any of the payments set forth in the table and (2) assumes that no payments are subject to reduction to the extent required by the terms of the applicable agreement to account for the application of Sections 280G and 4999 of the Code to such payments.

			Pension/
	Cash	Equity	NQDC	Benefits	Tax Reimbursement	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)
Al Altomari	1,561,440	42,750	—	60,326	—	1,664,516
Scott M. Coiante	838,500	30,400	—	63,853	—	932,753
Geoffrey P. Gilmore	877,500	15,390	—	45,245	—	938,135
Paul Korner, M.D.	861,900	15,390	—	63,853	—	941,143

(1)	Represents the value of the named executive officer’s cash severance payments equal to 1.5 times (or 2 times in the case of Mr. Altomari) their base salary plus one times their target bonus, as described in “Severance Entitlements – Employment Agreements” and based on the assumptions set forth above. The following table shows, for each named executive officer, the amount of each component part of these cash payments. These amounts are all “double trigger” in nature, meaning that eligibility to receive these amounts requires a CIC Termination.

			Value of
			COBRA
	Base Salary Payment	Target Bonus	Benefits
Name	($)	($)	($)
Al Altomari	1,201,107	360,332	60,326
Scott M. Coiante	645,000	193,500	63,853
Geoffrey P. Gilmore	675,000	202,500	45,245
Paul Korner, M.D.	663,000	198,900	63,853

(2)	Represents estimated values associated with the treatment of the outstanding and unvested Agile equity awards in connection with the Merger. See the section of this proxy statement titled “The Merger Agreement—Treatment of Equity Awards and the Stock Plans” beginning on page 83 of this proxy statement. Because all outstanding and unvested Agile equity awards will accelerate and vest pursuant to the Merger Agreement, while the Employment Agreements provide for the acceleration of vesting of certain of Agile equity awards only following a CIC Termination, these awards are treated as “single-trigger” for purposes of the Merger (i.e., they will be triggered by the Merger without regard to whether the executive’s employment is also terminated).
(3)	Represents the COBRA reimbursement payments made by Agile over the 18 months following the named executive officers’ terminations of employment (or 24 months in the case of Mr. Altomari), as described in more detail in the section of this proxy statement titled “Severance Entitlements – Employment Agreements”. As shown in the table above, these amounts are “double-trigger” in nature.

(4)	The amounts in this column represent the aggregate total of all compensation described in columns (1) through (3).

The “single-trigger” and “double-trigger” components of the aggregate total compensation amounts for each named executive officer are as follows:

	Single-Trigger	Double-Trigger
Name	($)	($)
Al Altomari	42,750	1,621,766
Scott M. Coiante	30,400	902,353
Geoffrey P. Gilmore	15,390	922,745
Paul Korner	15,390	925,753

Continuing Employee Benefits

The Merger Agreement provides that each individual employed by Agile immediately prior to the Closing and terminated within six months following the Effective Time will be entitled to a severance payment in an amount not less than what such individual would have received under any applicable Agile severance policy or individual agreement, including, but not limited to the change in control severance policy or individual employment agreements providing for severance payments described in “Severance Entitlements”. The Merger Agreement also provides that, following the Effective Time, Insud will use its reasonable best efforts to provide continuing Agile employees service credit under Insud benefit plans for service with Agile prior to the Effective Time and to recognize such service as well as coinsurance payments made by such continuing Agile employees prior to the Effective Time.

Indemnification

Each of Agile’s executive officers and directors is entitled to the indemnification and insurance benefits in favor of Agile’s directors and executive officers, as described in more detail in “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance.”

Section 16 Matters

Agile and the Board have taken, or prior to the Effective Time, will take, all actions reasonably necessary to cause the dispositions of shares of the Company’s capital stock (including derivative securities) in connection with the Merger, by each individual who is a director or officer of Agile and their affiliated entities, in each case that are subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 under the Exchange Act.

Financing of the Merger

The Merger Agreement is not conditioned upon receipt of financing by Insud. We understand that Insud expects to fund amounts needed for the acquisition of Agile under the Merger Agreement through the use of cash on hand or existing credit facilities. Insud has represented in the Merger Agreement that it has access to, and will cause Merger Sub to have, at the Effective Time and at the Closing, sufficient funds for the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including payment of the aggregate Merger Consideration on the Closing Date, and to pay all related fees and expenses required to be paid by Insud or Merger Sub pursuant to the terms of the Merger Agreement.

Closing and Effective Time of the Merger

The closing of the Merger will take place remotely by electronic exchange of executed agreements and documents and other deliverables, at 8:00 a.m. Eastern Time on a date to be specified by the parties, which will be no later than the third business day after the date the conditions set forth in the Merger Agreement (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing) have been satisfied or, to the extent permitted, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time, or on such other date as Insud and Agile may mutually agree in writing.

As soon as practicable on the Closing Date, the parties will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware the certificate of merger in such form as required by, and executed in accordance with, Section 251 of the DGCL and will make all other filings or recordings required under the DGCL to consummate the Merger. The Merger will become effective at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Insud and Agile agree and specify in the certificate of merger in accordance with the DGCL.

Appraisal Rights

If the Merger is consummated, stockholders who do not wish to accept the applicable merger consideration and who do not vote in favor of the adoption of the Merger Agreement (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal) are entitled to seek appraisal of their shares of Company Common Stock under Section 262 of the DGCL and, if all procedures and requirements described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Company Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of shares of Company Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the consideration that such holder of shares of Company Common Stock may otherwise have been entitled to receive under the Merger Agreement. These rights are known as “appraisal rights.” This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

Any stockholder intending to exercise appraisal rights for any of his, her or its shares of Company Common Stock must, among other things, properly demand appraisal of its applicable shares before the vote is taken on the Merger Proposal, not vote (either in person or by proxy) in favor of the Merger Proposal, and continue to hold his, her or its shares of Company Common Stock from the date of making the demand for appraisal pursuant to Section 262(d) of the DGCL through the effective date of the Merger.

Persons who exercise appraisal rights under Section 262 of the DGCL will not receive the consideration that they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of Company Common Stock, following petition to, and an appraisal by, the Delaware Court of Chancery. Persons considering seeking appraisal should recognize that the fair value of their shares of Company Common Stock determined under Section 262 could be more than, the same as or less than the consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A copy of Section 262 of the DGCL is attached to this proxy statement as Annex C. This section is intended only as a brief summary of the statutory procedures that a person must follow under the DGCL in order to seek and perfect appraisal rights in connection with the Merger. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons entitled to appraisal seek to exercise their appraisal rights under Section 262 of the DGCL. Failure to follow precisely the steps required by Section 262 of the DGCL for demanding and perfecting appraisal rights will result in the loss of such rights. A person who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration under, and pursuant to the terms of the Merger Agreement (without interest).

A holder of record of shares of Company Common Stock and a beneficial owner who (1) holds or beneficially owns, as applicable, such shares on the day of the making of a demand in accordance with Section 262 of the DGCL and continuously holds or beneficially owns, as applicable, such shares through the effective date of the Merger, (2) has not consented to the Merger in writing or otherwise voted or submitted a proxy in favor of the Merger Proposal or otherwise withdrawn, lost or waived appraisal rights, with respect to the shares of Company Common Stock for which such stockholder or beneficial owner intend to demand appraisal, (3) strictly complies with the procedures under Section 262 of the DGCL, (4) does not thereafter withdraw his, her or its demand for appraisal of such shares and (5) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by Agile, as the surviving corporation in the Merger, and to be set forth on the Chancery List (as defined below), will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his, her or its shares of Company Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

Section 262 of the DGCL requires that where a proposed merger for which appraisal rights are provided is to be submitted for approval and adoption at a meeting of stockholders, the corporation must notify stockholders as of the applicable record date for notice of such meeting, with respect to shares of stock for which appraisal rights are available, that appraisal rights will be available not less than 20 days before the meeting to vote on the merger agreement. Such notice must include either a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. This proxy statement constitutes Agile’s notice to our stockholders that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262 of the DGCL. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL, which is attached to this proxy statement as Annex C. Failure to strictly comply, timely and properly, with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company Common Stock, Agile encourages stockholders considering exercising such rights consult with their financial advisors and seek the advice of legal counsel.

If you elect to demand appraisal of your shares of Company Common Stock, you must satisfy each of the following conditions: you must deliver to Agile, at the address below, a written demand for appraisal of your shares of Company Common Stock prior to the taking of the vote on the Merger Proposal at the Special Meeting, executed by or on behalf of the holder of record or the beneficial owner, which must (1) reasonably inform us of the identity of the holder of record of such shares who intends to demand appraisal of his, her or its shares (and, for beneficial owners only, such demand is accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by Agile, as the surviving corporation in the Merger, and to be set forth on the Chancery List), and (2) that you intend thereby to demand the appraisal of such shares. In addition, as described above, you must not vote or submit a proxy in favor of the Merger Proposal; you must hold or beneficially own, as applicable, your shares of Company Common Stock continuously through the effective date; and you must comply with the other applicable requirements of Section 262 of the DGCL. Any person who has complied with the applicable requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights or Agile, as the surviving corporation in the Merger, must file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such person within 120 days after the effective date of the Merger. Agile, as the surviving corporation in the Merger, is under no obligation to file any petition and has no intention of doing so.

A stockholder of Agile who elects to exercise appraisal rights must mail or deliver his, her or its written demand for appraisal to the following address:

Agile Therapeutics, Inc.

180 Park Avenue, Suite 101
Florham Park, New Jersey, 07932

Attention: Corporate Secretary

A Stockholder who submits a proxy and wishes to exercise appraisal rights must either “ABSTAIN” from voting on the Merger Proposal, submit a proxy containing instructions to vote “AGAINST” the Merger Proposal or attend the Special Meeting and vote “AGAINST” the Merger Proposal; however, voting against or abstaining from voting or failing to vote for the Merger Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal.

If a holder of record is submitting a demand with respect to shares of Company Common Stock owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of Company Common Stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of Company Common Stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. Where no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Common Stock held in the name of the holder of record.

IF YOU HOLD YOUR SHARES OF COMPANY COMMON STOCK THROUGH A BANK, BROKER, TRUST OR OTHER NOMINEE AND YOU WISH TO EXERCISE APPRAISAL RIGHTS THROUGH SUCH BANK, BROKER, TRUST OR OTHER NOMINEE AS THE HOLDER OF RECORD OF SUCH SHARES OF COMPANY COMMON STOCK, YOU SHOULD CONSULT WITH THE BANK, BROKER, TRUST OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER, TRUST OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER, TRUST OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

If the Merger is consummated, within 10 days after the effective date of the Merger, the Surviving Corporation must give written notice to each stockholder of record who has properly made a written demand for appraisal pursuant to Section 262 of the DGCL and who has not voted in favor of or consented to the Merger Proposal, and any beneficial owner who has properly demanded appraisal pursuant to Section 262 of the DGCL, of the date on which the Merger became effective.

Within 120 days after the effective date of the Merger, but not thereafter, the Surviving Corporation or any person who has properly and timely demanded appraisal and otherwise complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder of record or a beneficial owner, demanding a determination of the fair value of the shares of Company Common Stock held by all persons entitled to appraisal. Agile, as the surviving corporation in the Merger, is under no obligation to file any such petition and there is no present intent on the part of Agile or the Surviving Corporation to file an appraisal petition and persons seeking to exercise appraisal rights should assume that the Surviving Corporation will not file such a petition or initiate any negotiations with respect to the fair value of shares of Company Common Stock entitled to appraisal. Accordingly, persons who desire to have their shares of Company Common Stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. If, within 120 days after the Effective Time, no petition has been filed as provided in Section 262 of the DGCL, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the Merger Consideration under the Merger Agreement (without interest).

At any time within 60 days after the effective date of the Merger, or thereafter with the written approval of Agile, as the surviving corporation in the Merger, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw such person’s demand for appraisal and accept the Merger Consideration specified by the Merger Agreement for that person’s shares of Company Common Stock, without interest, by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the Merger Consideration specified by the Merger Agreement (without interest) for that person’s shares of Company Common Stock within 60 days after the effective date of the Merger. Except with respect to any person who withdraws such person’s demand in accordance with the proviso in the immediately preceding sentence, if the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to such person, the person will be entitled to receive only the fair value of such person’s shares of Company Common Stock determined by the Delaware Court of Chancery in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration offered pursuant to the Merger Agreement.

In addition, within 120 days after the effective date of the Merger, but not thereafter, any person who has theretofore complied with the applicable provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Company Common Stock not consented in writing or otherwise voted in favor of the Merger Proposal and with respect to which demands for appraisal were received and the aggregate number of holders or beneficial owners of such shares (provided that, where a beneficial owner makes a demand pursuant to Section 262 of the DGCL, on his, her or its own behalf, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement must be given to the requesting person within 10 days after the written request therefor has been received by the Surviving Corporation or within 10 days after the expiration of the period for the delivery of demands for appraisal as described above, whichever is later.

Upon the filing of a petition by a stockholder or beneficial owner, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation shall be required to, within 20 days after such service, file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of Company Common Stock and with whom the Surviving Corporation has not reached agreements as to the value of such shares (the “Chancery List”). The Register in Chancery, if so ordered by the Delaware Court of Chancery, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to all such persons set forth on the Chancery List.

If a petition for an appraisal is timely filed by a person, at the hearing on such petition, the Delaware Court of Chancery will determine which persons have complied with Section 262 of the DGCL and have become entitled to appraisal rights provided thereby. The Delaware Court of Chancery may require the persons who have demanded an appraisal of their shares of Company Common Stock and who hold such shares represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.

Upon application by the Surviving Corporation or any person entitled to participate in the appraisal proceedings, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery List and may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262 of the DGCL.

Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceedings the Delaware Court of Chancery shall determine the fair value of shares of Company Common Stock taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective date of the Merger through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of Company Common Stock as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

When the fair value of the shares of Company Common Stock is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the persons entitled to receive the same. Payment will be made to each such person upon such terms and conditions as the Delaware Court of Chancery may order.

Although Agile believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and persons should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, the Surviving Corporation does not anticipate offering more than the Merger Consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of the relevant shares is less than the Merger Consideration and to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL.

In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court has indicated that transaction price is one of the relevant factors the Delaware Court of Chancery may consider in determining “fair value” and that absent deficiencies in the sale process the transaction price should be given “considerable weight.” Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for his, her or its attorneys’ and expert witness fees, although, upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court of Chancery are subject to appellate review by the Delaware Supreme Court.

From and after the effective date of the Merger, any person who has duly demanded appraisal in compliance with Section 262 of the DGCL will not be entitled to vote for any purpose any shares of Company Common Stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s or beneficial owner’s statutory appraisal rights.

Material U.S. Federal Income Tax Consequences of the Merger to Holders of Shares of Company Common Stock

The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger that may be relevant to holders of shares of Company Common Stock whose shares of Company Common Stock are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is limited to holders that hold their shares of Company Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary of material U.S. federal income tax consequences is not a complete description of all potential U.S. federal income tax consequences of the Merger. This summary does not describe any of the tax consequences arising under the laws of any state, local or non-U.S. tax jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (e.g., state, gift or alternative minimum tax, the Medicare net investment income surtax, or any withholding considerations under the Foreign Account Tax Compliance Act (including regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith)). In addition, this summary does not address the U.S. federal income tax consequences to holders of shares of Company Common Stock that exercise appraisal rights under the DGCL. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder or both, as the context may require.

This discussion is for general information only and does not address all of the U.S. federal income tax considerations that may be relevant to holders in light of their particular facts and circumstances, including, but not limited to:

●	holders that may be subject to special treatment under U.S. federal income tax laws, such as: financial institutions, tax-exempt organizations, governmental organizations, S corporations, partnerships or any other entities or arrangements treated as pass-through entities or partnerships for U.S. federal income tax purposes or any investor therein, banks, insurance companies, mutual funds, brokers or dealers in stocks, securities, commodities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, persons subject to the rules of Section 451(b) of the Code by reason of their use of applicable financial statements, regulated investment companies, real estate investment trusts, or certain former citizens or long-term residents of the United States;
●	holders that are corporations that accumulate earnings to avoid U.S. federal income tax;
●	holders holding their shares of Company Common Stock as part of a hedging, straddle or other risk reducing transaction or as part of a conversion transaction or other integrated investment;
●	holders deemed to have sold their shares of Company Common Stock under the constructive sale provisions of the Code;
●	holders that received their shares of Company Common Stock in compensatory transactions;
●	holders that hold their shares of Company Common Stock through individual retirement or other tax-deferred accounts;
●	holders that own an equity interest, actually or constructively, in Insud;
●	U.S. Holders whose “functional currency” is not the U.S. dollar;
●	holders that are required to report income no later than when such income is reported in an “applicable financial statement”; or
●	holders that own or have owned (actually or constructively) 5% or more of the shares of Company Common Stock.

If a partnership (including an entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership and certain determinations made at the partner level. Partnerships holding shares of Company Common Stock and partners therein should consult their tax advisors regarding the particular tax consequences to them of the Merger.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR OTHER TAX LAWS.

U.S. Holders

For purposes of this proxy statement, a “U.S. Holder” is a beneficial owner of shares of Company Common Stock who or that is, or is treated as, for U.S. federal income tax purposes:

●	An individual who is a citizen or resident of the United States;
●	A corporation formed under the laws of the United States or any state thereof or the District of Columbia;
●	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	A trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

The receipt of cash by a U.S. Holder in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of Company Common Stock surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis in its shares of Company Common Stock generally will equal the amount that such U.S. Holder paid for the shares of Company Common Stock. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares of Company Common Stock is more than one year at the time of the consummation of the Merger. If a U.S. Holder acquired different blocks of shares of Company Common Stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of Company Common Stock. A reduced tax rate on capital gains generally will apply to long-term capital gains of non-corporate U.S. Holders, including individuals. There are limitations on the deductibility of capital losses.

Payments made to a U.S. Holder in exchange for shares of Company Common Stock pursuant to the Merger may be subject to information reporting to the IRS and backup withholding at a rate of 24%. To avoid backup withholding on such payments, U.S. Holders that do not otherwise establish an exemption must complete and return to the exchange agent a properly executed IRS Form W-9 certifying under penalties of perjury that such holder is a United States person for U.S. federal income tax purposes, that the taxpayer identification number provided is correct and that such holder is not subject to backup withholding. Certain types of U.S. Holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding or information reporting rules.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. Holder pursuant to the Merger under the backup withholding rules generally will be allowed as a refund or a credit against such U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders

For purposes of this proxy statement, the term “Non-U.S. Holder” means a beneficial owner of shares of Company Common Stock that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local, non-U.S. and other tax consequences that may be relevant to them in light of their particular circumstances.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be subject to United States federal income tax on a net income basis with respect to such gain in the same manner as if such Non-U.S. Holder were a resident of the United States, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower rate specified under an applicable tax treaty);
●	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate specified under an applicable tax treaty), which may be offset by U.S.-source capital losses of such Non-U.S. Holder recognized in the same taxable year (if any) provided the Non-U.S. Holder timely files U.S. federal income tax returns with respect to such losses; or
●	shares of Company Common Stock held by such Non-U.S. Holder constitute a United States real property interest (a “USRPI”) by reason of Agile’s status as a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (a “USRPHC”), at any time during the shorter of the five-year period ending on the date of the Effective Time or the period that the Non-U.S. Holder held the applicable shares of Company Common Stock.

With respect to the third bullet point above, Agile believes it is not currently, has not been during the preceding five years and prior to or at the time of the Merger does not expect to become a USRPHC. Because the determination of whether Agile is a USRPHC depends, however, on the fair market value of its USRPIs relative to the fair market value of its non-U.S. real property interests and other business assets, there can be no assurance Agile is not a USRPHC. Even if Agile is a USRPHC, gain arising from the sale or other taxable disposition of Agile common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if Agile common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non- U.S. Holder owned, actually and constructively, 5% or less of Agile common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Payments made to Non-U.S. Holders in exchange for shares of Company Common Stock pursuant to the Merger may be subject to information reporting to the IRS and backup withholding at a rate of 24%. Non-U.S. Holders generally can avoid backup withholding by providing the exchange agent with the applicable and properly completed and executed IRS Form W-8 certifying the holder’s non-U.S. status or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Delisting and Deregistration of the Shares of Company Common Stock

If the Merger is consummated, following the Effective Time, the shares of Company Common Stock will cease trading on the OTCQB and will be deregistered under the Exchange Act. As such, we would no longer file periodic reports with the SEC.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Agile contained in this proxy statement or in Agile’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Agile contained in the Merger Agreement and described in this summary. The representations, warranties, covenants, and agreements made in the Merger Agreement by Agile and Insud were qualified and subject to important limitations agreed to by Agile and Insud in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations, warranties, covenants, and agreements contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations, warranties, covenants, and agreements were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right to not close the Merger if the representations and warranties of the other party prove to be untrue (or such covenants and agreements were not complied with), due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations, warranties, covenants, and agreements may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures contained in the disclosure schedules delivered by Agile to Insud in connection with the Merger Agreement, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement or in the respective public filings made by Agile with the SEC. For the foregoing reasons, the representations, warranties, covenants, and agreements and any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Agile, Insud or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement or incorporated by reference into this proxy statement.

Additional information about Agile may be found elsewhere in this proxy statement and Agile’s other public filings. See “Where You Can Find More Information” beginning on page 111 of this proxy statement.

When the Merger Becomes Effective

The closing of the Merger will take place remotely by electronic exchange of executed agreements and documents and other deliverables, at 8:00 a.m. Eastern Time on a date to be specified by the parties, which shall be no later than the third business day after the date the conditions set forth in the Merger Agreement (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing) have been satisfied or, to the extent permitted, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time, or on such other date as Insud and Agile may mutually agree in writing.

As soon as practicable on the Closing Date, the parties will cause the Merger to be consummated by filing the certificate of merger with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, Section 251 of the DGCL and will make all other filings or recordings required under the DGCL to consummate the Merger. The Merger will become effective at such time as the certificate of merger is duly filed with such Secretary of State of the State of Delaware, or at such later time as Insud and Agile shall agree in writing and specified in the certificate of merger in accordance with the DGCL.

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

At the Effective Time, on the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, Merger Sub will be merged with and into Agile, with Agile surviving the Merger as a wholly owned indirect subsidiary of Insud. At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety as set forth on Exhibit A of the Merger Agreement and such amended and restated certificate of incorporation will be the certificate of incorporation of the Surviving Corporation until thereafter amended, restated or amended and restated as provided therein and under the DGCL. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation, except that references to Merger Sub’s name will be replaced with references to the Surviving Corporation’s name, until thereafter amended, restated or amended and restated as provided therein and under the DGCL.

The directors of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the initial directors of the Surviving Corporation and will serve until the earlier of their resignation, removal or death or until their respective successors have been duly elected or appointed and qualified, as the case may be.

The officers of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the initial officers of the Surviving Corporation and will serve until the earlier of their resignation, removal or death or until their respective successors have been duly elected or appointed and qualified, as the case may be.

Effect of the Merger on the Shares of Company Common Stock

At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be cancelled and cease to exist and will be converted automatically into the right to receive an amount in cash equal to $1.52 per share, without interest.

Each share of Company Common Stock held in the treasury of Agile and each share of Company Common Stock owned by Insud or Merger Sub or any direct or indirect wholly owned Subsidiary of Insud or Agile immediately prior to the Effective Time will automatically be cancelled without any conversion thereof and will cease to exist and no payment or distribution will be made. As of the date hereof, no such shares of Company Common Stock exist.

In the event that, during the Pre-Closing Period, the number of outstanding shares of Company Common Stock or securities convertible into or exchangeable or exercisable for shares of Company Common Stock changes into a different number of shares or securities or a different class, including as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, then the Merger Consideration and any other amounts payable pursuant to the Merger Agreement will be equitably adjusted, without duplication, to reflect such change.

Treatment of Equity Awards and the Stock Plans

Options. Under the Merger Agreement, each outstanding and unexercised Agile stock option will, to the extent unvested, become fully vested and exercisable immediately prior to, and contingent upon, the Effective Time. Because none of the Agile stock options are In The Money Options, such Agile stock options will be cancelled with no consideration payable in respect thereof.

Restricted Stock Units. Under the Merger Agreement, at the Effective Time, each Agile RSU that is outstanding immediately prior to the Effective Time will be cancelled and converted automatically into the right to receive a payment in cash (without interest and subject to any applicable withholding or other taxes required by applicable law) equal to the RSU Consideration for such Agile RSU.

Stock Plans. Under the Merger Agreement, as of the Effective Time, all Stock Plans (as defined in the Merger Agreement) and all outstanding equity and equity-based awards granted thereunder will terminate, and no further shares of Company Common Stock, Agile stock options, Agile RSUs, equity interests or other rights with respect to shares of stock of Agile will be granted under the Stock Plans. Promptly following July 25, 2024, Agile and the Board (or, if appropriate, any committee thereof) will adopt appropriate resolutions and take all other actions necessary, prior to the Effective Time, to effect the treatment of the Agile stock options, Agile RSUs, and Agile warrants and termination of the Stock Plans, as applicable, under the Merger Agreement.

Treatment of Company Warrants

In connection with entering into the Merger Agreement, as described above on June 25, 2024, the holders of an aggregate of approximately 95% of the outstanding Company Warrants signed a cash-out acknowledgment and cancellation agreement dated as of June 25, 2024 (the “Warrant Cash-Out Agreement”). In the Warrant Cash-Out Agreement, the relevant warrant holders agreed to terminate and cancel all of their outstanding warrants in exchange for the right to receive a cash payment (the “Cash Payment”), which in aggregate totals approximately $10.6 million. The Cash Payment is conditioned upon the consummation of the Merger and shall occur immediately following the Merger, upon receipt from such warrant holder of the original warrants for cancellation, as well as applicable executed IRS withholding forms. The Cash Payment will be a full and final satisfaction of all of the of the Company’s obligations to the warrant holders under the outstanding Company Warrants. The Warrant Cash-Out Agreement contains a release of claims against the Company, Insud and Merger Sub related to the warrant holder’s ownership of the Company Warrants.

Pursuant to the Merger Agreement, the Company is obligated to use its best efforts (without requiring any incremental payment to the holder of any Company Warrant prior to the Closing Date) to cause each holder of Company Warrants to execute an agreement, in form and substance reasonably acceptable to Insud and substantially identical to the Warrant Cash-Out Agreement, providing for the termination and cancellation of such Company Warrants in exchange for the payment by the Company of a cash payment specified therein to such holder following the Effective Time. In the event the holder of any Company Warrant does not enter into such a substantially identical cancellation agreement or elect to exercise its rights to settlement under any “Fundamental Transaction” provisions of the relevant Company Warrant (which is expected to be approximately equal to the cash payment proposed to be included in such substantially identical cancellation agreement) prior to the Closing Date or within 30 days thereafter, such Company Warrant will continue to be outstanding, but represent only the right to the difference (if any) between the applicable exercise price and the Common Stock Merger Consideration. If the Merger Agreement is terminated and the Merger does not occur for any reason, this cash-out option will expire, and the terms of each warrant will continue in effect.

Appraisal Shares

The Merger Agreement provides that Appraisal Shares will not be converted into the right to receive Merger Consideration, but instead will entitle the holder to payment for such Appraisal Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any holder of Appraisal Shares fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL, such Appraisal Shares will automatically be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration pursuant to the Merger Agreement (without interest).

Payment for Shares of Company Common Stock

At or promptly following the Effective Time, Insud will make a deposit, or cause to be deposited, with a paying agent designated by Insud that is acceptable to Agile, for payment to and for the benefit of holders of shares of Company Common Stock (other than any Excluded Shares) pursuant to the provisions of the Merger Agreement, cash in an amount equal to the aggregate consideration to which such stockholders are entitled under the Merger Agreement.

As promptly as practicable (but no later than two business days) after the Effective Time, Insud and the Surviving Corporation will cause the paying agent to mail to each holder of record of a certificate representing any shares of Company Common Stock (each a “Certificate”) whose shares were converted into the right to receive the Merger Consideration: (1) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title, will pass, only upon proper delivery of the Certificates (or effective affidavits in lieu thereof) to the paying agent and which will be in such form and have such other provisions as Insud may reasonably specify and (2) instructions for use in surrendering the Certificates in exchange for the consideration payable with respect thereto.

Upon surrender to the paying agent of a Certificate (or effective affidavits in lieu thereof) for cancelation, together with a duly completed and validly executed letter of transmittal, the holder of such Certificate will promptly receive in exchange the amount of cash consideration that such holder is entitled to receive, and the Certificate so surrendered will then be cancelled.

Any holder of non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) will not be required to deliver a Certificate or an executed letter of transmittal to receive the Merger Consideration payable with respect to such Book-Entry Shares. Upon receipt of an “agent’s message” by the paying agent (or such other evidence, if any, of transfer as the paying agent may reasonably request), Insud will cause the paying agent to promptly pay the Merger Consideration to the holder of any such Book-Entry Shares and the Book-Entry Shares so surrendered will then be cancelled. No interest will be paid or will accrue on any cash payable to holders of Certificates, Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of Agile, payment may be made to a person other than the person in whose name the Certificate or Book-Entry Shares so surrendered are registered if such Certificate will be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares will be properly transferred and the person requesting such issuance will pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of Insud that such tax has been paid or is not applicable.

If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Insud or the paying agent, the posting by such person of a bond in such reasonable amount as Insud or the paying agent, as the case may be, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the paying agent will, other than the surrender of a Certificate, issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable with respect to the shares of Company Common Stock represented by such Certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties of each of Agile, Insud and Merger Sub (subject to certain qualifications or exceptions in the Merger Agreement and related schedules) as to, among other things:

●	corporate organization, existence, good standing and corporate power and authority to conduct its business as currently conducted;
●	corporate power and authority to enter into the Merger Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby;
●	required regulatory filings or actions and authorizations, consents or approvals of governmental entities and other persons;
●	the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents, applicable requirements of OTC, and applicable law, in each case arising out of the execution, delivery or performance of, or consummation of the transactions contemplated by, the Merger Agreement;
●	the absence of certain litigation, orders and judgments and governmental proceedings and investigations pending against the parties;

●	matters relating to information to be included in required filings with the SEC, including this proxy statement, in connection with the Merger; and
●	the absence of any fees owed by Agile and Insud to investment bankers or brokers in connection with the Merger, other than those specified in the Merger Agreement.

The Merger Agreement also contains representations and warranties of Agile (subject to certain qualifications or exceptions in the Merger Agreement and related schedules) as to, among other things:

●	the qualification and good standing of Agile as a foreign corporation in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary;
●	the absence of any subsidiaries of Agile and that Agile does not own any capital stock or other voting securities of, or ownership interests in, or equity interest in any person;
●	the capitalization of Agile;
●	documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;
●	preparation of Agile financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”);
●	the absence of certain changes from December 31, 2023 through the date of the Merger Agreement, including the conduct of the business of Agile in the ordinary course consistent with past practice, and the absence of a Company Material Adverse Effect;
●	Agile’s employee benefit plans and other agreements with its employees;
●	employment matters;
●	the payment of taxes, filing of tax returns, absence of tax audits or proceedings and other tax matters;
●	environmental matters, including compliance with environmental laws by Agile;
●	the compliance by Agile with applicable laws and the possession by Agile of all permits necessary to conduct its business;
●	Agile’s intellectual property rights;
●	certain categories of specified material contracts;
●	certain regulatory matters, including with respect to regulatory approvals from the U.S. Food and Drug Administration (the “FDA”), and the compliance with various applicable rules of the FDA and health care laws applicable to the conduct of the business of Agile;
●	real property leased by Agile;
●	insurance policies maintained by Agile;
●	transactions with affiliates of Agile;

●	non-applicability of certain anti-takeover laws to the Merger Agreement and the Merger;
●	good and marketable title to, or good and valid leasehold interests in, all of the material tangible assets reflected as owned, leased or used by it on Agile’s most recent consolidated balance sheet;
●	books and records maintained by Agile;
●	compliance with applicable anti-bribery and anti-corruption laws, rules and regulations, including the Foreign Corrupt Practices Act of 1977;
●	Agile’s compliance with applicable data privacy and protection laws and the absence of material failures of Agile’s information technology systems; and
●	sanctions matters and compliance with import-export matters.

The Merger Agreement also contains representations and warranties of Insud and Merger Sub (subject to certain qualifications or exceptions in the Merger Agreement) as to, among other things:

●	the absence of any ownership by Insud, Merger Sub or any of their respective affiliates of shares of Company Common Stock or securities convertible into or exchangeable for shares of Company Common Stock;
●	the availability to Insud and Merger Sub, as of the Closing Date, of sufficient funds to consummate the Merger and the other transactions contemplated by the Merger Agreement that require payment on the Closing Date; and
●	actions, activities, obligations, assets and liabilities of Merger Sub prior to the Closing Date.

Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “Company Material Adverse Effect” clause.

For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, occurrence, effect, event, circumstance or development that, individually or in the aggregate, (1) has a material adverse effect on the condition (financial or otherwise), business, assets, Liabilities, operations or results of operations of the Company, taken as a whole, or (2) prevents the ability of the Company to consummate the Transactions; provided that no such change, occurrence, effect, event, circumstance or development shall be considered in determining whether a Company Material Adverse Effect has occurred to the extent that it results from:

●	changes or proposed changes in any applicable law or in GAAP or other legal or regulatory conditions (or the interpretation thereof), except to the extent such changes have a materially disproportionate adverse effect on the Company relative to the impact on other companies in the industry in which the Company operates (in which case solely the incremental disproportionate adverse impact of such changes shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);
●	political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage (including cyberattacks and computer hacking) or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world, except to the extent such matters have a materially disproportionate adverse effect on the Company relative to the impact on other companies in the industry in which the Company operates (in which case solely the incremental disproportionate adverse impact of such changes shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

●	changes generally affecting the United States or global economy or financial or securities markets (including changes in interest rates or exchange rates), except to the extent such matters have a materially disproportionate adverse effect on the Company relative to the impact on other companies in the industry in which the Company operates (in which case solely the incremental disproportionate adverse impact of such changes shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);
●	general conditions in the biopharmaceutical industry, other legal or regulatory conditions (or the interpretation thereof), except to the extent such changes have a materially disproportionate adverse effect on the Company relative to the impact on other companies in the industry in which the Company operates (in which case solely the incremental disproportionate adverse impact of such changes shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);
●	earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics (including COVID-19), mudslides, fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, except to the extent such matters have a materially disproportionate adverse effect on the Company relative to the impact on other companies in the industry in which the Company operates (in which case solely the incremental disproportionate adverse impact of such changes shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);
●	changes in the market price or trading volume of the shares of Company Common Stock (it being understood and agreed that the facts and circumstances giving rise to such changes may be taken into account in determining whether there has been a Company Material Adverse Effect unless otherwise excluded by another clause);
●	any failure, in and of itself, by Agile to meet any internal or published industry analyst projections or forecasts or estimates of revenues, earnings or cash flows for any period ending on or after June 25, 2024 (it being understood and agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect unless otherwise excluded by another clause);
●	the execution and delivery of this Agreement or the announcement, pendency or consummation of the Transactions, including the identity of Insud (including any adverse impact thereof on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, distributors, financing sources, contractors, officers, directors or employees of Agile);
●	action taken by Insud or any of its affiliates, or any action taken or omitted to be taken by Agile, (1) to which Insud has consented in writing, (2) upon the request of Insud or (3) that is expressly required or prohibited (as applicable) by the terms of the Merger Agreement (excluding the requirement that Agile operates in the ordinary course of business);
●	any manufacturing or supply chain disruptions or delays in manufacturing validation affecting the Company Product or developments relating to reimbursement, coverage or payor rules with respect to the Company Product or the pricing of products, except to the extent such matters have a materially disproportionate adverse effect on Agile relative to the impact on other companies in the industry in which Agile operates (in which case solely the incremental disproportionate adverse impact of such changes shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); or
●	any transaction litigation.

Without limiting the generality of the foregoing, any change, effect, event, inaccuracy, occurrence, or other matter (whether or not previously disclosed in any document filed with, or furnished to, the SEC, the Company Disclosure Schedule or otherwise) that, individually or in the aggregate, results in an issuance by the FDA of a clinical hold on the investigation of the Company Product, the result of which would reasonably be expected to result in the termination of, or a delay of six (6) months or more in dosing patients in, such Company Product, shall be deemed to constitute a Company Material Adverse Effect.

Conduct of Business Pending the Merger

The Merger Agreement provides that, during the Pre-Closing Period, except (1) as set forth in the related schedules, (2) as required or permitted by the express terms of the Merger Agreement prior to the Effective Time, (3) with the prior written consent of Insud (which consent shall not be unreasonably withheld, conditioned, or delayed) or (4) as required by applicable law, Agile will (a) conduct its business in the ordinary course consistent in all material respects with past practice, and (b) use commercially reasonable efforts to preserve intact its present business organizations and assets, maintain in effect all of its material authorizations, keep available the services of its directors, officers, key employees and others having material business relationships with Agile.

Except to the extent set forth in the related schedules or required or permitted by the express terms of the Merger Agreement prior to the Effective Time or by applicable law, Agile will not, during the Pre-Closing Period, directly or indirectly, do any of the following without the prior written consent of Insud (which consent shall not be unreasonably withheld, conditioned, or delayed):

●	sell, pledge, dispose of, assign, lease, license, or otherwise transfer, abandon or permit to lapse, or create or incur any lien on, any of Agile’s material assets (including any owned Agile intellectual property, exclusively licensed intellectual property, or other material Agile intellectual property), securities, properties, interests or businesses, other than (1) sales of obsolete equipment in the ordinary course of business consistent with past practice, (2) dispositions of marketable securities in the ordinary course of business consistent with past practice, (3) non-exclusive grants of rights to use Agile intellectual property that are incidental to and not material to performance under the applicable agreement, which agreement is entered into in the ordinary course of business consistent with past practice, or (4) the abandonment or lapsing of any Agile registered intellectual property where commercially reasonable to do so in Agile’s judgment and consistent with past practice;
●	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses, other than the purchase of materials from suppliers or vendors in the ordinary course of business consistent with past practice;
●	merge or consolidate Agile with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Agile (other than the Merger);
●	adopt or implement any stockholder rights plan or similar arrangement;
●	amend, waive, rescind or otherwise modify Agile’s organizational documents;
●	(1) split, combine or reclassify any shares of its capital stock; (2) establish a record date for, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (3) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any Agile securities, other than (a) as required pursuant to the terms (as in effect as of the date of the Merger Agreement) of the Agile warrants or the Stock Plans and related award agreements or (b) any Agile securities withheld to cover taxes associated with the exercise of any Agile stock option or settlement of any Agile RSU that is outstanding on the date of the Merger Agreement or that is granted after the date of the Merger Agreement not in contravention of the Merger Agreement;

●	(1) issue, sell, grant, or authorize any of the foregoing actions in connection with, any Agile securities, other than the issuance of any shares of Company Common Stock upon the exercise of Agile stock options, Agile warrants or upon the settlement of Agile RSUs, in each case, that are outstanding on the date of the Merger Agreement or that are granted after the date of the Merger Agreement not in contravention of the Merger Agreement in accordance with their terms on the date of the Merger Agreement; (2) amend any term of any Agile security (whether by merger, consolidation or otherwise) or (3) enter into any agreement with respect to the voting or registration of any Agile securities;
●	other than the Bridge Loan, create, incur, assume, suffer to exist or otherwise become liable (whether directly, contingently or otherwise) with respect to any Indebtedness or guarantees thereof, other than letters of credit to secure lease obligations in the ordinary course of business consistent with past practice, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Agile;
●	make any loans, advances or capital contributions to, or investments in, any other person (other than investments in marketable securities in the ordinary course of business consistent with past practice), or re-invest any funds or monies in any assets or securities with a credit rating lower than those assets or securities into which such funds or monies are invested as of June 25, 2024, other than advances to its employees in the ordinary course of business consistent with past practice;
●	except as required pursuant to an existing Agile employee benefit plan in effect on the date of the Merger Agreement or established after the date of the Merger Agreement not in contravention of the Merger Agreement or otherwise required by applicable law, (1) with respect to any director, officer or employee of Agile or any contractor, (A) grant or materially increase any severance, change of control, retention, termination or similar pay, compensation, bonus or benefits, or amend any existing arrangement relating thereto, or (B) enter into any material employment, consulting, severance, retention, change in control, termination, retirement, deferred compensation or other similar agreement (or amend or terminate any such existing agreement) other than entering into employment or consulting agreements with newly hired or engaged employees or contractors in the ordinary course of business consistent with past practice; (2) establish, adopt or materially amend any material Agile employee benefit plan, including any collective bargaining agreement except for changes made in the ordinary course of business that do not materially increase the costs related to an Agile employee benefit plan; (3) recognize any union, works council or similar employee representative with respect to any such individual; (4) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to, gross up or indemnify, or otherwise reimburse any current or former service provider for any tax incurred by such service provider, including under Section 409A or Section 4999 of the Code or (5) hire or engage the services of any individual as a director, officer, employee or contractor with an annual base salary or rate in excess of $250,000, in the ordinary course of business consistent with past practice;
●	(1) forgive any loans to directors, officers, employees or any of their respective affiliates or (2) enter into any transactions or contracts with any affiliates or other person that would be required to be disclosed by Agile under Item 404 of Regulation S-K of the SEC;
●	(1) waive, release, pay, discharge or satisfy any material liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with the terms thereof; (2) accelerate or delay collection in any material respect of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice or (3) delay or accelerate in any material respect payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or vary its inventory practices in any material respect;
●	make any material change in Agile’s methods of accounting, except as required by GAAP, Regulation S-X of the Exchange Act or applicable rules and regulations of the SEC;

●	(1) make, change or rescind any material tax election; (2) change any annual tax accounting period; (3) adopt or change any method of tax accounting; (4) amend any income or other material tax returns; (5) file any claim for or surrender any right to claim a material refund of tax (other than by reason of the passage of time); (6) extend the statute of limitations with respect to any income or other material tax return; (7) enter into any closing agreement with respect to any tax of Agile; or (8) settle or compromise any material tax claim, audit or assessment with respect to Agile;
●	commence, compromise, settle, or offer or propose to settle, any proceeding or other claim (except with respect to matters that involve the payment of monetary damages covered by insurance policies or otherwise not in excess of $250,000 in the aggregate and do not (1) include any other obligation to be performed by, or limitation upon, Agile, Insud, Merger Sub or their affiliates that is, individually or in the aggregate, material to Agile, Insud, Merger Sub or their affiliates or (2) result in any (a) imposition of equitable relief on, or the admission of wrongdoing by, Agile or (b) actual or potential violation of any law);
●	(1) voluntarily terminate or cancel, assign, renew or agree to any material amendment of, material change in or material waiver under any material contract; (2) enter into any contract that, if existing on June 25, 2024, would be a material contract or (3) amend or modify any contract in existence on June 25, 2024 that, after giving effect to such amendment or modification, would be a material contract; provided that this clause will not prohibit or restrict Agile from entering into, renewing, amending, modifying or waiving any right under any contract to the extent such entry, renewal, amendment, modification or waiver implements a transaction or action that is specifically permitted by another specific clause of the Merger Agreement;
●	incur or authorize any capital expenditures or any obligations or liabilities in respect thereof in an aggregate amount in excess of $250,000;
●	abandon, cancel, fail to renew or permit to lapse any material Agile registered intellectual property (excluding any abandonment of any Agile registered intellectual property at the end of the applicable statutory term, in the ordinary course of prosecution or otherwise in the ordinary course of business);
●	disclose to any third party any trade secret of Agile that is included in Agile intellectual property, other than pursuant to a non-disclosure agreement restricting the disclosure and use of such know-how, in a way that results in the loss of material protection thereon, except for any such disclosures made as a result of publication of a patent application filed by Agile, or in connection with any required regulatory filing;
●	amend, cancel or terminate any material insurance policy naming Agile as an insured, a beneficiary or a loss payable payee without obtaining substitute insurance coverage;
●	commence any clinical study of which Insud has not been informed prior to the date of the Merger Agreement or, unless mandated by any governmental authority, institutional review board or independent ethics committee, as required under applicable law, or to preserve subject health or rights, discontinue, terminate or suspend any ongoing clinical study;
●	convene any regular or special meeting (or any adjournment or postponement thereof) of the Agile stockholders other than, to the extent required by applicable law or a judgment of a court of competent jurisdiction, an annual meeting of stockholders for purposes of election of directors, ratification of Agile’s auditors and other routine matters; or
●	agree, resolve or commit to do any of the foregoing.

Notwithstanding the foregoing, nothing in the Merger Agreement is intended to give Insud or Merger Sub, directly or indirectly, the right to control or direct the business or operations of Agile at any time prior to the Effective Time. Prior to the Effective Time, Agile shall exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over its business and operations.

Other Covenants and Agreements

Special Meeting and Related Actions

Unless the Merger Agreement is terminated in accordance with its terms, Agile must, as promptly as practicable after June 25, 2024 duly call, give notice of, convene and hold a Special Meeting with a record date and meeting date to be selected after reasonable consultation with Insud; provided that Agile may postpone, recess or adjourn such meeting (i) to the extent required by law or fiduciary duty, (ii) to allow reasonable additional time to solicit additional proxies to the extent Agile reasonably believes necessary in order to obtain Company Stockholder approval, (iii) if as of the time for which the Special Meeting is originally scheduled (as set forth in this proxy statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Special Meeting or (iv) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Board has determined in good faith after consultation with outside counsel is necessary under applicable law or fiduciary duty and for such supplemental or amended disclosure to be disseminated and reviewed by Agile’s stockholders prior to the Special Meeting. The notice of such Special Meeting shall state that a resolution to adopt the Merger Agreement shall be considered at the Special Meeting. Subject to a Company Adverse Recommendation Change (as defined in the Merger Agreement), Agile shall use its reasonable best efforts to solicit and obtain Company Stockholder approval. The Company shall (A) provide Insud reasonably detailed periodic updates concerning proxy solicitation results on a timely basis and (B) give written notice to Insud one (1) day prior to the Special Meeting, and on the day of, but prior to the Special Meeting, indicating whether as of such date sufficient proxies representing Company Stockholder approval has been obtained.

Subject to Agile’s right to effect a Company Adverse Recommendation Change and to terminate the Merger Agreement in accordance with its terms, Agile’s obligations related to the Special Meeting will not be affected by the commencement, public proposal, public disclosure or communication to Agile or any other person of any Acquisition Proposal or by any event constituting or that could constitute an Intervening Event.

Access and Information

During the Pre-Closing Period, Agile will afford to Insud, Merger Sub and their respective representatives reasonable access to its officers, employees, agents, properties, facilities, books, records, contracts and other assets. Agile will promptly furnish to Insud, Merger Sub and their respective representatives copies of all existing financial, operating and other data and information as such persons may from time to time reasonably request. During the Pre-Closing Period, Agile will use reasonable best efforts to, at Insud’s request, facilitate site visits by any of Insud, Merger Sub or their respective representatives at any facility of a third party contract manufacturer of Agile.

Agile is not required to disclose any information to Insud if such disclosure would, in Agile’s reasonable discretion (1) jeopardize any attorney client or other legal privilege (provided that Agile will use its reasonable best efforts to provide Insud and Insud’s applicable representatives with appropriate information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged analyses so long as such privilege will not be jeopardized thereby) or (2) contravene any applicable law, fiduciary duty or binding agreement entered into prior to the date of the Merger Agreement, including any confidentiality agreement to which Agile is a party (provided that Agile will use its reasonable best efforts to obtain the consent of any such agreement’s counterparty to such inspection or disclosure and take such other reasonable action (including entering into a joint defense agreement or similar arrangement to avoid loss of attorney-client privilege) with respect to such information as is necessary to permit disclosure to Insud without (a) jeopardizing such attorney-client privilege or work product doctrine or (b) violating applicable law or any of Agile’s or its affiliates’ respective obligations with respect to confidentiality, as applicable)). Agile and Insud will each use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply.

Cooperation

During the Pre-Closing Period, subject to applicable law, Agile will provide Insud with advance notice of any material scheduled meetings or scheduled videoconferences or calls that Agile has with any regulatory authority or any advisory committee thereof, and to the extent practicable (1) provide Insud the opportunity to attend any such meeting or substantive conversation with any such regulatory authority or advisory committee thereof and (2) prior to attending any such meeting or videoconference or call, Agile will, and will, as necessary, cause its representatives to, consult with Insud and consider in good faith the views and comments of Insud promptly provided in connection with, and to the extent practicable, reasonably in advance of, any such meeting or videoconference or call.

During the Pre-Closing Period, subject to applicable law, Agile will also promptly, to the extent material, (1) notify Insud of any written notice or other substantive written communication to Agile from any regulatory authority or any advisory committee thereof; (2) to the extent practicable, provide Insud with notice and the opportunity to consult with Agile with respect to any written response to the foregoing, and shall consider in good faith any comments or other input timely provided by Insud in respect of the foregoing and (3) furnish Insud with non-confidential copies of all material written substantive correspondence, filings and written communications between Agile on one hand, and any such regulatory authority or its staff on the other hand. However, in no event shall Agile be required to take any action or refrain from taking any action that would cause Agile to fail to meet a specific submission deadline, if any, imposed by any regulatory authority or any advisory committee thereof.

Nothing contained in the Merger Agreement is intended to give Insud, directly or indirectly, the right to control or direct the regulatory strategy of Agile prior to the Closing Date.

No Solicitation; Company Acquisition Proposals; Board Recommendation Change

During the Pre-Closing Period, Agile may not, and may not authorize or knowingly permit its representatives to, directly or indirectly (other than with respect to Insud or Merger Sub):

●	solicit, initiate, propose or take any action to knowingly facilitate or encourage any inquiries regarding, or the submission of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;
●	except as otherwise expressly permitted by the Merger Agreement, enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any third party any information or data relating to, afford access to the business, personnel, properties, assets, books or records of Agile in connection with, or otherwise cooperate with any person with respect to, any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (except to provide notice as to the existence of these provisions or solely to the extent necessary to clarify the terms and conditions of any Acquisition Proposal);
●	grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other contract) with respect to any potential Acquisition Proposal, unless the Board determines in good faith, after consultation with Agile’s outside legal counsel, that the failure to take such action would be reasonably expected to be inconsistent with the fiduciary duties of the Board under applicable law;
●	enter into any letter of intent, contract, commitment or agreement in principle with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with the terms of the Merger Agreement) or enter into any contract or commitment requiring Agile to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or that would otherwise materially impede the ability of Insud and Merger Sub to consummate the Merger;
●	take any action or exempt any third party from the restriction on “business combinations” or any similar provision contained in applicable takeover provisions or Agile’s organizational documents or grant a waiver under Section 203 of the DGCL; or
●	resolve, propose or agree to do any of the foregoing.

Notwithstanding the foregoing, if before obtaining Company Stockholder approval of the Merger Proposal, Agile or any of its representatives has received an unsolicited bona fide written Acquisition Proposal made by a third party after the date of the Merger Agreement and prior to obtaining such approval, which Acquisition Proposal did not result from a breach of Agile’s obligations under the non-solicit provisions of the Merger Agreement, and the Board determines in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and that the failure to take action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, then Agile may, subject to certain requirements:

●	enter into an Acceptable Confidentiality Agreement with the third party making such an Acquisition Proposal and thereafter;
●	furnish information and data (including nonpublic information) with respect to Agile and afford access to the business, personnel, properties, assets, books or records of Agile, in each case, pursuant to such Acceptable Confidentiality Agreement and substantially concurrently provide Insud any information or data regarding Agile so provided which had not been previously furnished to Insud; and
●	enter into, maintain and participate in discussions or negotiations with, the third party making the Acquisition Proposal and its representatives.

Agile is required, as promptly as practicable, and in any event no later than 48 hours after receipt thereof, to notify Insud, orally and in writing, of any Acquisition Proposal or any inquiry, proposal or offer that expressly contemplates or could reasonably be expected to lead to an Acquisition Proposal. Agile will thereafter keep Insud reasonably informed on a reasonably current basis of the status of, or any material developments, discussions or negotiations regarding, any such inquiry, proposal, offer or Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto).

Except in certain circumstances, neither the Board nor any committee thereof may (a) (1) withhold, fail to include in (or remove from) this proxy statement, withdraw, qualify or modify in a manner adverse to Insud (or publicly propose or resolve to withhold, fail to include in (or remove from) this proxy statement, withdraw, qualify or modify in a manner adverse to Insud) the Board Recommendation; (2) adopt, approve, recommend, submit to the Stockholders or declare advisable (or publicly propose to adopt, approve, recommend, submit to the Stockholders or declare advisable) any Acquisition Proposal; (3) fail to (A) reaffirm Board Recommendation and (B) recommend against acceptance of a tender or exchange offer by the Stockholders pursuant to Rule 14d-2 under the Exchange Act for outstanding Company Common Stock within 10 business days after receipt of a written request of Insud following an Acquisition Proposal that has been publicly announced (in the case of clause (A)) or the commencement of such tender offer or exchange offer (in the case of clause (B)); (b) cause or allow Agile to enter into a Specified Agreement or (c) resolve, propose or agree to take any such action described in clause (a) or (b).

Notwithstanding the limitations in the preceding paragraphs or any other provision in the Merger Agreement, at any time prior to obtaining Company Stockholder approval of the Merger Proposal, the Board may effect a Company Adverse Recommendation Change in connection with an Acquisition Proposal or terminate the Merger Agreement to enter into a Specified Agreement, in each case if, and only if, (a) such Acquisition Proposal did not result from a breach of the non-solicitation provisions of the Merger Agreement, (b) the Board determines in good faith, after consultation with Agile’s outside legal counsel, that the failure to make a Company Adverse Recommendation Change or terminate the Merger Agreement to enter into a Specified Agreement would be reasonably likely to be inconsistent with the fiduciary duties of the Board under applicable law, (c) Agile has given Insud written notice of the Board’s intention to make a Company Adverse Recommendation Change or terminate the Merger Agreement to enter into a Specified Agreement not earlier than 11:59 p.m. New York time on the fourth business day after Insud receives such written notice, (d) the decision to make a Company Adverse Recommendation Change is in connection with an Acquisition Proposal or with Agile’s intent to terminate the Merger Agreement to enter into a Specified Agreement, and Agile complied with clauses (1) through (5), as follows: (1) prior to giving effect to clauses (2) through (5), the Board determined that such Acquisition Proposal is a Superior Proposal; (2) Agile made available to Insud in writing the material terms and conditions of such Acquisition Proposal and a copy of the most current draft of any contract relating to such Acquisition Proposal; (3) Agile negotiated in good faith with Insud (and caused its representatives to so negotiate with Insud), to the extent that Insud desires to negotiate, during such four business day period with respect to such proposed revisions to the Merger Agreement or other proposals made by Insud, if any, so that the Acquisition Proposal would no longer constitute a Superior Proposal; (4) after considering the results of negotiations with Insud and taking into account the proposals made by Insud, if any, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, the Board shall have determined in good faith that such Acquisition Proposal remains a Superior Proposal, and, after consultation with its outside legal counsel, that the failure to make a Company Adverse Recommendation Change or terminate the Merger Agreement to enter into a Specified Agreement would be reasonably likely to be inconsistent with the fiduciary duties of the Board under applicable law and (5) if Agile intends to terminate the Merger Agreement to enter into a Specified Agreement, Agile has complied with the related termination section of the Merger Agreement. The provisions of the Merger Agreement described in this paragraph will also apply to any amendment to the financial terms or any other material amendment to such Acquisition Proposal (except that any reference to four business days will instead be deemed a reference to two business days) or any successive Acquisition Proposals.

Prior to obtaining Company Stockholder approval of the Merger Proposal, the Board may make a Company Adverse Recommendation Change with respect to an Intervening Event, if and only if: (a) the Board determines in good faith, after consultation with Agile’s outside legal counsel, that the failure to make such Company Adverse Recommendation Change would be reasonably likely to be inconsistent with the fiduciary duties of the Board under applicable law; (b) Insud received from Agile written notice not later than 11:59 p.m. New York time on the fourth business day prior to the making of any Company Adverse Recommendation Change, describing the Intervening Event in reasonable detail; (c) during such four business day period provided in the foregoing clause (b), Agile negotiated in good faith with Insud (and caused its representatives to negotiate with Insud), to the extent that Insud desires to negotiate, with respect to any proposed revisions to the Merger Agreement or other proposals made by Insud, if any, that would obviate the requirement to make a Company Adverse Recommendation Change; and (d) after considering the results of negotiations with Insud and taking into account the proposals made by Insud, if any, after consultation with its outside legal counsel, the Board determined in good faith that the failure to make Company Adverse Recommendation Change would be reasonably likely to be inconsistent with the fiduciary duties of Agile Board under applicable law. The provisions of the Merger Agreement described in this paragraph will also apply to any material change to the facts and circumstances relating to such Intervening Event (except that any reference to four business days will instead be two Business Days).

Notwithstanding the restrictions described above, Agile is not prohibited from (1) taking and disclosing a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or complying with Item 1012(a) of Regulation M-A under the Exchange Act; (2) making any required disclosure to the Stockholders, if the Board determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable law or any disclosure requirement under applicable law or (3) making any disclosure that constitutes a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

As of the execution of the Merger Agreement, Agile was required to, and also to cause its representatives to, (1) immediately cease and cause to be terminated any existing solicitations, encouragements, facilitations, discussions or negotiations with any third party conducted on or prior to the date of the Merger Agreement by Agile or its representatives with respect to an Acquisition Proposal; (2) immediately terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal and (3) promptly request and use reasonable best efforts to obtain the return from all such persons, or cause the destruction, of all copies of confidential information previously provided to such persons by or on behalf of Agile or its representatives in accordance with the terms of the applicable confidentiality agreement with such person.

For purposes of the Merger Agreement:

●	“Acceptable Confidentiality Agreement” means a customary confidentiality agreement (1) containing provisions limiting the disclosure or use of nonpublic information of or with respect to Agile that are not, in the aggregate, less favorable to Agile than those contained in the confidentiality agreement with Insud, (2) that does not include any provision calling for any exclusive right to negotiate with any third party and (3) that does not prevent Agile from providing any information to Insud, its affiliates and their respective representatives in accordance with the Merger Agreement or otherwise complying with its obligations under the Merger Agreement.
●	“Acquisition Proposal” means, other than the transactions contemplated by the Merger Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any direct or indirect acquisition or purchase (including by license, partnership, collaboration, distribution, disposition or revenue-sharing arrangement), direct or indirect, of more than 30% of the consolidated assets of Agile, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition), or more than 30% or more of any class of equity or voting securities of Agile, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning more than 30% of any class of equity or voting securities of Agile whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of Agile, or (iii) a merger, consolidation, share exchange, business combination, sale of assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction, in each case, whether in a single transaction or a series of related transactions, involving Agile whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of Agile. For purposes of this definition, any issuance of any Company Common Stock in connection with the exercise of Agile warrants will not count towards the 30% threshold.
●	“Intervening Event” means any event, effect, condition, change, occurrence, development, circumstance or state of facts that materially affects the business, operations, assets or liabilities of Agile, and that was neither known to, nor reasonably foreseeable by, the Board as of or prior to June 25, 2024, if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable as of or prior to June 25, 2024; provided, however, that in no event will any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal constitute an Intervening Event; provided, further, that in no event shall any of the following constitute, in and of itself, an Intervening Event: (i) changes in the market price or trading volume of any securities of Agile or (ii) Agile’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that, for purposes of clauses (i) and (ii), the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of “Intervening Event”, be taken into account in determining whether an Intervening Event has occurred).
●	“Superior Proposal” means a bona fide written Acquisition Proposal made by any third party after the date of the Merger Agreement that is on terms that the Board determines in good faith (after consultation with outside legal counsel and financial advisors), taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal, the likelihood of consummation and the third party making the Acquisition Proposal, (a) would, if consummated, result in a transaction that is more favorable to the Stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated under the Merger Agreement (including any revisions to the terms of the Merger Agreement proposed by Insud) and (b) which the Board determines is reasonably capable of being consummated on the terms proposed; provided that, for purposes of the definition of Superior Proposal, references to “30%” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”.

Employee Matters

The Merger Agreement provides that each individual employed by Agile immediately prior to the Closing and terminated within six months following the Effective Time will be entitled to a severance payment in an amount not less than what such individual would have received under any applicable Agile severance policy or individual agreement, including, but not limited to the change in control severance policy or individual employment agreements providing for the severance payments described above in “Severance Entitlements”, however in providing such severance payments, there will be no duplication of benefits, Insud may, in its discretion, condition any such severance payments on the execution and non-revocation of a release of claims, and Insud may, in its discretion, accelerate any such severance to the extent there would be no adverse tax consequences to the employee of Agile under Section 409A of the Code.

Following the Effective Time, Insud will use its best efforts, subject to applicable law, to (1) give each Agile employee that continues employment (each, a “Continuing Employee”) full credit for prior service with Agile for purposes of vesting and eligibility to participate in employee benefit plans maintained by Insud or its affiliates for which the Continuing Employee is otherwise eligible to participate (but such service credit shall not be provided for purposes of benefit accrual, except for vacation and severance, as applicable), except that that service of a Continuing Employee prior to the Effective Time will not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any retiree medical programs or other retiree welfare benefit programs or any defined benefit plan maintained by Insud or its affiliates in which any Continuing Employee participates after the Effective Time; (2) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of Agile applicable to such Continuing Employee prior to the Effective Time; and (3) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. In no event will anything contained in the Merger Agreement result in any duplication of benefits for the same period of service.

To the extent requested by Insud at least ten business days prior to the Effective Time, the Board (or the appropriate committee thereof) shall take all actions necessary to terminate Agile’s 401(k) plan effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time.

Efforts to Consummate the Merger

Subject to the terms and conditions in the Merger Agreement, each party agrees to use (and will cause its respective subsidiaries to use) its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement. At Insud’s request, Agile will give any notices to third parties, and use reasonable best efforts to obtain any third party consents, approvals or waivers required to be obtained under any material contracts in connection with the consummation of the transactions contemplated under the Merger Agreement; provided that Agile will not, without the prior written consent of Insud, agree to or proffer, any consent fee, concession or other modification to the terms and conditions of any contract in order to obtain any such consent. Agile will coordinate with Insud in determining whether any such consent will be obtained in connection with the transactions contemplated under the Merger Agreement and seeking any such actions, consents, approvals or waivers.

Indemnification of Directors and Officers; Insurance

From the Effective Time until the sixth anniversary of the Closing Date, Insud will, and Insud will cause the Surviving Corporation to, fulfill and honor all rights and obligations to exculpation and indemnification by Agile (including advancement of expenses) existing in favor of each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time an officer or director of Agile (each an “Indemnified Party”) as provided in Agile’s organizational documents or pursuant to any other contract, accurate and complete copies of which had been made available to Insud, in each case as in effect on the date of the Merger Agreement.

From the Effective Time until the sixth anniversary of the Closing Date, Insud will, and Insud will cause the Surviving Corporation to, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each Indemnified Party against any and all losses, claims, damages, liabilities, costs, fees, expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) in connection with or arising in whole or in part out of actions, omissions, suits or other proceedings (whether civil, regulatory, administrative or criminal, and including any proceeding before any administrative or legislative body) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Proceeding”) by reason of such Indemnified Party’s being or having been a director or officer of Agile at, or at any time prior to, the Effective Time or in connection with any action taken or not taken by such Indemnified Party at the request of Agile at, or at any time prior to, the Effective Time (including any Indemnified

Proceeding relating in whole or in part to the transactions contemplated by the Merger Agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party).

From the Effective Time until the sixth anniversary of the Closing Date, the Surviving Corporation will, and Insud will cause the Surviving Corporation to, maintain the officers’ and directors’ liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by the Agile’s officers’ and directors’ liability insurance policies on terms with respect to coverage and amount no less favorable than those of such policies in effect prior to the date of the Merger Agreement; provided that in satisfying its obligation under the Merger Agreement, the Surviving Corporation will not be obligated to pay an amount per year in excess of 300% of the annual premium Agile paid in the policy year prior to the Effective Time (the “Maximum Amount”) and if such insurance is unavailable or the premium for such insurance would at any time exceed the Maximum Amount, then the Surviving Corporation will cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to the Maximum Amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by Agile prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from acts or omissions that occurred on or before the Effective Time, including, in respect of the transactions contemplated by the Merger Agreement; provided, however, that the amount paid for such prepaid policies does not exceed the Maximum Amount, and if such prepaid policies are unavailable or the premium for such insurance would exceed the Maximum Amount, then Agile will procure the maximum coverage available for the Maximum Amount. If such prepaid policies have been obtained by Agile prior to the Effective Time, Insud will, and Insud will cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

Upon receiving written notice of any proceeding in which any claims are made in respect of which such Indemnified Party would be entitled to indemnification advancement of expenses or other protections pursuant to the Merger Agreement, any Indemnified Party wishing to claim such advancement, indemnification or other protection shall promptly notify Insud thereof in writing, but the failure to so notify will not relieve Insud or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices Insud or the Surviving Corporation. In the event of any such proceeding for which advancement of expenses is sought by an Indemnified Party, the Indemnified Party will make an undertaking to repay all such fees, costs or expenses paid by Insud or the Surviving Corporation if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final non-appealable judgment that the Indemnified Party is not entitled to be indemnified by Insud or the Surviving Corporation. Such undertaking will be unsecured and made without reference to an Indemnified Party’s ability to repay such advancements or ultimate entitlement to indemnification. No other form of undertaking will be required. Insud and the Surviving Corporation will not be liable for any settlement for which indemnification is sought by an Indemnified Party effected without their prior written consent, such consent not to be unreasonably withheld.

Miscellaneous Covenants

The Merger Agreement contains additional agreements among Agile, Insud and Merger Sub relating to, among other matters:

●	the filing by Agile of this proxy statement with the SEC and cooperation in response to any comments from the SEC with respect to this proxy statement;
●	notification upon the occurrence or non-occurrence of certain matters;
●	the coordination of press releases and other public announcements or filings relating to the Merger;
●	actions necessary to cause Merger Sub to perform its obligations under the Merger Agreement;
●	requirements under Section 16 of the Exchange Act;

●	the delisting of the Company Common Stock from OTCQB and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable following such delisting;
●	anti-takeover statutes that may become applicable to the transactions; and
●	any litigation against Agile or its directors or its officers relating to or in connection with the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement.

Conditions to the Merger

The respective obligations of Agile, Insud and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by applicable law, waiver by Agile and Insud) on or prior to the Closing Date of the following conditions:

●	Company Stockholder approval of the Merger Proposal shall have been obtained; and
●	no governmental restraints enjoining, making illegal or otherwise prohibiting the consummation of the Merger shall be in effect.

The obligations of Insud and Merger Sub to consummate the Merger are subject to the satisfaction (or to the extent permitted by applicable law, waiver by Insud) on or prior to the Closing Date of the following conditions:

●	the representations and warranties made by Agile in the Merger Agreement with respect to the occurrence of a Company Material Adverse Effect being true and correct as of the date of the Merger Agreement and as of the Closing Date as though made as of such date;
●	except for any inaccuracies that are, individually or in the aggregate, de minimis in the context of the transactions contemplated by the Merger Agreement, certain specified representations and warranties made by Agile in the Merger Agreement with respect to the capitalization of Agile being true and correct as of the date of the Merger Agreement and as of the Closing Date as though made as of such date;
●	the representations and warranties made by Agile in the Merger Agreement with respect to corporate organization, authorization, no conflict, broker’s or finder’s fees, and takeover provisions being true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as though made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);
●	except where any failures of any such representations and warranties to be true and correct would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the other representations and warranties made by Agile in the Merger Agreement being true and correct (without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers set forth therein) as of the date of the Merger Agreement and as of the Closing Date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date);
●	Agile shall have performed or complied in all material respects with all of the obligations, agreements and covenants required to be performed or complied with by it under the Merger Agreement prior to the Closing;
●	since the date of the Merger Agreement, there shall have not occurred and be continuing any event, effect, condition, change, occurrence, development, circumstance or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
●	the delivery by Agile of a certificate signed by the Chief Executive Officer or the Chief Financial Officer of Agile, certifying that the conditions described in the preceding six bullets have been satisfied;

●	the delivery by Agile of a statement and accompanying IRS notice issued pursuant to Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)(i) certifying that the stock of Agile is not a “United States real property interest” within the meaning of Section 897 of the Code; provided, that if Agile fails to provide such certificate, the sole and exclusive remedy of Insud will be that it may withhold the amount required to be withheld pursuant to Section 1445 of the Code from any payment made to or for the benefit of a Stockholder under the Merger Agreement; and
●	Agile shall have performed or complied with all of its obligations under Amendment No. 3 to that certain Manufacturing and Commercialization Agreement, dated April 30, 2020, by and between Agile and Corium and such amendment being in force and not capable of termination by Corium.

The obligations of Agile to consummate the Merger are subject to the satisfaction (or, to the extent permitted by applicable law, waiver by Agile) on or prior to the Closing Date of the following conditions:

●	the representations and warranties of Insud or Merger Sub made in the Merger Agreement with respect to corporate organization, authorization, no conflict, and broker’s or finder’s fees being true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as though made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);
●	the other representations and warranties of Insud or Merger Sub made in the Merger Agreement being true and correct (without giving effect to any qualification as to “materiality” qualifiers set forth therein) as of the date of the Merger Agreement and as of the Closing Date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except, in each case, where the failure to be so true and correct would not, and would not reasonably be expected to, have, individually or in the aggregate, a material adverse effect on the ability of Insud or Merger Sub to consummate the transactions contemplated by the Merger Agreement on or before the Outside Date;
●	Insud shall have performed or complied in all material respects with all of the obligations, agreements and covenants required to be performed or complied with by it under the Merger Agreement prior to the Closing; and
●	the delivery by Insud of a certificate signed on behalf of Insud by an authorized representative certifying that the conditions described in the preceding three bullets have been satisfied.

Termination

The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time as follows:

●	by mutual written agreement of Agile and Insud;
●	by either Agile or Insud, if:
●	the Effective Time shall not have occurred on or before September 30, 2024 (the “Outside Date”); however, if at the time of the original Outside Date, all of the conditions to Closing have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but such conditions are then capable of being satisfied);
●	any governmental restraint enjoining, making illegal or otherwise prohibiting the consummation of the Merger shall have become final and non-appealable, provided that such right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a principal cause or, or resulted in, the issuance, entry of or failure to lift such governmental restraint; or

●	the Special Meeting (as it may be adjourned or postponed in accordance with the Merger Agreement) shall have been held and Company Stockholder approval of the Merger Proposal shall not have been obtained.
●	by Insud, if:
●	at any time prior to obtaining Company Stockholder approval of the Merger Proposal, if a Company Adverse Recommendation Change shall have occurred; or
●	at any time prior to the Effective Time, for a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Agile set forth in the Merger Agreement that would cause the conditions to closing with respect to the accuracy of representations and warranties or the performance of covenants of Agile not to be satisfied, provided that, if such a breach is curable by Agile within the earlier of the Outside Date and 20 business days after the date Insud gives Agile notice of such breach, then Insud may not terminate the Merger Agreement on account of such breach unless such breach remains uncured upon the earlier of the Outside Date and the expiration of such 20 business day period; provided further that Insud will not be entitled to terminate the Merger Agreement on account of such breach if either Insud or Merger Sub is in breach of its obligations under the Merger Agreement such that Agile would be entitled to terminate the Merger Agreement as the result of an uncured breach by Insud or Merger Sub.
●	by Agile, if:
●	at any time prior to obtaining Company Stockholder approval of the Merger Proposal, in order to accept a Superior Proposal and enter into a Specified Agreement, subject to certain conditions; or
●	at any time prior to the Effective Time, for a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Insud or Merger Sub set forth in the Merger Agreement that would cause the conditions to closing with respect to the accuracy of representations and warranties or the performance of covenants of Insud and Merger Sub not to be satisfied provided that, if such a breach is curable by Insud within the earlier of the Outside Date and 20 business days after the date Agile gives Insud notice of such breach, then Agile may not terminate the Merger Agreement on account of such breach unless such breach remains uncured upon the earlier of the Outside Date and the expiration of such 20 business day period; provided further that Agile will not be entitled to terminate the Merger Agreement on account of such breach if Agile is in breach of its obligations under the Merger Agreement such that Insud would be entitled to terminate the Merger Agreement as the result of an uncured breach by Agile.

Any party terminating the Merger Agreement pursuant to the foregoing shall give prompt written notice of such termination to the other party or parties to the Merger Agreement, as applicable.

Termination Fee; Certain Expenses

If, at any time prior to the Effective Time, the Merger Agreement is terminated by Insud for a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Agile set forth in the Merger Agreement that would cause the conditions to closing with respect to the accuracy of representations and warranties or the performance of covenants of Agile not to be satisfied (subject to the cure periods and procedures set forth in the Merger Agreement), Agile must pay to Insud any amounts outstanding under the Bridge Loan (including any interest accrued thereon) within ten days of such termination as long as Insud and Merger Sub are not in breach of their respective obligations under the Merger Agreement and Agile’s failure to satisfy the conditions set forth in the Merger Agreement, as applicable, was not caused by any action or inaction of Insud or Merger Sub.

Agile must pay to Insud a termination fee equal to $1,260,000 (the “Termination Fee”) and any amounts outstanding under the Bridge Loan (including any interest accrued thereon), as applicable, by wire transfer of immediately available funds to an account or accounts designated in writing by Insud in the event that the Merger Agreement is terminated:

●	by Insud, if a Company Adverse Recommendation Change occurs at any time prior to obtaining Company Stockholder approval of the Merger Proposal, in which case the Termination Fee will be payable within ten days after the date of such termination;
●	by Agile, at any time prior to obtaining Company Stockholder approval of the Merger Proposal, in order to accept a Superior Proposal and enter into the Specified Agreement relating to such Superior Proposal, if (1) such Superior Proposal has not resulted from any breach of the non-solicitation provisions of the Merger Agreement with respect to such Superior Proposal and any Acquisition Proposal that was a precursor thereto, (2) the Board, after satisfying all of the requirements set forth in the Merger Agreement, authorized Agile to enter into a Specified Agreement and (3) Agile entered into the Specified Agreement, substantially concurrently with the termination of the Merger Agreement, in which case all Termination Payments (as defined in the Merger Agreement) will be payable within ten days after the date of such termination; and
●	by Insud or Agile if:
●	the Merger Agreement is terminated by Insud or the Company as a result of the failure to consummate the Merger by the Outside Date (but in the case of a termination by Agile, only if at such time (1) Insud would not be prohibited from terminating the Merger Agreement for failure to fulfill any obligation under the Merger Agreement that has been a principal cause of, or resulted in, the failure of the Effective Time to occur on or prior to the Outside Date or (2) Company Stockholder approval has not been obtained at the Special Meeting);
●	an Acquisition Proposal is made, proposed or otherwise communicated to Agile or the Stockholders or becomes publicly known after the date of the Merger Agreement and is not withdrawn prior to (A) the date of such termination, with respect to any termination pursuant to clause (1) of the preceding bullet or (B) the date of the Special Meeting pursuant to clause (2) of the preceding bullet; and
●	within 12 months after such termination, Agile enters into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, in which case the Termination Fee will be payable within 30 days after the earlier of foregoing events.

In no event will Agile be required to pay the Termination Fee on more than one occasion, whether or not the applicable termination fee would be payable under more than one provision of the Merger Agreement at the same or at different times.

The Merger Agreement further provides that if Agile fails to make payment of the Termination Fee within the applicable time period specified in the Merger Agreement, and Insud commences a proceeding to collect such amount that results in a judgment against Agile, (i) Agile will reimburse Insud for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket disbursements and fees of outside legal counsel) incurred in the collection of such overdue amount, and (ii) Agile will pay to Insud interest on the amount payable pursuant to the first paragraph of this Section from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate as set forth in The Wall Street Journal in effect on the date such payment as required to be made. The payment by Agile of Termination Payments pursuant to the first two paragraphs of this section, and, if applicable, any payments under the immediately preceding sentence, shall be the sole and exclusive remedy of Insud and Merger Sub in the event of termination of the Merger Agreement under circumstances requiring the payment of a Termination Payment pursuant to the first two paragraphs of this section for any and all losses or damages suffered or incurred by Insud or any of its affiliates or representatives in connection with the Merger Agreement and the transactions contemplated thereby (and the termination thereof or any matter forming the basis for such termination), including the Merger.

Except in the case of Fraud (as defined in the Merger Agreement) or a Willful Breach (as defined in the Merger Agreement), in the event that Insud receives full payment of the Termination Fee, then receipt of the Termination Fee will be Insud’s sole remedy for the related termination of the Merger Agreement.

Expenses Generally

Except as otherwise described in this proxy statement, whether or not the Merger is consummated, Agile, Insud and Merger Sub are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the transactions contemplated by the Merger Agreement.

Specific Performance

The parties to the Merger Agreement are entitled (in addition to any other remedy to which they may be entitled in law or equity) to an injunction to prevent breaches or threatened breaches of the Merger Agreement and to seek to enforce specifically the terms and provisions of the Merger Agreement.

Amendments; Waiver

Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

Governing Law and Jurisdiction

The Merger Agreement will be governed by, and construed in accordance with, and all disputes arising out of or in connection with the Merger Agreement or the transactions contemplated thereby shall be resolved under, the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of laws thereof.

The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Merger Agreement or the transactions contemplated thereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) will be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

PROPOSAL NO. 1: APPROVAL OF THE MERGER PROPOSAL

The Merger Proposal

We are asking Stockholders to approve a proposal to adopt the Merger Agreement, which we refer to as the “Merger Proposal.” For a detailed discussion of the terms and conditions of the Merger Agreement, see “The Merger Agreement” beginning on page 82 of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully and in its entirety. See also “The Merger” beginning on page 37 of this proxy statement.

Vote Required

As described under “The Merger—Recommendation of the Agile Board of Directors and Reasons for the Merger” beginning on page 49 of this proxy statement, after considering various factors described in such section, the Board unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of Agile and the Stockholders, (2) adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, in accordance with the DGCL, and approved the execution, delivery and performance by Agile of the Merger Agreement and the consummation by Agile of the transactions contemplated thereby, including the Merger, and (3) recommends that you vote “FOR” the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.

Under Delaware law, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock as of the Record Date. Each share of Company Common Stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting. If a stockholder signs and returns a proxy card and does not indicate how he, she or it wishes to vote on the Merger Proposal, such stockholder’s shares of Company Common Stock will be voted in favor of the Merger Proposal.

Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL NO. 2: APPROVAL OF THE ADVISORY COMPENSATION PROPOSAL

Under Rule 14a-21(c) of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger, as disclosed in the section titled “The Merger—Interests of the Directors and Executive Officers of Agile in the Merger—Golden Parachute Compensation,” beginning on page 70, including the table and accompanying footnotes. Accordingly, stockholders of the Company are being provided with the opportunity to cast a non-binding advisory vote on such payments.

Vote Required

Approval of the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Company Common Stock present virtually or represented by proxy at the Special Meeting. Each share of Company Common Stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting. If a stockholder signs and returns a proxy card and does not indicate how he, she or it wishes to vote on the Advisory Compensation Proposal, such stockholder’s shares of Company Common Stock will be voted in favor of the Advisory Compensation Proposal. If a Company Stockholder abstains from voting, it will have the effect of a vote “AGAINST” the Advisory Compensation Proposal. If a Company Stockholder fails to vote, it will have no effect on the Advisory Compensation Proposal. Broker non-votes, if any, will have no effect on the Advisory Compensation Proposal.

The vote on the Advisory Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote against or abstain with respect to the Advisory Compensation Proposal and vice versa.

The vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the Merger Agreement is approved and adopted by stockholders of the Company and the Merger is completed, the compensation subject to this non-binding advisory vote will be payable, subject to the terms of the underlying agreements and plans, to the Company’s named executive officers even if this proposal is not approved.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY COMPENSATION PROPOSAL.

Interests of Our Directors and Officers

In considering the recommendation of the Board with respect to the Advisory Compensation Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder and that such interests may present actual or potential conflicts of interest. All of our directors and executive officers own shares of our Common Stock, and to that extent, their interests in the Merger are the same as that of other holders of our Common Stock. See the section titled “Interests of Directors and Executive Officers in the Merger” beginning on page 64. In addition, the number of shares of our Common Stock owned by our directors and executive officers as of July 19, 2024 appears in the section titled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 108 of this proxy statement.

PROPOSAL NO. 3: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting, which we refer to as the “Adjournment Proposal.” If our stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting to solicit additional proxies in favor of the Merger Proposal, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the Merger Proposal. In addition, the chairperson of the Special Meeting could adjourn the Special Meeting if under our amended and restated bylaws a quorum is not present for the meeting.

Notwithstanding the foregoing, Agile’s right to adjourn or postpone the Special Meeting, and the number of times that Agile may adjourn or postpone the Special Meeting, and the duration of any such adjournment or postponement, is subject to the terms of the Merger Agreement as described further under “The Merger Agreement—Other Covenants and Agreements—Special Meeting and Related Actions” beginning on page 92 of this proxy statement.

If the Special Meeting is adjourned or postponed to solicit additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed. Agile does not intend to call a vote on the Adjournment Proposal if the Merger Proposal is approved at the Special Meeting.

The Board believes that it is in the best interests of Agile and our stockholders to be able to adjourn the Special Meeting if necessary or appropriate for the purpose of soliciting additional proxies in respect of the Merger Proposal if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting.

Vote Required

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Company Common Stock present virtually or represented by proxy at the Special Meeting. Each share of Company Common Stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting. If a stockholder signs and returns a proxy card and does not indicate how he, she or it wishes to vote on the Adjournment Proposal, such stockholder’s shares of Company Common Stock will be voted in favor of the Adjournment Proposal. If a Company Stockholder abstains from voting, it will have the effect of a vote “AGAINST” the Adjournment Proposal. If a Company Stockholder fails to vote, it will have no effect on the Adjournment Proposal. Broker non-votes, if any, will have no effect on the Adjournment Proposal.

The vote on the Adjournment Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote against or abstain with respect to the Adjournment Proposal and vice versa.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MARKET PRICES AND DIVIDEND DATA

The shares of Company Common Stock are quoted on the OTCQB under the symbol “AGRX.”

As of July 19, 2024, which is the Record Date for the Special Meeting, there were 6,904,498 shares of Company Common Stock issued and outstanding and approximately 13 stockholders of record. The actual number of shareholders is greater than this number of record holders and includes shareholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. The number of holders of record also does not include shareholders whose shares may be held in trust by other entities.

We have never declared or paid any cash dividends on the shares of Company Common Stock, and we do not currently intend to pay, nor under the Merger Agreement may we pay without the prior written consent of Insud, any cash dividends on our capital stock. On June 25, 2024, the last trading day before we publicly announced the execution of the Merger Agreement, the high and low sale prices for the shares of Company Common Stock as reported on the OTCQB were $0.34 and $0.33 per share, respectively. The closing price of the shares of Company Common Stock on the OTCQB on June 25, 2024 was $0.33 per share.

On July 24, 2024, the latest practicable trading day before the printing of this proxy statement, the closing price of the shares of Company Common Stock on the OTCQB was $1.43 per share. You are encouraged to obtain current market quotations for the shares of Company Common Stock.

Upon the consummation of the Merger, there will be no further market for shares of Company Common Stock and, as promptly as practicable thereafter, the shares of Company Common Stock will cease trading on and will no longer be quoted on the OTCQB and deregistered under the Exchange Act. As a result, following the Merger and such deregistration, we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth certain information known to us with respect to the beneficial ownership of the shares of Company Common Stock on July 19, 2024, for:

●	each of our directors;
●	each of our named executive officers;
●	all of our current directors and executive officers as a group; and
●	each person, or group of affiliated persons, who beneficially owned more than 5% of the shares of Company Common Stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all of the shares of Company Common Stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 6,904,498 shares of Company Common Stock outstanding at July 19, 2024. In computing the number of shares of Company Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of Company Common Stock subject to options or warrants held by that person or entity that are currently exercisable or that will become exercisable or releasable within 60 days of July 19, 2024. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Agile Therapeutics, Inc., 500 College Road East, Suite 310, Princeton, New Jersey 08540.

	Number of	Percent of
	Shares	Shares
	Beneficially	Beneficially
Name of Beneficial Owner (1)	Owned	Owned
5% Stockholders
Beryl Capital Management LLC (2)	680,000	9.8%
Roger M. Klein (3)	618,000	8.9%
Tang Capital Partners, LP (4)	426,153	6.2%
Named Executive Officers and Directors
Al Altomari (5)	25,308	*
Scott M. Coiante (6)	5,080	*
Geoffrey P. Gilmore (7)	12,351	*
Paul Korner, M.D. (8)	5,018	*
Sharon Barbari (9)	2,090	*
Sandra Carson, M.D., FACOG (10)	2,090	*
Seth H.Z. Fischer (11)	2,161	*
John Hubbard, Ph.D., FCP (12)	2,175	*
Josephine Torrente (13)	2,088	*
All current executive officers and directors as a group (11 persons) (14)	68,490	1.0%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	This table is based upon information supplied by officers, directors and stockholders known by us to be beneficial owners of more than five percent of our common stock as well as Section 16 reports filed with the SEC. We have not independently verified such information.
(2)	Based on information provided by Beryl Capital Management LLC in a Schedule 13G filed on July 8, 2024. The address of Beryl Capital Management LLC is 225 Avenue I, Suite 205, Redondo Beach, CA 90277.
(3)	Based on information provided by Mr. Klein in a Schedule 13G filed on July 2, 2024. The address of Mr. Klein is Walter & Shuffain, 1 International Pl., Boston MA 02110.
(4)	Based on information provided by Tang Capital Partners, LP in a Schedule 13G filed on July 22, 2024. The address of Tang Capital Partners, LP is 4747 Executive Drive, Suite 210, San Diego, CA 92121.
(5)	Includes (a) 19,624 shares of Company Common Stock owned by Mr. Altomari and (b) 5,684 shares of Company Common Stock that Mr. Altomari has the right to acquire from us within 60 days of July 19, 2024.
(6)	Includes (a) 80 shares of Company Common Stock owned by Mr. Coiante and (b) 5,000 shares of Company Common Stock that Mr. Coiante has the right to acquire from us within 60 days of July 19, 2024.
(7)	Includes (a) 10,131 shares of Company Common Stock owned by Mr. Gilmore and (b) 2,220 shares of Company Common Stock that Mr. Gilmore has the right to acquire from us within 60 days of July 19, 2024.
(8)	Includes (a) 3,375 shares of Company Common Stock owned by Dr. Korner and (b) 1,643 shares of Company Common Stock that Dr. Korner has the right to acquire from us within 60 days of July 19, 2024.
(9)	Includes (a) 973 shares of Company Common Stock owned by Ms. Barbari and (b) 1,117 shares of Company Common Stock that Ms. Barbari has the right to acquire from us within 60 days of July 19, 2024.
(10)	Includes (a) 973 shares of Company Common Stock owned by Dr. Carson and (b) 1,117 shares of Company Common Stock that Dr. Carson has the right to acquire from us within 60 days of July 19, 2024.
(11)	Includes (a) 976 shares of Company Common Stock owned by Mr. Fischer and (b) 1,185 shares of Company Common Stock that Mr. Fischer has the right to acquire from us within 60 days of July 19, 2024.
(12)	Includes (a) 976 shares of Company Common Stock owned by Dr. Hubbard and (b) 1,199 shares of Company Common Stock that Dr. Hubbard has the right to acquire from us within 60 days of July 19, 2024.
(13)	Includes (a) 974 shares of Company Common Stock owned by Ms. Torrente and (b) 1,114 shares of Company Common Stock that Ms. Torrente has the right to acquire from us within 60 days of July 19, 2024.
(14)	Includes (a) 44,861 shares of Company Common Stock owned and (b) 23,587 shares of Company Common Stock that these individuals have the right to acquire from us within 60 days of July 19, 2024.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is consummated, we will have no public stockholders and there will be no public participation in any future meetings of our stockholders. However, if the Merger is not consummated, our stockholders will continue to be entitled to attend and participate in meetings of our stockholders.

We intend to hold an annual meeting of stockholders in 2024 only if the Merger is not consummated.

Stockholders who intended to have a proposal considered for inclusion in our proxy materials for presentation at our annual meeting of stockholders to be held in 2024 pursuant to Rule 14a-8 under the Exchange Act must have submitted the proposal to our Corporate Secretary at our offices at 500 College Road East, Suite 310,
Princeton, New Jersey 08540 in writing not later than a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC in Rule 14a-8 of the Exchange Act for such proposals to be included in the proxy statement.

Stockholders intending to present a proposal at the 2024 annual meeting of stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our amended and restated bylaws. To be timely, we must receive the notice (a) no earlier than the close of business on the 120th day prior to the 2024 annual meeting of stockholders and (b) no later than the close of business on the later of the 90th day prior to the 2024 annual meeting of stockholders or the close of business on the 10th day following the day on which we first make a public announcement of the date of the 2024 annual meeting of stockholders. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases, notwithstanding the stockholder’s compliance with this deadline. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice. The written notice must contain specific information required in Section 5 of our amended and restated bylaws.

In addition to satisfying the foregoing requirements under our amended and restated bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Agile’s nominees must have provided notice that sets forth the information required by Rule 14a-19 under the Exchange Act by the later of 60 days prior to the date of the 2024 annual meeting of stockholders or the 10th day following the date on which public disclosure of the date of such meeting is first made by us.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our business and financial condition and are incorporated by reference into this proxy statement. Statements contained in this proxy statement, or in any document incorporated by reference into this proxy statement, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

The following Agile filings with the SEC are incorporated by reference (in each case excluding any information furnished and not filed):

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Agile’s Amendment No. 1 to such Annual Report on Form 10-K, filed with the SEC on March 28, 2024 and April 29, 2024, respectively;
●	Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 15, 2024; and
●	Current Reports on Form 8-K filed with the SEC on February 15, 2024, February 23, 2024, March 14, 2024, March 25, 2024, May 21, 2024, as amended by the Form 8-K/A filed on July 15, 2024, and June 26, 2024, as amended by the Form 8-K/A filed on July 16, 2024.

We also incorporate by reference into this proxy statement any documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement (in each case excluding any information furnished and not filed). Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

Stockholders may obtain free copies of the documents filed with the SEC by Agile through the SEC’s website, www.sec.gov, or through the Investors section of our website, ir.Agiletx.com/investors, and the “SEC Filings” section therein. The information included on our website is not incorporated by reference into this proxy statement.

You may obtain any of the documents incorporated by reference into this proxy statement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents, without charge, by requesting them in writing or by telephone from us at the following address:

Agile Therapeutics, Inc.

500 College Road East, Suite 310

Princeton, New Jersey 08540

Attention: Corporate Secretary

Call: (609) 683-1880

If you would like to request documents from us, please do so as soon as possible to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail or another equally prompt method, within one business day after we receive your request.

MISCELLANEOUS

Agile has supplied all information relating to Agile, and Insud has supplied all information relating to Insud and Merger Sub, and Agile has not independently verified, all of the information relating to Insud and Merger Sub contained in “Summary—The Companies” beginning on page 14 of this proxy statement and “The Companies” beginning on page 29 of this proxy statement.

If you hold any certificates representing shares of Company Common Stock, you should not send in such certificates until you receive transmittal materials after the Merger is consummated.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference into this proxy statement to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated July 25, 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 25, 2024

BY AND AMONG

INSUD PHARMA, S.L.,

EXELTIS PROJECT, INC.

AND

AGILE THERAPEUTICS, INC.

A-i

A-ii

A-iii

SECTION 9.12. Cooperation	75
SECTION 9.13. Company Disclosure Schedule	76

Exhibit AForm of Certificate of Incorporation of the Surviving Corporation

A-iv

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 25, 2024, among INSUD PHARMA, S.L., a company existing under the laws of Spain (“Parent”), EXELTIS PROJECT, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and AGILE THERAPEUTICS, INC., a Delaware corporation (the “Company”).

INTRODUCTION

WHEREAS, on the terms and subject to the conditions set forth herein, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the holders of shares of common stock, par value $0.0001 per share, of the Company (such stock, the “Company Common Stock” and such holders, the “Stockholders”); (ii) adopted, approved and declared advisable this Agreement and the Transactions, including the Merger, in accordance with the DGCL, and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, including the Merger; and (iii) resolved to recommend that the Stockholders vote to approve the adoption of this Agreement (collectively, the “Company Recommendation”);

WHEREAS, in order to support the operation of the business of the Company from the date of this Agreement and the completion of the Merger, the Company has requested Parent to make available a line of credit in a maximum aggregate principal amount of up to $8,000,000, (the “Bridge Loan”), upon the terms and conditions of the Revolving Promissory Note dated the date hereof, issued by the Company, as borrower, in favor of a wholly-owned subsidiary of Parent and secured pursuant to a Security Agreement of even date therewith;

WHEREAS, concurrently with this Agreement the Company has entered into (i) an amendment to the Manufacturing and Commercialization Agreement with Corium, on commercial terms reasonably acceptable to Parent (“Amendment No. 3”), and has secured a waiver to such party’s right to seek damages or other compensation for the Company’s failure to meet certain obligations under the referred agreement, and (ii) a cash-out acknowledgment and cancellation agreement (the “Warrant Cash-Out Agreement”) with the holders of not less than ninety-five percent (95%) of the Company Warrants (as defined herein);

WHEREAS, the respective boards of directors of Parent and Merger Sub have adopted, approved and declared advisable this Agreement and the Transactions (as defined herein), including the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions and to prescribe certain conditions with respect to the consummation of the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

SECTION 1.1. Definitions.

(a) As used in this Agreement, the following terms have the respective meanings set forth below:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any direct or indirect acquisition or purchase (including by license, partnership, collaboration, distribution, disposition or revenue-sharing arrangement), direct or indirect, of more than 30% of the consolidated assets of the Company and its Subsidiaries, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition), or more than 30% or more of any class of equity or voting securities of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning more than 30% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, sale of assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction, in each case, whether in a single transaction or a series of related transactions, involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Company. For purposes of this definition, any issuance of any Company Common Stock in connection with the exercise of Company Warrants shall not count towards the 30% threshold included herein.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Business Day” means any day other than Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required by applicable Law to remain closed, or, solely for purposes of determining the Closing Date, the Secretary of State of Delaware is authorized or required by applicable Law to remain closed.

“Cares Act” means the Coronavirus Aid, Relief, and Economic Security Act, as it may be amended or modified.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Charter Documents” means the certificate of incorporation and the bylaws of the Company, each as amended, restated, supplemented or otherwise modified from time to time.

“Company Employee Benefit Plan” means each (a) “employee benefit plan,” as defined in Section 3(3) of ERISA, and (b) each pension, benefit, retirement, compensation, profit-sharing, performance award, phantom equity, stock or stock-based purchase, stock option, severance, change-in-control, bonus, retention, severance, vacation, paid time off, fringe-benefit, incentive, and deferred compensation plan, and other similar agreement, plan, policy, program, or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, (other than any governmental plan, individual award agreement, employment agreement or collective bargaining agreement) whether or not tax-qualified and whether or not subject to ERISA, that is or has been within the prior six years maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor, or consultant of the Company, or any spouse or dependent of such individual, or under which the Company has or would be reasonably expected to have any Liability, contingent or otherwise.

“Company Intellectual Property” means all Intellectual Property used or held for use in the operation of the Company’s business.

“Company Material Adverse Effect” means any change, occurrence, effect, event, circumstance or development that, individually or in the aggregate, (x) has a material adverse effect on the condition (financial or otherwise), business, assets, Liabilities, operations or results of operations of the Company, taken as a whole, or (y) prevents the ability of the Company to consummate the Transactions; provided that no such change, occurrence, effect, event, circumstance or development shall be considered in determining whether a Company Material Adverse Effect has occurred to the extent that it results from:

(1)changes or proposed changes in Law or GAAP other legal or regulatory conditions (or the interpretation thereof), except to the extent such changes have a materially disproportionate adverse effect on the Company relative to the impact on other companies in the industry in which the Company operates (in which case solely the incremental disproportionate adverse impact of such changes shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(2)political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage (including cyberattacks and computer hacking) or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world, except to the extent such matters have a materially disproportionate adverse effect on the Company relative to the impact on other companies in the industry in which the Company operates (in which case solely the incremental disproportionate adverse impact of such changes shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(3)changes generally affecting the United States or global economy or financial or securities markets (including changes in interest rates or exchange rates), except to the extent such matters have a materially disproportionate adverse effect on the Company relative to the impact on other companies in the industry in which the Company operates (in which case solely the incremental disproportionate adverse impact of such changes shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(4)general conditions in the pharmaceutical or biopharmaceutical industries, except to the extent such matters have a materially disproportionate adverse effect on the Company relative to the impact on other companies in the industry in which the Company operates (in which case solely the incremental disproportionate adverse impact of such changes shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(5)earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics (including COVID-19), mudslides, fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, except to the extent such matters have a materially disproportionate adverse effect on the Company relative to the impact on other companies in the industry in which the Company operates (in which case solely the incremental disproportionate adverse impact of such changes shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(6)changes in the market price or trading volume of the shares of Company Common Stock (it being understood and agreed that the facts and circumstances giving rise to such changes may be taken into account in determining whether there has been a Company Material Adverse Effect unless otherwise excluded by another clause hereof);

(7)any failure, in and of itself, by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues, earnings or cash flows for any period ending on or after the date hereof (it being understood and agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect unless otherwise excluded by another clause hereof);

(8)the execution and delivery of this Agreement or the announcement, pendency or consummation of the Transactions, including the identity of Parent (including any adverse impact thereof on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, distributors, financing sources, contractors, officers, directors or employees of the Company);

(9)(i) any actions taken by Parent or any of its Affiliates or (ii) any action taken or omitted to be taken by the Company (A) to which Parent has consented in writing, (B) upon the written request of Parent or (C) that is expressly required or prohibited (as applicable) by the terms of this Agreement (excluding the requirement that the Company operates in the ordinary course of business);

(10)any manufacturing or supply chain disruptions or delays in manufacturing validation affecting the Company Product or developments relating to reimbursement, coverage or payor rules with respect to the Company Product or the pricing of products, except to the extent such matters have a materially disproportionate adverse effect on the Company relative to the impact on other companies in the industry in which the Company operates (in which case solely the incremental disproportionate adverse impact of such changes shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); or

(11)any Transaction Litigation.

Without limiting the generality of the foregoing, any change, effect, event, inaccuracy, occurrence, or other matter (whether or not previously disclosed in any document filed with, or furnished to, the SEC, the Company Disclosure Schedule or otherwise) that, individually or in the aggregate, results in an issuance by the FDA of a clinical hold on the investigation of the Company Product, the result of which would reasonably be expected to result in the termination of, or a delay of six (6) months or more in dosing patients in, such Company Product, shall be deemed to constitute a Company Material Adverse Effect.

“Company Product” means Twirla, a prescription combined hormonal contraceptive patch that contains the active ingredients ethinyl estradiol and levonorgestrel, and which was approved by FDA on February 14, 2020, pursuant to NDA 204017.

“Company RSU” means each award of restricted stock units denominated in shares of Company Common Stock, whether subject to time-based or performance-based vesting, granted under any Stock Plan.

“Company Stock Option” means each unexpired and unexercised option to purchase shares of Company Common Stock granted under any Stock Plan.

“Company Warrants” means the Common Stock Purchase Warrants, the Amended and Restated Common Stock Purchase Warrants, the Series A Common Purchase Warrants, the Series A-1 Common Purchase Warrant, the Placement Agent Warrants and the Series B Common Stock Purchase Warrants, in each case to purchase shares of Company Common Stock, which collectively comprise all of the outstanding warrants to purchase Company Common Stock as of the Capitalization Date.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated as of April 5, 2024, by and between the Company and Exeltis USA, Inc.

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease, sub-lease, occupancy agreement, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“Copyrights” means all copyrights, works of authorship and all registrations, applications, renewals, and foreign counterparts for the foregoing.

“Corium” means Corium Innovations, Inc., a Delaware corporation.

“COVID-19” means SARS-CoV-2 or COVID-19 and any epidemics, pandemics or disease outbreaks of the foregoing.

“Employee Company Equity Award” means any In the Money Option or Company RSU granted to an employee of the Company.

“Environmental Laws” means any Law, Judgment or Authorization relating to pollution, the environment, natural resources, or protection of human health and safety from exposure to Hazardous Substances, including any of the foregoing relating to (i) the manufacture, processing, generation, use, distribution, transport, treatment, handling, storage, disposal, removal or remediation of any Hazardous Substance; (ii) air, indoor air, water (including ground, surface and drinking water), land surface or subsurface strata pollution; (iii) the release or threatened release into the environment of any Hazardous Substance, including emissions, discharges, injections, spills, escapes, dumping or leaching of any Hazardous Substance or (iv) the health and safety of employees.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exclusively Licensed Intellectual Property” means all Licensed Intellectual Property that is exclusively licensed to the Company.

“Expenses” means all out-of-pocket costs and expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, including the preparation, printing, filing and mailing of the Proxy Statement and all other matters related to the Transactions.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended.

“Fraud” means, with respect to a party, actual and intentional fraud under Delaware Law (and not, for the avoidance of doubt, constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence) with respect to the making of an express representation or warranty contained in this Agreement made by such party.

“GAAP” means United States generally accepted accounting principles as in effect on the date of this Agreement.

“Good Clinical Practices” means all applicable current Good Clinical Practice requirements for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use E6, as amended, and any other guidelines for good clinical practice for trials on medicinal products in the territory adopted by the applicable Governmental Authority, (b) the Declaration of Helsinki (2004) as amended, (c) U.S. Code of Federal Regulations Title 21, Parts 50, 54, 56, and 312, as may be amended from time to time, and (d) the equivalent applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

“Good Laboratory Practices” means the then-current requirements for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58, and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which the Company Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.

“Good Manufacturing Practices” means all applicable current Good Manufacturing Practices requirements including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 210 and 211, and (b) the equivalent applicable Laws in any relevant country, each as may be amended and applicable from time to time.

“Governmental Authority” means any transnational, national, federal, state, provincial, municipal, local or foreign governmental, judicial, quasi-judicial, legislative, executive, regulatory (including stock exchange) or administrative authority, department, agency, organization, body, court, arbitration tribunal, instrumentality, self-regulatory authority or official, including any political subdivision thereof.

“Hazardous Substance” means (i) any pollutant, contaminant, or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material; (ii) any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any medical or biological waste, petroleum product or byproduct, asbestos, lead, polychlorinated biphenyls, or per- and polyfluoroalkyl substance or (iii) any substance, waste or material regulated under any Environmental Law or that would reasonably be expected to give rise to Liability or any obligation to remediate under any Environmental Law.

“Healthcare Laws” means, to the extent applicable to the Company, the following United States Laws and applicable foreign equivalents: the FDCA, federal, state and local fraud and abuse laws, including the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal Anti-Kickback Law (42 U.S.C.

§ 1320a-7b(a)); the Exclusion Laws (42 U.S.C. § 1320a-7); the Federal Health Care Fraud Law (18 U.S.C. § 1347); the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.), as amended by the Health Information and Technology for Economic and Clinical Health Act; the Medicare statute (Title XVIII of the Social Security Act), the Medicaid statute (Title XIX of the Social Security Act), including the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. §1395w-101 et seq.) and the regulations promulgated thereunder, the so-called federal “Sunshine Law” or Open Payments (42 U.S.C. § 1320a-7h) and state or local Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry and regulations promulgated thereunder, Laws governing government pricing or price reporting programs and regulations promulgated thereunder, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs, Title XXII of the Public Health Service Act (42 U.S.C. § 300bb-1 et seq.), the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601 et seq.) and the regulations thereunder, and the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 18001 et seq.).

“Indebtedness” means, with respect to any Person, without duplication: (a) indebtedness of such Person for borrowed money and any obligations evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business), (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (d) all obligations of such Person under finance leases; (e) any unpaid payroll Tax Liabilities deferred pursuant to Section 2302 of the CARES Act, (f) all obligations of the type referred to in clauses (a) through (e) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or Liability), and (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (f) will be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business consistent with past practice).

“Intellectual Property” means all intellectual property and proprietary rights of any kind or nature, whether protected, created or arising under any Law, including the following: (i) Patents; (ii) Trademarks; (iii) all rights in IT Assets; (iv) Copyrights; (v) Know-How; (vi) all rights in designs, databases, data, collections of data, and compilations of data; (vii) domain names (both gTLDs and ccTLDs), social media tags, handles and other identifiers and all accounts therefor; (viii) all rights to sue for past, present and future infringements, misappropriations or other violations of any of the foregoing; (ix) all rights to secure or recover the proceeds of the foregoing, including licenses, royalties, income, payments, claims and damages and (x) all other rights similar to or pertaining to any of the foregoing in any country worldwide.

“Intervening Event” means any event, effect, condition, change, occurrence, development, circumstance or state of facts that materially affects the business, operations, assets or Liabilities of the Company, and that was neither known to, nor reasonably foreseeable by, the Company Board as of or prior to the date hereof or, if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable as of or prior to the date hereof; provided, however, that in no event will any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal constitute an Intervening Event; provided, further, that in no event shall any of the following constitute, in and of itself, an Intervening Event: (i) changes in the market price or trading volume of any securities of the Company or (ii) the Company’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that, for purposes of clauses (i) and (ii), the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of “Intervening Event”, be taken into account in determining whether an Intervening Event has occurred).

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and all associated documentation (excluding any public networks).

“Know-How” means all trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), know-how, and similar proprietary rights in confidential information of any kind, including inventions (whether patentable or not and whether or not reduced to practice), discoveries, analytic models, improvements, compounds, processes, techniques, assays, chemical and biological materials, devices, methods, patterns, formulations and specifications, customer, distributor, consumer and supplier lists and data, clinical and technical data, operational data, engineering information, pricing information, plans, and improvements.

“Liability” means, with respect to any Person, any debt, liability, claim, demand, expense, commitment or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, primary or secondary, matured or unmatured, billed or unbilled, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Licensed Intellectual Property” means all Intellectual Property that is owned by a Third Party and that is licensed to the Company, including any such Intellectual Property that is licensed to the Company for the Company Product, including, as applicable, reagents for manufacturing, methods of manufacturing or methods of use thereof, or any field of use.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, claim, charge, hypothecation, license, sublicense, option, right of first refusal, right of first offer, covenant not to sue, security interest or other encumbrance of any kind or nature whatsoever.

“made available to Parent” means that such information, document or material was: (i) delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form at least 24 hours prior to the execution and delivery of this Agreement or (ii) posted to the virtual data room hosted by Datasite titled “Snowy Day” at least 48 hours prior to the execution and delivery of this Agreement.

“Manufacturing and Commercialization Agreement” means the Manufacturing and Commercialization Agreement, entered into as of April 30, 2020, by and between Corium and Company, as previously amended by Amendment No. 1 entered into as of July 25, 2022 and Amendment No. 2 entered into as of May 13, 2024.

“Non-Employee Company Equity Award” means any In the Money Option or Company RSU that is not an Employee Company Equity Award.

“OTC” means the OTC Markets Group platform.

“Owned Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned (whether wholly or jointly with others) by the Company.

“Parent Material Adverse Effect” means any change, occurrence, effect, event, circumstance or development that, individually or in the aggregate, has prevented or materially delayed, or would reasonably be expected to prevent or materially delay, the consummation by Parent and Merger Sub of the Transactions.

“Patents” means all patents, patent applications and all related provisionals, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, extensions thereof, and registrations, renewals and foreign counterparts related to the foregoing.

“Permitted Lien” means (i) statutory liens securing payments not yet due, (ii) encumbrances for current Taxes or other governmental charges not yet due and payable or for Taxes that are being contested in good faith, (iii) pledges or deposits made in the ordinary course of business consistent with past practice to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (iv) vendors’, mechanics’, carriers’, workmen’s, repairmen’s, landlords’, construction or other similar Liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not yet due and payable, (v) mortgages, or deeds of trust, security interests or other encumbrances on title related to Indebtedness reflected on the consolidated financial statements of the Company, (vi) nonexclusive licenses of Intellectual Property entered into by the Company in the ordinary course consistent with past practice, (vii) those matters identified in the Permitted Liens Section of the Company Disclosure Schedule, as applicable.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity, including any Governmental Authority.

“Personal Data” means all data or information that relates to an identified or identifiable person and that constitutes personal data or personal information under any applicable Law relating to privacy, data protection, or other Laws pertaining to data protection and information security, which information includes any genetic data, financial, credit, medical or other information, names, addresses, social security or insurance numbers, telephone numbers, facsimile numbers, email addresses or other contact information, any device identifier, or any other information that constitutes protected health information under 45 C.F.R. § 160.103 (including information regarding clinical trial participants, patients, patient family members, caregivers or advocates, employees, physicians and other health care professionals, clinical trial investigators, researchers and pharmacists).

“Pre-Closing Period” means the period from the date hereof until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Article 8.

“Proxy Statement” means the proxy statement relating to the Stockholders’ Meeting, as amended or supplemented from time to time, together with all annexes, schedules or exhibits thereto, as required to be filed with the SEC.

“Regulatory Authority” means, to the extent applicable, the FDA, the European Medicines Agency, the U.K. Medicines and Healthcare products Regulatory Agency or any other Governmental Authority with jurisdiction over the research, development, manufacture, commercialization or exploitation of the Company Product, or any successor agency to any of the foregoing.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, investment bankers, financial advisors, attorneys, accountants, auditors, consultants, agents and other representatives.

“Requisite Company Vote” means the affirmative vote (in person or by proxy) of the holders of not less than a majority of the outstanding shares of Company Common Stock entitled to vote on the adoption of this Agreement and the Transactions at the Stockholders’ Meeting, or any adjournment or postponement thereof.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Plan” each of the Agile Therapeutics, Inc. Amended and Restated 2014 Incentive Compensation Plan and the Agile Therapeutics, Inc. 2023 Equity Incentive Plan.

“Subsidiary” means, with respect to any Person, any other Person of which (i) such first Person or any of its subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (ii) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other corporate bodies performing similar functions (or, if there are no such ownership interests having ordinary voting power, 50% or more of the equity interests of which) are at any time directly or indirectly owned or controlled by such first Person.

“Superior Proposal” means a bona fide written Acquisition Proposal made by any Third Party after the date hereof that is on terms that the Company Board determines in good faith (after consultation with outside legal counsel and financial advisors), taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal, the likelihood of consummation and the Third Party making the Acquisition Proposal, (a) would, if consummated, result in a transaction that is more favorable to the Stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including any revisions to the terms of this Agreement proposed by Parent pursuant to Section 6.9(d)) and (b) which the Company Board determines is reasonably capable of being consummated on the terms proposed; provided that, for purposes of the definition of Superior Proposal, references to “30%” in the definition of Acquisition proposal shall be deemed to be references to “more than 50%”.

“Takeover Provisions” means any “moratorium,” “control share acquisition,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination” or other antitakeover Laws, including Section 203 of the DGCL, or similar state anti-takeover laws and regulations, and any similarly restrictive provision in the Company Charter Documents.

“Tax” means all U.S. federal, state, local or foreign taxes, levies, imposts, duties or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, franchise, profits, gross receipts, minimum, base-erosion and anti-abuse, digital services, diverted profits, transfer, excise, property, sales, use, value-added, goods and services, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental and other governmental taxes and charges, including any interest, penalties and additions to tax with respect thereto.

“Tax Return” means any report, return, statement, declaration, schedule, voucher, document or other written information supplied to or filed with, or required to be supplied to or filed with, any Taxing Authority, including any amendments thereof or attachments thereto.

“Taxing Authority” means any Governmental Authority responsible for the collection, administration, assessment or regulation of Taxes.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates.

“To the knowledge of the Company” and similar phrases mean the actual knowledge of the individuals listed on Section 1.1(a) of the Company Disclosure Schedule after reasonable inquiry.

“Trademarks” means all trademarks, service marks, trade names, brand names, product names, corporate names, logos, social media identifiers, trade dress and other source indicators and all registrations, applications, renewals, and foreign counterparts for the foregoing, and all goodwill associated therewith and symbolized thereby.

“Transaction Litigation” means any Proceeding (including any class action or derivative litigation) asserted, threatened or commenced by, on behalf of or in the name of, against or otherwise involving the Company Board (or any committee thereof), the Company, or any of its directors or officers in such individual’s capacity as such by any Stockholder (in its capacity as such or through a derivative action) relating directly or indirectly to this Agreement, the Merger or any of the other Transactions (including any such Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any other

Transaction constituted a breach of the fiduciary duties of any member of the Company Board or any officer of the Company).

“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar provision of state Law that applies to the Company.

(b) The following terms are defined in the following sections of this Agreement:

Term	Section
Acceptable Confidentiality Agreement	6.9(a)
Agreement	Preamble
Anti-Corruption Laws	4.25
Amendment No. 3	Introduction
Appraisal Shares	3.7
Authorizations	4.15(b)
Bankruptcy and Equity Exception	4.3(a)
Book-Entry Shares	3.2(a)
Bridge Loan	Introduction
Capitalization Date	4.2(a)
Certificate	3.2(a)
Certificate of Merger	2.4
Closing	2.3
Closing Date	2.3
COC Consents	6.6
Common Stock Merger Consideration	3.2(a)
Company	Preamble
Company 401(k) Plan	6.3(f)
Company Adverse Recommendation Change	6.9(c)
Company Board	Introduction
Company Common Stock	Introduction
Company Disclosure Schedule	Article 4
Company Financial Statements	4.6(a)
Company Recommendation	Introduction
Company Registered IP	4.16(a)
Company SEC Documents	4.5(a)
Company Securities	4.2(b)
Continuing Employee	6.3(b)
Contractors	4.12(b)
Data Protection and Information Security Requirements	4.26(a)
Delaware Courts	9.4(b)
DGCL	Introduction
Effective Time	2.4
Exchange Fund	3.3(a)
Excluded Share	3.2(a)

Term	Section
Government Official	4.25
FIRPTA Certificate	7.2(e)
Inbound IP License Contracts	4.16(i)
Indemnified Party	6.10(a)
Indemnified Proceeding	6.10(b)
Insurance Policies	4.20
In the Money Option	3.4(a)
IP Contracts	4.16(i)
Judgment	4.3(b)
Law	4.3(b)
Lease	4.19(b)
Leased Real Property	4.19(b)
Material Contract	4.17(a)
Maximum Amount	6.10(d)
Merger	Introduction
Merger Sub	Preamble
Option Consideration	3.4(a)
Outbound IP License Contracts	4.16(i)
Outside Date	8.1(b)(i)
Parent	Preamble
Paying Agent	3.3(a)
Proceedings	4.8
Restraint	7.1(b)
Review Board	4.18(a)
RSU Consideration	3.4(b)
Security Incident	4.26(b)
Specified Agreement	8.1(d)(i)
Stockholders	Introduction
Stockholders’ Meeting	6.2(a)
Studies	4.18(d)
Surviving Corporation	2.1
Termination Fee	8.3(c)
Termination Payments	8.3(c)
Trade Controls	4.27(a)
Warrant Cash-Out Agreement	Introduction
Willful Breach	8.2

SECTION 1.2. Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions, table of contents and headings included herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any singular term in this

Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The word “or” shall not be exclusive. References to “dollars” or “$” are to United States of America dollars. References (a) to any Law shall be deemed to refer to such Law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder, (b) to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof, if applicable, and thereof, provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements (other than any work orders) shall have been made available to Parent and listed in the appropriate schedule, (c) to any Person include the successors and permitted assigns of that Person, (d) from or through any date means, unless otherwise specified, from and including or through and including, respectively, (e) to the “date hereof” means the date of this Agreement and (f) to a “party” or the “parties” mean the parties to this Agreement unless otherwise specified or the context otherwise requires. Unless indicated otherwise, (i) any action required to be taken by or on a day or Business Day may be taken until 11:59 p.m. New York time on such day or Business Day, (ii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (iii) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to New York time. Unless otherwise provided in or required by this Agreement, neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against any particular party.

ARTICLE 2

THE MERGER

SECTION 2.1. The Merger. At the Effective Time, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

SECTION 2.2. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, Liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, Liabilities and duties of the Company as the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the DGCL.

SECTION 2.3. Closing. Subject to the provisions of Article 7, the closing of the Merger (the “Closing”) shall take place (a) remotely by electronic exchange of executed agreements and documents and other deliverables, at 8:00 a.m. Eastern Time on a date to be specified by the parties, which shall be no later than the third Business Day after the date the conditions set forth in Article 7 (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing) have been satisfied or, to the extent permitted, waived by the party or parties entitled to the benefit of such conditions, or (b) at such other place, at such other time, or on such other date as Parent and the Company may mutually agree in writing (such date upon which the Closing occurs, the “Closing Date”).

SECTION 2.4. Effective Time. As soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL and shall make all other filings or recordings required under the DGCL to consummate the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

SECTION 2.5. Surviving Corporation.

(a) Certificate of Incorporation. Subject to the provisions of Section 6.10, the certificate of incorporation of the Surviving Corporation shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, be amended and restated at the Effective Time so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended, restated or amended and restated as provided therein and under the DGCL.

(b) Bylaws. Subject to the provisions of Section 6.10, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended, restated or amended and restated as provided therein and under the DGCL.

(c) Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation, removal or death or until their respective successors have been duly elected or appointed and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation, removal or death or until their respective successors have been duly elected or appointed and qualified, as the case may be. The Company shall request that each director of the Company immediately prior to the

Effective Time execute and deliver a letter effectuating his or her resignation as a member of the Company Board, effective as of the Effective Time.

ARTICLE 3

CONSIDERATION; EXCHANGE OF SHARES

SECTION 3.1. Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of Merger Sub capital stock will be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation.

SECTION 3.2. Company Common Stock.

(a) Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Company Common Stockholder, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares to be cancelled pursuant to Section 3.2(b) and (ii) any Appraisal Shares (each share described in clauses (i) and (ii), an “Excluded Share” and collectively, the “Excluded Shares”)) shall be cancelled and shall be converted automatically into the right to receive an amount in cash equal to $1.52 per share in cash, without interest (the “Common Stock Merger Consideration”). As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of either a certificate representing any such shares of Company Common Stock (each, a “Certificate”) or non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive (other than any shares to be cancelled pursuant to Section 3.2(b)), as the case may be, (A) the Common Stock Merger Consideration payable with respect to such shares of Company Common Stock upon surrender of such Certificate or Book-Entry Shares in accordance with Section 3.3, without interest or (B) the payment referred to in Section 3.7, in the case of each Appraisal Share.

(b) Cancelled Shares. Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent or Merger Sub or any direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and shall cease to exist and no payment or distribution shall be made with respect thereto.

SECTION 3.3. Exchange of Securities.

(a) Exchange Fund. Prior to the Effective Time, Parent shall designate a paying agent (the “Paying Agent”), who shall be the Company’s transfer agent or another bank or trust company acceptable to the Company, for payment of the funds to which the holders of shares of Company Common Stock (other than the Excluded Shares) shall become entitled pursuant to Section 3.2. At or promptly following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent for the benefit of such holders of shares of Company Common Stock (other than the Excluded Shares), a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 3.2 (such cash, the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. Parent shall or shall cause the Surviving Corporation to promptly provide additional funds to the Paying Agent as necessary to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Common Stock Merger Consideration in accordance with this Article 3, which such additional funds shall be deemed to be part of the Exchange Fund. The Paying Agent shall hold such cash in a federally insured non-interest bearing account.

(b) Exchange Procedures. As promptly as practicable (but no later than two Business Days) after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Certificates representing shares of Company Common Stock whose shares were converted into the right to receive the Common Stock Merger Consideration pursuant to Section 3.2(a): (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title, shall pass, only upon proper delivery of the Certificates (or effective affidavits in lieu thereof in accordance with Section 3.3(f)) to the Paying Agent and which shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in surrendering the Certificates in exchange for the Common Stock Merger Consideration payable with respect thereto. Upon surrender to the Paying Agent of a Certificate (or effective affidavits in lieu thereof in accordance with Section 3.3(f)) for cancellation, together with a duly completed and validly executed letter of transmittal, entitle such holder to receive pursuant to the provisions of this Article 3 and the Certificate so surrendered shall then be cancelled. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to receive the Common Stock Merger Consideration payable with respect to such Book-Entry Shares. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), Parent shall cause the Paying Agent to promptly pay the Common Stock Merger Consideration to the holder of such Book-Entry Shares and the Book-Entry Shares so surrendered shall then be cancelled. No interest shall be paid or shall accrue on any cash payable to holders of Certificates, Book-Entry Shares pursuant to the provisions of this Article 3. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered are registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(c) No Further Ownership Rights. The Common Stock Merger Consideration paid upon the surrender or exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such

Certificates or Book-Entry Shares. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article 3, except as otherwise provided by applicable Law.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any earning, interest or other income earned thereon) that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent or one of its Affiliates, upon demand, and any such holders who have not theretofore complied with this Article 3 shall thereafter look only to Parent (subject to abandoned property, escheat or similar Laws, as general creditors thereof) for payment of their claim for Common Stock Merger Consideration, without any interest thereon and subject to any withholding of Taxes required by applicable Law, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 3.3(b).

(e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or their respective Affiliates shall have any Liability to any Person in respect of any Common Stock Merger Consideration or any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered as of immediately prior to the date on which the Common Stock Merger Consideration payable pursuant to this Article 3 would otherwise escheat to or become the property of any Governmental Authority, then any such Common Stock Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Paying Agent, as the case may be, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall, subject to such Person’s compliance with the exchange procedures set forth in Section 3.3(b) (other than the surrender of a Certificate), issue in exchange for such lost, stolen or destroyed Certificate the Common Stock Merger Consideration payable with respect to the shares of Company Common Stock represented by such Certificate in accordance with this Article 3.

SECTION 3.4. Company Equity Awards and Warrants.

(a) Treatment of Company Stock Options. Immediately prior to the Effective Time, each Company Stock Option shall, to the extent unvested, become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof or the parties hereto, (i) each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time and that has a per share exercise price that is less than the Common Stock Merger Consideration (each, an “In the Money Option”) shall be cancelled and, in exchange therefor, each former holder thereof shall be entitled to receive, in consideration of the cancellation of such Company Stock Option and in settlement therefor, a payment in cash (without interest and subject to any applicable withholding or other Taxes required by applicable Law) equal to the product of (1) the total number of shares of Company Common Stock subject to such In the Money Option immediately prior to the Effective Time and (2) the excess, if any, of the Common Stock Merger Consideration over the per share exercise price payable for such In the Money Option immediately prior to the Effective Time (the “Option Consideration”) and (ii) each Company Stock Option other than an In the Money Option that is then outstanding and unexercised shall be cancelled with no consideration payable in respect thereof.

(b)Treatment of Company RSUs. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof or the parties hereto, each Company RSU that is outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive a payment in cash (without interest and subject to any applicable withholding or other Taxes required by applicable Law) equal to the product of (i) the Common Stock Merger Consideration payable with respect to such Company RSU multiplied by (ii) the total number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, with the number of shares of Company Common Stock subject to any such Company RSU that vests based on the achievement of performance goals determined in accordance with the applicable award agreement (the “RSU Consideration”).

(c)Treatment of Company Warrants. Prior to the Closing, the Company shall use its best efforts (without requiring any incremental payment to the holder of any Company Warrant prior to the Closing Date) to cause each holder of Company Warrants to execute an agreement, in form and substance reasonably acceptable to Parent and substantially identical to the Warrant Cash-Out Agreement, providing for the exercise and cancellation of such Company Warrants in exchange for the payment by the Company of a cash payment specified therein to such holder following the Effective Time.

(d)Payment. Promptly after the Effective Time (but in any event, no later than the second payroll date after the Effective Time), the Surviving Corporation shall pay through its or its Affiliate’s payroll systems the aggregate Option Consideration and RSU Consideration, as the case may be, payable to each former holder of an Employee Company Equity Award pursuant to this Section 3.4 (in each case, without interest and subject to any applicable withholding or other Taxes required by applicable Law). Promptly after the Effective Time (but in any event, no later than three (3) Business Days after the Effective Time), Parent shall pay or cause to be paid the aggregate Option Consideration and RSU Consideration, as the case may be, payable to each former holder of a Non-Employee Company Equity Award pursuant to this Section 3.4 (in each case, without interest and, if applicable, subject to any applicable withholding or other Taxes required by applicable Law).

(e) Termination of Stock Plans. As of the Effective Time, all Stock Plans and other than Parent’s obligations to make the payments set forth in Section 3.4(d) all outstanding equity and equity-based awards granted thereunder and any rights thereto shall terminate, and no further shares of Company Common Stock, Company Stock Options, Company RSUs, equity interests or other rights with respect to shares of stock of the Company shall be granted under the Stock Plans.

(f) Board and Company Actions. Promptly following the date hereof, the Company and the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary, prior to the Effective Time, to effect the transactions described in this Section 3.4. Prior to the Effective Time, the Company shall cooperate with and reasonably assist Parent to cause the timely payment of the amounts Parent is required to pay following the Effective Time to the holders of Company Stock Options and Company RSUs, including by providing all information reasonably requested by Parent to make timely payments thereof.

SECTION 3.5. Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that, during the period between the date hereof and the Effective Time, the number of outstanding shares of Company Common Stock or securities convertible into or exchangeable or exercisable for shares of Company Common Stock shall be changed into a different number of shares or securities or a different class, including as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, then the Common Stock Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted, without duplication, to reflect such change; provided that, in any case, nothing in this Section 3.5 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 3.6. Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, Merger Sub, the Surviving Corporation, the Paying Agent and their respective agents shall be entitled to deduct and withhold from any payment to be made to any Person pursuant to this Agreement any amount that Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective agent, as applicable, reasonably determines to be required to be deducted and withheld under any applicable Tax Law. To the extent such amounts are so deducted and withheld and paid over to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such amounts were deducted and withheld. Notwithstanding the foregoing, Parent, Merger Sub, the Surviving Corporation, the Paying Agent and their respective agents shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of Common Stock Merger Consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

SECTION 3.7. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time (other than any shares to be cancelled pursuant to Section 3.2(b)) and that are held by any Person who is entitled to demand and properly demands appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL shall not be converted into the right to receive Common Stock Merger Consideration and shall entitle the holder only to payment for such Appraisal Shares in accordance with and to the extent provided by Section 262 of the DGCL; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then such Appraisal Shares shall automatically be deemed to have been converted as of the Effective Time into, and become exchangeable solely for the right to receive, Common Stock Merger Consideration as provided in Section 3.2(a). The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock of any withdrawals of such demands and of any other instruments received by the Company pursuant to Section 262 of the DGCL, and Parent shall have the right to participate in and direct (provided, that such direction may not result in a binding obligation on the part of the Company that is effective prior to the Effective Time) all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any cash deposited with the Paying Agent pursuant to Section 3.3(a) with respect to shares of Company Common Stock that become Appraisal Shares shall be returned to Parent upon demand therefor.

SECTION 3.8. Transfer Taxes. If any payment pursuant to the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it will be a condition to such payment that (a) such Certificate so surrendered or Book-Entry Share must be properly endorsed or must otherwise be in proper form and (b) the Person presenting such Certificate or Book-Entry Share to the Paying Agent for payment must pay to the Paying Agent any Transfer Taxes or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share or must establish to the satisfaction of the Paying Agent and Parent that such Tax has been paid or is not required to be paid.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), which Company Disclosure Schedule identifies the particular Section (or, if applicable, subsection) of this Article 4 to which such exception relates, (b) any disclosure contained in any other section (or, if applicable, subsection) of the Company Disclosure Schedule to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is intended to qualify such other representation and warranty or (c) disclosure in the Company SEC Documents filed with, or furnished to, the SEC after January 1, 2023 and at least two (2) Business Days prior to the date hereof, excluding, in each case, any information in the “Risk Factors” or “Forward-Looking Statements” sections thereof and any other statements therein that are similarly cautionary, predictive or forward-looking in nature and provided that nothing disclosed in the Company SEC Documents shall be deemed a qualification of, or modification to, the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Capitalization), Section 4.3 (Authorization; No Conflict), Section 4.10 (Broker’s or Finder’s Fee), Section 4.13 (Taxes) and Section 4.22 (Takeover Provisions), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 4.1. Organization. The Company (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite corporate power and authority to carry on its business as now conducted, and (c) is duly qualified or licensed to do business and (where applicable) is in good standing as a foreign corporation in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent accurate and complete copies of the Company Charter Documents. The Company Charter Documents are in full force and effect, and the Company is not in violation of any Company Charter Document.

SECTION 4.2. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 300,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share. At the close of business on June 21, 2024 (the “Capitalization Date”), there were (1) 6,856,229 shares of Company Common Stock issued and outstanding; (2) no shares of preferred stock outstanding; (3) no shares of Company Common Stock held by the Company in its treasury; (4) outstanding Company Stock Options to purchase an aggregate of 43,043 shares of Company Common Stock; (5) 173,517 shares of Company Common Stock subject to or otherwise deliverable in connection with outstanding Company RSUs; (6) 6,309 shares of Company Common Stock reserved for issuance in respect of future awards under the Stock Plans; and (7) Company Warrants to purchase an aggregate of 9,676,830 shares of Company Common Stock. All such issued and outstanding shares of capital stock of the Company have been, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued, fully paid and non-assessable, and free of preemptive rights. All outstanding shares of Company Common Stock, all Company Stock Options, all Company RSUs and all Company Warrants have been issued or granted, as applicable, in compliance in all material respects with applicable Law and the Stock Plans, as applicable. Section 4.2(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the Capitalization Date of each outstanding Company Stock Option, Company RSU and Company Warrant, including, as applicable, the holder, date of grant, expiration date, exercise price and number of shares of Company Common Stock subject thereto.

(b) Other than the Company Common Stock, there are no outstanding bonds, debentures, notes, other Indebtedness or securities of the Company having the right to vote, or other than purchase rights under the Company Stock Options, Company RSUs and Company Warrants, that are convertible into or exchangeable or exercisable for, securities having the right to vote, on any matters on which the Stockholders may vote. Except as set forth in this Section 4.2, as of the date hereof, there are no issued, reserved for issuance or outstanding: (i) shares of capital stock or other voting securities of or ownership interests in the Company; (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or ownership interests in, the Company; (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation (including under any stockholder rights plan or other arrangement commonly referred to as a “poison pill”) of the Company to issue, any capital stock or other voting securities, or ownership interests in, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities, or ownership interests in, the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities of, or ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as “Company Securities”). There are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any Company Securities, except pursuant to the terms of the Company Warrants, the Company Stock Options and the Company RSUs. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party relating to the voting or disposition of any Company Securities or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Company Board. The Company has made available to Parent accurate and complete copies of all Contracts evidencing the Company Warrants.

SECTION 4.3. Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of its obligations under this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board and, assuming the accuracy of Parent’s and Merger Sub’s representation and warranty set forth in Section 5.7, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Transactions and the performance of the Company’s obligations under this Agreement, except, with respect to the Merger, for (A) the approval of this Agreement by the Requisite Company Vote and (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. At a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Stockholders; (ii) adopted, approved and declared advisable this Agreement and the Transactions, including the Merger, in accordance with the DGCL, and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, including the Merger; and (iii) resolved to recommend that the Stockholders vote to approve the adoption of this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and equitable principles of general applicability (the “Bankruptcy and Equity Exception”). Other than the Requisite Company Vote, no stockholder votes or consents are necessary to authorize this Agreement or to consummate the Transactions.

(b) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions, or compliance by the Company with any of the provisions herein will (i) result in a violation or breach of, contravene or conflict with the Company Charter Documents; (ii) assuming compliance with the matters referred to in Section 4.3(c), conflict with or result in a violation or breach of any applicable judgment, ruling, order, writ, injunction or decree of any Governmental Authority (“Judgment”) or any provision of any applicable statute, code, decree, law, ordinance, rule or regulation of any Governmental Authority (together with any Judgment, “Law”); (iii) assuming compliance with the matters referred to in Section 4.3(c), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any Material Contract (as defined below) binding upon the Company or any Authorization affecting, or relating in any way to, the assets or business of the Company or (iv) result in the creation or imposition of any Lien on any asset of the Company (other than a Permitted Lien), except in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing by or with, any Governmental Authority, except for (i) filing the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other United States state or federal securities Laws; (iii) compliance with any OTC rules and (iv) actions or filings the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.4. Subsidiaries. The Company does not have, and, to the knowledge of the Company, has never had, any Subsidiaries. Except for investments in marketable securities in the ordinary course of business, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

SECTION 4.5. SEC Documents.

(a) The Company has timely filed with or furnished to the SEC all forms, reports, schedules, statements, prospectuses, registration statements, definitive proxy statements and other documents required to be filed by the Company with or furnished by the Company to the SEC since January 1, 2023 (collectively, including all exhibits thereto and information incorporated by reference therein, the “Company SEC Documents”). As of their respective filing dates (and/or as of the date of any amendment or supplement thereto), (i) each Company SEC Document complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder, in each case, applicable to such Company SEC Documents and (ii) as of their respective dates, or, to the extent amended or supplemented prior to the date of this

Agreement, as of the date of (and giving effect to) the last amendment or supplement (and in the case of registration statements, on the date of effectiveness), the Company SEC Documents when filed or furnished pursuant to the Securities Act or the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub or any of their Representatives specifically for inclusion or incorporation by reference in any Company SEC Document.

(b) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) and such disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002.

(c) The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act): (i) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP; (ii) that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (iii) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of the Company’s management and the Company Board; and (iv) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

(d) There are no outstanding loans or other extension of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Except as disclosed in its Company SEC Documents, since January 1, 2021, neither the Company nor, to the knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (i) any material deficiencies or weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (ii) any fraud, whether or not material, that involves management or other employees who have a role in internal controls or (iii) any claim or allegation regarding any of the foregoing.

(e) The Company is not a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off balance sheet arrangements (as defined in Item 303 of Regulation S-K under the Securities Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(f) The Company has made available to Parent accurate and complete copies of all material correspondence through the date hereof between the SEC, on the one hand, and the Company, on the other hand, including comment letters from the staff of the SEC relating to the Company SEC Documents containing unresolved comments and all written responses of the Company thereto. To the knowledge of the Company, as of the date hereof, no Company SEC Document is the subject of ongoing review, comment or investigation by the SEC. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Document.

SECTION 4.6. Company Financial Statements; Liabilities.

(a) The audited financial statements of the Company for the year ended December 31, 2023, together with the reports of Ernst & Young LLP thereon, have been made available to Parent. Such financial statements and the financial statements contained in the Company SEC Documents (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved and present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity (deficit) and cash flows of the Company as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments as permitted by GAAP and the applicable rules and regulations of the SEC).

(b) The Company has no material Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except Liabilities or obligations that (i) are accrued or reserved against in the most recent Company Financial Statements included in the Company SEC Documents filed prior to the date hereof or are reflected in the notes thereto; (ii) are Liabilities incurred in the ordinary course of business consistent with past practice since the date of such Company Financial Statements and, individually and in the aggregate, are not material to the Company; (iii) are as set forth in Section 4.6(b)

of the Company Disclosure Schedule or (iv) are incurred in connection with the Transactions.

(c)           Since January 1, 2022, none of the Company or, to the knowledge of the Company, any director, officer, employee, auditor, accountant or Representative of the Company, has received a material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, or any related material allegation regarding management or other employees who have a significant role in the Company’s internal control over financial reporting. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the Company’s accounting practices, methodologies or methods or the accuracy, completeness, form or manner of filing of any certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

SECTION 4.7. Absence of Material Adverse Effect. Since December 31, 2023 through the date hereof, the Company has conducted its business in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any change, occurrence, effect, event, circumstance or development, individually or in the aggregate, that has had a Company Material Adverse Effect; or

(b) any event, condition, action or occurrence that, if taken during the period from the date hereof through the Effective Time without Parent’s consent, would constitute a breach of any of the covenants Section 6.1(b).

SECTION 4.8. Proceedings. (a) There are no suits, claims, actions, proceedings, arbitrations, mediations, investigations, litigation, hearings, demands, informal inquiries or requests for documents, whether by subpoena or informal letter (“Proceedings”), pending or, to the knowledge of the Company, threatened, against or affecting the Company, and (b) the Company is not subject to any outstanding Judgment, except for those Proceedings and Judgments that would not reasonably be expected, individually or in the aggregate, to (i) have a Company Material Adverse Effect or (ii) prevent or materially delay the consummation by the Company of the Transactions.

SECTION 4.9. Information Supplied. On the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the Stockholders and on the date of the Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), the Proxy Statement (a) will comply as to form in all material respects with the requirements of the Exchange Act and (b) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 4.9 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied to the Company by Parent or Merger Sub or any of their Representatives specifically for inclusion therein.

SECTION 4.10. Broker’s or Finder’s Fees. Except for Wainwright & Co., LLC, no agent, broker, investment banker, finder, Person or firm acting on behalf of the Company or under the Company’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from the Company or any of its Affiliates in connection with any of the Transactions.

SECTION 4.11. Employee Plans.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all material Company Employee Benefit Plans, and for each Company Employee Benefit Plan that represents an individual agreement or arrangement, a description of the form agreement used therefor. With respect to each Company Employee Benefit Plan, as requested by Parent, the Company has made available to Parent a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Company Employee Benefit Plan and all amendments thereto, including all plan documents, summary plan descriptions, and material employee communications; (ii) the most recent annual report on Form 5500 filed with the IRS (and all schedules and attachments thereto) and the most recent actuarial valuation or similar report, (iii) the most recent determination, advisory or opinion letter received from the IRS regarding the tax-qualified status of such Company Employee Benefit Plan, (iv) the most recent written results of all required compliance testing, and (v) all material non-routine correspondence with any Governmental Authority in the past two years.

(b) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable and up-to-date determination, advisory or opinion letter from the Internal Revenue Service on which the Company is entitled to rely, and, to the knowledge of the Company, no event has occurred, no condition, facts or circumstances exist that would reasonably be expected to cause the loss of such qualification or the imposition of material Liability, penalty or Tax under ERISA, the Code or other applicable Law.

(c) Each Company Employee Benefit Plan has been operated, established, maintained and administered in all material respects in accordance with its terms and with all provisions of ERISA, the Code and other applicable Laws. No event has occurred and, no condition exists with respect to any Company Employee Benefit Plan, that has subjected, or would reasonably be expected to subject, the Company or any of its Subsidiaries to any Tax, fine, lien, penalty or other Liability or obligation imposed by ERISA, the Code or any other applicable Law (including under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code). There are no pending, or to the knowledge of the Company, threatened material claims (other than routine claims for benefits), actions, suits, proceedings, investigations, litigations, inquiries, or other disputes by, on behalf of, against, or relating to any Company Employee Benefit Plan or any trust related thereto, and no material audit, examination, investigation or other proceeding by a Governmental Authority is pending, or to the knowledge of the Company, threatened with respect to any Company Employee Benefit Plan.

(d) No Company Employee Benefit Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. None of the Company, or any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal Liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such Liability to the Company.

(e) No Company Employee Benefit Plan provides life, health or medical benefits or insurance coverage to any individual, or to the dependent of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar provisions of state Law for which the individual pays for the full cost of coverage or for a limited period of time following a termination of employment pursuant to the terms of an existing employment, severance or similar agreement.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee of the Company; (ii) result in any payment becoming due under any Company Employee Benefit Plan; (iii) increase any benefits otherwise payable under any Company Employee Benefit Plan; (iv) except as provided in Section 3.4, result in the acceleration of the time of payment or vesting of any compensation or benefits; (v) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code; or (vi) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes, including under Section 409A or Section 4999 of the Code.

(g) Each Company Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered in compliance with Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder.

(h) No Company Employee Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States.

SECTION 4.12. Employment Matters.

(a) The Company is not and has never been a party to or otherwise bound by any collective bargaining agreement, Contract or other understanding with a labor union or labor organization, nor is any such Contract or understanding presently being negotiated, nor, to the knowledge of the Company, is there, nor has there been, a representation campaign or certification process with respect to any of the employees of the Company. There is no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company. As of the date hereof, there are no Proceedings pending or, to the knowledge of the Company, threatened between the Company, on the one hand, and (i) any of its current or former employees, consultants, leased employees, temporary employees, independent contractors or any other individual who provides (or formerly provided) personal services to the Company or (ii) any person seeking employment with the Company, on the other hand. As of the date hereof, no review, complaint or Proceeding by any Governmental Authority or employee or independent contractor or former employee or independent contractor with respect to the Company in relation to the engagement of any individual is pending or, to the knowledge of the Company, threatened, nor has the Company received any notice from any Governmental Authority indicating an intention to conduct the same.

(b) The Company has made available to Parent an accurate and complete list of the names of each officer and employee of the Company as of the date hereof, together with each such person’s (i) position or job title, date of hire and work location; (ii) base salary and target bonus amount; (iii) part-time, full-time, temporary or other status; and (iv) expatriate status and visa status. Section 4.12(b) of the Company Disclosure Schedule contains an accurate and complete list of the names of each natural person who serves as an independent contractor, consultant, or other non-employee service provider of the Company (collectively, “Contractors”) who is reasonably expected to receive payments in excess of $150,000 per annum as of the date hereof.

(c) The Company has complied in all material respects with all Laws governing the employment of personnel by United States companies and the employment of non-United States nationals in the United States, including those relating to hours, worker classification, labor, immigration, affirmative action, collective bargaining, discrimination, civil rights, paid sick leave, protected leave (including family, medical and parental leave), disability rights and accommodations, safety and health, and workers’ compensation. To the knowledge of the Company, each employee of the Company is (i) a United States citizen or lawful permanent resident of the United States or (ii) an alien authorized to work in the United States either specifically for the Company or for any United States employer. The Company has completed a Form I-9 (Employment Eligibility Verification) for each employee of the Company, and each such Form I-9 has since been updated as required by applicable Laws and is correct and complete in all material respects as of the date hereof. The Company is not, and since January 1, 2021 has not been, a government contractor. All employees of the Company are employed in the United States, and all of the terms and conditions of their employment are governed exclusively by United States Law and not the Law of any other jurisdiction.

(d) All employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any material amounts being owed to such individual other than with respect to wages accrued before termination and severance under Company Employee Benefit Plans disclosed on Section 4.12(d) of the Company Disclosure Schedule or amounts required by applicable Law. The relationships with all individuals who act on their own as contractors or as other service providers can be terminated for any reason with no greater than sixty (60) days’ prior written notice, without any amounts being owed to such individuals, other than with respect to payments earned before the notice of termination. As of the date hereof, no employee is on a leave of absence, other than short-term absences of less than three weeks. Except as disclosed on Section 4.12(d) of the

Company Disclosure Schedule, neither the Company nor its Subsidiary sponsors any employee for, or otherwise knowingly engage any employee working pursuant to, a nonimmigrant visa.

(e) The Company has not experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state, local or foreign Law affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company, and, during the 90-day period preceding the date hereof, no employee of the Company has suffered an “employment loss,” with respect to the Company as defined in the WARN Act.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has properly classified, pursuant to the Code and any other applicable Laws, all Contractors used by the Company during the six-year period immediately preceding the date hereof, and no such individual shall have a valid claim against the Company for eligibility to participate in or benefits under any Company Employee Benefit Plans if such individual is later reclassified as an employee of the Company. The Company does not have any “leased employees” within the meaning of Section 414(n) of the Code.

(g) Since January 1, 2021, no written allegations of sexual harassment have been made against any director, officer or employee of the Company (whether or not such allegation relates to such director’s service or such officer or employee’s employment with the Company).

SECTION 4.13. Taxes.

(a) (i) The Company has timely filed all material Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns) and (ii) all such Tax Returns are true, correct and complete in all material respects. The Company have paid all material Taxes due and owing by any of them (whether or not shown as due on such Tax Returns).

(b) There are no audits, examinations, assessments or other proceedings currently pending or threatened in writing in respect of any material Taxes of the Company. No written claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company has not waived any statute of limitations or agreed to any extension of time with respect to a material Tax assessment or deficiency other than automatic extensions or waivers obtained in the ordinary course of business.

(c) The Company has withheld and remitted all material Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder.

(d) Since January 1, 2021, the Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section

355(a)(1)(A) of the Code) in a distribution of stock intended to qualify as a transaction to which Section 355 or 361 of the Code applies.

(e) The Company has not entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(f) The Company is not, nor has it ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code or has ever filed or been the subject of an election pursuant to Section 897(i) of the Code.

(g)No power of attorney (i) is currently in force with respect to any matter relating to Taxes nor (ii) has been granted with respect to any matter relating to Taxes that could affect any the Company after the Closing.

(h) The Company is not a party to any material Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any Liability for a material amount of Taxes of any Person (other than the Company) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor. The Company does not have any Liability for Taxes under Section 965 of the Code.

(i) There are no Liens for any material amount of Taxes upon any property or assets of the Company, except for Permitted Liens.

(j) The representations set forth in this Section 4.13 constitute the Company’s exclusive and sole representations as to Tax matters. None of the representations in this Section 4.13 relate in any manner to taxable periods or portions thereof ending after the Effective Time. The Company makes no representations or warranties regarding the availability of any Tax attribute of the Company existing on the Effective Time for any taxable period (or portion thereof) beginning on or after the Effective Time.

SECTION 4.14. Environmental Matters.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company is, and since January 1, 2021 has been, in compliance with all applicable Environmental Laws. There are no pending or, to the knowledge of the Company, threatened, Proceedings, Judgments, requests for information, or written notices relating to the Company or any property currently or formerly leased, operated or used by the Company, alleging that the Company is in non-compliance with or has Liability under any Environmental Law.

(ii) There has been no release by the Company, or for which the Company would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company which, in each case, would reasonably be expected to result in Liability to the Company under applicable Environmental Laws. The Company has not generated, treated, stored, disposed of, arranged for the disposal of, transported, released, or otherwise handled any Hazardous Substances in a manner that would reasonably be expected to give rise to any Liability to the Company under applicable Environmental Laws.

(b) The Company has not contractually assumed any material Liability of another Person arising under Environmental Laws other than any indemnities in Material Contracts or leases for real property.

SECTION 4.15. Compliance.

(a) Except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is, and since January 1, 2021 has been, in compliance with all Laws applicable to the Company or by which any of its properties or other assets or any of their businesses or operations are bound. Since January 1, 2021, the Company has not received any written notice from any Governmental Authority of any violation or any investigation with respect to any such Law which would reasonably be expected to have a Company Material Adverse Effect.

(b) The Company possesses all material registrations, licenses, franchises, permits, exemptions, clearances, certificates, approvals, consents and authorizations, and supplements or amendments to, the foregoing (collectively, “Authorizations”) from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case, necessary for the lawful conduct of its business as now conducted. All such Authorizations are in full force and effect, the Company is in compliance in all material respects with the terms of all Authorizations, and since January 1, 2021, the Company has not received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Authorization which would reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.16. Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all (i) Patents; (ii) Trademarks; (iii) domain name registrations and applications and (iv) Copyrights that, in each case, clauses (i) through (iv), are registered with or filed for registration with any Governmental Authority and are owned by the Company (collectively, “Company Registered IP”), indicating for each such item as of the date of this Agreement, the name of the current legal owner(s), the jurisdiction of application/registration, the application/registration number and the filing/issuance date. All Company Registered IP is, to the knowledge of the Company, valid, enforceable, subsisting and in full force and effect and all Company Registered IP that is the subject of a pending application for registration, issuance or grant is subsisting. The Company has taken all commercially reasonable actions and recorded or filed all documents and paid all fees (to the extent applicable) required or reasonably advisable to protect and maintain in full force and effect the material Company Registered IP.

(b) No Owned Company Intellectual Property currently is the subject of any Judgment restricting the Company’s rights in, to and under such Owned Company Intellectual Property or the validity, enforceability, use, right to use, ownership, registration, right to register, priority, duration, scope or effectiveness of any such Owned Company Intellectual Property.

(c) (i) The Company is the sole and exclusive owner of all Owned Company Intellectual Property free and clear of all Liens, except for Permitted Liens and (ii) the Company Intellectual Property constitutes all of the Intellectual Property that is material and necessary to operate and conduct the business of the Company as such business is currently operated and conducted.

(d)To the knowledge of the Company, there has been no unauthorized use, or infringement, misappropriation or other violation, by any Third Party of any Owned Company Intellectual Property or Exclusively Licensed Intellectual Property.

(e) To the knowledge of the Company, the conduct of the business of the Company as such business has been conducted and as it currently is being conducted has not since January 1, 2021 and does not presently, infringe, misappropriate or otherwise violate any Intellectual Property rights of any Third Party. The Company has not received any written notice from any Third Party (including any unsolicited written offer to license such Third Party’s Intellectual Property or any request for indemnification) claiming or alleging infringement, misappropriation or other violation of such Third Party’s Intellectual Property.

(f)The Company has taken commercially reasonable measures to protect, preserve and maintain the secrecy, confidentiality and value of all Know-How and all other confidential and non-public data and other information included within the Company Intellectual Property.

(g) No current or former employee of the Company or, to the knowledge of the Company, current or former Contractor owns any right, title, or interest in or to any material Intellectual Property created or developed by such employee or Contractor during their employment or other engagement with the Company, and the Company has not received any written notice or claim to the contrary. To the knowledge of the Company, there has been no unauthorized disclosure of any Know-How or other confidential and non-public data or other information included within the Company Intellectual Property to any employee or other Person who (i) has not executed a binding and enforceable written confidentiality agreement or (ii) is not otherwise subject to a fiduciary duty to maintain the confidentiality thereof.

(h) No Owned Company Intellectual Property has been developed or otherwise obtained, in whole or in part, through the use of funding or other resources of any Governmental Authority or institution of higher learning.

(i) Section 4.16(i) of the Company Disclosure Schedule sets forth an accurate and complete list of (i) all licenses, sublicenses, rights, interests and options granted by the Company to any Third Party with respect to any Owned Company Intellectual Property, other than non-disclosure agreements or non-material and non-exclusive licenses granted by the Company to advertising agencies, vendors and other similar contractors in the ordinary course of business consistent with past practices (collectively, “Outbound IP License Contracts”), and (ii) all licenses, sublicenses, rights, interests and options granted by any Third Party to the Company with respect to any Licensed Intellectual Property material to the business of the Company or applicable to the Company Product or field of use, other than licenses to generally commercially available software licensed pursuant to a standard “off-the-shelf” or “shrink wrap” or “click wrap” agreements and non-material agreements in which the grants of rights to use Intellectual Property are non-exclusive and incidental to and not material to performance under the agreement (collectively, “Inbound IP License Contracts” and together with the Outbound IP License Contracts, the “IP Contracts”).

(j)           The Company has made available to Parent and Merger Sub true and correct copies of all IP Contracts. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) to the knowledge of the Company, each other party to any such IP Contracts has performed all material obligations required to be performed by such party as of the date of this Agreement and (ii) the Company is not in default of any such IP Contracts nor, to the knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company.

(k) Except as set forth on Section 4.16(k) of the Company Disclosure Schedule, and assuming compliance with the matters referred to in Section 4.3(c), neither the execution and delivery of this Agreement nor the consummation of the Transactions will (A) result in the breach of, or create on behalf of any third party the right to terminate or modify any IP Contract, (B) result in or require the grant, assignment or transfer to any other Person (other than Parent, Merger Sub or any of their respective Affiliates) of any license or other right or interest under, to or in any of the material Company Intellectual Property or (C) cause a loss or impairment of any material Company Intellectual Property, except in the case of each of clauses (A), (B) and (C), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.17. Material Contracts.

(a)Section 4.17(a) of the Company Disclosure Schedule contains an accurate and complete list, as of the date hereof, of the following Contracts (excluding Company Employee Benefit Plans) to which the Company is a party or by which it is bound as of the date hereof (each such Contract, together with each Contract required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) a “Material Contract”):

(i) each Contract (1) materially limiting the freedom or right of the Company to engage in any line of business or compete with any other Person in any geographic area; (2) containing any “most favored nations” terms and conditions (including with respect to pricing) or exclusivity obligations; (3) granting any right of first refusal, right of first offer, right of negotiation or similar right with respect to any material assets or business of the

Company or (4) containing any other term, condition or clause that individually or in the aggregate, limits or purports to limit in any material respect the ability of the Company to own, operate, manufacture, sell, distribute, transfer, pledge or otherwise dispose of any material assets or business of the Company;

(ii) each Contract that provides for indemnification (or reimbursement or advancement of legal fees or expenses) of any current or former officer, director or employee of the Company;

(iii) each Lease under which the Company leases, subleases, licenses or sublicenses any real property (whether as lessor or lessee);

(iv) each Contract not otherwise disclosed pursuant to this Section 4.17(a) requiring payment by or to the Company of more than an aggregate of $500,000 for the year ended December 31, 2023;

(v) each Contract that constitutes any acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $250,000;

(vi) each Contract for any joint venture, partnership, strategic alliance, collaboration, material research or material development project or similar arrangement;

(vii) each Contract relating to the Company Product that is material to the Company’s business and in each case that relates to the research, testing, clinical trial, development, commercialization, manufacture, marketing, importation, exportation, sale, distribution, or supply of the Company Product;

(viii) each Contract (other than trade debt or letters of credit incurred in the ordinary course of business consistent with past practice and the documentation executed in connection with the Bridge Loan) related to Indebtedness for borrowed money or any guarantees thereof or the granting of Liens over the property or assets of the Company (other than Permitted Liens);

(ix) each Contract under which the Company has, directly or indirectly, made any loan, extension of credit or capital contribution to, or other investment in, any Person (other than investments in marketable securities in the ordinary course of business consistent with past practice);

(x) each Contract containing a standstill or similar obligation of the Company to a Third Party (other than any Contract entered into with other potential bidders in connection with the process involving the sale of the Company which by their terms will expire upon the public announcement of the Transactions);

(xi) each Contract containing continuing obligations or interests involving (1) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones or (2) payment of royalties or other amounts calculated based upon sales, revenue, income or similar measure of the Company or the Company Product;

(xii) each Contract in respect of Indebtedness of $250,000 or more;

(xiii) each Contract with any Governmental Authority;

(xiv)each Outbound IP License Contract and Inbound IP License Contract; and

(xv) each stockholders’, investor rights, registration rights, tax receivables or similar or related Contract or any Contract relating to the exercise of any voting rights with respect to any Company Securities.

(b)Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Material Contracts is legal, valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and, to the knowledge of the Company, of each other party thereto, subject to the Bankruptcy and Equity Exception; (ii) the Company is not in default under any Material Contract, nor, to the knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company; and (iii) to the knowledge of the Company, no other party to any Material Contract is in material default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder of such other party. As of the date hereof, the Company has not received or given any written notice of termination or cancellation under any Material Contract or received or given any written notice of breach or default in any material respect under any Material Contract, which breach has not been cured. The Company has made available to Parent accurate and complete copies of all of the Material Contracts.

SECTION 4.18. Regulatory Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (i) the Company is, and since January 1, 2021, has been, in compliance with the Health Care Laws, and (ii) since January 1, 2021, the Company has not received any written notification of any pending or, to the knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation or arbitration from any Governmental Authority, including the FDA or a similar Regulatory Authority, alleging non-compliance by, or Liability of, the Company under any Health Care Law.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Company holds all (i) authorizations required under the FDCA and any similar applicable federal, foreign, state, or local Laws for the operation of the business of the Company, and (ii) authorizations required by any applicable Governmental Authority for the manufacture, marketing, development, testing, distribution, sale, pricing, import or export of the Company Product necessary for the lawful operating of the businesses of the Company.  Since January 1, 2021, all of the Company’s products that are subject to the jurisdiction of the FDA or other Governmental

Authority are being manufactured, packaged, imported, exported, processed, developed, labeled, stored, shipped, handled, warehoused, distributed, and tested by or on behalf of the Company in material compliance with all applicable requirements under any authorization of a Governmental Authority or Law, including applicable statutes and implementing regulations administered or enforced by the FDA, Good Laboratory Practices, Good Manufacturing Practices, and Good Clinical Practices. Since January 1, 2021, none of the Company’s products have been adulterated or misbranded under applicable Laws in any material respect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, since January 1, 2021, (i) all reports, documents, claims and notices required to be filed, maintained, or furnished to any Regulatory Authority by the Company have been so filed, maintained or furnished, and (ii) all such reports, documents, claims and notices, if any, were materially true, complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing).

(d) All clinical and pre-clinical studies, trials, investigations and other research studies in respect of any unapproved use or post-marketing requirement of the Company Product or investigational products conducted by or on behalf of or sponsored by the Company (including all “chemistry, manufacturing and control” (CMC) processes pertaining thereto) have been and, if still pending are being, conducted in all material respects in accordance with all applicable clinical protocols, informed consents, and Laws for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of trials (and any similar applicable federal, foreign state or local Laws applicable to foreign Regulatory Authorities). For all pre-clinical studies, animal studies, and clinical trials concerning the Company Product (collectively “Studies”), to the knowledge of the Company, the study reports accurately, completely, and fairly reflect the material results from the Studies. To the knowledge of the Company, there are no other studies, the results of which are inconsistent with, or otherwise materially call into question, the Study results. Except as otherwise disclosed in the Company SEC Documents, to the knowledge of the Company, there are no material facts or circumstances related to the safety or efficacy of the Company Product that would materially and adversely affect the ability to receive or maintain an FDA permit or approval of the Company Product.

(e)Since January 1, 2021, neither the Company nor, to the knowledge of the Company, any officer, employee, or agent of the Company has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company, that, at the time such disclosure was made, if not subsequently corrected, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Regulatory Authority to invoke any similar policy, except for any act or statement or failure to make a statement that would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(f) Neither the Company nor, to the knowledge of the Company, any officer, employee, or agent of the Company has been debarred or convicted of any crime for which debarment is mandated by or authorized pursuant to 21 U.S.C. Section 335a(a) or any similar Law or authorized by 21 U.S.C. Section 335a(b) or any similar Law applicable in other jurisdictions in which the Company Product is developed, tested, manufactured, marketed, sold or intended by the Company to be sold. No claim, investigation, proceeding, suit or action that would reasonably be expected to result in such a debarment is pending or, to the knowledge of the Company, threatened against the Company, or to the knowledge of the Company, any officer, employee, or agent of the Company. Since January 1, 2021, neither the Company nor, to the knowledge of the Company, any officer, employee, or agent of the Company, has been excluded from participation in any federal health care program or convicted of any crime for which such Person could reasonably be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935 or any similar Law or program in any other foreign country. No claim, investigation, proceeding, suit or action that would reasonably be expected to result in such an exclusion is pending or, to the knowledge of the Company, threatened against the Company, or, to the knowledge of the Company, any officer, employee, or agent of the Company.

(g) Since January 1, 2021, the Company has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of the Company Product, other than any such notices of actions that would not, individually or in the aggregate, reasonably be expected be material to the Company. The Company has not received any notice from the FDA or any other Regulatory Authority regarding (i) the recall, market withdrawal or replacement of the Company Product sold or intended to be sold by the Company (other than recalls, withdrawals or replacements that are not material to the Company) relating to an alleged lack of safety, efficacy or regulatory compliance of the Company Product, (ii) a termination or suspension of the pre-clinical or clinical testing, manufacturing, marketing, or distribution of the Company Product, or (iii) a material negative change in reimbursement status of the Company Product or (iv) a material temporary suspension or early closure of a clinical trial. The Company has not received any FDA Form 483, or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or any similar written correspondence from any Governmental Authority in respect of the Company alleging or asserting material noncompliance with any applicable Law or permit and, to the knowledge of the Company, no Governmental Authority is considering such action.

(h)           The compensation paid or to be paid by the Company to any healthcare professional who is employed by or contracted with the Company is fair market value for the services and items actually provided by such healthcare professional, not taking into account the value or volume of referrals or other business generated by such healthcare professional. The Company has at all times maintained a written agreement with each healthcare professional receiving compensation from the Company.

(i)  The Company has made available to Parent true, complete and accurate copies of all material data and reports with respect to regulatory applications, studies and trials, and all other material information regarding the quality, efficacy and safety of the Company Product, including copies of all material communications from any Governmental Authority relating to the Company Product.

SECTION 4.19. Real Property.

(a) The Company does not own, and has not ever owned, any real property.

(b)  The leased real property described in Section 4.19(b) of the Company Disclosure Schedule is a true and complete list of all of the Company real property leases (including all amendments, extensions, renewals and material waivers with respect thereto) as of the date of this Agreement (each, a “Lease”) and constitutes all of the real property used, occupied or leased by the Company. The Company has made available to Parent a true and correct copy of all of the Leases, together with all amendments, extensions, renewals and material waivers or other changes thereto. Each Lease under which the Company leases, subleases, licenses or sublicenses any real property (each, “Leased Real Property”), or under which it has assigned such a lease, sublease or license, is valid and in full force and effect. The Company has not received written notice that the Leased Real Property as currently used, occupied and operated, constitutes a nonconforming use under any applicable building, zoning, subdivision or similar Law applicable to, or any restrictive covenant affecting, the Leased Real Property. The Company has not received any written notice of any pending or threatened condemnation Proceeding with respect to any Leased Real Property, and neither the whole or any material portion of the Leased Real Property has been damaged or destroyed by fire or other casualty, which damage remains unrepaired. No Person leases, subleases, licenses or otherwise has the right to use or occupy any of the Leased Real Property other than the Company, and no Person, other than the Company, is in possession of any Leased Real Property.

SECTION 4.20. Insurance. Section 4.20 of the Company Disclosure Schedule sets forth each material insurance policy (including policies providing casualty, liability, medical and workers’ compensation coverage) to which the Company is a party as of the date of this Agreement. (the “Insurance Policies”) There is no material claim by the Company pending under any of the Insurance Policies of the Company or under policies that were previously in effect. All Insurance Policies are in full force and effect. To the knowledge of the Company, the Company is not in breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time or both, would reasonably be expected to constitute such a breach or default under, or permit rescission or termination of, any of such Insurance Policies. No written notice of rescission, cancellation, termination, nonrenewal or material modification has been received with respect to any such Insurance Policy, except for customary notices of cancellation in advance of scheduled expiration as set forth on Section 4.20 of the Company Disclosure Schedule.

SECTION 4.21. Affiliate Transactions. No (i) present or former officer or director of the Company; (ii) beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of five percent or more of the shares of Company Common Stock or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any of its properties or assets or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing since January 1, 2023.

SECTION 4.22. Takeover Provisions. Assuming the accuracy of Parent’s and Merger Sub’s representation and warranty set forth in Section 5.7, the Company Board has taken and will take all actions so that the restrictions (whether procedural, voting, approval, fairness or otherwise) applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Provisions are, and will be, inapplicable to the execution, delivery and performance of this Agreement, and the timely consummation of the Merger and any other Transaction and will not restrict, impair or delay the ability of Parent or Merger Sub to vote or otherwise exercise all rights as a Stockholder. No “fair price,” “moratorium,” “control share acquisition” or other similar Takeover Provisions or any anti-takeover provision in the Company Charter Documents is, or at the Effective Time will be, applicable to the Company Securities, the Merger or the other Transactions.

SECTION 4.23. Assets. The Company has good and marketable title to, or good and valid leasehold interests in, all of the material tangible assets reflected as owned, leased or used by it on the most recent balance sheet of the Company contained in the Company SEC Documents filed prior to the date hereof (except for properties or assets that have been sold or disposed of in the ordinary course of business since the date of such balance sheet) free and clear of any Liens, except for Permitted Liens.

SECTION 4.24. Books and Records. Since January 1, 2021, the books and records of the Company have been maintained in accordance with GAAP (to the extent applicable) and any other applicable Law and accounting requirements, in each case, in all material respects.

SECTION 4.25. Anti-Corruption Compliance. Neither the Company, any officer or director nor, to the knowledge of the Company, any employee of the Company or any other Representative acting at the direction of or on behalf of the Company, directly or indirectly, (a) has violated or is violating in any respect any Laws applicable to the Company concerning or relating to bribery, corruption, ethical business conduct, fraud, money laundering, political contributions, gifts and gratuities or improper payments, including, as applicable, the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010 and Laws implementing the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (the “Anti-Corruption Laws”), (b) has made, offered, authorized, facilitated or promised any unlawful payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any Person for the purpose of securing an unlawful advantage, inducing the recipient to violate an official duty, reward the recipient for an unlawful advantage already given, or for any other improper purpose, even if the payment, gift or hospitality was given to (i) any officer or employee of any Governmental Authority; (ii) any officer or employee of any commercial enterprise that is owned or controlled by a Governmental Authority, including any state-owned or controlled medical facility; (iii) any officer or employee of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; (iv) any Person acting in an official capacity for any Governmental Authority, enterprise, or organization identified above or (v) any political party, party official or candidate for political office (each, a “Government Official”), in each case in violation of Anti-Corruption Laws (which, for the avoidance of doubt, does not include political contributions in the United States); (c) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; (d) is, or has been, under administrative, civil or criminal investigation, indictment, suspension, debarment, or audit by any Governmental Authority, in connection with alleged or possible violations of any Anti-Corruption Laws; or (e) has received written notice from, or made a voluntary disclosure to, the United States Department of Justice, the SEC, the UK Serious Fraud Office or any other Governmental Authority regarding alleged or possible violations of any Anti-Corruption Laws. None of the Representatives of the Company are themselves Government Officials.

SECTION 4.26. Data Protection.

(a) Since January 1, 2021, the Company has complied in all material respects with all Laws, Contracts to which the Company is a party or otherwise bound, and all public-facing privacy policies published by the Company (including any privacy notices within an informed consent form) (collectively, “Data Protection and Information Security Requirements”) with respect to the collection, use, disclosure, or other processing of Personal Data or with respect to the safeguarding of IT Assets or cyber security.

(b) The Company has implemented and maintains through a third party a documented written information security program and has commercially reasonable organizational, administrative, physical and technical safeguards designed to secure any Personal Data and IT Assets from unauthorized access, acquisition, interruption, alteration, modification, use or other processing, or any other compromise of confidentiality, integrity or availability of Personal Data or the IT Assets, and requires its service providers to implement reasonable, physical, technical, and administrative safeguards to protect Personal Data processed by such service providers from any such loss or unauthorized access or acquisition (any such incident affecting the Company or such service providers, a “Security Incident”). To the Company’s knowledge, since January 1, 2021, there have not been any Security Incidents or claims related to Security Incidents. Since January 1, 2021, the Company has timely remediated and addressed any and all audit or assessment findings identified as “critical” relating to cyber security, privacy, or data protection practices.

(c) All IT Assets used by the Company are (i) owned by the Company; (ii) currently in the public domain or otherwise available to the Company without the approval or consent of any Person or (iii) licensed or otherwise used by the Company pursuant to terms of valid, binding written agreements. Such IT Assets operate and perform in a manner that permits the Company to conduct its business as currently conducted in all material respects and, to the knowledge of the Company, since January 1, 2021, no Person has gained unauthorized access to the IT Assets.

(d) The Company is not a “covered entity” or “business associate” as those terms are defined at 45 C.F.R. § 160.103. Since January 1, 2021, the Company is not in violation of the applicable portions of the administrative simplification provisions of

Health Insurance Portability and Accountability Act or the regulations contained in 45 C.F.R. Parts 160 and 164, if applicable.

(e) Neither the Company, nor, to the knowledge of the Company, any Third Party acting on behalf of the Company, has, since January 1, 2021, received any: (i) written notice of an investigation into compliance with, or a complaint alleging non-compliance with, Data Protection and Information Security Requirements; or (ii) written claim for compensation for loss relating to compliance with Data Protection and Information Security Requirements or unauthorized collection, processing or disclosure of Personal Data.

SECTION 4.27. Sanctions.

(a) The Company, its officers and directors and, to the knowledge of the Company, its employees and any other Representatives acting at the direction of or on behalf of the Company, are and have been for the past five years in compliance with all U.S. and applicable non-U.S. export and import controls, economic and trade sanctions, customs requirements and antiboycott Laws and regulations, including, as applicable, U.S. economic and trade sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the Export Administration Regulations administered and enforced by the U.S. Department of Commerce’s Bureau of Industry and Security, Section 999 of the Code, the U.S. customs regulations administered by the U.S. Department of Homeland Security’s Customs and Border Protection and the Foreign Trade Regulations (collectively, “Trade Controls”).

(b) None of the Company, any officer, director or employee of the Company or, to the knowledge of the Company, any other Representative acting at the direction of or on behalf of the Company, is a Person that is (i) identified on a U.S. governmental restricted party list maintained under Trade Controls or otherwise the target of sanctions or restrictions under Trade Controls, (ii) 50% or greater owned or controlled (as relevant under applicable sanctions Laws) by any such Person(s) described in clause (i) or (iii) located, organized or ordinarily resident in, or a blocked national of, a country or region that itself is the subject of comprehensive sanctions under Trade Controls (currently Cuba, Iran, North Korea, Syria and the Crimea, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine).

SECTION 4.28. No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its business, operations, assets, Liabilities or condition (financial or otherwise) in connection with this Agreement or the Transactions or with respect to any other information provided to Parent or Merger Sub, and the Company hereby disclaims any such other representations and warranties, including with respect to the accuracy or completeness of any such information. Neither the Company nor any other Person will have or be subject to any Liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information (other than any representations and warranties contained in this Article 4), including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 5.1. Organization. Each of Parent and Merger Sub is (a) a corporation duly organized, validly existing and (where applicable) in good standing under the Laws of its jurisdiction of incorporation and (b) has all requisite corporate power and authority to carry on its business as now conducted.

SECTION 5.2. Merger Sub. Merger Sub is a direct or indirect wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Prior to the Effective Time, Merger Sub will have engaged in no other business activities and will have no assets, Liabilities or obligations of any nature other than (i) as expressly contemplated herein or in connection with the Transactions and (ii) Liabilities and obligations incidental to its formation and the transactions contemplated hereby or thereby and the maintenance of its existence.

SECTION 5.3. Authorization; No Conflict.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject in each case to the Bankruptcy and Equity Exception.

(b) None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions, or compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of, contravene or conflict with the certificate of incorporation or bylaws, or similar organizational documents, of Parent or Merger Sub; (ii) assuming compliance with the matters referred to in Section 5.3(c), conflict with or result in a violation or breach of any applicable Judgment or any provision of any applicable Law; (iii) assuming compliance with the matters referred to in Section 5.3(c), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default or termination under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract binding upon Parent or Merger Sub or any Authorization affecting, or relating in any way to, the assets or the business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing by or with, any Governmental Authority, except for (i) filing the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other United States state or federal securities Laws; and (iii) actions or filings the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.4. Information Supplied. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will, on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the Stockholders and on the date of the Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. On the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the Stockholders and on the date of the Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), the Proxy Statement (a) will comply as to form in all material respects with the requirements of the Exchange Act and (b) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 5.4 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information that was not supplied to the Company by Parent or Merger Sub or any of their Representatives for inclusion therein.

SECTION 5.5. Sufficient Funds. Parent currently has, and at all times from and after the date of this Agreement through the Effective Time will have, available to it, and Merger Sub will have at and as of the Effective Time, sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Common Stock Merger Consideration and the aggregate Option Consideration and to pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of this Agreement. In no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Affiliates, or any other financing transaction, be a condition to any of the obligations of Parent or Merger Sub hereunder.

SECTION 5.6. Proceedings. There is no Proceeding pending or, to the knowledge of Parent, threatened, against or affecting Parent or any of its controlled Affiliates that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Affiliates is subject to any Judgment that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.7. Ownership of Company Common Stock. Neither Parent nor any of Parent’s Subsidiaries or Affiliates directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s Subsidiaries or Affiliates has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock, in each case, except through funds or benefit or pension plans. Neither Parent nor Purchaser has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. As of the date of this Agreement, neither Parent nor Purchaser is an “interested stockholder” of the Company under Section 203(c) of the DGCL.

SECTION 5.8. Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent or any of its Affiliates (other than Merger Sub) is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger. The adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which shall have occurred immediately following the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

SECTION 5.9. Broker’s or Finder’s Fees. No agent, broker, investment banker, finder, Person or firm acting on behalf of Parent or any of its Affiliates or under Parent’s or any of its Affiliates’ authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from Parent or any of its Affiliates in connection with any of the Transactions.

SECTION 5.10. No Other Representations or Warranties. Except for the representations and warranties made by Parent and Merger Sub in this Agreement, none of Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub, their respective Subsidiaries or their respective businesses, operations, assets, Liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and each of Parent and Merger Sub hereby disclaims any such other representations and warranties.

SECTION 5.11. Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company, is business and the Transactions, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company, other than the representations and warranties of the Company expressly contained in Article 4 of this Agreement and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, except as set forth in Article 4 of this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company or its business and operations, including with respect to the accuracy or completeness of any such information. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto other than as expressly set forth in a representation or warranty contained in Article 5 of this Agreement.

ARTICLE 6

COVENANTS

SECTION 6.1. Conduct of the Company.

(a) During the Pre-Closing Period, except (i) as set forth in Section 6.1(a) of the Company Disclosure Schedule; (ii) as required or permitted by the express terms of this Agreement prior to the Effective Time; (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed) or (iv) as required by applicable Law, the Company shall (A) conduct its business in the ordinary course consistent in all material respects with past practice, and (B) use commercially reasonable efforts to preserve intact its present business organizations and assets, maintain in effect all of its material Authorizations, keep available the services of its directors, officers, key employees and others having material business relationships with the Company.

(b) Notwithstanding Section 6.1(a), except to the extent set forth in Section 6.1(b) of the Company Disclosure Schedule or required or permitted by the express terms of this Agreement prior to the Effective Time or by applicable Law, the Company shall not, during the Pre-Closing Period, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(i) sell, pledge, dispose of, assign, lease, license or otherwise transfer, abandon or permit to lapse, or create or incur any Lien on, any of the Company’s material assets (including any Owned Company Intellectual Property, Exclusively Licensed Intellectual Property, or other material Company Intellectual Property), securities, properties, interests or businesses, other than (a) sales of obsolete equipment in the ordinary course of business consistent with past practice, (b) dispositions of marketable securities in the ordinary course of business consistent with past practice, (c) non-exclusive grants of rights to use Company Intellectual Property that are incidental to and not material to performance under the applicable agreement, which agreement is entered into in the ordinary course of business consistent with past practice, or (d) the abandonment or lapsing of any Company

Registered IP where commercially reasonable to do so in the Company’s judgement and consistent with past practice;

(ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses, other than the purchase of materials from suppliers or vendors in the ordinary course of business consistent with past practice;

(iii) merge or consolidate the Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(iv) adopt or implement any stockholder rights plan or similar arrangement;

(v) amend, waive, rescind or otherwise modify the Company Charter Documents;

(vi) (1) split, combine or reclassify any shares of its capital stock; (2) establish a record date for, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (3) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any Company Securities, other than (A) as required pursuant to the terms (as in effect as of the date hereof) of the Company Warrants or the Stock Plan and related award agreements or (B) any Company Securities withheld to cover taxes associated with the exercise of any Company Stock Option or settlement of any Company RSU that is outstanding on the date hereof or that is granted after the date hereof not in contravention of this Agreement;

(vii) (1) issue, sell, grant, or authorize any of the foregoing actions in connection with, any Company Securities, other than the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options, Company Warrants or upon the settlement of Company RSUs, in each case, that are outstanding on the date hereof or that are granted after the date hereof not in contravention of this Agreement in accordance with their terms on the date hereof; (2) amend any term of any Company Security (whether by merger, consolidation or otherwise) or (3) enter into any agreement with respect to the voting or registration of any Company Securities;

(viii) other than the Bridge Loan, create, incur, assume, suffer to exist or otherwise become liable (whether directly, contingently or otherwise) with respect to any Indebtedness or guarantees thereof, other than letters of credit to secure lease obligations in the ordinary course of business consistent with past practice, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (other than investments in marketable securities in the ordinary course of business consistent with past practice), or re-invest any funds or monies in any assets or securities with a credit rating lower than those assets or securities into which such funds or monies are invested as of the date hereof, other than advances to its employees in the ordinary course of business consistent with past practice;

(x) except as required pursuant to an existing Company Employee Benefit Plan in effect on the date hereof or established after the date hereof not in contravention of this Agreement or otherwise required by applicable Law, (1) with respect to any director, officer or employee of the Company or any Contractor, (A) grant or materially increase any severance, change of control, retention, termination or similar pay, compensation, bonus or benefits, or amend any existing arrangement relating thereto, or (B) enter into any material employment, consulting, severance, retention, change in control, termination, retirement, deferred compensation or other similar agreement (or amend or terminate any such existing agreement) other than entering into employment or consulting agreements with newly hired or engaged employees or Contractors in the ordinary course of business consistent with past practice; (2) establish, adopt or materially amend any material Company Employee Benefit Plan, including any collective bargaining agreement, except for changes made in the ordinary course of business that do not materially increase the costs related to a Company Employee Benefit Plan; (3) recognize any union, works council or similar employee representative with respect to any such individual; (4) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to, gross up or indemnify, or otherwise reimburse any current or former service provider for any Tax incurred by such service provider, including under Section 409A or Section 4999 of the Code or (5) hire or engage the services of any individual as a director, officer, employee or Contractor with an annual base salary or rate in excess of $250,000, in the ordinary course of business consistent with past practice;

(xi) (1) forgive any loans to directors, officers, employees or any of their respective Affiliates or (2) enter into any transactions or Contracts with any Affiliates or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(xii) (1) waive, release, pay, discharge or satisfy any material Liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with the terms thereof; (2) accelerate or delay collection in any material respect of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice or (3) delay or accelerate in any material respect payment of any account payable in advance of its due date or the date such Liability would have been paid in the ordinary course of business consistent with past practice or vary its inventory practices in any material respect;

(xiii) make any material change in the Company’s methods of accounting, except as required by GAAP, Regulation S-X of the Exchange Act or applicable rules and regulations of the SEC;

(xiv) (1) make, change or rescind any material Tax election; (2) change any annual Tax accounting period; (3) adopt or change any method of Tax accounting;

(4) amend any income or other material Tax Returns; (5) file any claim for or surrender any right to claim a material refund of Tax (other than by reason of the passage of time); (6) extend the statute of limitations with respect to any income or other material Tax Return; (7) enter into any closing agreement with respect to any Tax of the Company; or (8) settle or compromise any material Tax claim, audit or assessment with respect to the Company;

(xv) commence, compromise, settle, or offer or propose to settle, any Proceeding or other claim (except with respect to matters that involve the payment of monetary damages covered by insurance policies or otherwise not in excess of $250,000 in the aggregate and do not (1) include any other obligation to be performed by, or limitation upon, the Company, Parent, Merger Sub or their Affiliates that is, individually or in the aggregate, material to the Company, Parent, Merger Sub or their Affiliates or (2) result in any (A) imposition of equitable relief on, or the admission of wrongdoing by, the Company or (B) actual or potential violation of any Law);

(xvi) (1) voluntarily terminate or cancel, assign, renew or agree to any material amendment of, material change in or material waiver under any Material Contract; (2) enter into any Contract that, if existing on the date hereof, would be a Material Contract or (3) amend or modify any Contract in existence on the date hereof that, after giving effect to such amendment or modification, would be a Material Contract; provided that this clause (xviii) shall not prohibit or restrict the Company from entering into, renewing, amending, modifying or waiving any right under any Contract to the extent such entry, renewal, amendment, modification or waiver implements a transaction or action that is specifically permitted by any of the other subclauses of this Section 6.1(b);

(xvii) incur or authorize any capital expenditures or any obligations or Liabilities in respect thereof in an aggregate amount in excess of $250,000;

(xviii)        abandon, cancel, fail to renew or permit to lapse any material Company Registered Intellectual Property (excluding any abandonment of any Company Registered Intellectual Property at the end of the applicable statutory term, in the ordinary course of prosecution or otherwise in the ordinary course of business);

(xix)        disclose to any Third Party any trade secret of the Company that is included in the Company Intellectual Property, other than pursuant to a non-disclosure agreement restricting the disclosure and use of such Know-How, in a way that results in the loss of material protection thereon, except for any such disclosures made as a result of publication of a Patent application filed by the Company, or in connection with any required regulatory filing;

(xx)        amend, cancel or terminate any material insurance policy naming the Company as an insured, a beneficiary or a loss payable payee without obtaining substitute insurance coverage;

(xxi)      commence any clinical study of which Parent has not been informed prior to the date of this Agreement or, unless mandated by any Governmental Authority, institutional review board or independent ethics committee, as required under applicable

Law, or to preserve subject health or rights, discontinue, terminate or suspend any ongoing clinical study;

(xxii) convene any regular or special meeting (or any adjournment or postponement thereof) of the Stockholders other than, to the extent required by applicable Law or a Judgment of a court of competent jurisdiction, an annual meeting of stockholders for purposes of election of directors, ratification of the Company’s auditors and other routine matters; or

(xxiii) agree, resolve or commit to do any of the foregoing.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company at any time prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business and operations.

SECTION 6.2. Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the date hereof (provided, that Parent complies with its obligations in this Section 6.2), the Company shall prepare, in consultation with Parent, and file with the SEC the preliminary Proxy Statement. Subject to Section 6.9(d) and Section 6.9(e), the Company and the Company Board shall include the Company Recommendation in the Proxy Statement. Parent shall furnish all information concerning itself and its respective Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC as may be reasonably requested by the Company from time to time. The Company shall cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act. Each of the Company, Parent and Merger Sub shall correct any information provided by it specifically for inclusion or incorporation by reference in the Proxy Statement as promptly as reasonably practicable if , at the date the Proxy Statement is filed with the SEC or mailed to the Company Common Stockholders, at the time of the Stockholders’ Meeting, or at the time of any amendment or supplement thereof, the Proxy Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments (written or oral) of the SEC or its staff with respect to the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments (written or oral) from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff thereto, the Company (i) shall give Parent and its counsel a reasonable opportunity to review and comment on such document or response, (ii) shall consider any comments proposed by

Parent in good faith and (iii) shall not file or mail such document, or respond to the SEC or its staff, prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. The Company will cause the definitive Proxy Statement to be mailed at the earliest reasonably practicable date to the Company Common Stockholders entitled to vote at the Stockholders’ Meeting (and in any event no later than twenty (20) days before the date of the Stockholders’ Meeting). If, at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement does not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading, the party that discovers such information shall promptly notify the other party and correct such information, and the Company shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate such information to the Company Common Stockholders. Except in connection with a Company Adverse Recommendation Change in accordance with Section 6.9(d) or (e), no amendment or supplement to the Proxy Statement shall be made by the Company without the written approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Subject to Section 6.9(d) and (e), the Company shall promptly conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act. The Company shall, as promptly as practicable after the date hereof, duly call, give notice of, convene and hold a meeting of its Company Common Stockholders for the purpose of obtaining the Requisite Company Vote (the “Stockholders’ Meeting”) with a record date and meeting date to be selected after reasonable consultation with Parent; provided that the Company may postpone, recess or adjourn such meeting (i) to the extent required by Law or fiduciary duty, (ii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Requisite Company Vote, (iii) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting or (iv) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Law or fiduciary duty and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting. The notice of such Stockholders’ Meeting shall state that a resolution to adopt this Agreement shall be considered at the Stockholders’ Meeting. Subject to a Company Adverse Recommendation Change in accordance with Section 6.9(d) or (e), the Company shall use its reasonable best efforts to solicit and obtain the Requisite Company Vote. The Company shall (A) provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis and (B) give written notice to Parent one (1) day prior to the Stockholders’ Meeting, and on the day of, but prior to the Stockholders’ Meeting, indicating whether as of such date sufficient proxies representing the Requisite Company Vote has been obtained. Without limiting the generality of the foregoing, but subject to Section 6.9 and the Company’s rights to terminate this Agreement under the circumstances set forth in Section 8.1, the Company agrees that its obligations pursuant to this Section 6.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Acquisition Proposal or by any event constituting or that could constitute an Intervening Event.

SECTION 6.3. Employee Matters.

(a) Parent agrees that each individual employed by the Company immediately prior to the Closing and terminated within six months following the Effective Time shall be entitled to a severance payment in an amount not less than what such individual would have received under the Company’s severance policy, provided that (i) there shall be no duplication of benefits (it being understood that in no event shall the payment of any retention amounts, due under an arrangement in effect prior to the Closing, be duplicative of the payment of any severance amounts hereunder), (ii) Parent may, in its discretion, condition any such severance payments on the execution and non-revocation of a release of claims (including by waiting until such release of claims is effective before initiating any such severance payments), and (iii) the Parent may, in its discretion, accelerate any such severance payments (including by making payment in a single lump sum) to the extent there would be no adverse Tax consequences to the employee of the Company under Section 409A of the Code. Parent hereby acknowledges that the occurrence of the Effective Time will constitute a “change in control” (or similar phrase) within the meaning of the Company Employee Benefit Plans set forth in Section 4.11(a) of the Company Disclosure Schedule that contain provisions triggering payment, vesting or other rights upon a change in control or similar transaction.

(b) Following the Effective Time, Parent will use its best efforts, subject to applicable Laws, on behalf of each individual employed by the Company immediately prior to the Closing, for as long as such individual is employed (each, a “Continuing Employee”): (i) give each such Continuing Employee full credit for prior service with the Company for purposes of vesting and eligibility to participate in employee benefit plans maintained by Parent or its Affiliates for which the Continuing Employee is otherwise eligible to participate (but such service credit shall not be provided for purposes of benefit accrual, except for vacation and severance, as applicable); provided that service of a Continuing Employee prior to the Effective Time shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any retiree medical programs or other retiree welfare benefit programs or any defined benefit plan maintained by Parent or its Affiliates in which any Continuing Employee participates after the Effective Time, (ii) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company applicable to such Continuing Employee prior to the Effective Time and (iii) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. In no event shall anything contained in this Section 6.3(b) result in any duplication of benefits for the same period of service.

(c) (i) Neither Parent nor any of its Affiliates shall be obligated to continue to employ any employee of the Company for any period of time following the Effective Time; (ii) Parent or its Affiliates may revise, amend or terminate any Company Employee Benefit Plan or any other employee benefit plan, program or policy in effect from time to time except as may be set forth in an applicable Company Employee Benefit Plan and (iii) nothing in this Agreement shall be construed as an amendment of any Company Employee Benefit Plan or any employee benefit plan, program or policy of Parent and its Affiliates.

(d) The provisions of this Section 6.3 shall in no event apply to any employee of the Company whose employment has been terminated prior to the Effective Time and who is later employed by Parent, the Surviving Corporation or any of their respective Affiliates.

(e) The parties will cooperate in good faith with regard to any notification that may be required by the WARN Act or other similar applicable Law as a result of the Transactions.

(f) To the extent requested in writing by Parent, no later than ten (10) Business Days prior to the Effective Time, the Company Board (or the appropriate committee thereof) shall take actions necessary to terminate (or if such plan is a multiple employer plan terminate the Company’s participation in) any Company Employee Benefit Plan intended to include a Code section 401(k) arrangement, such termination to be effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time.

SECTION 6.4. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation and Parent shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title, interest and possession in, to and under any of the rights, properties, assets, privileges, powers and franchises of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 6.5. Public Statements. So long as this Agreement is in effect, Parent and the Company shall not, and shall not permit any of their respective Subsidiaries or Representatives to, issue any press release or make any public statement with respect to the Transactions without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed) and shall consult with each other prior to issuing any press release or otherwise making any public statement with respect to the Transactions and provide to each other for review an advance copy of any such press release or statement, except (a) as may be required by applicable Law, court process or the rules and regulations of any stock exchange on which such party’s securities (or those of any of a party’s Affiliates) are listed, as applicable, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other reasonable time to comment on such release or announcement in advance of such issuance; (b) with respect to any press release or other public statement by the Company expressly permitted by Section 6.9; (c) with respect to any press releases or other public statements by Parent or Merger Sub in response to any public announcement permitted by clause (b) hereof and (d) each party may make (i) any public statement, including in response to questions from the press, analysts, investors or those attending industry conferences; (ii) internal announcements to employees or (iii) disclosures in Company SEC Documents, in each case, to the extent that such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties or previously approved by the other parties and otherwise in compliance with this Section 6.5. Each of the parties agrees that, promptly following execution of this Agreement, (1) the Company and Parent shall issue an initial joint press release with respect to the Transactions, in a form mutually agreed to by the Company and Parent and (2) the Company shall file a Current Report on Form 8-K with the SEC attaching such initial press release and copy of this Agreement as exhibits.

SECTION 6.6. Standard of Efforts. Subject to the terms and conditions provided herein, each party agrees to use (and shall cause its respective Subsidiaries to use) its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions. At Parent’s request, the Company shall give any notices to Third Parties, and use reasonable best efforts to obtain any Third Party consents, approvals or waivers required to be obtained under any Material Contracts in connection with consummation of the Transactions (“COC Consents”); provided that the Company shall not, without the prior written consent of Parent, agree to, or proffer, any consent fee, concession or other modification to the terms and conditions of any Contract in order to obtain any such consent. The Company shall coordinate and cooperate with Parent in determining whether any COC Consents shall be obtained in connection with consummation of the Transactions and seeking any such actions, consents, approvals or waivers.

SECTION 6.7. Notification of Certain Matters; Other Actions.

(a) During the Pre-Closing Period, each of the Company, on the one hand, Parent and Merger Sub, on the other hand, shall give prompt notice to the other of (i) any Proceedings commenced or, to such party’s knowledge, threatened by or against, relating to or involving or otherwise affecting the Company or Parent or any of its Subsidiaries, as the case may be, that relate to this Agreement or the consummation of the Transactions; (ii) any event, effect, condition, change, occurrence, development, circumstance or state of facts that would reasonably be expected to cause the failure of any of the conditions set forth in Article 7; (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions and (iv) the occurrence or existence of any Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or the occurrence or existence of any event, effect, condition, change, occurrence, development, circumstance or state of facts that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; provided that the delivery of notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to any party.

(b) During the Pre-Closing Period, subject to applicable Law, the Company shall provide Parent with advance notice of any material scheduled meetings or videoconferences or calls that the Company has with any Regulatory Authority or any advisory committee thereof, and to the extent practicable (i) provide Parent the opportunity to attend any such meeting or substantive conversation with any such Regulatory Authority or advisory committee thereof and (ii) prior to attending any such meeting or videoconference or call, the Company shall, and shall, as necessary, cause its Representatives to, consult with Parent and consider in good faith the views and comments of Parent promptly provided in connection with, and to the extent practicable, reasonably in advance of, any such meeting or videoconference or call. During the Pre-Closing Period, subject to applicable Law, the Company shall also promptly, to the extent material, (1) notify Parent of any written notice or other substantive written communication to the Company from any Regulatory Authority or any advisory committee thereof; (2) to the extent practicable, provide Parent with notice and the opportunity to consult with the Company with respect to any written response to the foregoing, and shall consider in good faith any comments or other input timely provided by Parent in respect of the foregoing and (3) furnish Parent with non-confidential copies of all material written substantive correspondence, filings and written communications between the Company on one hand, and any such Regulatory Authority or its staff on the other hand. Notwithstanding the foregoing, in no event shall the Company be required to take any action or refrain from taking any action pursuant to this Section 6.7(b) that would cause the Company to fail to meet a specific submission deadline, if any, imposed by any Regulatory Authority or any advisory committee thereof.

(c) Nothing contained in this Section 6.7 is intended to give Parent, directly or indirectly, the right to control or direct the regulatory strategy of the Company prior to the Closing Date.

SECTION 6.8. Access to Information; Confidentiality.

(a) During the Pre-Closing Period, the Company shall, and shall cause the Representatives of the Company to, afford to Parent, Merger Sub and their respective Representatives reasonable access to its officers, employees, agents, properties, facilities, books, records, Contracts and other assets, and shall promptly furnish to Parent, Merger Sub and their respective Representatives copies of all existing financial, operating and other data and information as such Persons may from time to time reasonably request; provided that any such access (including to employees) shall be conducted at Parent’s expense, at a reasonable time and in such a manner as to not to interfere unreasonably with the normal operation of the business of the Company. During the Pre-Closing Period, the Company shall use reasonable best efforts to, at the request of Parent, facilitate site visits by any of Parent, Merger Sub or their respective Representatives at any facility of a Third Party contract manufacturer of the Company. The Company shall instruct its Representatives to cooperate with Parent and Merger Sub in their investigation of the Company. No additional investigations or disclosures shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement.

(b) Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in the Company’s reasonable discretion (i) jeopardize any attorney client or other legal privilege (provided that the Company shall use its reasonable best efforts to provide Parent and the applicable Representatives of Parent with appropriate information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged analyses so long as such privilege will not be jeopardized thereby) or (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date hereof, including any confidentiality agreement to which the Company is a party (provided that the Company shall use its reasonable best efforts to obtain the consent of any such agreement’s counterparty to such inspection or disclosure and take such other reasonable action (including entering into a joint defense agreement or similar arrangement to avoid loss of attorney-client privilege) with respect to such information as is necessary to permit disclosure to Parent without (x) jeopardizing such attorney-client privilege or work product doctrine or (y) violating applicable Law or any of the Company’s or its Affiliates’ respective obligations with respect to confidentiality, as applicable). The Company and Parent will each use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply.

(c) The information disclosed pursuant to this Section 6.8 shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

SECTION 6.9. No Solicitation.

(a) At all times during the Pre-Closing Period, the Company shall not, and shall not authorize or knowingly permit its Representatives to, directly or indirectly (other than with respect to Parent or Merger Sub): (i) solicit, initiate, propose or take any action to knowingly facilitate or encourage any inquiries regarding, or the submission of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) except as otherwise expressly permitted by this Section 6.9(a), enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Third Party any information or data relating to, afford access to the business, personnel, properties, assets, books or records of the Company in connection with, or otherwise cooperate with any Person with respect to, any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (except to provide notice as to the existence of these provisions or solely to the extent necessary to clarify the terms and conditions of any Acquisition Proposal); (iii) grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other Contract) with respect to any potential Acquisition Proposal, unless the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law; (iv) enter into any letter of intent, Contract, commitment or agreement in principle with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into pursuant to the immediately following sentence) or enter into any Contract or commitment requiring the

Company to abandon, terminate or fail to consummate the Transactions or that would otherwise materially impede the ability of Parent and Merger Sub to consummate the Merger; (v) take any action or exempt any Third Party from the restriction on “business combinations” or any similar provision contained in applicable Takeover Provisions or the Company Charter Documents or grant a waiver under Section 203 of the DGCL; or (vi) resolve, propose or agree to do any of the foregoing. Notwithstanding anything in this Agreement to the contrary, if in response to an unsolicited bona fide written Acquisition Proposal made by a Third Party after the date hereof and prior to obtaining the Requisite Company Vote, which Acquisition Proposal did not result from a breach of this Section 6.9, the Company Board determines in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law, then the Company may, at any time prior to obtaining the Requisite Company Vote (but in no event after such time), enter into a customary confidentiality agreement (1) containing provisions limiting the disclosure or use of nonpublic information of or with respect to the Company that are not, in the aggregate, less favorable to the Company than those contained in the Confidentiality Agreement, (2) that does not include any provision calling for any exclusive right to negotiate with any Third Party and (3) that does not prevent the Company from providing any information to Parent, its Affiliates and their respective Representatives in accordance with this Agreement or otherwise complying with its obligations under this Agreement (an “Acceptable Confidentiality Agreement”) with such Third Party making such an Acquisition Proposal (it being agreed that any such Acceptable Confidentiality Agreement need not contain a “standstill” or other provisions having similar effect) and thereafter (A) furnish information and data (including nonpublic information) with respect to the Company and afford access to the business, personnel, properties, assets, books or records of the Company, in each case, pursuant to such Acceptable Confidentiality Agreement, and (B) enter into, maintain and participate in discussions or negotiations with, the Third Party making such Acquisition Proposal and its Representatives; provided, that the Company will concurrently provide to Parent any information and data concerning the Company or access provided to such Third Party that was not previously made available to Parent. The Company shall ensure that its Representatives are aware of the provisions of this Section 6.9(a). Without limiting the foregoing, it is agreed that, for purposes of determining whether a breach of this Section 6.9(a) has occurred, the actions of any Representative of the Company shall be deemed to be the actions of the Company, and the Company shall be responsible for any breach of this Section 6.9 by any Representative of the Company acting on behalf of the Company.

(b) The Company shall, as promptly as practicable, and in any event no later than 48 hours after receipt thereof, notify Parent, orally and in writing, of any Acquisition Proposal or any inquiry, proposal or offer that expressly contemplates or could reasonably be expected to lead to an Acquisition Proposal. The Company shall thereafter keep Parent reasonably informed on a reasonably current basis of the status of, or any material developments, discussions or negotiations regarding, any such inquiry, proposal, offer or

Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto).

(c) Except as expressly permitted by Section 6.9(d), neither the Company Board nor any committee thereof shall (i) (1) withhold, fail to include in (or remove from) the Proxy Statement, withdraw, qualify or modify in a manner adverse to Parent (or publicly propose or resolve to withhold, fail to include in (or remove from) the Proxy Statement, withdraw, qualify or modify in a manner adverse to Parent), the Company Recommendation; (2) adopt, approve, recommend, submit to the Stockholders or declare advisable (or publicly propose to adopt, approve, recommend, submit to the Stockholders or declare advisable) any Acquisition Proposal; (3) fail to (A) reaffirm the Company Recommendation and (B) recommend against acceptance of a tender or exchange offer by the Stockholders pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock, in each case, within ten (10) Business Days after receipt of a written request of Parent following an Acquisition Proposal that has been publicly announced (in the case of clause (A)) or the commencement of such tender offer or exchange offer (in the case of clause (B)) (any action described in this Section 6.9(c), other than as described in Section 6.9(f), being referred to as a “Company Adverse Recommendation Change”); (ii) subject to Section 8.1(d)(i), cause or allow the Company to enter into a Specified Agreement or (iii) resolve, propose or agree to take any such action described in clause (i) or (ii).

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change in connection with an Acquisition Proposal or terminate this Agreement to enter into a Specified Agreement, in each case if, and only if, (i) such Acquisition Proposal did not result from a breach of this Section 6.9, (ii) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make the Company Adverse Recommendation Change or terminate this Agreement to enter into a Specified Agreement would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law, (iii) the Company has given Parent written notice of the Company Board’s intention to make a Company Adverse Recommendation Change or terminate this Agreement to enter into a Specified Agreement not earlier than 11:59 p.m. New York time on the fourth Business Day after Parent receives such written notice, (iv) the decision to make a Company Adverse Recommendation Change is in connection with an Acquisition Proposal or with the Company’s intent to terminate this Agreement to enter into a Specified Agreement, and the Company shall have complied with clauses (1) through (5), as follows: (1) prior to giving effect to clauses (2) through (5), the Company Board shall have determined that such Acquisition Proposal is a Superior Proposal; (2) the Company shall have made available to Parent in writing the material terms and conditions of such Acquisition Proposal and a copy of the most current draft of any Contract relating to such Acquisition Proposal; (3) the Company shall have negotiated in good faith with Parent (and caused its Representatives to so negotiate with Parent), to the extent that Parent desires to negotiate, during the four Business Day period provided in the foregoing clause (iii) of this Section 6.9(d) with respect to such proposed revisions to this Agreement or other proposals made by Parent, if any, so that the Acquisition Proposal would no longer constitute a

Superior Proposal; (4) after considering the results of negotiations with Parent and taking into account the proposals made by Parent, if any, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, the Company Board shall have determined in good faith that such Acquisition Proposal remains a Superior Proposal, and, after consultation with its outside legal counsel, that the failure to make the Company Adverse Recommendation Change or terminate this Agreement to enter into a Specified Agreement would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law and (5) if the Company intends to terminate this Agreement to enter into a Specified Agreement, the Company shall have complied with Section 8.1(d)(i). For clarity, the provisions of this Section 6.9(d) shall also apply to any amendment to the financial terms or any other material amendment to any Acquisition Proposal (except that any reference to “four Business Days” shall instead be deemed a reference to “two Business Days”) or any successive Acquisition Proposals.

(e) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Company Vote, the Company Board may make a Company Adverse Recommendation Change with respect to an Intervening Event, if and only if: (i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make the Company Adverse Recommendation Change would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law; (ii) Parent shall have received from the Company written notice not later than 11:59 p.m. New York time on the fourth Business Day prior to the making of any Company Adverse Recommendation Change, describing the Intervening Event in reasonable detail; (iii) during the four Business Day period provided in the foregoing clause (ii), the Company shall have negotiated in good faith with Parent (and caused its Representatives to negotiate with Parent), to the extent that Parent desires to negotiate, with respect to any proposed revisions to this Agreement or other proposals made by Parent, if any, that would obviate the requirement to make a Company Adverse Recommendation Change; and (iv) after considering the results of negotiations with Parent and taking into account the proposals made by Parent, if any, after consultation with its outside legal counsel, the Company Board shall have determined in good faith that the failure to make the Company Adverse Recommendation Change would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law. For the avoidance of doubt, the provisions of this Section 6.9(e) shall also apply to any material change to the facts and circumstances relating to such Intervening Event (except that any reference to four Business Days shall instead be two Business Days).

(f) Nothing in this Section 6.9 shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or complying with Item 1012(a) of Regulation M-A under the Exchange Act; (ii) making any required disclosure to the Stockholders, if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law or any disclosure requirement under applicable Law or (iii) making any disclosure that constitutes a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

(g) The Company shall, and shall cause its Representatives to, (i) immediately cease and cause to be terminated any existing solicitations, encouragements, facilitations, discussions or negotiations with any Third Party conducted on or prior to the date hereof by the Company or its Representatives with respect to an Acquisition Proposal; (ii) immediately terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal and (iii) promptly following the execution of this Agreement request and use reasonable best efforts to obtain the return from all such Persons, or cause the destruction, of all copies of confidential information previously provided to such Persons by or on behalf of the Company or its Representatives in accordance with the terms of the applicable confidentiality agreement with such Person. For purposes of this Section 6.9(g), the term “Person” shall not include Parent or any Affiliate of Parent or any of their Representatives.

SECTION 6.10. Indemnification and Insurance.

(a) After the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to, fulfill and honor all rights and obligations to exculpation and indemnification by the Company (including advancement of expenses) existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each an “Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date hereof and set forth on Section 6.10 of the Company Disclosure Schedule, or pursuant to any other Contract in effect on the date hereof, accurate and complete copies of which Contracts have been made available to Parent.

(b) Without limiting the foregoing in Section 6.10(a), after the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless each Indemnified Party against any and all losses, claims, damages, Liabilities, costs, fees, expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred), Judgments, fines, penalties or Liabilities (including amounts paid in settlement or compromise) in connection with or arising in whole or in part out of actions, omissions, suits or other proceedings (whether civil, regulatory, administrative or criminal, and including any proceeding before any administrative or legislative body) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Proceeding”) by reason of such Indemnified Party’s being or having been a director or officer of the Company at, or at any time prior to, the Effective Time or in connection with any action taken or not taken by such Indemnified Party at the request of the Company at, or at any time prior to, the Effective Time (including any Indemnified Proceeding relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party).

(c) Parent’s and the Surviving Corporation’s obligations under Section 6.10(a) and Section 6.10(b) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification, exculpation or advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(d) From the Effective Time until the sixth anniversary of the Closing Date, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain the officers’ and directors’ liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policies on terms with respect to coverage and amount no less favorable than those of such policies in effect prior to the date hereof; provided that in satisfying its obligation under this Section 6.10(d), the Surviving Corporation shall not be obligated to pay an amount per year in excess of 300% of the annual premium the Company paid in the policy year prior to the Effective Time (the “Maximum Amount”) and if such insurance is unavailable or the premium for such insurance would at any time exceed the Maximum Amount, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to the Maximum Amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from acts or omissions that occurred on or before the Effective Time, including, in respect of the Transactions; provided, however, that the amount paid for such prepaid policies does not exceed the Maximum Amount, and if such prepaid policies are unavailable or the premium for such insurance would exceed the Maximum Amount, then the Company shall procure the maximum coverage available for the Maximum Amount. If such prepaid policies have been obtained by the Company prior to the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(e) Upon receiving written notice of any Proceeding in which any claims are made in respect of which such Indemnified Party would be entitled to indemnification advancement of expenses or other protections pursuant to this Section 6.10, any Indemnified Party wishing to claim such advancement, indemnification or other protection shall promptly notify Parent thereof in writing, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any Liability it may have to such Indemnified Party except to the extent such failure materially prejudices Parent or the Surviving Corporation. In the event of any such Proceeding for which advancement of expenses is sought by an Indemnified Party, the Indemnified Party shall have made an undertaking to repay all such fees, costs or expenses paid by Parent or the Surviving Corporation if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final non-appealable judgment that the Indemnified Party is not entitled to be indemnified by Parent or the Surviving Corporation. Such undertaking shall be unsecured and made without reference to an Indemnified Party’s ability to repay such advancements or ultimate entitlement to indemnification. No other form of undertaking shall be required. Parent and the Surviving Corporation shall not be liable for any settlement for which indemnification is sought by an Indemnified Party effected without their prior written consent, such consent not to be unreasonably withheld.

(f) The provisions of this Section 6.10(a) are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, their heirs and their representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.10 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.10 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.10 applies shall be third party beneficiaries of this Section 6.10, each of whom may enforce the provisions of this Section 6.10). The rights of each Indemnified Party under this Section 6.10 shall be in addition to, and not in limitation of, any other rights any such Indemnified Party may have under the Company Charter Documents, any other indemnification or other agreement or arrangement, applicable Law or otherwise.

(g) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.10.

SECTION 6.11. Section 16 Matters. Prior to the Effective Time, the Company and the Company Board shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each Company director or officer who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company’s equity securities to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.12. Transaction Litigation. The Company shall promptly (and in any event within two Business Days) advise Parent in writing of any Transaction Litigation and shall keep Parent informed on a reasonably prompt basis regarding any such Transaction Litigation. The Company shall give Parent the opportunity to (a) participate in the defense, prosecution, settlement or compromise of any Transaction Litigation, and (b) consult with counsel to the Company regarding the defense, prosecution, settlement or compromise with respect to any such Transaction Litigation. For purposes of this Section 6.12, “participate” means that Parent will be kept reasonably apprised on a reasonably prompt basis of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith; provided that the Company shall not settle or compromise or agree to settle or compromise, or file any supplemental disclosures to moot or otherwise address the claims in, any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 6.13. Takeover Provisions. If any Takeover Provision becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other Transaction, then each of the Company, Parent, Merger Sub, and their respective boards of directors shall grant such approvals and take such actions within their respective authority as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Takeover Provision inapplicable to the foregoing.

SECTION 6.14. Obligations of Merger Sub. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other Transactions.

SECTION 6.15. Tax Matters.

(a) The Company shall timely file all material Tax Returns (which shall include any and all Tax Returns with respect to Taxes for which, and jurisdictions in which, the Company has historically filed such returns) required to be filed on or prior to the Closing Date (taking into account any valid extensions of time to file such Tax Returns obtained in the ordinary course of business) in a manner consistent with past practice (except to the extent otherwise required by applicable Law or as otherwise required pursuant to this Agreement) and shall timely pay in full any Tax shown as due and payable thereon.

(b) All transfer, documentary, sales, use, stamp, registration, recording, value-added and other similar Taxes and fees incurred in connection with this Agreement and the Transactions shall be paid by Parent when due.

(c) None of Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates shall make any election under Section 338 or Section 336 with respect to the Transactions contemplated by this Agreement.

SECTION 6.16. Merger Sub Stockholder Consent. Promptly following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

SECTION 6.17. Trading Market Notification. The Company shall use its reasonable best efforts to cause the delisting of the Company and of the Company Common Stock from OTC as promptly as practicable after the Effective Time, and deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

ARTICLE 7

CONDITIONS

SECTION 7.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Parent and the Company) on or prior to the Closing Date of each of the following conditions:

(a) Requisite Company Vote. The Requisite Company Vote shall have been obtained in accordance with applicable Law and the Company Charter Documents.

(b) No Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction, nor any applicable Law (collectively, “Restraints”), enjoining, making illegal or otherwise prohibiting the consummation of the Merger shall be in effect.

SECTION 7.2. Conditions to Parent’s and Merger Sub’s Obligations to Effect the Merger. The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Parent) on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in clauses (a) and (b) of the first sentence of Section 4.1 (Organization), Section 4.3(a) (Authorization; No Conflict), Section 4.3(b)(i) (Authorization; No Conflict), Section 4.10 (Broker’s or Finder’s Fees) and Section 4.22 (Takeover Provisions) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representation and warranties of the Company set forth in the first, second and last sentences of Section 4.2(a) and the first two sentences of Section 4.2(a)(b) (Capitalization) shall be true and correct in all respects (other than de minimis inaccuracies in the context of the Transactions) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of the Company set forth in Section 4.7(a) (Absence of Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) each other representation and warranty of the Company set forth in this Agreement (other than those listed in the preceding clause (i), (ii), or (iii)) shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure of any such representations and warranties to be so true and correct would not, and would not be reasonably expected to, have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all of the obligations, agreements and covenants required to be performed or complied with by it under this Agreement prior to the Closing.

(c) No Company Material Adverse Effect. Since the date hereof, there shall have not occurred and be continuing any event, effect, condition, change, occurrence,

development, circumstance or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Closing Certificate. Parent shall have received a certificate signed on behalf of the Company, dated as of the Closing Date, by the chief executive officer or chief financial officer of the Company to the effect that each of the conditions in Section 7.2(a), Section 7.2(b)and Section 7.2(c) have been satisfied.

(e)FIRPTA Certificate. The Company shall provide a statement and accompanying IRS notice (the “FIRPTA Certificate”) in a form reasonably acceptable to Parent, each dated as of the Closing Date, issued pursuant to Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)(i) certifying that the stock of the Company is not a “United States real property interest” within the meaning of Section 897 of the Code; provided, that if the Company fails to provide a FIRPTA Certificate, the sole and exclusive remedy of Parent shall be that it may withhold the amount required to be withheld pursuant to Section 1445 of the Code from any payment made to or for the benefit of a Stockholder hereunder.

(f) Amendment No. 3. The Company shall have performed or complied with all of its obligations under Amendment No. 3, and in particular shall have paid the Outstanding Invoices (as defined in Amendment No. 3) to Corium by July 15, 2024, in accordance with Section 3 therein. Accordingly, and furthermore, at the Closing Date Amendment No.3 shall be (i) in force and not capable of termination by Corium; and (ii) shall not have been terminated by Corium.

SECTION 7.3. Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Company) on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.1 (Organization), Section 5.3(a) (Authorization; No Conflict), Section 5.3(b)(i) (Authorization; No Conflict) and Section 5.9 (Broker’s or Finder’s Fees) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) each other representation and warranty of Parent and Merger Sub set forth in this Agreement (other than those listed in the preceding clause (i)) shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure of any such representations and warranties to be so true and correct would not, and would not be reasonably expected to, have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent. Parent shall have performed or complied in all material respects with all of the obligations, agreements and covenants required to be performed or complied with by it under this Agreement prior to the Closing.

(c) Closing Certificate. The Company shall have received a certificate signed on behalf of Parent, dated as of the Closing Date, by an authorized representative of Parent to the effect that each of the conditions in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE 8

TERMINATION

SECTION 8.1. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by either the Company or Parent by written notice to the other, if:

(i) the Effective Time shall not have occurred on or prior to September 30, 2024 (as such date may be extended pursuant to the immediately succeeding proviso, the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to have occurred on or prior to the Outside Date;

(ii) any Restraint having the effect set forth in Section 7.1(b) shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause or, or resulted in, the issuance, entry of or failure to lift such Restraint; or

(iii) the Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), in each case, at which a vote on the approval of this Agreement was taken, shall have concluded and the Requisite Company Vote shall not have been obtained;

(c) by Parent by written notice to the Company:

(i) at any time prior to obtaining the Requisite Company Vote, if a Company Adverse Recommendation Change shall have occurred; or

(ii) at any time prior to the Effective Time, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions in either of Section 7.2(a) or Section 7.2(b), as applicable, not to be satisfied; provided that, for purposes of this Section 8.1(c)(ii)), if such a breach is curable by the Company within the earlier of the Outside Date and 20 Business Days after the date Parent gives the Company notice of such breach, then Parent may not terminate this Agreement under this Section 8.1(c)(ii)) on account of such breach unless such breach shall remain uncured upon the earlier of the Outside Date and the expiration of such 20 Business Day period; provided further that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c)(ii)) if either Parent or Merger Sub is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.1(d)(ii);

(d) by the Company by written notice to Parent:

(i) at any time prior to obtaining the Requisite Company Vote, in order to accept a Superior Proposal and enter into the Specified Agreement relating to such Superior Proposal, if (1) such Superior Proposal shall not have resulted from any breach of Section 6.9 with respect to such Superior Proposal and any Acquisition Proposal that was a precursor thereto, (2) the Company Board, after satisfying all of the requirements set forth in Section 6.9(d), shall have authorized the Company to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Proposal (a “Specified Agreement”) and (3) the Company shall have entered into the Specified Agreement, substantially concurrently with the termination of this Agreement pursuant to this Section 8.1(d)(i); or

(ii) at any time prior to the Effective Time, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions in either of Section 7.3(a) or Section 7.3(b), as applicable, not to be satisfied; provided that, for purposes of this Section 8.1(d)(ii), if such a breach is curable by Parent or Merger Sub within the earlier of the Outside Date and 20 Business Days after the date the Company gives Parent notice of such breach, then the Company may not terminate this Agreement under this Section 8.1(d)(ii) on account of such breach unless such breach shall remain uncured upon the earlier of the Outside Date and the expiration of such 20 Business Day period; provided further that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d)(ii) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.1(c)(ii).

Any written notice of termination pursuant to this Section 8.1 shall specify the provision of this Section 8.1 pursuant to which such termination is being effected.

SECTION 8.2. Effect of Termination. If terminated pursuant to Section 8.1, this Agreement shall be of no further force or effect without Liability of any party (or any stockholder or Representative of such party) to any other party; provided that the provisions of this Section 8.2, Section 8.3 and Article 9 (and any related definitions contained in any such Section) shall survive any termination hereof pursuant to Section 8.1. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of Parent, Merger Sub or the Company shall be relieved or released from any Liabilities or damages arising out of any Fraud or Willful Breach of any provision of this Agreement or any other agreement delivered in connection herewith (which Liabilities and damages the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and, in the case of Liabilities or damages payable by Parent and Merger Sub in the event of a Willful Breach thereby, would include benefits of the Transactions lost by the Stockholders, taking into consideration all relevant matters, including lost stockholder premium, other combination opportunities and the time value of money). For purposes of this Agreement, “Willful Breach” means a material breach of, or a material failure to perform any covenant, representation, warranty, or agreement set forth in this Agreement, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause or constitute such material breach or material failure to perform. The Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

SECTION 8.3. Termination Fee and Expenses.

(a) Except as otherwise set forth in this Section 8.3, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Transactions are consummated.

(b)The Company shall pay to Parent any amounts outstanding under the Bridge Loan (including any interest accrued thereon) withing ten (10) days of any termination of this Agreement by Parent pursuant to Section 8.1(c)(ii) as long as Parent and Merger Sub are not in breach of their respective obligations under this Agreement and the Company's failure to satisfy the conditions in either of Section 7.2(a) or Section 7.2(b), as applicable, was not caused by any action or inaction of Parent or Merger Sub.

(c) The Company shall pay to Parent $1,260,000 (the “Termination Fee”) and any amounts outstanding under the Bridge Loan (including any interest accrued thereon) (collectively, the “Termination Payments”), as applicable, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that:

(i) this Agreement is terminated by Parent pursuant to Section 8.1(c)(i), in which case the Termination Fee shall be payable within ten (10) days after the date of such termination;

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(d)(i), in which case all Termination Payments shall be payable within thirty (30) days after the date such termination and the other Termination Payments shall be payable within ten (10) days after the date of such termination; or

(iii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso to Section 8.1(b)(i)) or Section 8.1(b)(iii); (B) an Acquisition Proposal shall have been made, proposed or otherwise communicated to the Company or the Stockholders or shall have become publicly known after the date hereof and shall not have been withdrawn prior to (1) the date of such termination, with respect to any termination pursuant to Section 8.1(b)(i), or (2) the date of the Stockholders’ Meeting, with respect to termination pursuant to Section 8.1(b)(iii) and (C) within twelve (12) months following such termination of this

Agreement, (x) the Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal or (y) an Acquisition Proposal is consummated; in which case the Termination Fee shall be payable within thirty (30) days after the earlier of the events in clause (C)(x) or (y).

For purposes of the references to an “Acquisition Proposal” in Section 8.3(c)(iii), all references to “30%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”. In the event that Parent receives full payment pursuant to this Section 8.3(b), then receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.

(d) The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one (1) occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e) The parties acknowledge that the agreements contained in Section 8.3(b) are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.3(b), then (i) the Company shall reimburse Parent for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket disbursements and fees of outside legal counsel) incurred in the collection of such overdue amount, and (ii) the Company shall pay to Parent interest on the amount payable pursuant to Section 8.3(b) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. The payment by the Company of the Termination Payments pursuant to Section 8.3(b), and, if applicable, any payments under this Section 8.3(e), shall be the sole and exclusive remedy of Parent and Merger Sub in the event of termination of this Agreement under circumstances requiring the payment of a Termination Payment pursuant to Section 8.3(b) for any and all losses or damages suffered or incurred by Parent or any of its Affiliates or Representatives in connection with this Agreement and the Transactions (and the termination thereof or any matter forming the basis for such termination), including the Merger.

ARTICLE 9

GENERAL PROVISIONS

SECTION 9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon receipt, if delivered personally, (b) two Business Days after deposit in the mail, if sent by registered or certified mail,

(c) on the next Business Day after deposit with an overnight courier, if sent by overnight courier, (d) upon transmission, if sent by email transmission prior to 6:00 p.m., the recipient’s local time or (e) on the next day following transmission, if sent by email transmission after 6:00 p.m., the recipient’s local time; provided that the notice or other communication is sent to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice to the other parties):

(a) if to Parent or Merger Sub (or, following the Effective Time, the Surviving Corporation):

Insud Pharma, S.L.
Manuel Pombo Angulo, 28 3rd and 4th floor
28050 Madrid — Spain
Attention:	Tomos Shillingford
Email:	tomos.shillingford@insudpharma.com;
Legal.notices@insudpharma.com

with a copy to (which shall not constitute notice):

RC Law LLP
590 Madison Ave, Suite 2102
New York, NY 10022
Attention:	Xavier Ruiz
Email:	xavier.ruiz@rclawllp.net

and

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention:	Mitchell S. Nussbaum
Email:	mnussbaum@loeb.com

(b)if to the Company (prior to the Effective Time):

Agile Therapeutics, Inc.
500 College Rd. E
Suite 310
Princeton, NJ 08540
Attention:	Geoff Gilmore
Email:	ggilmore@agiletherapeutics.com

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540
Attention:	Steven M. Cohen
Email:	steven.cohen@morganlewis.com

SECTION 9.2. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Requisite Company Vote is obtained, if any amendment requires further approval of the Stockholders under applicable Law, the effectiveness of such amendment shall be subject to such approval.

(b) No failure or delay by any party in exercising any right, power, remedy or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

SECTION 9.3. Representations and Warranties. The representations and warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

SECTION 9.4. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, and all disputes arising out of or in connection with this Agreement or the Transactions shall be resolved under, the Law of the State of Delaware regardless of the Law that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) (collectively, the “Delaware Courts”) in any such suit, action or proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.1 shall be deemed effective service of process on such party.

SECTION 9.5. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL

RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

SECTION 9.6. Counterparts; Effectiveness. This Agreement may be executed (including by electronic signature) in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by email (in.pdf or.tiff format) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

SECTION 9.7. Assignment; Third Party Beneficiaries.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party, except that Parent or Merger Sub may transfer or assign, in whole or in part, (i) its rights and obligations under this Agreement to any of its Affiliates and (ii) after the Effective Time, its rights and obligations under this Agreement to any Person; provided that, in the case of either clause (i) or (ii), such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party or due to Parent or Merger Sub.

(b) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement, except (i) for the provisions of Section 6.10 and Section 6.12 with respect to the Indemnified Parties, (ii) if the Effective Time occurs, the right of the Stockholders to receive the Common Stock Merger Consideration payable with respect to shares of Company Common Stock in accordance with the terms of this Agreement, (iii) if the Effective Time occurs, the right of the holders of Company Stock Options, Company RSUs and Company Warrants to receive the payments contemplated by Section 3.4, and (iv) if this Agreement is terminated, the right of the Stockholders to recover damages pursuant to Section 8.2 in connection with a Willful Breach by Parent or Merger Sub (and the Company shall act as agent for the Stockholders to pursue recovery of such damages), in each case which shall inure to the benefit of such Persons or holders, as applicable, benefiting therefrom who shall be third-party beneficiaries thereof and who may enforce the covenants contained therein.

(c) The representations and warranties in this Agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 9.3 without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

SECTION 9.8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.9. Entire Agreement; No Reliance. This Agreement (including the Company Disclosure Schedule and all Exhibits, Annexes and Schedules referred to herein and therein) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties further agree that (i) by seeking the remedies provided for in this Section 9.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.10 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.10 shall require any party to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 9.10 prior to or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination) provided, however, that in no event shall Parent and Merger Sub be entitled to both the payment of the Termination Fee or monetary damages, on the one hand, and specific performance, on the other hand.

SECTION 9.11. Remedies. Except as otherwise provided in this Agreement, (a) any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity, and (b) the exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

SECTION 9.12. Cooperation. Except from and after a Change of Board Recommendation, the parties agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such actions as may be reasonably requested by the other parties to evidence or effect the Contemplated Transactions and to carry out the intent and purpose of this Agreement (including providing Parent with information reasonably requested to support any calculations under Section 280G of the Code).

SECTION 9.13. Company Disclosure Schedule. The disclosures set forth in any particular part or subpart of the Company Disclosure Schedule will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties or covenants of the Company that are set forth in the corresponding section or subsection of this Agreement; and (b) any other representations and warranties or covenants of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties or covenants is reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Material Adverse Effect, and no reference to, or disclosure of, any item or other matter in the Company Disclosure Schedule shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the Company, Parent, and Merger Sub have caused this Agreement to be executed as of the date first written above.

AGILE THERAPEUTICS, INC.

By:	/s/ Alfred Altomari
Name:	Alfred Altomari
Title:	Chairperson and CEO

INSUD PHARMA, S.L.

By:	/s/ Tomos Shillingford
Name:	Tomos Shillingford
Title:	General Counsel

EXELTIS PROJECT, INC.

By:	/s/ Robert Spina
Name:	Robert Spina
Title:	President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

ARTICLE I

NAME

The name of the corporation is Agile Therapeutics, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1111B S GOVERNORS AVE, Dover, Delaware 19904. The name of the registered agent at such address is Capitol Corporate Services, Inc.

ARTICLE IV

CAPITAL STOCK

The total number of shares of stock that the Corporation shall have the authority to issue is 1,000, with $0.0001 par value per share (the “Common Stock”).

A-A-1

Annex B

June 25, 2024

Board of Directors

Agile Therapeutics, Inc.

500 College Road E, Ste. 310

Princeton, NJ 08540

Ladies and Gentlemen:

We understand that Agile Therapeutics, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with Exeltis Project, Inc. (“Merger Sub”), a subsidiary of Insud Pharma, S.L. (“Parent”).  Pursuant to the Agreement, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent. Among other things, each share of common stock, par value $0.0001 per share, of the Company (such stock, “Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than pursuant to the Agreement (i) any shares to be cancelled pursuant to Section 3.2 of the Agreement and (ii) any Appraisal Shares (each share described in clauses (i) and (ii), an “Excluded Share” and collectively, the “Excluded Shares”)) shall be cancelled and shall be converted automatically into the right to receive an amount equal to $1.52 per share in cash, without interest (the “Common Stock Merger Consideration”).

You have requested our opinion as to whether the Common Stock Merger Consideration to be received by the holders of Company Common Stock (other than Parent and its affiliates, and the holders of Excluded Shares), pursuant to the Agreement, is fair from a financial point of view to such holders. Capitalized terms used herein have the respective meanings ascribed thereto in the June 25, 2024 draft of the Agreement (the “Draft Agreement”).

H.C. Wainwright & Co., LLC and its affiliates (collectively, “Wainwright”) are engaged in strategic advisory, underwriting and agency financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Wainwright and its employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may (for their own accounts and/or the accounts of their customers) at any time purchase, sell, hold or vote long- or short- positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Merger Sub, Parent or any of their respective affiliates, third parties, and, as applicable, portfolio companies. In the ordinary course of its business, Wainwright may also publish research reports regarding the securities of the Company or Parent.  Wainwright may in the future provide investment banking or financial services to the Company, Merger Sub or Parent or their affiliates on matters that are unrelated to the Transactions for which Wainwright would expect to receive compensation.

We have acted as financial advisor to the Company in connection with the Transactions.  We expect to receive fees from the Company for our services in connection with the Transactions, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Transactions. The Company has also agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.   We have provided certain principal and agency services1 to the Company from time to time for which we have received, and may receive, compensation, including (i) acting as placement agent in the exercise of certain warrants of the Company in February 2024, (ii) acting as placement agent in a registered offering of 1,896,286 shares of Company Common Stock (or pre-funded warrants in lieu thereof), together with accompanying warrants to purchase Company Common Stock in May 2024, (iii) acting as placement agent in a registered offering of 26,666,666 shares of Company Common Stock (or pre-funded warrants in lieu thereof), together with accompanying warrants to purchase Company Common Stock in July 2022, and (iv) acting as principal and placement agent under the Company's ongoing at the market offering program.2  We have received compensation, including but not limited to, warrants to purchase shares of Company Common Stock in connection with certain of the foregoing arrangements.  Such warrants are to be cancelled in exchange for consideration in connection with the Transactions.  We have not received compensation from Merger Sub, Parent or their respective affiliates or provided to any such person, any investment banking or financial advisory services within the two year period preceding the date hereof.

In connection with this opinion, we have reviewed, among other things:

●	the Draft Agreement, which, for purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed by the parties thereto with respect to the Transactions;
●	certain internal financial analyses and forecasts for the Company, including financial forecasts for the years 2024 through 2028 prepared by the Company’s management and on which we were instructed to rely by the board of directors of the Company (the “Forecasts”);
●	certain publicly available information, including the Company’s recent filings with the Securities and Exchange Commission and the financial statements set forth therein;
●	certain published research reports on the Company; and
●	standalone capitalization information prepared by the management of the Company and on which we were instructed to rely by the board of directors of the Company.

We have also held discussions with members of senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of the Company; reviewed the reported prices and trading activity for the Company Common Stock; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate, including comparisons of the financial and operating performance of the Company’s business with that of companies with publicly traded equity securities that we deemed relevant and compared the terms of the Merger to precedent transactions which we deemed relevant.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts were prepared in good faith and are reasonable and consistent with the best currently available estimates and judgments of the management of the Company. At your direction, we have assumed that the Forecasts provide a reasonable basis on which to evaluate the business of the Company and the Transactions.  Further, we were instructed by management of the Company to rely on the Forecasts and, at your direction, we used and relied upon the Forecasts for purposes of our analyses and this opinion.  We express no view or opinion with respect to the Forecasts or the assumptions or estimates upon which they are based.

We have not made an independent evaluation, appraisal or regulatory or technical assessment of the assets and liabilities (including any contingent, derivative or other off balance-sheet assets and liabilities) of the Company, Merger Sub or Parent or any of their respective subsidiaries and we have not been furnished with any such evaluation, appraisal or assessment. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions, if any, will be obtained without any adverse effect on the Company, Merger Sub or Parent or on the expected benefits of the Transactions in any way meaningful to our analysis. We have assumed that the Transactions will be consummated on the terms set forth in the Draft Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. Our opinion does not address the underlying business decision of the Company to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters.

This opinion addresses only the fairness from a financial point of view of the Common Stock Merger Consideration to be received by the holders of Company Common Stock (other than Parent and its affiliates, and the holders of Excluded Shares), as of the date hereof, pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term, portion or aspect of the Agreement or Transactions, including (i) the form, structure or any other portion, term or aspect of the Transactions, (ii) any term or aspect of any other agreement, understanding, document or instrument contemplated by the Agreement or entered into or amended in connection with the Transactions or (iii) any determination of the board of directors of the Company as to the use or distribution of the Common Stock Merger Consideration following the consummation of the Transactions. We are not expressing any opinion as to the prices at which the Company Common Stock will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, or the Transactions, or as to the impact of the Transactions on Merger Sub, Parent, or the Company.  Our opinion does not address any actual or potential “interested party” aspects of the Transactions. We express no opinion and make no recommendation as to how any member of the board of directors of the Company, any stockholder of the Company or any other person should vote or act with respect to any matter relating to the Transactions or otherwise.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof or otherwise considering or commenting on circumstances, developments or events occurring or coming to our attention after the date hereof. Our services and the opinion expressed herein are provided for the information and assistance of the board of directors of the Company in connection with its consideration of the Transactions. This opinion has been approved by a fairness committee of Wainwright.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, Common Stock Merger Consideration to be received by the holders of Company Common Stock (other than Parent and its affiliates, and the holders of Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

H.C. Wainwright & Co., LLC

Annex C

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V54822-S94870 For Against Abstain ! ! ! ! ! ! ! ! ! 1. To adopt the Agreement and Plan of Merger, dated as of June 25, 2024, by and among the Company, Insud Pharma, S.L, and Exeltis Project, Inc. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 2. To approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger. 3. To approve an adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to adopt Proposal 1. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors recommends you vote FOR Proposals 1, 2 and 3: AGILE THERAPEUTICS, INC. AGILE THERAPEUTICS, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 21, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/AGRX2024SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 21, 2024. Have your proxy card in hand when you call and then follow the instructions. You cannot vote by phone if you plan to vote your preferred shares differently. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V54823-S94870 Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com. AGILE THERAPEUTICS, INC. Special Meeting of Stockholders August 22, 2024 9:00 AM ET This proxy is solicited by the Board of Directors The undersigned hereby appoints Scott M. Coiante, the Senior Vice President and Chief Financial Officer of Agile Therapeutics, Inc., and Geoffrey P. Gilmore, the Senior Vice President and Chief Administrative Officer of Agile Therapeutics, Inc., or either of them, each with the power of substitution, and hereby authorizes each of them to represent and to vote as designated on the reverse side of this proxy card, all of the shares of common stock of Agile Therapeutics, Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders to be held virtually via the Internet, on August 22, 2024, at 9:00 a.m., Eastern Time, via the Internet at www.virtualshareholdermeeting.com/AGRX2024SM or any adjournment or postponement thereof. The 16-digit control number included on this proxy card will be required to access the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER AND IN THE DISCRETION OF THE PROXIES ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. PLEASE SIGN, DATE AND RETURN PROMPTLY. CONTINUED AND TO BE SIGNED ON REVERSE